    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON   JUNE 18, 1996
                                                 REGISTRATION NO. 333-4226

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               AMENDMENT NO. 1 TO
                                    FORM S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             --------------------

                            ICG COMMUNICATIONS, INC.
             (Exact name of registrant as specified in its charter)


      Delaware                    4813, 4899                  84-1342022
  (Jurisdiction of        (Primary Standard Industrial      (I.R.S. Employer
    incorporation)             Classification Code        Identification Number)
                                   Code Number)

                             9605 E. Maroon Circle
                                 P.O. Box 6742
                        Englewood, Colorado  80155-6742
                                 (303) 572-5960
                  (Address, including zip code, and telephone
                  number, including area code, of Registrant's
                          Principal Executive Offices)

                    John D. Field, Executive Vice President
                             9605 E. Maroon Circle
                                 P.O. Box 6742
                        Englewood, Colorado  80155-6742
                                 (303) 572-5960
               (Name, address, including zip code, and telephone
               number, including area code, of agent for service)

                             --------------------

                                with a copy to:
                              Leonard Gubar, Esq.
                               Reid & Priest LLP
                              40 West 57th Street
                           New York, New York  10019
                                 (212) 603-2000

                             --------------------

  Approximate date of commencement of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective and the consummation of the Plan of Arrangement as described herein.

  If any of the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with Instruction G, check the following box. [ ]



  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

                              INTELCOM GROUP INC.

                             CROSS REFERENCE SHEET

                   PURSUANT TO ITEM 501(B) OF REGULATION S-K
                  LOCATION IN PROSPECTUS OF ITEMS OF FORM S-4

S-4 ITEM   S-K ITEM                        ITEM                              LOCATION IN PROSPECTUS
- --------  ----------  -----------------------------------------------  ----------------------------------
       1  Item 501    Forepart of Registration Statement and           Facing Page of Registration
                      Outside Front Cover Page of Prospectus           Statement; Cross Reference Sheet,
                                                                       Outside Front Cover Page of
                                                                       Proxy Statement - Prospectus
       2  Item 502    Inside Front and Outside Back Cover Pages        Inside Front Cover Page of Proxy
                      of Prospectus                                    Statement - Prospectus; Table of
                                                                       Contents; Available Information
       3  Item 503    Risk Factors, Ratio of Earnings to Fixed         Summary of Proxy Statement -
                      Charges and Other Information                    Prospectus; Risk Factors
       4  Item 202    Terms of the Transaction and Description of      Summary of Proxy Statement -
                      Securities to be Registered                      Prospectus; The Annual And
                                                                       Special Meeting - General Proxy
                                                                       Information; The Arrangement;
                                                                       Comparison of Shareholders'
                                                                       Rights
       5              Pro Forma Financial Information                  Selected Financial Data
       6              Material Contracts with the Company Being        The Arrangement
                      Acquired
       7  Item 507    Additional Information Required for              *
                      Reoffering by Persons and Parties Deemed
                      to Be Underwriters
       8  Item 509    Interests of Named Experts and Counsel           Experts
       9  Item 510    Disclosure of Commission Position on             *
                      Indemnification for Securities Act Liabilities
      10              Information with Respect to S-3 Registrants      *
      11              Incorporation of Certain Information by          *
                      Reference
      12              Information with Respect to S-2 or S-3           *
                      Registrants
      13              Incorporation of Certain Information by          *
                      Reference
      14              Information with Respect to Registrants          Summary of Proxy Statement -
                      Other Than S-3 or S-2 Registrants                Prospectus; The Business of the
                                                                       Company; Selected Financial
                                                                       Data; Management's Discussion
                                                                       and Analysis of Results of
                                                                       Operation and Financial
                                                                       Condition; Consolidated Financial
                                                                       Statements
      15              Information with Respect to S-3 Companies        *


S-4 ITEM   S-K ITEM                        ITEM                              LOCATION IN PROSPECTUS
- --------  ----------  -----------------------------------------------  ----------------------------------


      16              Information with Respect to S-2 or S-3           *
                      Companies
      17              Information with Respect Companies Other         *
                      than S-3 or S-2 Companies
      18              Information if Proxies, Consents or              Summary of Proxy Statement -
                      Authorizations are to be Solicited               Prospectus; The Annual and
                                                                       Special Meeting-General Proxy
                                                                       Information; The Arrangement;
                                                                       Management; Principal
                                                                       Shareholders; Executive
                                                                       Compensation
      19              Information if Proxies, Consents or              *
                      Authorizations are Not to be Solicited or in
                      an Exchange Offer

  ____________________________________
  * Omitted because not required, inapplicable or the answer is negative

                              INTELCOM GROUP INC.


  June ., 1996

  Dear Shareholder:


       We are pleased to invite you to attend an important Annual and Special Meeting of Shareholders, to be held July 30, 1996 at 11:00 a.m. (Toronto time) at the King Edward Hotel, . Room, 37 King Street East, Toronto, Ontario M5C 1E9 (the "Meeting"). Because of the importance of the business of the Meeting, we would like as many of you as possible either to attend in person, or to be represented by sending in your proxies.

       The business of the Meeting includes consideration of a plan of arrangement (the "Arrangement"), the principal effect of which will be to restructure the Company as a publicly traded U.S. domiciled corporation. Pursuant to the Arrangement, ICG Communications, Inc., a newly formed Delaware corporation ("Parent"), will become the holding company for IntelCom Group Inc., a Canadian corporation ("IntelCom"), IntelCom Group (U.S.A.), Inc., a Colorado corporation, and its subsidiaries (collectively, the "Company").

       Substantially all of the Company's operations are located in the United States. In addition, the Company views the United States as its primary source for raising capital and each of the Boards of Directors of IntelCom and Parent believes that the Arrangement will facilitate access to such markets and increase the Company's flexibility to meet its future financing needs. As part of its expected growth strategy for the short and medium term, the Company will pursue opportunities to invest in other U.S. based companies in the telecommunications industry, as it has done in the past. The price for any potential acquisitions may be in shares of common stock of Parent ("Parent Common Stock") and the Company believes that shares of Parent Common Stock will be more attractive as consideration for such acquisitions if the issuer is domiciled in the United States and its shares are publicly traded. Also, certain aspects of the Company's operations are regulated by the FCC, which imposes restrictions on the interests a foreign company may hold in telecommunications businesses in the United States. By replacing IntelCom with Parent, a U.S. domiciled corporation, as the ultimate parent entity for the Company, the Arrangement will facilitate the FCC licensing process for the Company and provide greater flexibility in structuring its investments in regulated businesses.

       The Arrangement has been designed to maintain the Company's results of operations, existing net operating losses (for United States tax purposes) and asset values without causing any material United States or Canadian federal income tax consequences. In addition, the Arrangement has been structured so that it will be treated as a tax-free transaction for Canadian tax purposes to Canadian residents electing to remain shareholders of IntelCom (subject to possible proration) and for United States tax purposes to United States residents electing to receive shares of Parent Common Stock in exchange for their Common Shares of IntelCom ("IntelCom Common Shares") on the Effective Date of the Arrangement.

       The details of the Arrangement are included in the attached Management Proxy Statement - Prospectus (the "Proxy Statement - Prospectus"). Also included are the form of proxy, Letter of Transmittal and Election Form printed on . paper and Notice of Guaranteed Delivery printed on . paper.

       If the Arrangement is approved, you will have two choices, subject to possible proration:

       (i) to exchange immediately each of your IntelCom Common Shares for one share of Parent Common Stock or

       (ii) to continue to hold your IntelCom Common Shares, the rights of which will have been amended to, among other things, permit you to exchange your IntelCom Common Shares (referred to after the Arrangement as "Class A Shares"), at any time, for an equal number of shares of Parent Common Stock.

         Approval and adoption of the Arrangement requires the affirmative vote of 66 2/3% of the votes actually cast thereon at the Meeting. Pursuant to the Arrangement, at least 85% of the IntelCom Common Shares outstanding immediately prior to the Effective Date will be immediately exchanged for shares of Parent Common Stock upon the Arrangement. Accordingly, it is possible that the Arrangement will be approved by shareholders at the Meeting, but that the holders of less than 85% of IntelCom Common Shares will have elected to exchange their IntelCom Common Shares for shares of Parent Common Stock. In the event that the number of shares of Parent Common Stock issuable to shareholders who have elected to receive shares of Parent Common Stock upon the Arrangement is less than 85% of the number of IntelCom Common Shares outstanding immediately prior to the Arrangement, holders of IntelCom Common Shares who have elected to receive Class A Shares will be deemed to have elected, pro rata to the extent of the shortage, to exchange such IntelCom Common Shares for shares of Parent Common Stock. Consequently, there can be no assurance that a shareholder who elects to receive Class A Shares in the Arrangement will have that election granted in its entirety. Shareholders who wish to receive Class A Shares in the Arrangement, therefore, should not vote in favor of the Arrangement unless they are willing to receive both shares of Parent Common Stock and Class A Shares. Holding Class A Shares rather than shares of Parent Common Stock should only appeal to certain shareholders for Canadian tax reasons, which are described in the Proxy Statement - Prospectus.

       Please review the Proxy Statement - Prospectus carefully with respect to your choices and their tax effects.

       After considering many different factors (which are reviewed in detail in the Proxy Statement - Prospectus), your Board has RECOMMENDED that you vote IN FAVOR of the resolution concerning the Arrangement.

       We hope that you will be able to attend the Meeting. WHETHER YOU ARE ABLE TO ATTEND, IT IS STILL IMPORTANT THAT YOU BE REPRESENTED AT THE MEETING. WE URGE YOU TO COMPLETE THE ENCLOSED FORM OF PROXY AND RETURN IT NOT LATER THAN THE TIME SPECIFIED IN THE NOTICE OF ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS IN THE POSTAGE-PAID ENVELOPE PROVIDED. Regardless of the number of IntelCom Common Shares you own, your vote is important.

                                      Yours very truly,



                                      J. Shelby Bryan
                                      President and Chief Executive Officer

                              INTELCOM GROUP INC.

              NOTICE OF ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS


  NOTICE IS HEREBY GIVEN that an Annual and Special Meeting (the "Meeting") of the shareholders of IntelCom Group Inc., a Canadian corporation ("IntelCom"), will be held at 11:00 a.m. (Toronto time) on July 30, 1996 at the King
  Edward Hotel, . Room, 37 King Street East, Toronto, Ontario M5C 1E9 for the following purposes:

    1. To elect one director to serve for a term of three years and until a successor shall have been duly elected and qualified;

    2. To reappoint KPMG Peat Marwick Thorne, Chartered Accountants, Edmonton, Alberta, as IntelCom's Canadian auditors, and KPMG Peat Marwick LLP, Denver, Colorado, as IntelCom's United States auditors;


    3. To pass a special resolution to approve an amendment to the Articles of Continuance of IntelCom changing its name to ICG Communications, Inc.;


    4. To consider, pursuant to an order (the "Interim Order") of the Ontario Court of Justice (General Division) dated June 26, 1996, and to pass a special resolution to approve an arrangement (the "Arrangement") under section 192 of the Canada Business Corporations Act, to approve and adopt the Arrangement and Support Agreement between IntelCom and ICG Communications, Inc. (defined as Parent in the accompanying Management Proxy Statement - Prospectus), all as more particularly described in the accompanying Management Proxy Statement - Prospectus and, in conjunction therewith, to further change the name of IntelCom to ICG Holdings (Canada), Inc.; and


      5. To transact such further or other business as may properly come before the Meeting or any adjournments or postponements thereof.


  Under the Interim Order, holders of IntelCom Common Shares have been granted the right to dissent under section 190 of the Canada Business Corporations Act in respect of the proposed Arrangement. In order to perfect this right to dissent, a holder of IntelCom Common Shares must deliver to IntelCom, no later than the termination of the Meeting (or any adjournment thereof), written objection to the proposed Arrangement and such holder must not vote in favor of the proposed Arrangement. The right to dissent is described in greater detail in the accompanying Management Proxy Statement - Prospectus and the text of section 190 is set out in Appendix H thereto.


  Approval and adoption of the Arrangement requires the affirmative vote of 66 2/3% of the votes actually cast thereon at the Meeting. Pursuant to the Arrangement, at least 85% of the IntelCom Common Shares outstanding immediately prior to the Effective Date will be immediately exchanged for shares of Parent Common Stock upon the Arrangement. Accordingly, it is possible that the Arrangement will be approved by shareholders at the Meeting, but that the holders of less than 85% of IntelCom Common Shares will have elected to exchange their IntelCom Common Shares for shares of Parent Common Stock. In the event that the number of shares of Parent Common Stock issuable to shareholders who have elected to receive shares of Parent Common Stock upon the Arrangement is less than 85% of the number of IntelCom Common Shares outstanding immediately prior to the Arrangement, holders of IntelCom Common Shares who have elected to receive Class A Shares will be deemed to have elected, pro rata to the extent of the shortage, to exchange such IntelCom Common Shares for shares of Parent Common Stock. Consequently, there can be no assurance that a shareholder who elects to receive Class A Shares in the Arrangement will have that election granted in its entirety. Shareholders who wish to receive Class A Shares in the Arrangement, therefore, should not vote in favor of the Arrangement unless they are willing to receive both shares of Parent Common Stock and Class A Shares.

  Only shareholders of record at the close of business on June 27, 1996 are entitled to notice of and to vote at the Meeting and any adjournments or postponements thereof, except to the extent that a person has transferred any IntelCom Common Shares after that date and the new holder of such shares establishes proper ownership and demands not later than July 19, 1996 to be included in the list of shareholders eligible to vote at the Meeting.


  DATED at Oakville, Ontario this . day of June ., 1996.

                    By Order of the Board of Directors,


                    John D. Field
                    Secretary

  SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING. WHETHER YOU PLAN ON ATTENDING THE MEETING, SHAREHOLDERS ARE URGED TO COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ENVELOPE PROVIDED. TO BE EFFECTIVE, THE PROXIES MUST BE RECEIVED BY PACIFIC CORPORATE TRUST COMPANY, 830-625 HOWE STREET, VANCOUVER, BRITISH COLUMBIA V6C 3B8, NOT LATER THAN 5:00 P.M. (VANCOUVER TIME) ON JULY 29, 1996, OR, IF THE MEETING IS ADJOURNED OR POSTPONED, NOT LATER THAN 5:00 P.M. ON THE BUSINESS DAY PRIOR TO THE MEETING.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BY ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                  SUBJECT TO COMPLETION.  DATED JUNE 18, 1996


  INTELCOM GROUP INC.                                  ICG COMMUNICATIONS, INC.
  Proxy Statement for                                                Prospectus
  Annual and Special Meeting of Shareholders               38,989,856 Shares of
  to be held July 30, 1996                ICG Communications, Inc. Common Stock,
                                                        $.01 par value per Share


                    MANAGEMENT PROXY STATEMENT - PROSPECTUS


  This Management Proxy Statement - Prospectus (the "Proxy Statement - Prospectus") is being furnished to holders (the "Shareholders") of common shares, no par value per share (the "IntelCom Common Shares"), of IntelCom Group Inc., a Canadian corporation ("IntelCom"), in connection with the solicitation of proxies by management of IntelCom for use at the Annual and Special Meeting of Shareholders to be held at 11:00 a.m., Toronto time, on July 30, 1996, at the King Edward Hotel, . Room, 37 King Street East,
  Toronto, Ontario M5C 1E9 and at any adjournments or postponements thereof (the "Meeting").

  At the Meeting, holders of IntelCom Common Shares will be asked:

    1. To elect one director to serve for a term of three years and until a successor shall have been duly elected and qualified;

    2. To reappoint KPMG Peat Marwick Thorne, Chartered Accountants, Edmonton, Alberta, as IntelCom's Canadian auditors, and KPMG Peat Marwick LLP, Denver, Colorado, as IntelCom's United States auditors;


    3. To pass a special resolution to approve an amendment to the Articles of Continuance of IntelCom ("IntelCom's Articles") changing its name to ICG Communications, Inc.;


    4. To consider, pursuant to the Interim Order of the Ontario Court of Justice (General Division), and to pass a special resolution to approve an arrangement (the "Arrangement") under section 192 of the Canada Business Corporations Act, to approve and adopt the Arrangement and Support Agreement between IntelCom and ICG Communications, Inc. (defined as Parent below), all as more particularly described in this Proxy Statement - Prospectus and, in conjunction therewith, to further change the name of IntelCom to ICG Holdings (Canada), Inc.; and


    5. To transact such further or other business as may properly come before the Meeting or any adjournments or postponements thereof.


  This Proxy Statement - Prospectus and the accompanying form of proxy and Letter of Transmittal and Election are first being mailed to Shareholders on or about July 2, 1996. Certain capitalized terms used in this Proxy Statement - Prospectus without definition have the meanings given in the Glossary of Terms found at page 1.

  This Proxy Statement - Prospectus also serves as a Prospectus of ICG Communications, Inc., a Delaware corporation ("Parent"), with respect to up to 38,989,856 shares of Common Stock, $.01 par value per share (the "Parent Common Stock"), which will be issuable to holders of IntelCom Common Shares upon the consummation of the Arrangement.

  AS PART OF THE ARRANGEMENT, HOLDERS OF INTELCOM COMMON SHARES MAY ELECT TO RECEIVE EITHER SHARES OF PARENT COMMON STOCK OR CLASS A SHARES OF INTELCOM. MANAGEMENT RECOMMENDS THAT HOLDERS WHO ARE UNITED STATES RESIDENTS ELECT TO RECEIVE SHARES OF PARENT COMMON STOCK, AND THAT HOLDERS WHO ARE CANADIAN RESIDENTS ELECT TO RECEIVE CLASS A SHARES. ALL SHAREHOLDERS SHOULD CAREFULLY READ "INCOME TAX CONSIDERATIONS TO SHAREHOLDERS" AND CONSULT THEIR OWN TAX ADVISORS.

  SHAREHOLDERS WHO ARE CANADIAN RESIDENTS AND WHO HOLD INTELCOM COMMON SHARES IN THE NAME OF ONE OR MORE BROKERAGE FIRMS, BANKS OR NOMINEES ARE URGED TO CONTACT SUCH BROKERAGE FIRMS, BANKS OR NOMINEES AND INSTRUCT THEM AS TO YOUR ELECTION TO RECEIVE CLASS A SHARES OR SHARES OF PARENT COMMON STOCK AS A RESULT OF THE ARRANGEMENT. YOUR FAILURE TO INSTRUCT SUCH BROKERAGE FIRMS, BANKS OR NOMINEES OF YOUR ELECTION WILL RESULT IN YOUR BEING DEEMED TO HAVE ELECTED TO RECEIVE SHARES OF PARENT COMMON STOCK, WHICH MAY RESULT IN A TAXABLE EVENT TO YOU FOR CANADIAN TAX PURPOSES.

  Parent has applied to have the Parent Common Stock authorized for listing on the American Stock Exchange.


  SEE RISK FACTORS, BEGINNING ON PAGE 17, FOR A DISCUSSION OF CERTAIN CONSIDERATIONS AND RISKS RELEVANT TO THE CHOICES OF SHAREHOLDERS REGARDING THE ARRANGEMENT AND THEIR INVESTMENT IN THE SECURITIES OF PARENT REFERRED TO HEREIN.

  No person is authorized to give any information or to make any representation not contained in this Proxy Statement - Prospectus and, if given or made, such information or representation should not be relied upon as having been authorized. This Proxy Statement - Prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, any securities, or the solicitation of a proxy, by any person in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such an offer or solicitation of an offer or proxy solicitation. Neither delivery of this Proxy Statement - Prospectus nor any distribution of the securities referred to in this Proxy Statement - Prospectus shall, under any circumstances, create an implication that there has been no change in the information set forth herein since the date of this Proxy Statement - Prospectus.

  THE SECURITIES OF PARENT COVERED HEREBY HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR BY ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY STATEMENT - PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    IMPORTANT NOTE: SHAREHOLDERS WHO HOLD INTELCOM COMMON SHARES IN THE NAME OF ONE OR MORE BROKERAGE FIRMS, BANKS OR NOMINEES CAN ONLY VOTE THEIR INTELCOM SHARES WITH RESPECT TO THE ARRANGEMENT IF SUCH BROKERAGE FIRMS, BANKS OR NOMINEES GIVE SUCH SHAREHOLDERS A LEGAL PROXY TO VOTE SUCH INTELCOM COMMON SHARES OR IF SUCH SHAREHOLDERS GIVE SUCH BROKERAGE FIRMS, BANKS OR NOMINEES SPECIFIC INSTRUCTIONS AS TO HOW TO VOTE SUCH SHAREHOLDERS' INTELCOM COMMON SHARES. ACCORDINGLY, IT IS CRITICAL THAT SHAREHOLDERS WHO HOLD INTELCOM COMMON SHARES IN THE NAME OF ONE OR MORE BROKERAGE FIRMS, BANKS OR NOMINEES PROMPTLY CONTACT THE PERSON RESPONSIBLE FOR SUCH SHAREHOLDERS' ACCOUNTS AND GIVE SPECIFIC INSTRUCTIONS AS TO HOW SUCH SHAREHOLDERS' INTELCOM COMMON SHARES SHOULD BE VOTED WITH RESPECT TO THE ARRANGEMENT.

                               -----------------

         The date of this Proxy Statement - Prospectus is June ., 1996.


                                                                Page
                                                                ----

GLOSSARY OF DEFINED TERMS.....................................  1

REPORTING CURRENCIES AND ACCOUNTING PRINCIPLES................  4

CANADIAN/U.S. EXCHANGE RATES..................................  4

SUMMARY OF PROXY STATEMENT -- PROSPECTUS......................  5

RISK FACTORS..................................................  17

MARKET PRICE AND DIVIDEND INFORMATION.........................  23

THE ANNUAL AND SPECIAL MEETING - GENERAL PROXY
 INFORMATION..................................................  24
 General......................................................  24
 Solicitation of Proxies......................................  24
 Appointment of Proxies.......................................  24
 Signing of Proxies...........................................  24
 Revocation of Proxies........................................  24
 Voting of Proxies............................................  25
 Voting Shares................................................  25
 Vote Required to Approve the Business of the Meeting and
  Voting Intentions of Certain Shareholders...................  25

MATTER NO. 1 -- ELECTION OF INTELCOM
   DIRECTOR...................................................  27

MATTER NO. 2 -- REAPPOINTMENT OF AUDITORS.....................  29

MATTER NO. 3 -- CHANGE OF INTELCOM'S NAME.....................  30

MATTER NO. 4 -- THE ARRANGEMENT...............................  31
 Reasons for the Arrangement and Recommendations of the
  Board.......................................................  31
 Description of the Arrangement and Certain Related
  Transactions................................................  32
 Opinion of Financial Advisor.................................  33
 Description of Class A Shares................................  34
 Treatment of Stock Options and Stock Option Plans............  36
 Treatment of Warrants........................................  37
 Treatment of Convertible Debentures..........................  37
 Description of Parent Securities.............................  37
 Court Approval and Completion of the Arrangement.............  38
 Accounting Treatment.........................................  38
 Election Procedures..........................................  38
 Procedure for Exchange of Share Certificates by Shareholders.  40
 Stock Exchange Listings......................................  40
 Securities Laws Considerations...............................  40
 Conditions to the Arrangement................................  40
 Support Agreement............................................  41

INCOME TAX CONSIDERATIONS TO SHAREHOLDERS.....................  43
 Canadian Federal Income Tax Considerations...................  43
 United States Federal Income Tax Considerations..............  48

COMPARISON OF SHAREHOLDERS' RIGHTS............................  55
 Vote Required for Extraordinary Transactions.................  55
 Cumulative Voting and Classification of Board of Directors...  56
 Amendment to Governing Documents.............................  56
 Dissenters' Rights...........................................  56
 Oppression Remedy............................................  57
 Derivative Actions...........................................  58
 Shareholder Consent in Lieu of Meeting.......................  58
 Director Qualifications......................................  59
 Fiduciary Duties of Directors................................  59
 Indemnification of Officers and Directors....................  59
 Director Liability...........................................  60

DISSENTING SHAREHOLDERS' RIGHTS...............................  61

THE BUSINESS OF THE COMPANY...................................  63




                                                                Page
                                                                ----

SELECTED FINANCIAL DATA.......................................   77

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
 FINANCIAL CONDITION AND RESULTS OF OPERATIONS................   80

MANAGEMENT....................................................   99

CERTAIN RELATIONSHIPS AND RELATED
 TRANSACTIONS.................................................  107

PRINCIPAL SHAREHOLDERS........................................  110

DESCRIPTION OF CERTAIN INDEBTEDNESS AND
 PREFERRED STOCK..............................................  113

AVAILABLE INFORMATION.........................................  115

1995 ANNUAL REPORT ON FORM 10-K...............................  115

TRANSFER AGENTS AND REGISTRARS................................  116

LEGAL MATTERS.................................................  116

EXPERTS.......................................................  116

APPROVAL OF PROXY STATEMENT -
 PROSPECTUS BY BOARD OF DIRECTORS.............................  116

INDEX TO FINANCIAL STATEMENTS.................................  F-1

APPENDIX A
 OPINION OF MORGAN STANLEY & CO.
   INCORPORATED...............................................  A-1

APPENDIX B
  ARRANGEMENT AND SUPPORT AGREEMENT...........................  B-1

APPENDIX C
 INTERIM ORDER................................................  C-1

APPENDIX D
 RESOLUTION WITH RESPECT TO THE
 ARRANGEMENT FOR CONSIDERATION AT THE
 ANNUAL AND SPECIAL MEETING OF THE
 SHAREHOLDERS.................................................  D-1

APPENDIX E
 PLAN OF ARRANGEMENT UNDER SECTION 192 OF
  THE CANADA BUSINESS CORPORATIONS ACT........................  E-1

APPENDIX F
 SEE "INDEX TO FINANCIAL STATEMENTS"

APPENDIX G
 NOTICE OF APPLICATION TO COURT FOR FINAL
  ORDER.......................................................  G-1

APPENDIX H
 SECTION 190 OF THE CBCA......................................  H-1

APPENDIX I
 RESOLUTION WITH RESPECT TO CHANGING THE
 NAME OF INTELCOM TO ICG COMMUNICATIONS,
 INC. FOR CONSIDERATION AT THE ANNUAL AND
 SPECIAL MEETING OF THE SHAREHOLDERS OF
 INTELCOM.....................................................  I-1

                           GLOSSARY OF DEFINED TERMS

    The following terms have the following meanings when used in this Proxy Statement - Prospectus (including the summary). These defined terms are not used in the consolidated financial statements contained herein.


    "ARRANGEMENT" means the proposed arrangement, pursuant to the terms of the Plan of Arrangement.

    "ARRANGEMENT RESOLUTION" means the resolution concerning the Arrangement in the form set forth in Appendix D to this Proxy Statement - Prospectus.

    "CALL RIGHTS" means the Redemption Call Right and the Retraction Call Right.

    "CANADIAN DOLLARS" and "CDN$" mean the lawful currency of Canada.

    "CANADIAN GAAP" means accounting principles generally accepted in Canada.

    "CANADIAN TAX ACT" means the Income Tax Act (Canada), R.S.C. 1985, c.1 (5th Supplement), including all regulations made thereunder, all amendments to such statute or regulations from time to time, and any statute or regulation that supplements or supersedes such statute or regulation.

    "CBCA" means the Canada Business Corporations Act, R.S.C. 1985, c. C-44, including all regulations made thereunder, all amendments to such statute or regulations from time to time, and any statute or regulation that supplements or supersedes such statute or regulation.

    "CLASS A SHARES" means the Class A Shares, no par value, of IntelCom, having the rights, privileges, restrictions and conditions set forth in an appendix to the Plan of Arrangement.

    "COMPANY" means the combined business operations of IntelCom, ICG and its subsidiaries.

    "COURT" means the Ontario Court of Justice (General Division).

    "DEPOSITARY" means Pacific Corporate Trust Company, at its offices set out in the Letter of Transmittal and Election Form.

    "DGCL" means the Delaware General Corporation Law, including all regulations made thereunder, all amendments to such statute or regulations from time to time, and any statute or regulation that supplements or supersedes such statute or regulation.

    "DISSENTING SHAREHOLDERS" means Shareholders who have exercised a right of dissent in respect of the Arrangement Resolution in strict compliance with section 190 of the CBCA and the Interim Order.

    "EFFECTIVE DATE" means the date on which the Plan of Arrangement becomes effective as established by the date of issue of the certificate of arrangement in respect thereof to be issued pursuant to subsection 192(7) of the CBCA.


    "ELECTION DEADLINE" means 5:00 p.m. (Pacific time) on July 30, 1996.

    "EXCHANGE ACT" means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

    "EXCHANGE RIGHT" means the right of holders of Class A Shares, in the event of and notwithstanding the occurrence of an insolvency event of IntelCom, to require Parent to purchase their Class A Shares in the circumstances described in Article 4 of the Support Agreement.

    "FCC" means the United States Federal Communications Commission.

    "FINAL ORDER" means the final order of the Court approving the Arrangement.

    "ICG" means IntelCom Group (U.S.A.), Inc., a corporation existing under the laws of the State of Colorado and a wholly owned subsidiary of IntelCom.

    "ICG COMMON STOCK" means the Common Stock, no par value per share, of ICG.

    "INTELCOM" means IntelCom Group Inc., a corporation existing under the CBCA.

    "INTELCOM COMMON SHARES" means the Common Shares, no par value per share, of IntelCom.

    "INTERIM ORDER" means the interim order of the Court with respect to the Arrangement, a copy of which is appended to this Proxy Statement - Prospectus as Appendix C.

    "IRS" means the United States Internal Revenue Service.

    "LETTER OF TRANSMITTAL AND ELECTION FORM" means the letter of transmittal and election form for use by Shareholders. A copy is enclosed with this Proxy Statement - Prospectus and additional copies are available on request from the Depositary.


    "MEETING" means the Annual and Special Meeting of Shareholders to consider the Arrangement Resolution and the other matters enumerated in the accompanying Notice of Annual and Special Meeting of Shareholders, to be held on July 30, 1996 and any adjournments or postponements thereof.

    "MORGAN STANLEY" means Morgan Stanley & Co. Incorporated and its affiliates.

    "PARENT" means ICG Communications, Inc., a corporation existing under the laws of the State of Delaware.

    "PARENT COMMON STOCK" means the Common Stock, $.01 par value per share, of Parent.

    "PLAN OF ARRANGEMENT" means the plan of arrangement proposed under Section 192 of the CBCA, substantially in the form attached to this Proxy Statement - Prospectus as Appendix E, as amended, modified or supplemented from time to time in accordance with its terms.

    "PROXY STATEMENT - PROSPECTUS" means this Management Proxy Statement - Prospectus, including the Appendices attached hereto and all amendments and supplements hereto from time to time.

    "REDEMPTION CALL RIGHT" means the overriding right of Parent, in the event of and notwithstanding a proposed redemption of Class A Shares by IntelCom, to purchase from all but not less than all of the holders of Class A Shares, all but not less than all of the Class A Shares held by each such holder, other than Class A Shares held by Parent or any of its affiliates, as more particularly described in section 5.1 of the Plan of Arrangement.

    "RETRACTION CALL RIGHT" means the overriding right of Parent, in the event of and notwithstanding a request by a holder of Class A Shares for IntelCom to redeem any or all of the Class A Shares registered in the name of such holder, to purchase all but not less than all of the Class A Shares which are the subject of such request directly from such holder, as more particularly described in section 5.2 of the Plan of Arrangement.

    "REVENUE CANADA" means Revenue Canada - Customs, Excise and Taxation.

    "SEC" means the United States Securities and Exchange Commission.

    "SECURITIES ACT" means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

    "SHAREHOLDER" means a holder of IntelCom Common Shares.

    "SHARE OPTION" means an option to purchase IntelCom Common Shares issued under a Stock Option Plan.


    "SUPPORT AGREEMENT" means the agreement dated June 27, 1996 between IntelCom and Parent in connection with the Arrangement in the form attached as Appendix B hereto, as amended, modified or supplemented from time to time in accordance with its terms.

    "STOCK OPTION PLANS" means, collectively, IntelCom's Stock Option Plan #2, Stock Option Plan #3, 1994 Employee Stock Option Plan and 1995 Restated and Amended Employee Stock Option Plan.

    "U.S. GAAP" means accounting principles generally accepted in the United States.

    "$" means the lawful currency of the United States.

                 REPORTING CURRENCIES AND ACCOUNTING PRINCIPLES


    The historical and pro forma financial statements of IntelCom and the selected historical and pro forma financial data concerning IntelCom contained in this Proxy Statement - Prospectus are reported in U.S. dollars and have been prepared in accordance with U.S. GAAP, which, in relation to such statements and data, does not materially differ from Canadian GAAP.


                          CANADIAN/U.S. EXCHANGE RATES

    IN THIS PROXY STATEMENT - PROSPECTUS, DOLLAR AMOUNTS ARE EXPRESSED EITHER IN CANADIAN DOLLARS ("CDN$") OR IN "$".

    According to Extel Financial, Ltd., for fiscal 1991 to fiscal 1995 and for the six months ended March 31, 1996, the high and low exchange rates (i.e., the rate at which Canadian dollars were sold for U.S. dollars), the average exchange rate (i.e., the average of the exchange rates on the last day of each month during the period) and end-of-period exchange rates for one Canadian dollar expressed in U.S. dollars for the periods indicated are set forth below:


                                                                               SIX MONTHS
                                    FISCAL YEAR ENDED SEPTEMBER 30,        ENDED MARCH 31, 1996
                                   ---------------------------------       --------------------
                                 1991     1992    1993    1994    1995
                                 ----     ----    ----    ----    ----
 High for period                 $1.176  $1.253  $1.336  $1.395  $1.425          $1.385
 Low for period                   1.130   1.119   1.233   1.294   1.337           1.329
 End of period                    1.130   1.253   1.335   1.340   1.350           1.362
 Average for period               1.152   1.177   1.274   1.355   1.376           1.362



    On June ., 1996, the noon buying rate for Cdn$1.00 was $..

                    SUMMARY OF PROXY STATEMENT -- PROSPECTUS

 The following summary is qualified in its entirety by the more detailed information and consolidated financial statements, including the notes thereto, appearing elsewhere in this Proxy Statement - Prospectus and appendices hereto. Unless the context otherwise requires, the terms "fiscal" and "fiscal year" refer to IntelCom's fiscal year ending September 30. Industry figures throughout this Proxy Statement - Prospectus were obtained from reports published by the FCC, Connecticut Research (an industry research organization) and other industry sources, which the Company has not independently verified. Certain of the information contained in this Summary and elsewhere in this Proxy Statement - Prospectus, including the information under "Management's Discussion and Analysis of Financial Condition and Results of Operations" and information with respect to the Company's plans and strategy for its business and related financing, are forward-looking statements. For a discussion of important factors that could cause actual results to differ materially from the forward-looking statements, see "Risk Factors." Shareholders should also carefully consider the information set forth under the caption "Risk Factors" including the risks relating to historical and anticipated operating losses and negative cash flow.

                                  THE COMPANY

 The primary purpose of the Meeting is to consider and vote upon the approval of the Arrangement, the principal effect of which will be to restructure the Company as a publicly traded U.S. domiciled corporation. Pursuant to the Arrangement, ICG Communications, Inc. ("Parent"), a newly formed Delaware corporation, will become the holding company for IntelCom Group Inc. ("IntelCom"), a Canadian corporation, IntelCom Group (U.S.A.), Inc., a Colorado corporation ("ICG"), and its subsidiaries (collectively, the "Company").

 Substantially all of the Company's operations are located in the United States. In addition, the Company views the United States as its primary source for raising capital and each of the Boards of Directors of IntelCom and Parent believes that the Arrangement will facilitate access to such markets and increase the Company's flexibility to meet its future financing needs. As part of its expected growth strategy for the short and medium term, the Company will pursue opportunities to invest in other U.S. based companies in the telecommunications industry, as it has done in the past. The price for any potential acquisitions may be in shares of Parent Common Stock and the Company believes that shares of Parent Common Stock will be more attractive as consideration for such acquisitions if the issuer is domiciled in the United States and its shares are publicly traded. Also, certain aspects of the Company's operations are regulated by the FCC, which imposes restrictions on the interests a foreign company may hold in telecommunications businesses in the United States. By replacing IntelCom with Parent, a U.S. domiciled corporation, as the ultimate parent entity for the Company, the Arrangement will facilitate the FCC licensing process for the Company and provide greater flexibility in structuring its investments in regulated businesses.

 The Arrangement has been designed to maintain the Company's results of operations, existing net operating losses (for United States tax purposes) and asset values of the Company without causing any material United States or Canadian federal income tax consequences. See "Risk Factors--Holding Company Reliance on Subsidiaries' Funds; Insolvency." In addition, the Arrangement has been structured so that it will be treated as a tax-free transaction for Canadian tax purposes to Canadian residents electing to remain shareholders of IntelCom and to receive Class A Shares rather than shares of Parent Common Stock on the Effective Date of the Arrangement (subject to possible proration) and for United States tax purposes to United States residents electing to receive shares of Parent Common Stock in exchange for their IntelCom Common Shares on the Effective Date of the Arrangement.

 Parent. Parent is ICG Communications, Inc., a Delaware corporation, which was formed on April 11, 1996. Parent has been formed for the purpose of becoming the new U.S. public parent of the Company and exchanging its shares for IntelCom Common Shares as a result of the consummation of the transactions contemplated by the Arrangement and the Support Agreement described herein. Parent has not, and prior to the consummation of the transactions contemplated by the Arrangement and the Support Agreement will not, engage in any material business operations. Prior to the consummation of the transactions contemplated by the Arrangement and the Support Agreement, Parent will not own any material assets. Parent has incurred minimal expenses to date in connection with its formation and the preparation of this Proxy Statement - Prospectus. Parent's principal executive offices are located at 9605 E. Maroon Circle, P.O. Box 6742, Englewood, Colorado 80155-6742 (telephone number (303) 572-5960).

 IntelCom. IntelCom is IntelCom Group Inc., a Canadian federal corporation, which was formed on June 5, 1981 as a British Columbia corporation and continued as a Canadian federal corporation on October 30, 1995. The sole asset of IntelCom consists of, and following consummation of the transactions contemplated by the Arrangement and the Support Agreement will continue to consist of, all of the issued and outstanding shares of ICG Common Stock. IntelCom's registered office is located at Suite 1710, 1177 West Hastings Street, Vancouver, British Columbia, V6E 2L3 (telephone number (604) 683-9262), and its principal executive office is located at Unit 11, 1155 North Service Road, Oakville, Ontario L6M 3E3 (telephone number (905) 469-0686).

                                THE ARRANGEMENT


 The principal effect of the Arrangement will be that Parent, a newly formed Delaware corporation, will become the public holding company for the Company. As a result of the Arrangement, holders of IntelCom Common Shares will be entitled to exchange their IntelCom Common Shares for shares of Parent Common Stock. Accordingly, after the Effective Date, Parent will own at least 85% of the issued and outstanding Class A Shares. See "The Arrangement - Description of the Arrangement and Certain Related Transactions." In addition, IntelCom's name will be changed to ICG Holdings (Canada), Inc.

 Pursuant to the Arrangement, and subject to possible proration as described under "The Arrangement--Election Procedures", Shareholders will be entitled to receive, for each IntelCom Common Share held, either one share of Parent Common Stock or one Class A Share. IN ORDER TO RECEIVE CERTIFICATES REPRESENTING SHARES OF PARENT COMMON STOCK OR CLASS A SHARES AS A RESULT OF THE ARRANGEMENT, A SHAREHOLDER MUST SUBMIT TO THE DEPOSITARY PRIOR TO THE ELECTION DEADLINE (I) A PROPERLY COMPLETED LETTER OF TRANSMITTAL AND ELECTION FORM INDICATING SUCH SHAREHOLDER'S DECISION WHETHER TO RECEIVE SHARES OF PARENT COMMON STOCK OR CLASS A SHARES AS A RESULT OF THE ARRANGEMENT AND (II) CERTIFICATES REPRESENTING THE INTELCOM COMMON SHARES BEING EXCHANGED BY SUCH SHAREHOLDER AS A RESULT OF THE ARRANGEMENT. A SHAREHOLDER WHO DOES NOT SUBMIT A PROPERLY COMPLETED LETTER OF TRANSMITTAL AND ELECTION FORM WHICH IS RECEIVED BY THE DEPOSITARY PRIOR TO THE ELECTION DEADLINE SHALL BE DEEMED TO HAVE MADE AN ELECTION TO RECEIVE SHARES OF PARENT COMMON STOCK.

 SHAREHOLDERS WHO ARE CANADIAN RESIDENTS AND WHO HOLD INTELCOM COMMON SHARES IN THE NAME OF ONE OR MORE BROKERAGE FIRMS, BANKS OR NOMINEES ARE URGED TO CONTACT SUCH BROKERAGE FIRMS, BANKS OR NOMINEES AND INSTRUCT THEM AS TO YOUR ELECTION TO RECEIVE CLASS A SHARES OR SHARES OF PARENT COMMON STOCK AS A RESULT OF THE ARRANGEMENT. YOUR FAILURE TO INSTRUCT SUCH BROKERAGE FIRMS, BANKS OR NOMINEES OF YOUR ELECTION WILL RESULT IN YOUR BEING DEEMED TO HAVE ELECTED TO RECEIVE SHARES OF PARENT COMMON STOCK, WHICH MAY RESULT IN A TAXABLE EVENT FOR CANADIAN TAX PURPOSES.


 Approval and adoption of the Arrangement requires the affirmative vote of 66 2/3% of the votes actually cast thereon at the Meeting. Pursuant to the terms of the Arrangement, at least 85% of IntelCom Common Shares outstanding immediately prior to the Effective Date will be exchanged for shares of Parent Common Stock upon the Arrangement. Accordingly, it is possible that the Arrangement will be approved by Shareholders at the Meeting, but that the holders of less than 85% of IntelCom Common Shares will have elected to exchange their IntelCom Common Shares for shares of Parent Common Stock. In the event that the number of shares of Parent Common Stock issuable to Shareholders who have elected to receive shares of Parent Common Stock upon the Arrangement is less than 85% of the number of IntelCom Common Shares outstanding immediately prior to the Arrangement, holders of IntelCom Common Shares who have elected to receive Class A Shares will be deemed to have elected, pro rata to the extent of the shortage, to exchange such IntelCom Common Shares for shares of Parent Common Stock. The receipt by Shareholders who are Canadian residents of shares of Parent Common Stock upon the Arrangement may result in a taxable event for Canadian tax purposes to such Shareholders. All Shareholders should carefully read "Income Tax Considerations to Shareholders" and consult their own tax advisors. See "Risk Factors -- Deemed Election to Receive Parent Common
Stock."


  Although a tax-free exchange pursuant to section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the "Code"), would require that Parent acquire at least 80% of the Class A Shares, the Arrangement has a higher minimum exchange percentage of 85% in order to avoid reduction of Parent's ownership below 80% due to the exercise by warrant holders and the conversion by debenture holders, in order to permit tax-free exchanges of Class A Shares after the Arrangement.

 Pursuant to the Arrangement, Shareholders holding Class A Shares have the right to exchange such Class A Shares, at any time after the Effective Date, for an equal number of shares of Parent Common Stock. See "The Arrangement."

 RECOMMENDATION. THE BOARD OF DIRECTORS OF INTELCOM RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE APPROVAL AND ADOPTION OF THE ARRANGEMENT RESOLUTION.

 THE BOARD OF DIRECTORS OF INTELCOM RECOMMENDS THAT HOLDERS WHO ARE UNITED STATES RESIDENTS ELECT TO RECEIVE SHARES OF PARENT COMMON STOCK AND THAT HOLDERS WHO ARE CANADIAN RESIDENTS ELECT TO RECEIVE CLASS A SHARES. ALL SHAREHOLDERS SHOULD CAREFULLY READ "INCOME TAX CONSIDERATIONS TO SHAREHOLDERS" AND CONSULT THEIR OWN TAX ADVISORS. See "The Arrangement--Reasons for the Arrangement and Recommendations of the Board."

 OPINION OF FINANCIAL ADVISOR. MORGAN STANLEY HAS DELIVERED TO THE BOARD OF DIRECTORS OF INTELCOM ITS WRITTEN OPINION DATED AS OF APRIL 25, 1996 TO THE EFFECT THAT, BASED UPON AND SUBJECT TO THE VARIOUS CONSIDERATIONS SET FORTH IN SUCH OPINION AND AS OF THAT DATE, THE ARRANGEMENT IS FAIR TO SHAREHOLDERS FROM A FINANCIAL POINT OF VIEW. SEE "THE ARRANGEMENT - OPINION OF FINANCIAL ADVISOR."

 A copy of the opinion of Morgan Stanley, which sets forth the assumptions made, procedures followed, matters considered and scope of review, is attached to this Proxy Statement - Prospectus as Appendix A and should be read carefully in its entirety.

 Court Approval and Completion of the Arrangement. The implementation of the Arrangement is subject to approval of the Court. Prior to the mailing of this Proxy Statement - Prospectus, IntelCom and Parent obtained the Interim Order which provides for the calling, holding and conduct of the Meeting and other procedural matters.


 Following the Meeting, IntelCom and Parent intend to apply for the Final Order. A copy of the Notice of Application for the Final Order is attached as Appendix G to this Proxy Statement - Prospectus. The hearing in respect of the Final Order is scheduled to take place on August . , 1996 at the Ontario Court of Justice (General Division), Osgoode Hall, 145 Queen Street West, Toronto, Ontario. At that hearing, any Shareholder or other interested party who wishes to participate or to be represented or to present evidence or argument may do so, subject to filing with the Court and serving such notice of appearance upon the Company's solicitors, and upon all other parties who have filed a notice of appearance as provided in the Interim Order. At the hearing for the Final Order, the Court will consider, among other things, the fairness of the Arrangement and the approval of the Arrangement Resolution by Shareholders.

 The Arrangement will become effective on the Effective Date. The Effective Date will occur after the requisite Shareholder and Court approvals have been obtained, which Court approval is expected to occur shortly after the Meeting. See "The Arrangement - Description of the Arrangement and Certain Related Transactions" and "Court Approval and Completion of the Arrangement."

 Dissenters' Rights. Shareholders who provide the requisite notice to IntelCom and who vote against the Arrangement Resolution are entitled to dissent under section 190 of the CBCA in accordance with the Interim Order. See "Dissenting Shareholders' Rights."

 Conditions to the Arrangement. Consummation of the Arrangement is subject to the satisfaction of a number of conditions, including the passage of the Arrangement Resolution by Shareholders, receipt of the Final Order and authorization of the shares of Parent Common Stock for listing on the American Stock Exchange (the "AMEX"). In addition, the Arrangement may be abandoned for any reason prior to the Effective Date, notwithstanding approval by Shareholders, by mutual agreement of IntelCom and Parent. See "The Arrangement
- - Conditions to the Arrangement."

 Regulatory Approvals. Other than the approval by the Court of the Arrangement, the filing of the Arrangement with the Director appointed under the CBCA and the declaration of effectiveness by the SEC of the Registration Statement of Parent on Form S-4, of which this Proxy Statement - Prospectus forms a part, there are no U.S. or Canadian federal, provincial or state law requirements remaining to be complied with in order to effectuate the Arrangement and the consummation of the transactions contemplated thereby.

 Accounting Treatment. The Arrangement will be accounted for in a manner similar to a pooling of interests. The costs associated with the Arrangement, which are not expected to be significant, will be charged to the results of operations of Parent upon the consummation of the Arrangement. See "The Arrangement - Accounting Treatment."

          CANADIAN AND UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

 SHAREHOLDERS SHOULD READ CAREFULLY THE INFORMATION UNDER "INCOME TAX CONSIDERATIONS TO SHAREHOLDERS" WHICH QUALIFIES THE INFORMATION SET FORTH BELOW BY SETTING FORTH FACTS, ASSUMPTIONS AND RISKS RELATED TO SUCH CONSIDERATIONS. DIFFERENT INCOME TAX CONSIDERATIONS WILL APPLY TO SHAREHOLDERS WHO ARE RESIDENT OR NOT RESIDENT IN CANADA AND SHAREHOLDERS WHO ARE RESIDENT OR NOT RESIDENT IN THE UNITED STATES. ACCORDINGLY, SHAREHOLDERS ARE URGED TO READ "CANADIAN FEDERAL INCOME TAX CONSIDERATIONS" AND "UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS", AS APPLICABLE. THE FOLLOWING DISCLOSURE OF INCOME TAX CONSIDERATIONS IS INTENDED AS A GENERAL SUMMARY OF CERTAIN ASPECTS OF THE ARRANGEMENT AND DOES NOT DISCUSS ALL OF THE FACTS AND CIRCUMSTANCES THAT MAY AFFECT THE TAX LIABILITY OF PARTICULAR SHAREHOLDERS. THEREFORE, SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS.

 Canadian Federal Income Tax Considerations. Provided that a Canadian resident holder of IntelCom Common Shares elects to receive Class A Shares rather than shares of Parent Common Stock on the Effective Date of the Arrangement, such holder generally will not be subject to Canadian income tax as a result of the transactions effected pursuant to the Arrangement. Such a holder may be subject to Canadian income tax at a later date upon the sale or exchange of such Class A Shares. A CANADIAN RESIDENT HOLDER OF INTELCOM COMMON SHARES WHO DOES NOT SO ELECT TO RECEIVE CLASS A SHARES MAY BE SUBJECT TO CANADIAN INCOME TAX AT THE TIME OF THE ARRANGEMENT.

 A non-Canadian holder of IntelCom Common Shares to whom such shares are not taxable Canadian property who elects to receive shares of Parent Common Stock on the Effective Date of the Arrangement generally will not be subject to Canadian income tax as a result of the transactions effected pursuant to the Arrangement.

 United States Federal Income Tax Considerations. A United States holder of IntelCom Common Shares who exchanges such shares for shares of Parent Common Stock pursuant to the Arrangement, or who exchanges Class A Shares for shares of Parent Common Stock from Parent after the Arrangement, will not, as a result thereof, be subject to United States federal income tax. In order to maintain favorable tax treatment, all United States holders, regardless of whether they participate in the Share Exchange, will be required to file a notice with the IRS and are strongly advised to make certain additional elections on or before the last date for filing a United States federal income tax return for the holder's taxable year in which the exchange of IntelCom Common Shares for Class A Shares, and the exchange of Class A Shares for shares of Parent Common Stock, occurs. See "Income Tax Considerations to Shareholders -- United States Income Tax Considerations."

              OPERATIONS OF THE COMPANY FOLLOWING THE ARRANGEMENT

  As a result of, and following the consummation of the transactions contemplated by the Arrangement and the Support Agreement, the operations and business of Parent, on a consolidated basis, will become the combined business operations of the Company.

                          THE BUSINESS OF THE COMPANY


 The Company is one of the largest providers of competitive local access services in the United States, based on estimates of the industry's 1995 revenue. Competitive local exchange companies ("CLECs"), formerly known as CAPs (competitive access providers), seek to provide an alternative to the local exchange telephone company ("LEC") for a full range of telecommunications services in the newly opened federal regulatory environment. The Company operates networks in 37 cities with populations in excess of 100,000, has recently acquired fiber optic facilities in 22 more cities and has networks under construction in four additional cities. As a result, the Company now serves more Tier II and Tier III markets with populations of between 250,000 and 2,000,000 than any other CLEC in the United States, with a significant presence in regional clusters covering major metropolitan areas in California, Colorado and the Ohio Valley. The Company also provides a wide range of network systems integration services and maritime and international satellite transmission services. As a leading participant in a rapidly growing industry, the Company has experienced significant growth, with total revenues increasing from $7.6 million for fiscal 1992 to $111.6 million for fiscal 1995 and $132.4 million for the 12-month period ended March 31, 1996.

 The Federal Telecommunications Act of 1996 (the "Telecommunications Act") and several state regulatory initiatives have substantially changed the telecommunications regulatory environment in the United States. Due to these regulatory changes, the Company is now permitted to offer all interstate and intrastate switched services, including local dial tone (which the Company intends to begin offering in the second half of 1996). In order to take advantage of the switched services market, the Company has installed 13 high capacity digital switches that enable the Company to offer these services in all of its markets.


 In response to these regulatory changes, the Company is accelerating the development of its telecom services business and, in order to facilitate rapid and cost-effective expansion, is investing significant resources to expand its network footprint and service offerings and is entering into agreements with utility companies and other local strategic partners. The Company has entered into long-term agreements with three utilities, Southern California Edison Company ("SCE"), City Public Service of San Antonio ("CPS") and a subsidiary of The Southern Company ("Southern"). Under these agreements, the Company is licensing fiber optic facilities in Southern California (1,258 miles), San Antonio (300 miles, 60 of which currently exist) and Birmingham (144 miles, 22 of which currently exist). The Company also has invested in ICG Telecom of San Diego, L.P., a California limited partnership (formerly known as Linkatel California, L.P., a California limited partnership) ("ICG Telecom of San Diego"), which operates a fiber optic network (50 miles) in metropolitan San Diego. See "--Recent Developments--Network Expansion." The Company is actively pursuing licensing arrangements with other utility companies and other strategic partners.

 The Company also has entered into a national contract with AT&T Corp. ("AT&T") under which the Company will provide special and switched access services to AT&T on the Company's networks. See "--Recent Developments--Network Expansion."

TELECOM SERVICES


 The Company operates networks in the following markets within its three regional clusters: California (Sacramento, San Diego and 17 cities in the Los Angeles and San Francisco metropolitan areas); Colorado (Denver, Colorado Springs and Boulder); and the Ohio Valley (Akron, Cleveland, Columbus, Dayton and Louisville). The Company also operates networks in Birmingham, Charlotte, Phoenix, Melbourne (Florida) and Nashville. The Company has recently acquired fiber optic facilities in 22 additional cities in the Los Angeles metropolitan area through its agreement with SCE and is developing networks in Cincinnati, Greensboro/Winston-Salem and San Antonio. The Company intends to sell its networks in Melbourne and Phoenix. The Company's operating networks have grown from approximately 12,000 customer voice grade equivalent circuits ("VGEs") at the end of fiscal 1992 to approximately 430,000 VGEs at the end of fiscal 1995 and 511,000 VGEs as of March 31, 1996. This has driven telecom services revenue from $1.1 million for fiscal 1992 to $32.3 million for fiscal 1995 and $50.6 million for the 12-month period ended March 31, 1996.

Strategy

 The Company's goal is to become the dominant alternative to the LEC in the markets it serves. In furtherance of this goal, the Company has developed a strategy to capitalize on its established customer base of long distance carriers and to develop its markets within regional clusters. Key elements of this strategy are:

 Market Services Primarily to Long Distance Carriers. The Company believes there are several advantages to acting as a "carrier's carrier" and marketing its services primarily to long distance carriers and resellers. Long distance carriers generally determine who will carry the local segment of a long distance telephone call, thereby enabling the Company to reduce its marketing costs by focusing on a few high-volume customers. Also, the continuing deregulation of local telephone service creates new opportunities for the Company to work with its long distance carrier customers to develop and deliver local dial tone and new enhanced products and services. The major long distance carriers served by the Company operate in all U.S. markets and provide the Company with information about business opportunities and the carriers' anticipated needs in markets the Company may enter. The carriers and resellers served by the Company accounted for approximately 82% of the Company's telecom services revenue for fiscal 1995. The Company believes that its "carrier's carrier" strategy reduces the risks associated with significant network investments because the Company works with long distance carrier customers, such as AT&T, MCI Communications Corp. ("MCI"), Sprint Corporation ("Sprint") and WorldCom, Inc. ("WorldCom"), to develop new products and services.

 Concentrate Markets in Regional Clusters. The Company's "first to market" advantage in certain cities has allowed it to concentrate its networks in regional clusters serving major metropolitan areas in California, Colorado and the Ohio Valley. The Company believes that by focusing on regional clusters it will be able to more effectively service its customers' needs and efficiently develop, operate and control its networks. The Company also is evaluating the expansion of its existing clusters and the addition of new regional clusters in which it may seek to acquire, build or license fiber optic facilities.

 Expand Alliances with Utilities. The Company has established, and is actively pursuing, strategic alliances with utility companies to take advantage of their existing fiber optic infrastructures. This approach affords the Company the opportunity to license or lease fiber optic facilities on a long-term basis throughout a utility's service area in a more timely, cost-effective manner than constructing facilities. In addition, utilities possess conduit and rights of way that facilitate the installation of fiber to extend the existing network in a given market.


 Aggressively Pursue Local Dial Tone and Switched Services. With the passage of the Telecommunications Act, LECs will be allowed to offer long distance services in competition with the Company's current long distance carrier customers. As a result, the Company's long distance carrier customers are seeking to rapidly reduce their reliance on LEC networks. By offering an array of telecommunications products, including local dial tone and enhanced services, the Company will be providing a high quality, lower cost alternative to the LEC. As a result, the Company expects switched services to become a primary business of the Company as it introduces local dial tone in the second half of 1996. The Company has established a network of 13 switches in its markets to offer these services. The Company's switched minutes of use have increased from 10 million minutes in the first quarter of fiscal 1995 to 362 million minutes in the second quarter of fiscal 1996.

NETWORK SERVICES


 Through the Company's wholly owned subsidiary, Fiber Optic Technologies, Inc. ("FOTI"), the Company supplies information technology services, focusing on client/server technologies, network design, installation, maintenance and support for a variety of end users, including large businesses and telecommunications companies. The Company specializes in the installation and support of network systems for clients that include Amoco Corporation ("Amoco"), MCI, Intel Corporation ("Intel") and other leading Fortune 1000 firms. Revenue for Network Services has grown from $13.3 million for the 12-month period ended September 30, 1992 (including revenue prior to the Company's acquisition of FOTI) to $58.8 million for fiscal 1995 and $59.7 million for the 12-month period ended March 31, 1996.

SATELLITE SERVICES

 The Company's Satellite Services operations provide satellite-based voice and data connectivity to domestic and international customers. The Company operates a maritime telecommunications business providing satellite telephone services to major cruise ship lines and the U.S. Navy, a VSAT (very small aperture terminal) data transmission business and a teleport providing international voice and data services. The Company also recently acquired 90% of the outstanding shares of Maritime Cellular Tele-Network, Inc. ("MCN"), a Florida-based maritime telecommunications operator, which provides satellite telephone services to smaller vessels and will complement the Company's existing cruise ship telephone services business. The Company recently sold four teleports (Atlanta, Denver, Los Angeles and New Jersey) to Vyvx, Inc., a subsidiary of The Williams Companies ("Vyvx"), for a cash purchase price of approximately $21.5 million. The Company continues to own and operate one teleport and has the right to lease capacity on the teleports it sold. Revenue for the Satellite Services operations (adjusted to reflect the sale of the teleports) was $11.4 million for fiscal 1995 and $13.9 million for the 12-month period ended December 31, 1995.

RECENT DEVELOPMENTS

 Network Expansion

 In March 1996, the Company and SCE jointly filed an agreement with the California Public Utilities Commission ("CPUC") under which the Company will license 1,258 miles of fiber optic cable in Southern California. This network, which will be operated and maintained by the Company, stretches from suburban Los Angeles to San Diego. In addition, the agreement allows the Company to utilize SCE's facilities to install up to 500 additional miles of fiber optic cable. The Company has identified over 1,300 buildings which, based upon estimates of building size and telecommunications traffic volumes, will be targeted by the Company for connection to the network. The Company believes this agreement is strategically important to enhancing its market position in California and providing it with a fiber optic infrastructure in a timely, cost-effective manner.

 In March 1996, the Company entered into a national contract with AT&T under which the Company will provide special and switched access services to AT&T.
The Company and AT&T have initially identified 12 MSAs (metropolitan statistical areas) in which the Company will provide services and are in discussions with respect to seven additional MSAs in which the Company may provide services. The Company believes that this agreement is indicative of a trend by long distance carriers to shift origination and termination of long distance traffic away from LEC networks to the facilities of CLECs. Under the agreement, the Company will work with AT&T to provide special and switched access services in the Company's other markets and new markets which the Company may enter.

 The Company recently invested $10.0 million to acquire a 60% interest in, and became the general partner of, ICG Telecom of San Diego, whose other partners are Linkatel Communications, Inc. and The Copley Press, Inc., the publisher of The San Diego Union Tribune ("Copley Press"). ICG Telecom of San Diego operates a 50-mile fiber optic network and is constructing an additional 110 miles of fiber in metropolitan San Diego. As a result of the ICG Telecom of San Diego acquisition, combined with the Company's existing California networks and the facilities under agreement with SCE, the Company now has a network presence in all major metropolitan areas of California.

 In November 1995, the Company entered into a long-term agreement with CPS to license half of the capacity on a 300-mile fiber optic network (60 of which currently exist) in greater San Antonio. CPS will construct the remaining 240-mile network in conjunction with the Company. Upon completion, the network is expected to be able to service 120 buildings. During construction, the Company will be able to provide services to completed segments of the network. See "The Business of the Company--Legal and Administrative Proceedings."


 In March 1996, the Company entered into a long-term license agreement with a subsidiary of Southern and Alabama Power Company ("Alabama Power"), for the right to use 22 miles of fiber and 122 miles of additional Alabama Power facilities to reach the three major business centers in Birmingham.

 In February 1996, the Company entered into a long-term agreement with WorldCom under which the Company will pay approximately $8.8 million for the right to use fiber along a 330-mile fiber optic network in Ohio. The network, which is being constructed by WorldCom in conjunction with the Company, will provide a direct fiber link between the Company's existing networks in Akron, Cleveland, Columbus and Dayton and its new network under development in Cincinnati.

 For a more detailed description of these agreements, see "The Business of the Company--Telecom Services--Recent Agreements."


 Private Placement


 In April 1996, ICG completed a private placement of (i) $550.3 million principal amount of 12 1/2% Senior Discount Notes due 2006 (the "12 1/2% Notes"), for gross proceeds of $300.0 million, which are guaranteed on a senior unsecured basis by IntelCom, and (ii) 150,000 shares of 14 1/4% Exchangeable Preferred Stock (the "Preferred Stock") for gross proceeds of $150.0 million (the "Private Placement"). The net proceeds from the Private Placement totaled $433.0 million after transaction fees and expenses of $17.0 million. Of the net proceeds, $35.3 million was used to redeem redeemable preferred stock and to purchase redeemable warrants previously issued by ICG, and approximately $397.7 million will be used for capital expenditures and to fund net operating losses over the next 21 months. The Company believes that its liquidity has improved because the 12 1/2% Notes do not require the payment of cash interest prior to 2001 and do not require payment of principal until maturity in 2006 and dividends on the Preferred Stock are payable in additional Preferred Stock through May 1, 2001. See "Description of Certain Indebtedness and Preferred Stock."

 Management

 The Company named James D. Grenfell as Executive Vice President, Chief Financial Officer and Treasurer in November 1995. Mr. Grenfell has been a financial executive in the telecommunications industry for over 15 years, most recently with BellSouth Corp.


 Accounting Changes


   Effective January 1, 1996, the Company changed its method of accounting for long-term telecom services contracts to recognize revenue as services are provided. The Company also has shortened the estimated depreciable lives of substantially all of its fixed assets. The Company believes this revised accounting method and the changes in estimated depreciable lives are preferable because they are more consistent with accounting practices within the telecommunications industry. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Accounting Matters--Accounting Changes."

                           MARKET PRICE AND DIVIDENDS


 IntelCom. IntelCom Common Shares are listed on the AMEX under the symbol "ICG" and on the Vancouver Stock Exchange ("VSE") under the symbol "INL". On April 26, 1996, the last full trading day preceding public announcement of the proposed Arrangement, the closing price per IntelCom Common Share on the AMEX Composite Tape was $19.88. On June ., 1996, the most recent practicable date prior to the printing of this Proxy Statement - Prospectus, the closing price per IntelCom Common Share on the AMEX Composite Tape was $.. IntelCom has not paid any cash dividends since its inception. See "Market Price and Dividend Information."

 Parent. Parent Common Stock, the sole outstanding share of which is held by its incorporator, is not listed on any securities exchange.

 Listing of Parent Common Stock on the AMEX After the Effective Date. Parent has applied for listing of the Parent Common Stock under the symbol "ICG" on the AMEX after the Effective Date.

                                  RISK FACTORS


 FOR A DISCUSSION OF CERTAIN MATTERS THAT SHOULD BE CONSIDERED BY SHAREHOLDERS IN CONNECTION WITH THE ARRANGEMENT, SEE "RISK FACTORS" BEGINNING ON PAGE
17.

                      CERTAIN COMPARATIVE PER SHARE DATA

 The following table sets forth certain comparative data related to book value and loss per IntelCom Common Share on a historical basis and per share of Parent Common Stock on a pro forma basis, which are the same because pursuant to the Arrangement each Class A Share will be exchanged for one share of Parent Common Stock. The comparative data related to book value and loss per share of Parent Common Stock on a historical basis is not presented as Parent was not formed until April 11, 1996. The information shown below should be read in conjunction with the historical financial statements of IntelCom, including the respective notes thereto, which appear elsewhere in this Proxy Statement - Prospectus, and the selected historical financial data, including the notes thereto, appearing elsewhere in this Proxy Statement - Prospectus.

                          Book Value Per     Loss Per
                           Common Share    Common Share
                          --------------  ---------------
Period Ending or As Of
- ------------------------
March 31, 1996..........           $1.35        $ 2.42(1)
March 31, 1995..........            4.39          1.01(1)
September 30, 1995......            3.30         3 .25(2)
September 30, 1994......            2.33          1.56(2)
September 30, 1993......            2.51         0 .39(2)
September 30, 1992......            2.13          0.42(2)
September 30, 1991......            1.81         0 .61(2)

- -------------------

(1)  Period of six months.
(2)  Period of twelve months.

                            SELECTED FINANCIAL DATA


  The selected historical financial information of IntelCom and its subsidiaries for each fiscal year in the five-year period ended September 30, 1995 has been derived from the audited consolidated financial statements of IntelCom. Consolidated financial statements for IntelCom for the three fiscal years ended September 30, 1995 are included elsewhere in this Proxy Statement - Prospectus. The selected financial information as of March 31, 1996 and for the six months ended March 31, 1995 and 1996 have been derived from the unaudited Consolidated Financial Statements of IntelCom included elsewhere in this Proxy Statement - Prospectus and, in the opinion of management, include all adjustments (consisting of normal recurring adjustments) necessary to present fairly the information set forth therein. The information set forth below should be read in conjunction with such Consolidated Financial Statements of IntelCom and the notes thereto included elsewhere in this Proxy Statement - Prospectus. Results of operations for the six months ended March 31, 1996 are not necessarily indicative of results of operations for a full year or predictive of future periods. IntelCom's development and expansion activities, including acquisitions, during the periods shown below materially affect the comparability of this data from one period to another. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


  The selected historical financial information for Parent is not presented as Parent was not formed until April 11, 1996. Parent has not commenced operations and has no assets or liabilities, including contingent liabilities and commitments. Consequently, pro forma financial information for Parent is not presented since this information would not differ significantly from the historical financial information of IntelCom presented herein. The costs associated with the Arrangement, which are not expected to be significant, will be accounted for as a current period expense by Parent upon consummation of the Arrangement.



                                                   YEARS ENDED SEPTEMBER 30,                          SIX MONTHS ENDED MARCH 31,
                               ----------------------------------------------------------------    ---------------------------------

                                                                          ACTUAL     PRO FORMA                ACTUAL      PRO FORMA
                                 1991       1992       1993       1994       1995    1995/(1)/       1995    1996/(2)/    1996/(1)/
                              -------   --------   --------   --------   --------    ---------     --------   ----------  ---------
                                                             (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS
 DATA(3):
  Revenue:
    Telecom services........  $000428   $001,061   $004,803   $014,854   $032,330      $032,330   $012,833   $ 0 31,148   $  031,148



    Network services........        -      4,955     21,006     36,019     58,778        58,778     28,789       29,691       29,691



    Satellite services......       24      1,468      3,520      8,121     20,502        11,360      8,934       10,504        8,026



    Other...................      153        126        147        118          -             -          -            -            -



      Total revenue.........      605      7,610     29,476     59,112    111,610       102,468     50,556       71,343       68,865



  Cost of services..........      532      5,423     18,961     35,590     76,778        70,974     33,253       49,824       48,128



  Selling, general and          3,088      3,921     10,702     30,590     65,022        61,248     27,485       40,239       38,746

   administrative expenses..

  Depreciation and              1,282      1,602      3,473      8,198     16,624        14,410      7,107       12,361       11,708

   amortization.............

  Operating expenses........    4,902     10,946     33,136     74,378    158,424       146,632     67,845      102,424       98,582



  Operating loss............   (4,297)    (3,336)    (3,660)   (15,266)   (46,814)      (44,164)   (17,289)     (31,081)    (29,717)



  Interest expense..........     (205)      (525)    (2,523)    (8,481)   (24,368)      (73,944)    (6,197)     (29,432)    (60,081)



  Other income (expense),           7         33         22       (121)    (4,999)      (39,120)       456       (1,070)    (22,970)

   net......................

  Loss before income taxes
   and cumulative effect of
   change in                   (4,495)    (3,828)    (6,161)   (23,868)   (76,181)     (157,228)                (23,030)
    accounting..............

  Income tax benefit              112        174      1,552          -          -    -                 (11)       4,482        4,482

   (expense)................

  Cumulative effect of              -          -          -          -          -             -          -       (3,453)     (3,453)

   change in   accounting(2)
  Net loss..................   (4,383)    (3,654)    (4,609)   (23,868)   (76,181)     (157,228)   (23,041)     (60,554)   (111,739)



  Preferred stock dividend..        -          -          -          -       (467)         (467)         -       (1,027)     (1,027)


  Net loss attributable to    $(4,383)  $ (3,654)  $ (4,609)  $(23,868)  $(76,648)               $           $  (61,581)  $(112,766)

   common shareholders......

  Loss per common share.....  $0(0.61)   $0(0.42)   $0(0.39)  $00(1.56)  $00(3.25)               $             $00(2.42)   $00(4.43)



  Weighted average number       7,184      8,737     11,671     15,342     23,604        23,604     22,746       25,471       25,471

   of common shares

   outstanding..............
OTHER DATA:
  EBITDA  (4)...............  $(3,015)  $0(1,734)  $ 00(187)  $ (7,068)  $(30,190)     $(29,754)  $(10,182)  $  (18,720)  $ (18,009)



  Capital  expenditures(5).   $(7,608   $(12,599   $ 20,685   $ 54,921   $088,495      $086,197   $ 49,887   $  102,285   $  101,859



  Ratio of earnings to              -          -          -          -          -             -          -            -            -

   combined fixed charges
   and preferred
    stock  dividends(6)....


                                  (Accompanying notes are on the following page)


                                                             AT SEPTEMBER 30,                    AT  MARCH 31, 1996
                                             1991      1992     1993       1994       1995       ACTUAL   PRO FORMA(1)
                                           --------  --------  -------  ----------  --------  ----------  ------------
 BALANCE SHEET DATA:
  Working capital (deficit)..............  $  (282)  $00(392)  $07,990  $0(8,563 )  $249,089    $152,936   $527,352

  Total assets...........................   34,550    54,417    95,196    201,991    583,553     556,567    964,175

  Notes payable and current
   portion of long-term debt and
   capital lease obligations.............      459       991     7,657     23,118     27,310       9,199      9,199
  Long-term debt and capital
   lease obligations, less current
   portion...............................    7,602    15,565    37,116    104,461    405,535     459,096    759,125
  Redeemable preferred stock of
   subsidiary ($30.0 million
   liquidation value)....................        -         -         -          -     14,986      19,571          -

    Preferred stock of ICG (redeemable)..        -         -         -          -          -           -    144,380

  Shareholders' equity...................   14,733    21,826    34,753     39,782     91,885      35,513      8,283

- -------------------


  (1) Pro Forma Statement of Operations Data reflects (i) the sale of the Company's teleports in Atlanta, Denver, Los Angeles and New Jersey, (ii) the receipt of the net proceeds from the Private Placement and interest expense on $300.0 million gross proceeds of the 12 1/2% Notes and red stock dividends on $150.0 million liquidation preference of Preferred Stock, without giving effect to any increased interest income on available cash or the capitalization of any interest associated with construction in progress, (iii) the redemption of $30.0 million of redeemable preferred stock, payment of accrued dividends and the related $13.1 million charge for the excess of the redemption price as of April 30, 1996 over the carrying amount, (iv) the repurchase of 916,666 redeemable warrants and (v) the payment with respect to consents to amendments to the 13 1/2% Notes Indenture to permit the Private Placement, as if such events had occurred at the beginning of the periods presented. Pro Forma Balance Sheet Data reflects the items in (ii) through (v) above, as if such events had occurred on the balance sheet date. The sale of the Company's teleports is reflected in the actual balance sheet data at March 31, 1996. The charges described in items (iii) and (v) will be reflected in the Company's results for the three months ended June 30, 1996.

  (2) Effective January 1, 1996, the Company changed its method of accounting for long-term telecom services contracts to recognize revenue as services are provided. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-Accounting Matters-Accounting Changes." As required by generally accepted accounting principles, the Company has reflected the effects of the change in accounting as if such change had been adopted as of October 1, 1995. The Company's results for the six months ended March 31, 1996 reflect a charge of $3.5 million relating to the cumulative effect of this change in accounting as of October 1, 1995. The effect of this change in accounting in fiscal year 1996 was to decrease loss before cumulative effect of change in accounting by approximately $22,000 for the six months ended March 31, 1996. If the new revenue recognition method had been applied retroactively, telecom services revenue would have decreased by $0.0 million, $0.3 million, $2.0 million, $0.5 million and $0.7 million for fiscal 1991, 1992, 1993, 1994 and 1995, respectively, and $0.6 million for the six months ended March 31, 1995.

   (3) Historical Statement of Operations Data has been restated for all years presented prior to October 1, 1993, due to the retroactive application of the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109") as of October 1, 1993.

   (4) EBITDA consists of operating loss plus depreciation and amortization. EBITDA is provided because it is a measure commonly used in the telecommunications industry. It is presented to enhance an understanding of the Company's operating results and is not intended to represent cash flow or results of operations in accordance with generally accepted accounting principles for the periods indicated. See the Company's Consolidated Financial Statements contained elsewhere in this Proxy Statement -- Prospectus.

   (5) Capital expenditures include assets acquired through the issuance of debt, capital leases or warrants.

   (6) For the fiscal years ended September 30, 1991, 1992, 1993, 1994 and 1995 and the six months ended March 31, 1995 and 1996, earnings were insufficient to cover combined fixed charges and preferred stock dividends by $4.5 million, $3.8 million, $6.2 million, $24.8 million, $77.3 million, $23.0 million and $63.0 million, respectively. On a pro forma basis giving effect to the Private Placement, the redemption of $30.0 million of redeemable preferred stock and the sale of four of the Company's teleports as if they occurred on October 1, 1994 and without giving effect to any increased interest income on additional available cash or the capitalization of any interest associated with construction in progress, earnings would have been insufficient to cover fixed charges by $157.9 million and $113.8 million for fiscal 1995 and the six months ended March 31, 1996, respectively. Combined fixed charges and preferred stock dividends consist of interest charges and amortization of debt expense and discount or premium related to indebtedness, whether expensed or capitalized, that portion of rental expense the Company believes to be representative of interest (i.e., one-third of rental expense) and preferred stock dividends.

                           GENERAL PROXY INFORMATION


    Date and Place of the Meeting. The Meeting will be held on July 30, 1996 at 11:00 a.m. (Toronto time) at the King Edward Hotel, . Room, 37 King Street East, Toronto, Ontario M5C 1E9.


    Shareholders Entitled to Vote. The close of business on June 27, 1996 was the record date for determination of Shareholders entitled to vote at the Meeting, except to the extent that a person has transferred any IntelCom Common Shares after that date and the new holder of such shares establishes proper ownership and demands, not later than July 19, 1996, to be included in the list of shareholders eligible to vote at the Meeting. At June 27, 1996, . IntelCom Common Shares were outstanding, held by approximately . holders of record. See "The Annual and Special Meeting - General Proxy Information - Voting Shares."


    Vote Required. Approval and adoption of the Arrangement Resolution will require the affirmative vote of 66 2/3% of the votes actually cast thereon and for this purpose, any spoiled votes (votes contained on a ballot where it cannot be determined whether the vote is "for" or "against" a particular proposal, i.e., where both the "for" and "against" boxes are marked or where something other than a "for" or "against" vote is indicated on the ballot, illegible votes, defective votes and abstentions shall be considered not to be votes cast). As of March 31, 1996, directors and executive officers of IntelCom and their respective affiliates, as a group, may be deemed to be the beneficial owners of 3,795,894 IntelCom Common Shares, representing approximately 14.4% of the outstanding voting power of IntelCom. [The directors and executive officers of IntelCom and their respective affiliates have indicated that they intend to vote their respective IntelCom Common Shares in favor of the Arrangement Resolution.] See "The Annual and Special Meeting - Vote Required to Approve the Business of the Meeting and Voting Intentions of Certain Shareholders."


      The amendment to IntelCom's Articles changing its name to ICG Communications, Inc. will require the affirmative vote of 66 2/3% of the votes actually cast thereon, the election of directors will be by plurality of the votes actually cast thereon and the reappointment of auditors will require the affirmative vote of a majority of the votes actually cast thereon (and for these purposes, any spoiled votes, illegible votes, defective votes and abstentions shall be considered not to be votes cast). Abstentions and broker "non-votes" will be counted toward determining the presence of a quorum for the transaction of business at the Meeting. Abstentions may be specified on all matters except the election of directors. With respect to all matters other than the election of directors, abstentions and broker "non-votes" will have no effect on the outcome of such matters. See "The Annual and Special Meeting -Vote Required to Approve the Business of the Meeting and Voting Intentions of Certain Shareholders."

    IMPORTANT NOTE: SHAREHOLDERS WHO HOLD INTELCOM COMMON SHARES IN THE NAME OF ONE OR MORE BROKERAGE FIRMS, BANKS OR NOMINEES CAN ONLY VOTE THEIR INTELCOM SHARES WITH RESPECT TO THE ARRANGEMENT IF SUCH BROKERAGE FIRMS, BANKS OR NOMINEES GIVE SUCH SHAREHOLDERS A LEGAL PROXY TO VOTE SUCH INTELCOM COMMON SHARES OR IF SUCH SHAREHOLDERS GIVE SUCH BROKERAGE FIRMS, BANKS OR NOMINEES SPECIFIC INSTRUCTIONS AS TO HOW TO VOTE SUCH SHAREHOLDERS' INTELCOM COMMON SHARES. ACCORDINGLY, IT IS CRITICAL THAT SHAREHOLDERS WHO HOLD INTELCOM COMMON SHARES IN THE NAME OF ONE OR MORE BROKERAGE FIRMS, BANKS OR NOMINEES PROMPTLY CONTACT THE PERSON RESPONSIBLE FOR SUCH SHAREHOLDERS' ACCOUNTS AND GIVE SPECIFIC INSTRUCTIONS AS TO HOW SUCH SHAREHOLDERS' INTELCOM COMMON SHARES SHOULD BE VOTED WITH RESPECT TO THE ARRANGEMENT.

                                  RISK FACTORS

    The following risk factors, together with the other information set forth in this Proxy Statement - Prospectus, should be considered by Shareholders in evaluating whether to approve the transactions contemplated by the Arrangement.

  DEEMED ELECTION TO RECEIVE PARENT COMMON STOCK


    Approval and adoption of the Arrangement requires the affirmative vote of 66 2/3% of the votes actually cast thereon at the Meeting. Pursuant to the terms of the Arrangement, at least 85% of IntelCom Common Shares outstanding immediately prior to the Effective Date will be exchanged for shares of Parent Common Stock upon the Arrangement. Accordingly, it is possible that the Arrangement will be approved by Shareholders at the Meeting, but that the holders of less than 85% of IntelCom Common Shares will have elected to exchange their IntelCom Common Shares for shares of Parent Common Stock. In the event that the number of shares of Parent Common Stock issuable to Shareholders who have elected to receive shares of Parent Common Stock upon the Arrangement is less than 85% of the number of IntelCom Common Shares outstanding immediately prior to the Arrangement, holders of IntelCom Common Shares who have elected to receive Class A Shares will be deemed to have elected, pro rata to the extent of the shortage, to exchange such IntelCom Common Shares for shares of Parent Common Stock. The receipt by Shareholders who are Canadian residents of shares of Parent Common Stock upon the Arrangement may result in a taxable event for Canadian tax purposes. All Shareholders should carefully read "Income Tax Considerations to Shareholders" and consult their own tax advisors.

  INCOME TAX CONSEQUENCES

    Although Canadian and U.S. Counsel (as defined herein) are of the opinion (with respect to their own jurisdiction) that the Arrangement will be treated as a tax-free transaction for Canadian tax purposes to Canadian residents electing to remain shareholders of IntelCom and to receive Class A Shares rather than shares of Parent Common Stock on the Effective Date of the Arrangement (subject to possible proration) and for United States tax purposes to United States residents electing to receive shares of Parent Common Stock in exchange for their IntelCom Common Shares on the Effective Date of the Arrangement, no advance income tax ruling to that effect has been or will be sought or obtained from Revenue Canada or the IRS. Accordingly, there can be no assurance that Revenue Canada or the IRS would not challenge the tax-free status of the Arrangement or, if challenged, that a court would not agree with Revenue Canada or the IRS. See "Income Tax Considerations to Shareholders".

  HOLDING COMPANY RELIANCE ON SUBSIDIARIES' FUNDS; INSOLVENCY

    IntelCom and ICG each are, and, upon the Arrangement, Parent will be, holding companies. The sole asset of IntelCom consists of the shares of ICG Common Stock and the principal asset of ICG consists of shares of common stock of its subsidiaries. Upon the Arrangement, the sole asset of Parent will be Class A Shares. Each of these holding companies must rely upon dividends and other payments from subsidiaries to generate the funds necessary to meet obligations. As a result of the Arrangement, any dividends from ICG to IntelCom would be subject to U.S. federal income tax. ICG does not intend to pay any dividends for so long as it has outstanding trust indentures which prohibit such dividends. Currently, certain terms governing ICG's indebtedness prohibit or limit ICG's ability to declare or pay cash dividends and no such dividends are necessary to service any obligations of IntelCom or Parent. The subsidiaries are each legally distinct entities and have no obligation, contingent or otherwise, to make funds available to their respective parent companies.

    In the event of insolvency of Parent, the result may be that the residual value of a Class A Share will be greater than the residual value of a share of Parent Common Stock. In such case, a holder of Class A Shares may receive a greater proportion of the Company's assets per share than a holder of shares of Parent Common Stock.

    The following risk factors relate to the Company and its business generally and, together with other information set forth in this Proxy Statement - Prospectus, should be considered when evaluating the business prospects of the Company.

  HISTORICAL AND ANTICIPATED FUTURE OPERATING LOSSES AND NEGATIVE CASH FLOW


    The Company has incurred and expects to continue to incur significant operating and net losses. The Company expects to continue to generate negative cash flow from operating activities while it emphasizes development, construction and expansion of its telecom services business and until the Company establishes a sufficient revenue generating customer base. Because of the acceleration of the Company's expansion strategy, the Company's operating losses are expected to increase over the near term. The Company had net losses and negative EBITDA of approximately $76.6 million and $30.2 million, respectively, for fiscal 1995 and approximately $61.6 million and $18.7 million, respectively, for the first six months of fiscal 1996. In addition, the Company had accumulated deficits of $134.4 million and $196.0 million at September 30, 1995 and March 31, 1996, respectively. There can be no assurance that the Company will achieve or sustain profitability or positive EBITDA in the future or at any time have sufficient resources to make payments on its indebtedness. See "Selected Financial Data," including the notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  SIGNIFICANT CAPITAL REQUIREMENTS


    The Company's current plans for expansion of existing networks, the development of new networks, the further development of the Company's products and services and the continued funding of operating losses may require an aggregate of approximately $100.0 million of additional cash from outside sources. The Company's arrangements with utilities require it to make significant cash payments and the development of these networks requires significant capital expenditures to add switching facilities and build out from the utilities' fiber backbone to end user locations. Due to the number of opportunities arising from changes in the telecommunications regulatory environment and the cash required to take advantage of these opportunities, management believes that the net proceeds from the Private Placement, the funds remaining from the private issuance of 58,430 units (the "Units"), each consisting of ten $1,000 13 1/2% Notes due 2005 (the "13 1/2% Notes") and warrants (the "Unit Warrants") to purchase 33 shares of IntelCom Common Shares (the "Unit Offering"), and amounts expected to be available through vendor financing arrangements will provide sufficient funds necessary for the Company to expand its telecom services business as currently planned and to fund its operating deficits for approximately 21 months. Additional sources of cash may include public and private equity and debt financings by IntelCom, ICG or ICG's subsidiaries, sales of non-strategic assets, capital leases and other financing arrangements. There can be no assurance that additional financing will be available to the Company or, if available, that it can be obtained on terms acceptable to the Company. Failure to obtain such financing could result in the delay or abandonment of some or all of the Company's acquisition, development and expansion plans and expenditures, which could have a material adverse effect on its business prospects. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources."

  RISKS RELATED TO SWITCHED SERVICES STRATEGY

    The Company has installed 13 high capacity digital switches that enable the Company to offer interstate and intrastate switched and enhanced services, including local dial tone, in all of its markets. The Company expects to add three switches in 1996 and additional switches and switching capacity as demand warrants. The Company began generating switched services revenue in the fourth quarter of fiscal 1994 and expects revenue from these services to increase. Currently, the Company is experiencing negative operating margins, as expected, from the provision of switched services while its networks are in the development and construction phases and while the Company relies on LEC networks to terminate and originate a significant portion of its customers' switched traffic. The Company expects operating margins for switched services on a given network to improve when (i) sales efforts result in increased volumes of traffic carried on the Company's own network in place of LEC facilities, and (ii) higher margin enhanced services are provided to customers on the Company's network. In addition, the Company believes that the unbundling of LEC services and the implementation of local telephone number portability, which are mandated by the Telecommunications Act, will reduce the Company's costs of providing switched services and facilitate the marketing of such services. However, the Company's switched services strategy has not yet been profitable and may not become profitable due to, among other factors, lack of customer demand, competition from other CLECs and pricing pressure from the LECs. In addition, to fully implement its switched services strategy, the Company must make significant capital expenditures to provide additional switching capacity, network infrastructure and electronic components. The Company has limited experience providing switched services and there can be no assurance that the Company's switched services strategy will be successful. See "--Regulation" and "The Business of the Company-- Telecom Services."

  CERTAIN FINANCIAL AND OPERATING RESTRICTIONS


    The terms governing certain of the Company's indebtedness impose significant operating and financial restrictions on the Company. Such restrictions affect, and in certain cases significantly limit or prohibit, among other things, the ability of the Company to incur additional indebtedness or create liens on its assets, pay dividends, sell assets, engage in mergers or acquisitions or make investments. Failure to comply with such covenants could limit the availability of borrowings or result in a default thereunder, in which case the lenders will be able to accelerate the maturity of the applicable indebtedness. Moreover, the terms governing the Company's material indebtedness contain cross-default provisions which are usual and customary for, and generally found in, indebtedness of a similar nature. There can be no assurance that the Company will be able to comply with such covenants in the future.

  SUBSTANTIAL INDEBTEDNESS


    As of March 31, 1996, an aggregate of approximately $62.0 million of capitalized lease obligations was due prior to December 31, 2000, an aggregate principal amount of approximately $68.5 million (including $0.4 million of accrued interest) was outstanding under the Convertible Subordinated Notes and Interest Notes (each as defined under "Management's Discussion and Analysis of Financial Conditions and Results of Operations--Liquidity and Capital Resources") and an aggregate accreted value of approximately $326.5 million was outstanding under the 13 1/2% Notes. As of March 31, 1996, approximately $12.0 million of the 8% Convertible Subordinated Notes and Interest Notes are due September 17, 1998 and are convertible at a price of $15.60 per IntelCom Common Share. Approximately $56.1 million of the 7% Convertible Subordinated Notes and Interest Notes are due October 30, 1998 and are convertible at a price of $18.00 per IntelCom Common Share. The 13 1/2% Notes require payments of interest to be made in cash commencing on March 15, 2001 and mature on September 15, 2005. As of March 31, 1996, the Company had $4.1 million of other indebtedness that matures prior to December 31, 2000. The Company may also have additional payment obligations prior to such time, the amount of which cannot be presently determined. After giving effect to all of the above, the Company had aggregate indebtedness of approximately $473.5 million at March 31, 1996. See "Management's Discussion and Analysis of Financial Condition and Results of Operation--Liquidity and Capital Resources" and notes 2 and 7 to the Consolidated Financial Statements. The Company believes that its current funds and amounts expected to be available through vendor financing arrangements will provide sufficient funds necessary for the Company to expand its telecom services business as currently planned and to fund its operating deficits for approximately 21 months. Additional sources of cash may include public and private equity and debt financings, sales of non-strategic assets, capital leases and other financing arrangements. Accordingly, the Company will have to refinance a substantial amount of indebtedness and obtain substantial additional funds prior to December 31, 2000. The Company's ability to do so will depend on, among other things, its financial condition at the time, the restrictions in the instruments governing its indebtedness, and other factors, including market conditions, beyond the control of the Company. There can be no assurance that the Company will be able to refinance such indebtedness, including such capitalized leases, or obtain such additional funds, and if the Company is unable to effect such refinancings or obtain additional funds, the Company's ability to make principal and interest payments on its indebtedness, would be adversely affected.

  RISKS RELATED TO RAPID EXPANSION OF BUSINESS

    The continued rapid expansion and development of the Company's business will depend on, among other things, the Company's ability to evaluate markets, lease fiber from utilities, design fiber backbone routes, secure financing, install facilities, acquire rights of way and building access, obtain any required government authorizations and implement expanded interconnection and collocation with facilities owned by LECs, all in a timely manner, at reasonable costs and on satisfactory terms and conditions. In addition, such expansion may involve acquisitions which, if made, could divert the resources and management time of the Company and require integration with the Company's existing networks and services. The Company's ability to effectively manage its rapid expansion will require it to continue to implement and improve its operating, financial and accounting systems and to expand, train and manage its employee base. The inability to effectively manage its planned expansion could have a material adverse effect on the Company's business, growth, financial condition and results of operations.

  COMPETITION

    The Company operates in a highly competitive environment that historically was dominated by an entrenched monopolist - the Regional Bell Operating Companies ("RBOCs") and GTE Corporation ("GTE"). The Company's current competitors include the RBOCs, GTE, other CLECs, network systems integration service providers, microwave and satellite service providers, teleport operators, wireless telecommunications providers and private networks built by large end users. Potential competitors include cable television companies, utilities, local telephone companies outside their current local service areas, as well as the local service operations of long distance carriers. Consolidation of telecommunications companies and the formation of strategic alliances within the telecommunications industry as well as the development of new technologies could give rise to increased competition. One of the primary purposes of the Telecommunications Act is to promote competition, in particular in the local telephone market. Since enactment of the Telecommunications Act, several telecommunications companies have indicated their intention to enter many areas of the telecommunications industry, including areas and markets in which the Company participates and expects to participate. This may result in more participants than can ultimately be successful in a given market, subjecting the Company to further competition.

    As a recent entrant in the telecom services industry, the Company, like other CLECs, has not achieved a significant market share. The LECs have long-standing relationships with their customers, have the potential to subsidize services with revenue from a variety of businesses and have benefitted from certain state and federal regulations that, until recently, favored the entrenched monopolist over potential competitors. Recent legislative and regulatory initiatives provide increased business opportunities for the Company, allowing CLECs such as the Company to interconnect with local telephone company facilities and provide all interstate and intrastate services. These opportunities are expected to be accompanied by increased pricing flexibility for, and relaxation of regulatory oversight of, the LECs. If local telephone companies lower their rates, engage in increased volume and term discount pricing practices or seek to charge CLECs increased fees for, or seek to delay implementation of, interconnection to their networks, the Company's results of operations and financial condition could be adversely affected. There can be no assurance that the Company will be able to achieve or maintain adequate market share or revenue, or compete effectively in any of its markets. In addition, the success of the Company's strategy of leasing or licensing fiber optic cable from utilities depends upon the ability to connect end users to the Company's network. Such connections require significant capital expenditures, time and effort and, in some cases, end users targeted by the Company may already be connected to another CLEC. There can be no assurance regarding the number of end users the Company will be able to connect to its network. See "The Business of the Company--Regulation" and "-- Competition."

  REGULATION

    The Company operates in an industry that is undergoing substantial deregulation as a result of the passage of the Telecommunications Act. However, the Company continues to be subject to significant federal, state and local regulation. On the federal level, the Company is not subject to price or rate of return regulation and is not required to obtain FCC authorization for the installation or operation of fiber optic network facilities. As a non-dominant carrier, the Company must file tariffs for its interstate services and its rates must be reasonable. In addition, the FCC may have the authority, which it is not presently exercising, to impose restrictions on foreign ownership of communications services providers not utilizing radio facilities. The Company must obtain and maintain certain FCC authorizations for its satellite and wireless services. In addition, the Company provides maritime communication services pursuant to an experimental license that expires February 1, 1997. There can be no assurance that the Company will be able to renew this license or that the FCC will not decide to allocate the radio frequencies currently used by the Company for other purposes. In addition, the FCC may auction such licenses, requiring the Company to pay significant amounts to retain its license. State regulatory agencies regulate competitive access services to the extent that they are used for intrastate communications. In addition, local authorities control the Company's access to municipal rights of way.

    The Telecommunications Act generally requires LECs to provide interconnection and nondiscriminatory access to the LEC network on more favorable terms than have been available in the past. However, such new agreements are subject to negotiations with each LEC, which may involve considerable delays, and may not necessarily be obtained on terms and conditions that are acceptable to the Company. In such instances, the Company may petition the proper state regulatory agency to arbitrate disputed issues. There can be no assurance that the Company will be able to negotiate acceptable new interconnection agreements or that, if state regulatory authorities impose terms and conditions on the parties in arbitration, such terms will be acceptable to the Company. See "The Business of the Company-- Regulation."

  DEPENDENCE ON KEY CUSTOMERS


    The Company's five largest customers accounted for approximately 18% and 22% of the Company's consolidated revenue in fiscal 1994 and 1995, respectively, and approximately 25% for the six months ended March 31, 1996. No single customer accounted for more than 10% of the Company's consolidated revenue during fiscal 1994 or the six months ended March 31, 1996. For fiscal 1995, revenue from Intel, a Network Services customer, constituted approximately 11% of the Company's total consolidated revenue. The Company anticipates that as switched services revenue represents a larger percentage of the Company's total revenue, the Company's dependence on its largest telecom services customers will increase. The loss of, or decrease of business from, one or more of these customers could have a material adverse effect on the business, financial condition and results of operations of the Company. While the Company actively markets its products and services, there can be no assurance that the Company will be able to attract new customers or retain its existing customers.

  RAPID TECHNOLOGICAL CHANGE

    The telecommunications industry is subject to rapid and significant changes in technology. While the Company believes that, for the foreseeable future, these changes will neither materially affect the continued use of fiber optic cable nor materially hinder its ability to acquire necessary technologies, the effect of technological changes, including changes relating to emerging wireline and wireless transmission technologies, on the business of the Company cannot be predicted.

  DEPENDENCE ON RIGHTS OF WAY AND OTHER THIRD PARTY AGREEMENTS

    The Company must obtain easements, rights of way, franchises and licenses from various private parties, actual and potential competitors, and local governments in order to construct and maintain fiber optic networks. There can be no assurance that the Company will obtain rights of way and franchise agreements to expand its networks or that these agreements will be on terms acceptable to the Company, or that current or potential competitors will not obtain similar rights of way and franchise agreements that will allow them to compete against the Company. Because certain of these agreements are short-term or are terminable at will, there can be no assurance that the Company will continue to have access to existing rights of way and franchises after the expiration of such agreements. An important element of the Company's strategy is to enter into long-term agreements with utilities to take advantage of their existing easements and rights of way and to license or lease their excess fiber capacity. The Company has entered into contracts or letters of intent with several utilities, however other CLECs are seeking to enter into similar arrangements and have bid and are expected to continue to bid against the Company for future licenses or leases. Furthermore, utilities are required by state or local regulators to retain the right to "reclaim" fiber licensed or leased to the Company if such fiber is needed for the utility's core business. There can be no assurance that the Company will be able to obtain additional licenses or leases on satisfactory terms or that such arrangements will not be subject to reclamation. See "The Business of the Company--Telecom Services--Recent Agreements for Network Expansion." If a franchise, license or lease agreement was terminated and the Company was forced to remove or abandon a significant portion of its network, such termination could have a material adverse effect on the Company.

  KEY PERSONNEL

    The efforts of a small number of key management and operating personnel will largely determine the Company's success. The success of the Company also depends in part upon its ability to hire and retain highly skilled and qualified operating, marketing, financial and technical personnel. The competition for qualified personnel in the telecommunications industry is intense and, accordingly, there can be no assurance that the Company will be able to hire or retain necessary personnel. The loss of certain key personnel could adversely affect the Company. The Company has employment agreements with J. Shelby Bryan, President and Chief Executive Officer, James D. Grenfell, Executive Vice President, Chief Financial Officer, and Treasurer, and William J. Maxwell, Executive Vice President-Telecom and President of ICG Telecom Group, Inc. See "Management."

  LEGAL AND ADMINISTRATIVE PROCEEDINGS


     Shareholders have filed four putative class action lawsuits based on the timing and content of certain disclosures concerning FOTI's suspension and debarment, which has since been terminated. See "The Business of the Company-- Legal and Administrative Proceedings."

                     MARKET PRICE AND DIVIDEND INFORMATION

  INTELCOM

    IntelCom Common Shares have been listed on the AMEX since January 14, 1993 and have been traded under the symbol "ICG" since February 29, 1996. Such shares were traded under the symbol "ITR" through February 28, 1996. IntelCom Common Shares are listed on the VSE under the symbol "INL."

    The following table sets forth, for the fiscal periods indicated, the high and low sale prices of IntelCom Common Shares as reported on the VSE and as reported on the AMEX since October 1, 1993. The table also sets forth the average of the monetary exchange rates on the last day of each month during such fiscal period.


                                              AMERICAN STOCK     Vancouver Stock
                                                 EXCHANGE            Exchange
                                              --------------     ---------------
                                                                                     EXCHANGE
                                                                                       RATE
                                               HIGH     LOW      HIGH        LOW     (Cdn$/$)
                                              ------  -------  --------   --------  ---------
FISCAL YEAR ENDED SEPTEMBER 30, 1994
   First Quarter............................  $25 .75  $12.88  Cdn$33.50  Cdn$18.50      1.33
   Second Quarter...........................    25.25   15.13      33.38     20 .50      1.38
   Third Quarter............................    17.75    9.50      22.00      14.00      1.38
   Fourth Quarter...........................   16 .00   11.20      20.63      15.88      1.37
FISCAL YEAR ENDED SEPTEMBER 30, 1995
   First Quarter............................  $ 17.88  $12.38     $22.13    $ 20.25      1.38
   Second Quarter...........................    14.13   9 .38      19.75      17.38      1.40
   Third Quarter............................    13.25    6.63      18.00      18.00      1.36
   Fourth Quarter...........................    14.00    8.00      18.00      18.00      1.34
FISCAL YEAR ENDING SEPTEMBER 30, 1996
   First Quarter............................  $ 12.75  $ 8.63     $18.00    $ 18.00      1.37
   Second Quarter...........................    17.88   10.25      18.00      18.00      1.39
   Third Quarter (through June 12, 1996)....    27.38   17.13      18.00      18.00      1.37


    As of March 31, 1996, there were 435 holders of record of IntelCom Common Shares. This figure is not necessarily indicative of the actual number of beneficial holders given the various depositary and nominee systems in effect which conceal the names and number of actual stockholders.

    IntelCom has never declared or paid any dividends on its IntelCom Common Shares and Parent does not intend to pay cash dividends on shares of Parent Common Stock in the foreseeable future. Parent intends to retain future earnings, if any, to finance the development and expansion of its business. Parent's ability to declare or pay cash dividends, if any, will be dependent upon the ability of its subsidiaries to declare and pay dividends or otherwise transfer funds to Parent, since Parent will conduct its operations through subsidiaries. Certain terms of the Company's indebtedness prohibit or limit the ability to declare or pay cash dividends.

  PARENT

    The Parent Common Stock currently is not listed on any exchange. Parent has applied to have the Parent Common Stock authorized for listing on the AMEX under the symbol "ICG" following the Effective Date.

           THE ANNUAL AND SPECIAL MEETING - GENERAL PROXY INFORMATION

  GENERAL


    This Proxy Statement - Prospectus is furnished to Shareholders in connection with the solicitation of proxies by management of IntelCom to be used at the Meeting to be held on July 30, 1996 at 11:00 a.m., Toronto time, at the King Edward Hotel, . Room, 37 King Street East, Toronto, Ontario M5C 1E9, and at any adjournments or postponements thereof for the purposes set forth in the accompanying Notice of Annual and Special Meeting of Shareholders. The information contained herein is given as of the date hereof, except where otherwise noted.

  SOLICITATION OF PROXIES

    In addition to solicitation by mail, officers, directors and regular employees of IntelCom may, without additional compensation, solicit proxies personally or by telephone or telecopier. This solicitation is made on behalf of management of IntelCom, and the cost of the solicitation has been or will be borne by IntelCom.

    IntelCom has retained Allen Nelson & Company at an estimated cost of $4,500 plus reimbursement of expenses, to assist in its solicitation of proxies from brokers, nominees, institutions and individuals. Arrangements will also be made with custodians, nominees and fiduciaries for forwarding proxy solicitation materials to beneficial owners of IntelCom Common Shares held of record by such custodians, nominees and fiduciaries and IntelCom will reimburse such custodians, nominees and fiduciaries for reasonable expenses incurred in connection therewith.

  APPOINTMENT OF PROXIES

    The persons named in the enclosed proxy are officers of IntelCom. A SHAREHOLDER WHO WISHES TO APPOINT SOME OTHER PERSON TO REPRESENT HIM OR HER AT THE MEETING MAY DO SO BY INSERTING SUCH PERSON'S NAME IN THE BLANK SPACE PROVIDED IN THE FORM OF PROXY OR BY COMPLETING ANOTHER FORM OF PROXY AND, IN EITHER CASE, DELIVERING IT OR RETURNING IT BY MAIL SO THAT IT IS RECEIVED BY 5:00 P.M. (VANCOUVER TIME) ON THE BUSINESS DAY PRIOR TO THE MEETING. A proxy nominee need not be a Shareholder.

  SIGNING OF PROXIES

    The proxy must be signed by the Shareholder, or by his or her attorney authorized in writing, as his or her name appears on IntelCom's register of shareholders. If the Shareholder is a corporation, the proxy must be executed by an officer or attorney thereof duly authorized.

  REVOCATION OF PROXIES

    In addition to revocation in any other manner permitted by law, a proxy given pursuant to this solicitation may be revoked by an instrument in writing executed by the Shareholder or by his or her attorney authorized in writing or, if the Shareholder is a corporation, by an officer or attorney thereof duly authorized, and deposited either:

    (i) at the registered office of IntelCom at any time up to and including the last business day preceding the day of the Meeting, or any adjournments or postponements thereof, at which the proxy is to be used; or
   (ii) with the chairman and/or the Scrutineers of the Meeting at any time up to the commencement of the Meeting on the day of the Meeting, or any adjournments or postponements thereof.

    Upon either of such deposits, the former proxy is revoked.

  VOTING OF PROXIES

    THE ENCLOSED FORM OF PROXY CONFERS DISCRETIONARY AUTHORITY UPON THE PERSON DESIGNATED THEREIN WITH RESPECT TO AMENDMENTS TO OR VARIATIONS OF MATTERS IDENTIFIED IN THE ACCOMPANYING NOTICE OF ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS AND WITH RESPECT TO OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING. IF NO INSTRUCTIONS ARE INDICATED ON A PROPERLY EXECUTED AND RETURNED PROXY, SUCH PROXY WILL BE VOTED FOR THE ARRANGEMENT RESOLUTION AND EACH OF THE OTHER MATTERS SET FORTH IN THE ACCOMPANYING NOTICE OF ANNUAL AND SPECIAL MEETING OF SHAREHOLDERS INCLUDING THE ELECTION OF THE DIRECTOR NOMINATED HEREIN. AT THE DATE OF THIS PROXY STATEMENT - PROSPECTUS, MANAGEMENT OF INTELCOM KNOWS OF NO SUCH AMENDMENTS, VARIATIONS OR OTHER MATTERS. HOWEVER, IF ANY SUCH AMENDMENTS, VARIATIONS OR OTHER MATTERS SHOULD PROPERLY COME BEFORE THE MEETING, THE SHARES REPRESENTED BY THE PROXIES WILL BE VOTED IN ACCORDANCE WITH THE BEST JUDGMENT OF THE PERSON OR PERSONS VOTING SUCH PROXIES (ABSENT CONTRARY INSTRUCTIONS).

  VOTING SHARES


    On June 27, 1996, IntelCom had outstanding . IntelCom Common Shares.
   Each Shareholder of record at the close of business on June 27, 1996, the record date established for notice of the Meeting, will be entitled to one vote for each IntelCom Common Share held by him or her on all matters proposed to come before the Meeting, except to the extent that he or she has transferred any IntelCom Common Shares after the record date and the transferee of such shares produces properly endorsed share certificates or otherwise establishes ownership thereof and makes a written demand, not later than the close of business on July 19, 1996, to be included in the list of shareholders entitled to vote at the Meeting, in which case the transferee will be entitled to vote such shares.

    SHAREHOLDERS WHO HOLD INTELCOM COMMON SHARES IN THE NAME OF ONE OR MORE BROKERAGE FIRMS, BANKS OR NOMINEES CAN ONLY VOTE THEIR INTELCOM COMMON SHARES WITH RESPECT TO THE ARRANGEMENT IF SUCH BROKERAGE FIRMS, BANKS OR NOMINEES GIVE SUCH SHAREHOLDERS A LEGAL PROXY TO VOTE SUCH INTELCOM COMMON SHARES OR IF SUCH SHAREHOLDERS GIVE SUCH BROKERAGE FIRMS, BANKS OR NOMINEES SPECIFIC INSTRUCTIONS AS TO HOW TO VOTE SUCH SHAREHOLDERS' INTELCOM COMMON SHARES. ACCORDINGLY, IT IS CRITICAL THAT SHAREHOLDERS WHO HOLD INTELCOM COMMON SHARES IN THE NAME OF ONE OR MORE BROKERAGE FIRMS, BANKS OR NOMINEES PROMPTLY CONTACT THE PERSON RESPONSIBLE FOR SUCH SHAREHOLDERS' ACCOUNTS AND GIVE SPECIFIC INSTRUCTIONS AS TO HOW SUCH SHAREHOLDERS' INTELCOM COMMON SHARES SHOULD BE VOTED WITH RESPECT TO THE ARRANGEMENT.

    SHAREHOLDERS WHO ARE CANADIAN RESIDENTS AND WHO HOLD INTELCOM COMMON SHARES IN THE NAME OF ONE OR MORE BROKERAGE FIRMS, BANKS OR NOMINEES ARE URGED TO CONTACT SUCH BROKERAGE FIRMS, BANKS OR NOMINEES AND INSTRUCT THEM AS TO YOUR ELECTION TO RECEIVE CLASS A SHARES OR SHARES OF PARENT COMMON STOCK AS A RESULT OF THE ARRANGEMENT. YOUR FAILURE TO INSTRUCT SUCH BROKERAGE FIRMS, BANKS OR NOMINEES OF YOUR ELECTION WILL RESULT IN YOUR BEING DEEMED TO HAVE ELECTED TO RECEIVE SHARES OF PARENT COMMON STOCK, WHICH MAY RESULT IN A TAXABLE EVENT TO YOU FOR CANADIAN TAX PURPOSES. ALL SHAREHOLDERS SHOULD CAREFULLY READ "INCOME TAX CONSIDERATIONS TO SHAREHOLDERS" AND CONSULT THEIR OWN TAX ADVISORS.

  VOTE REQUIRED TO APPROVE THE BUSINESS OF THE MEETING AND VOTING INTENTIONS OF CERTAIN SHAREHOLDERS

    The presence, in person or by proxy, of at least two persons, together being Shareholders owning not less than one-third of the total number of issued and outstanding IntelCom Common Shares, shall constitute a quorum at the Meeting.


    The Arrangement Resolution must be approved by the affirmative vote of 66 2/3% of the votes actually cast thereon (and for this purpose, any spoiled votes, illegible votes, defective votes and abstentions shall be considered not to be votes cast).

    The amendment to IntelCom's Articles changing its name to ICG Holdings (Canada), Inc. will require the affirmative vote of 66 2/3% of the votes actually cast thereon, the election of directors will be by plurality of the votes actually cast thereon and the reappointment of auditors will require the affirmative vote of a majority of the votes actually cast (and for these purposes, any spoiled votes, illegible votes, defective votes and abstentions shall be considered not to be votes cast).

    Abstentions and broker "non-votes" will be counted toward determining the presence of a quorum for the transaction of business at the Meeting. Abstentions may be specified on all matters except the election of directors. With respect to all matters other than the election of directors, abstentions and broker "non-votes" will have no effect on the outcome of such other matters.


    As of March 31, 1996, the directors and executive officers of IntelCom and their respective affiliates, as a group, may be deemed to be the beneficial owners of 4,244,147 IntelCom Common Shares, representing approximately
  16.1% of the outstanding IntelCom Common Shares. [The directors and executive officers of IntelCom have indicated that they intend to vote their respective IntelCom Common Shares in favor of the Arrangement Resolution.]

                 MATTER NO. 1 -- ELECTION OF INTELCOM DIRECTOR


  NOMINEE FOR ELECTION

    IntelCom's Articles authorize up to 11 directors to serve on the Board of Directors. There are presently seven (7) Directors on the Board of Directors. The IntelCom Articles provide that the Directors shall each serve for a term of three years on a staggered basis and until their successors are duly elected and qualified or until their earlier death, resignation or removal.

    The term of office of one Director, Jay E. Ricks, will expire at the Meeting. Mr. Ricks, a Director since March 1993 and a member of the Compensation Committee and Executive Committee, will stand for re-election at the Meeting. IntelCom's Board of Directors recommends the election as Director of the nominee listed below, to hold office for a term of three years and until his successor is duly elected and qualified or until his earlier death, resignation or removal.

    The persons named as "proxies" in the enclosed form of Proxy, who have been designated by management, intend to vote for the nominee for election as Director unless otherwise instructed in such Proxy.

    The person who has been nominated as Director is set out below. The nominee has agreed to his nomination and has agreed to serve if elected. The following table sets forth the name and age of the nominee for Director, indicating all positions and offices with IntelCom presently held by him, the period during which he has served as a Director, and the term for which he has been nominated:

                           DIRECTOR  CURRENT POSITION  TERM EXPIRING AT
  NAME OF NOMINEE     AGE   SINCE     WITH INTELCOM     ANNUAL MEETING
  ---------------     ---  --------  ----------------  ----------------
Jay E. Ricks(1)(2)     63    1993       Director            1999

- ------------------
  (1) Member of Compensation Committee
  (2) Member of Executive Committee

  OTHER DIRECTORS. The following table sets forth the name and age of each of IntelCom's other Directors, indicating all positions and offices with IntelCom presently held by him, the period during which he has served as a Director, and the term for which he serves as a Director:


                                        DIRECTOR       CURRENT POSITION       TERM EXPIRING AT
NAME OF DIRECTOR                   AGE   SINCE           WITH INTELCOM          ANNUAL MEETING
- ----------------                   ---  --------       ----------------       -----------------
William J. Laggett (1)(2)(3)(4)     66      1995  Chairman of the Board of                1998
                                                  Directors
J. Shelby Bryan(1)(3)               50      1995  President, Chief                        1997
                                                  Executive Officer and
                                                  Director
William W. Becker(3)(4)             67      1986  Director                                1997
Harry R. Herbst(2)(4)               45      1995  Director                                1998
Gregory C.K. Smith(2)               38      1994  Director                                1997
Leontis Teryazos(4)                 53      1995  Director                                1998


                                 (Accompanying notes are on the following page)



  (1) Member of Executive Committee
  (2) Member of Audit Committee
  (3) Member of Compensation Committee
  (4) Member of Stock Option Committee

  RESIGNATION OF DIRECTORS

    On November 28, 1995, David N. Matheson and Robert E. Swenarchuk resigned as Directors of IntelCom. Messrs. Matheson and Swenarchuk cited personal reasons for their resignations and did not indicate any disagreements with IntelCom on any matters.

  DIRECTORS' AND COMMITTEE MEETINGS

    IntelCom's Board of Directors held 17 meetings during the fiscal year ended September 30, 1995. No incumbent director attended fewer than 75% of said meetings.

    Executive Committee. The Executive Committee was formed in May 1995. The Executive Committee reviews business and transactions that are material to the Company. The Executive Committee held two meetings during the fiscal year ended September 30, 1995. No incumbent director who served on the Executive Committee attended fewer than 75% of said meetings.

    Audit Committee. The Audit Committee was formed in November 1993. The Audit Committee reviews the services provided by the Company's independent auditors, consults with the independent auditors on audits and proposed audits of the Company and reviews certain filings with the Securities and Exchange Commission (the "Commission"), and the need for internal auditing procedures and the adequacy of internal controls. The Audit Committee held four meetings during the fiscal year ended September 30, 1995. No incumbent director who served on the Audit Committee attended fewer than 75% of said meetings.

    Compensation Committee. The Compensation Committee was formed in February 1994. The Compensation Committee determines executive compensation and reviews transactions between the Company and its affiliates. The Compensation Committee held three meetings during the fiscal year ended September 30, 1995. No incumbent director who served on the Compensation Committee attended fewer than 75% of said meetings.

    Stock Option Committee. The Stock Option Committee was formed in October 1995. The Stock Option Committee determines stock option awards for employees. The Compensation Committee functioned as the Stock Option Committee during the fiscal year ended September 30, 1995.

    For additional information concerning the management of IntelCom, including the business experience of IntelCom's Directors and executive officers, compensation paid and options granted to the management of IntelCom, certain relationships and related transactions involving the management of IntelCom, IntelCom's shareholder return comparison and compliance with Section 16(a) of the Exchange Act, see "Management" and "Certain Relationships and Related Transactions."

                   MATTER NO. 2 -- REAPPOINTMENT OF AUDITORS


    The Board of Directors of IntelCom will move to reappoint KPMG Peat Marwick Thorne, Independent Chartered Accountants, Edmonton, Alberta, to serve as IntelCom's independent auditors in Canada until the next Annual Meeting of Shareholders and to reappoint KPMG Peat Marwick LLP, Denver, Colorado, to serve as IntelCom's independent auditors in the United States until the next Annual Meeting of Shareholders.

    Representatives of KPMG Peat Marwick Thorne and KPMG Peat Marwick LLP are expected to be present at the Meeting and will be available to answer questions.

    THE BOARD OF DIRECTORS OF INTELCOM RECOMMENDS THAT SHAREHOLDERS APPROVE THE REAPPOINTMENT OF KPMG PEAT MARWICK THORNE AS INTELCOM'S INDEPENDENT AUDITORS IN CANADA AND KPMG PEAT MARWICK LLP AS INTELCOM'S INDEPENDENT AUDITORS IN THE UNITED STATES.

                   MATTER NO. 3 -- CHANGE OF INTELCOM'S NAME


  GENERAL


    The Board of Directors of IntelCom has adopted a resolution unanimously approving and recommending to IntelCom's Shareholders for their approval an amendment to IntelCom's Articles changing the corporate name from IntelCom Group Inc. to ICG Communications, Inc. The text of the resolution authorizing the proposed amendment is annexed to this Proxy Statement - Prospectus as Appendix I.

    The Board of Directors of IntelCom believes that the change in corporate name to ICG Communications, Inc. would allow IntelCom to become more closely identified with its AMEX symbol "ICG" and the name by which its operations are more commonly known. The Board of Directors of IntelCom believes the change in corporate name at this time would be appropriate, advisable and in the best interests of IntelCom and its Shareholders. Shareholders should note, however, that if the Arrangement is approved (Matter No. 4), IntelCom's name will be changed instead, in accordance with the terms of the Plan of Arrangement, to ICG Holdings (Canada), Inc. See "Matter No. 4 - The Arrangement."

    THE BOARD OF DIRECTORS OF INTELCOM RECOMMENDS THAT SHAREHOLDERS APPROVE THE AMENDMENT TO INTELCOM'S ARTICLES TO CHANGE THE CORPORATE NAME FROM INTELCOM GROUP INC. TO ICG COMMUNICATIONS, INC.

                       MATTER NO. 4 -- THE ARRANGEMENT

  REASONS FOR THE ARRANGEMENT AND RECOMMENDATIONS OF THE BOARD

    The principal effect of the Arrangement will be to restructure the Company as a publicly traded U.S. domiciled corporation. Pursuant to the Arrangement, Parent, a newly formed Delaware corporation, will become the holding company for IntelCom, ICG and its subsidiaries.


    Since 1993, the Company has actively expanded its business presence in the United States. Through its acquisition of other businesses and the expansion and development of its existing businesses, the Company has grown to become one of the largest providers of local competitive access services in the United States. In late 1994 and early 1995, the Board of Directors of the Company began considering the possibility of restructuring the Company in order to become a U.S. domicilied corporation. Substantially all of the Company's operations are located in the United States. In addition, the Company views the United States as its primary source for raising capital and each of the Boards of Directors of IntelCom and Parent believes that the Arrangement will facilitate access to such markets and increase the Company's flexibility to meet its future financing needs. Also, certain aspects of the Company's operations are regulated by the FCC, which imposes restrictions on the interests a foreign company may hold in telecommunications businesses in the United States. By replacing IntelCom, a Canadian corporation, with Parent, a U.S. domiciled corporation, as the ultimate parent entity for the Company, the Arrangement will facilitate the FCC licensing process for the Company and provide greater flexibility to the Company in structuring its investments in regulated businesses.

    As part of its expected growth strategy for the short and medium term, the Company will pursue opportunities to invest in other U.S. based companies in the telecommunications industry, as it has done in the past. The price for any potential acquisitions may be in shares of Parent Common Stock and the Company believes that shares of Parent Common Stock will be more attractive as consideration for such acquisitions if the issuer is domiciled in the United States and its shares are publicly traded. According to the share register of IntelCom, as of the record date, approximately 5% of IntelCom's Common Shares were held by registered holders resident in Canada. Although IntelCom Common Shares are listed on both the AMEX and the VSE, less than 0.5% of IntelCom Common Shares traded in the last year were traded on the VSE.


    In 1995, senior members of management began meeting with the Company's legal, tax and financial advisors to discuss a reorganization plan and to analyze such a transaction from a tax and economic point of view, as well as from the point of view of fairness to Shareholders. Numerous possible structures were analyzed and, after several meetings with such advisors over the course of 1995 and early 1996, the Company, together with its advisors, determined that, among the options considered, the Arrangement would be fair to Shareholders and most favorable to the Company from a tax and economic perspective. The Arrangement has been designed to maintain the Company's results of operations, existing net operating losses (for United States tax purposes) and asset values without causing any material United States or Canadian federal income tax consequences. See "Income Tax Considerations to Shareholders." In addition, the Arrangement has been structured so that it will be treated as a tax-free transaction for Canadian tax purposes to Canadian residents electing to remain shareholders of IntelCom and to receive Class A Shares of IntelCom, rather than shares of Parent Common Stock on the Effective Date of the Arrangement and for United States tax purposes to United States residents electing to receive shares of Parent Common Stock in exchange for their IntelCom Common Shares on the Effective Date of the Arrangement.

    After the Arrangement is effected, Shareholders who currently hold IntelCom Common Shares and who, by virtue of the Arrangement, receive shares of Parent Common Stock, will hold an identical number of shares of Parent Common Stock which will represent investments in the same proportions in the same businesses and assets as prior to the Arrangement.

    THE BOARD OF DIRECTORS OF INTELCOM HAS APPROVED THE ARRANGEMENT AND RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ARRANGEMENT RESOLUTION. IN ADDITION, THE BOARD OF DIRECTORS OF INTELCOM RECOMMENDS THAT HOLDERS WHO ARE UNITED STATES RESIDENTS ELECT TO RECEIVE SHARES OF PARENT COMMON STOCK, AND THAT HOLDERS WHO ARE CANADIAN RESIDENTS ELECT TO RECEIVE CLASS A SHARES. ALL SHAREHOLDERS SHOULD CAREFULLY READ "INCOME TAX CONSIDERATIONS TO SHAREHOLDERS" AND CONSULT THEIR OWN TAX ADVISORS.

  DESCRIPTION OF THE ARRANGEMENT AND CERTAIN RELATED TRANSACTIONS

    IntelCom holds 100% of the common stock of ICG. ICG is a Colorado corporation and, through its subsidiaries, carries on all of the Company's business operations. Parent is a Delaware corporation which currently has no assets or operations.


    As soon as practicable following approval by Shareholders of the Arrangement Resolution and receipt of the Final Order and pursuant to the Support Agreement, IntelCom will file its Articles of Arrangement, including a change of its name to ICG Holdings (Canada), Inc. The Arrangement will be governed by the CBCA. Under the Arrangement:

    1. The rights, privileges, restrictions and conditions of IntelCom Common Shares will be amended to provide for, among other things, the right of the holder to exchange each such share for one share of Parent Common Stock. Upon the Arrangement, IntelCom Common Shares will be referred to as Class A Shares.

    2. Current holders of IntelCom Common Shares will be entitled to elect to immediately exchange such shares for shares of Parent Common Stock on a one-for-one basis. The terms of the Arrangement will provide that, in the event that the number of shares of Parent Common Stock issuable upon the election referred to above is less than 85% of the number of IntelCom Common Shares outstanding immediately prior to the Arrangement, holders of IntelCom Common Shares who did not elect to receive shares of Parent Common Stock will be deemed, on a pro rata basis in respect of the shortage, to have made such an election and will have such Class A Shares immediately exchanged with Parent for an equal number of shares of Parent Common Stock.

    For details of the procedures that must be followed to make elections to receive Class A Shares or to receive shares of Parent Common Stock, see "-- Election Procedures."

    After the Effective Date, the Class A Shares will be exchangeable at any time at the option of the holder for shares of Parent Common Stock on a one-for-one basis, and will be exchangeable or redeemable at the option of IntelCom upon the occurrence of certain events. Dividends, if any, will be payable on Class A Shares at the same time and in the economically equivalent amounts per share as any dividends declared and paid on shares of Parent Common Stock. See "-- Description of Class A Shares."

    Upon completion of the Arrangement, Shareholders (other than Dissenting Shareholders) will receive, depending upon the election of the Shareholder and subject to possible proration, for each of their IntelCom Common Shares, either one share of Parent Common Stock or one Class A Share. IT IS RECOMMENDED THAT SHAREHOLDERS WHO ARE UNITED STATES RESIDENTS ELECT TO EXCHANGE IMMEDIATELY THEIR CLASS A SHARES FOR SHARES OF PARENT COMMON STOCK BY COMPLETING AND PROPERLY SUBMITTING A LETTER OF TRANSMITTAL AND ELECTION FORM BY THE ELECTION DEADLINE. IT IS ALSO RECOMMENDED THAT SHAREHOLDERS WHO ARE CANADIAN RESIDENTS ELECT TO RECEIVE CLASS A SHARES BY COMPLETING AND PROPERLY SUBMITTING A LETTER OF TRANSMITTAL AND ELECTION FORM BY THE ELECTION DEADLINE. ALL SHAREHOLDERS SHOULD CAREFULLY READ "INCOME TAX CONSIDERATIONS TO SHAREHOLDERS" AND CONSULT THEIR OWN TAX ADVISORS. See "--Election Procedures."

  OPINION OF FINANCIAL ADVISOR

    IntelCom retained Morgan Stanley to act as IntelCom's financial advisor in connection with the Arrangement and related matters based upon Morgan Stanley's experience and expertise. Morgan Stanley rendered a written opinion to the Board of Directors of IntelCom that, as of the date of this Proxy Statement - Prospectus and subject to the considerations set forth in such opinion, the proposed Arrangement is fair from a financial point of view to the holders of IntelCom Common Shares.

    THE FULL TEXT OF MORGAN STANLEY'S WRITTEN OPINION DATED APRIL 25, 1996, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITATIONS ON THE REVIEW UNDERTAKEN, IS ATTACHED AS APPENDIX A TO THIS PROXY STATEMENT - PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. SHAREHOLDERS ARE URGED TO, AND SHOULD, READ THE MORGAN STANLEY OPINION CAREFULLY AND IN ITS ENTIRETY. THE MORGAN STANLEY OPINION IS DIRECTED TO THE BOARD OF DIRECTORS OF INTELCOM AND ADDRESSES THE FAIRNESS OF THE PROPOSED ARRANGEMENT FROM A FINANCIAL POINT OF VIEW TO THE HOLDERS OF INTELCOM COMMON SHARES, AND IT DOES NOT ADDRESS ANY OTHER ASPECT OF THE ARRANGEMENT NOR DOES IT CONSTITUTE A RECOMMENDATION TO ANY HOLDER OF INTELCOM COMMON SHARES AS TO HOW TO VOTE AT THE MEETING. THIS SUMMARY OF THE MORGAN STANLEY OPINION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION.

    In arriving at its opinion, Morgan Stanley (i) analyzed certain publicly available financial statements and other information of IntelCom; (ii) analyzed certain internal financial statements and other financial and operating data concerning the Company prepared by the management of the Company; (iii) analyzed certain financial projections prepared by the management of the Company; (iv) discussed past and current operations and financial conditions and the prospects of the Company with the management of the Company; (v) reviewed the reported prices and trading activity for the IntelCom Common Shares; (vi) compared the financial performance of the Company and the prices and trading activity of the IntelCom Common Shares with that of certain other comparable publicly traded companies and their securities; (vii) reviewed the financial terms, to the extent publicly available, of certain comparable transactions; (viii) participated in discussions with the management of the Company and their accountants and legal advisors regarding certain legal, tax and accounting issues relating to the Arrangement; (ix) discussed with the management of the Company their view of the strategic and other benefits expected to result from the Arrangement; (x) reviewed certain opinions of Reid & Priest LLP and Stikeman, Elliott regarding certain tax and legal matters in connection with Arrangement (the "Tax Opinions") as described in the Proxy Statement -Prospectus under the subsections entitled: "United States Federal Income Tax Considerations" and "Canadian Federal Income Tax Considerations," respectively; (xi) reviewed the Proxy Statement - Prospectus and certain related documents; and (xii) performed such other analyses and considered such other factors as it deemed appropriate.

    In rendering its opinion, Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by Morgan Stanley for the purposes of its opinion. With respect to the financial projections, Morgan Stanley assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of the Company. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of the Company, nor was it furnished with any such appraisals. In addition, Morgan Stanley relied upon, without independent verification, the assessment by the management of the Company of the strategic and other benefits expected to result from the Arrangement. Morgan Stanley assumed that the Arrangement will be consummated in accordance with the terms set forth in the Proxy Statement - Prospectus. Morgan Stanley also relied, without independent verification, upon the representations in the Tax Opinions with respect to certain tax and legal matters in connection with the Arrangement. For purposes of its opinion, Morgan Stanley relied on the fact that the Company is prohibited by restrictions in certain of its outstanding trust indentures from paying or declaring any dividends prior to the year 2006 and IntelCom's long term policy not to declare or pay any cash dividends. In addition, the Company advised Morgan Stanley that it is the Board's and management's intention not to change such policy over the long term. Morgan Stanley's opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of, the date of its opinion.


    Morgan Stanley further noted that the Arrangement may result in tax consequences for certain of the holders of IntelCom Common Shares and Morgan Stanley did not express any opinion or view as to the tax consequences to Shareholders of the Arrangement. Consequently, Morgan Stanley's opinion as to fairness from a financial point of view to the holders of IntelCom Common Shares does not take into account the tax status or position of any holder of IntelCom Common Shares. In addition, Morgan Stanley did not express any opinion and made no recommendation as to how the holders of the IntelCom Common Shares should vote at the Meeting.

     Pursuant to a letter agreement dated as of March 5, 1996, Morgan Stanley has charged IntelCom an opinion fee in the amount of $150,000. In addition, IntelCom has agreed to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under the federal securities laws, related to Morgan Stanley's engagement.


    In connection with the delivery of its opinion, Morgan Stanley discussed with members of management and the Board of Directors of IntelCom, among other things, Morgan Stanley's analysis of the financial implications for IntelCom and its shareholders of the Arrangement. The analysis generally indicated that with respect to the Arrangement, all shareholders of IntelCom were able, at their discretion, to participate in the Arrangement, and receive shares distributed in the Arrangement (either shares of Parent Common Stock or Class A Shares). A financial analysis of the post-Arrangement structure on the Company was also performed, which generally supported the following potential benefits of the Arrangement, including (i) the ability to reposition the Company as a U.S. domiciled entity, for strategic and operational reasons, as substantially all assets and operations reside in the U.S., (ii) the ability substain timely to eliminate the constraints placed upon the Company's operation of its radio licenses by the FCC, (iii) the tax-free nature of the Arrangement, (iv) the ability to characterize the Company as a U.S. domiciled entity for lobbying and other regulatory purposes at state and federal levels, and (v) the ability to characterize the Company as a U.S. domiciled entity with respect to increasing the Company's profile in the U.S. capital markets.

    As part of its investment banking business, Morgan Stanley is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. In the ordinary course of its business, Morgan Stanley and its affiliates may actively trade the debt and equity securities of any company for their own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in the IntelCom Common Shares. From time to time, Morgan Stanley and its affiliates provide financial advisory and financing services for IntelCom and have or will receive fees for the rendering of these services, which services have included acting as lead underwriter in connection with previous financings, including the Company's issuance of senior discount notes and exchangeable preferred stock in April 1996. Morgan Stanley together with its affiliate, Princes Gate Investors, L.P. ("PGI") and related investors, currently own approximately 8.2% of the equity of IntelCom on a fully diluted basis, in the form of IntelCom Common Shares and certain warrants of IntelCom.

  DESCRIPTION OF CLASS A SHARES

    Voting Rights. Holders of Class A Shares will have one vote per Class A Share at meetings of the shareholders of IntelCom. Holders of Class A Shares will not be permitted to vote at meetings of the shareholders of Parent. Immediately following the Arrangement, Parent will hold and be entitled to vote at least 85% of the Class A Shares.

    The share provisions of the Class A Shares set out certain events which require the approval of a majority of the holders of Class A Shares other than Parent and its affiliates. These events include making any amendment to the Support Agreement or any waiver or forgiveness by IntelCom (subject to certain enumerated exceptions) of rights or obligations under the Support Agreement.

    Dividend Rights. Under the share provisions of the Class A Shares, IntelCom and Parent will be required to use their best efforts to ensure that holders of Class A Shares receive dividends which are intended, so far as possible, to be functionally and economically equivalent to those declared, if any, on shares of Parent Common Stock as follows:

    (i) in the case of a cash dividend declared on shares of Parent Common Stock, holders of each Class A Share will be entitled to receive the Canadian dollar equivalent of the dividend declared on each share of Parent Common Stock;

    (ii) in the case of a stock dividend declared on Parent Common Stock which is payable in shares of Parent Common Stock, holders of each Class A Share will be entitled to receive such number of Class A Shares as is equal to the number of shares of Parent Common Stock to be paid as a dividend on each share of Parent Common Stock; and

  (iii) in the case of a dividend declared on Parent Common Stock in property other than in cash or shares of Parent Common Stock, holders of each Class A Share will be entitled to receive such type and amount of property as is the same or economically equivalent to (as determined by the board of directors of IntelCom) the type and amount of property declared as a dividend on each share of Parent Common Stock.

    The record date for the determination of the holders of Class A Shares entitled to receive payment of, and the payment date for, any dividend declared on Class A Shares shall be the same dates as the record date and payment date, respectively, for the corresponding dividend on shares of Parent Common Stock.

    Retraction Rights of Holder and Parent Retraction Call Rights. Pursuant to the share provisions of the Class A Shares, subject to applicable law and the overriding Retraction Call Right of Parent described below, holders of Class A Shares will be entitled at any time to require IntelCom to retract (i.e., redeem at the option of the holder) any or all such Class A Shares and to receive, for each Class A Share, one share of Parent Common Stock.

    Holders of Class A Shares may effect such retraction by presenting a certificate or certificates to IntelCom or its transfer agent representing the number of Class A Shares the holder desires to retract, together with a written request (a "Retraction Request") specifying the number of Class A Shares the holder wishes to retract and the date upon which the holder desires to receive shares of Parent Common Stock (which date shall be not less than five business days nor more than ten business days after the date on which such Retraction Request is received by IntelCom) (the "Retraction Date") and acknowledging the overriding Retraction Call Right of Parent described below, and such other documents as may be required to effect the retraction of the Class A Shares.

    Pursuant to the Plan of Arrangement, upon receipt of a Retraction Request, IntelCom shall immediately notify Parent of such request. Parent shall thereafter have two business days in which to notify IntelCom that Parent intends to exercise its overriding Retraction Call Right to purchase all, but not less than all, of the Class A Shares submitted by the holder thereof for retraction. The purchase price for each such Class A Share purchased by Parent shall be one share of Parent Common Stock. Although Parent has no obligation to exercise its overriding Retraction Call Rights, Parent has indicated to IntelCom that it intends to exercise its overriding Retraction Call Rights following Parent's receipt of any Retraction Request.

    IntelCom Redemption Right and Parent Redemption Call Rights. Pursuant to the share provisions of the Class A Shares, subject to applicable law and the overriding Redemption Call Right of Parent described below, at any time upon the public announcement of any bona fide transaction (whether by way of a merger, consolidation, tender offer, share exchange, reorganization, transfer, sale, lease or otherwise) which would result in a third party acquiring more than 50% of the outstanding voting equity securities of Parent or any other transaction pursuant to which a third party would acquire control of all or substantially all of the assets of the Company, IntelCom is entitled to declare a redemption date (the "Automatic Redemption Date") on which it will redeem all, but not less than all, of the then outstanding Class A Shares held other than by Parent or any of its affiliates by payment of, for each Class A Share, one share of Parent Common Stock. The Automatic Redemption Date shall occur on the earlier of the date of completion of such transaction or prior thereto if deemed necessary by the Board of Directors of IntelCom in order to enable holders of Class A Shares to participate in such transaction.

    Under the Arrangement, Parent will have the overriding Redemption Call Right, notwithstanding any proposed redemption of the Class A Shares by IntelCom as outlined above, to unilaterally purchase on the Automatic Redemption Date all, but not less than all, of the outstanding Class A Shares held other than by Parent or any of its affiliates by payment of, for each Class A Share, one share of Parent Common Stock. Although Parent has no obligation to exercise its overriding Redemption Call Right, Parent has indicated to IntelCom that it intends to exercise its overriding Redemption Call Right in the event of an Automatic Redemption Date.

    IntelCom Cash Redemption Right. Pursuant to the share provisions of the Class A Shares, the Class A Shares will be redeemable for cash, at the option of IntelCom, at any time after October 1, 2006, in an amount equal to the Cash Redemption Price (as defined in the share provisions of the Class A Shares), provided that at such time the number of Class A Shares registered in the name of holders other than Parent or any of its affiliates is less than 1% of the total number of Class A Shares outstanding at such time.

    Liquidation Exchange Rights of Holders and Parent Liquidation Call Rights. Pursuant to the Support Agreement, upon the occurrence and during the continuance of an "Insolvency Event", a holder of Class A Shares may require Parent to purchase any or all of the Class A Shares held by such holder. "Insolvency Event" is defined to include any insolvency or bankruptcy proceeding instituted by or against IntelCom, including any such proceeding under the Companies' Creditors Arrangement Act (Canada) and the Bankruptcy and Insolvency Act (Canada), the admission in writing by IntelCom of its inability to pay its debts generally as they become due and the inability of IntelCom, as a result of solvency requirements of applicable law, to redeem any Class A Shares tendered for retraction. Immediately upon the occurrence of an Insolvency Event or any event which may, with the passage of time or by giving of notice, or both, becomes an Insolvency Event, IntelCom and/or Parent, will give written notice thereof to each holder of Class A Shares. Parent has agreed not to commence any voluntary liquidation or winding up of IntelCom.

    If, as a result of solvency provisions of applicable law, IntelCom is unable to redeem all Class A Shares tendered for retraction by a holder of Class A Shares in accordance with the provisions attaching to the Class A Shares and provided that Parent has not exercised its Retraction Call Right with respect to such shares and the holder has not revoked the Retraction Request, the holder will be deemed to have exercised its right to require Parent to purchase the unredeemed Class A Shares and Parent will be required to purchase such shares from the holder in the manner set forth above.

    In the event of insolvency of Parent, the residual value of a Class A Share may be greater than the residual value of a share of Parent Common Stock. In such case, a holder of Class A Shares may receive a greater proportion of the Company's assets per share than a holder of shares of Parent Common Stock.


    Delivery of Parent Common Stock. The Support Agreement requires Parent to take all actions necessary or desirable to cause all shares of Parent Common Stock issuable upon exercise of the rights described above to be freely tradeable by the holders thereof (other than any restrictions on transfer by reason of a holder being a "control person" of Parent for purposes of Canadian law or an "affiliate" of Parent for purposes of United States law). In addition, Parent will take all such actions necessary to cause all such shares of Parent Common Stock to be listed or quoted for trading on all stock exchanges or quotation systems on which outstanding shares of Parent Common Stock are then listed or quoted for trading. Parent has applied to have the Parent Common Stock authorized for listing on the AMEX under the symbol
  "ICG" after the Effective Date.  See "- Stock Exchange Listings."

    Dissenting Holders. As permitted in the Interim Order, Shareholders may exercise rights of dissent with respect to their IntelCom Common Shares pursuant to and in the manner set forth in Section 190 of the CBCA and pursuant to the Plan of Arrangement. See "Dissenting Shareholders' Rights."


  TREATMENT OF STOCK OPTIONS AND STOCK OPTION PLANS

    At the Effective Date, the obligations of IntelCom under each outstanding Stock Option under the Stock Option Plans, whether vested or unvested, will be assumed by Parent. Each Stock Option assumed by Parent will continue to have, and be subject to, the same terms and conditions set forth in the Stock Option Plans and all outstanding stock option agreements in effect immediately prior to the Effective Date except that each Stock Option will be exercisable for that number of shares of Parent Common Stock which the holder of such Stock Option would have been entitled to receive pursuant to the Arrangement had such holder exercised such Stock Option in full immediately prior to the Effective Date and elected to receive shares of Parent Common Stock in exchange for IntelCom Common Stock in the Arrangement. To the extent permitted under section 424 of the Internal Revenue Code of 1986, as amended (the "Code"), in the case of Stock Options which are incentive stock options described in section 422 of the Code, and with respect to Stock Options that are not incentive stock options, the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such Stock
  Options will be equal to the per share exercise price at which such options were exercisable immediately prior to the Effective Date.

  TREATMENT OF WARRANTS

    All IntelCom warrants outstanding on the Effective Date will remain obligations of IntelCom. As a result of the Plan of Arrangement, such warrants will be exercisable for Class A Shares, which will be exchangeable at the option of the holder at any time into shares of Parent Common Stock. IntelCom will maintain the effectiveness of any of its registration statements covering such warrants and underlying Class A Shares until such warrants are exercised or expire.

  TREATMENT OF CONVERTIBLE DEBENTURES

    All IntelCom convertible debt outstanding on the Effective Date will remain primary obligations of IntelCom. As a result of the Plan of Arrangement, such convertible debentures will be convertible into Class A Shares, which will be exchangeable at any time into shares of Parent Common Stock. IntelCom will maintain the effectiveness of any of its registration statements covering such convertible debentures and underlying Class A Shares until such debentures are converted or the relevant convertibility feature expires.

  DESCRIPTION OF PARENT SECURITIES

    The authorized capital stock of Parent consists of 100,000,000 shares of Common Stock, of which one share has been issued and is outstanding and held by its incorporator and 1,000,000 shares of preferred stock, par value $.01 per share (the "Parent Preferred Stock"), of which no shares are issued and outstanding.

    Parent Common Stock

    Each holder of shares of Parent Common Stock is entitled to cast one vote, either in person or by proxy, for each share owned of record on all matters submitted to a vote of shareholders of Parent, including the election of directors. The Board of Directors of Parent is divided into three classes, with the classes as nearly equal in number as possible. Initially, approximately one-third of the directors will serve a one-year term, approximately one-third of the directors will serve a two-year term and approximately one-third of the directors will serve a three-year term. Thereafter, the term of each class of directors will be three years, with the term of one class expiring each year in rotation. The holders of shares of Parent Common Stock do not possess cumulative voting rights, which means that the holders of more than 50% of the outstanding shares of Parent Common Stock voting for the election of directors can elect all of such directors, and, in such event, the holders of the remaining shares of Parent Common Stock will be unable to elect any of Parent's directors.

    Holders of the outstanding shares of Parent Common Stock are entitled to share ratably in such dividends as may be declared by the Board of Directors of Parent out of funds legally available therefor. Upon the liquidation, dissolution, or winding up of Parent, each outstanding share of Parent Common Stock will be entitled to share in the assets of Parent legally available for distribution to shareholders after the payment of all debts and other liabilities subject to any superior rights of the holders of any outstanding shares of Parent Preferred Stock. See "Market Price and Dividend Information."

    Holders of the shares of Parent Common Stock have no preemptive rights. There are no conversion or subscription rights, and shares are not subject to redemption. All of the outstanding shares of Parent Common Stock are, and the shares offered hereby will be, when issued in accordance with the terms hereof, duly issued, fully paid and nonassessable.

    Parent Preferred Stock

    Parent is authorized to issue shares of Parent Preferred Stock, in one or more series, and to fix for each such series the number of shares thereof and voting powers and such preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, and the number of shares constituting any series or the designation of such series, as are permitted by the DGCL.
  Parent could authorize the issuance of shares of Parent Preferred Stock with terms and conditions which could discourage a takeover or other transaction that holders of some or a majority of shares of Parent Common Stock might believe to be in their best interests or in which such holders might receive a premium for their shares of stock over the then market price of such shares. As of the date hereof, no shares of Parent Preferred Stock are outstanding nor has Parent authorized the issuance of any shares of Parent Preferred Stock, nor does Parent have any present plans to issue any shares of Parent Preferred Stock after the Effective Date.

  COURT APPROVAL AND COMPLETION OF THE ARRANGEMENT

    An arrangement of a corporation under the CBCA requires Court approval after the approval thereof by the shareholders of the subject corporation. Prior to the mailing of this Proxy Statement - Prospectus, IntelCom and Parent obtained the Interim Order providing for the calling, holding and conduct of the Meeting and other procedural matters. A copy of the Interim Order is attached as Appendix C to this Proxy Statement - Prospectus. The Notice of Application for the Final Order appears as Appendix G to this Proxy Statement - Prospectus.


    Subject to the approval of the Arrangement Resolution by the Shareholders and the determination of the Court, the hearing in respect of the Final Order is scheduled to take place on August ., 1996 at 10:00 a.m. (Toronto time) in the Ontario Court of Justice (General Division), Osgoode Hall, 145 Queen Street West, Toronto, Ontario. At that hearing, any Shareholder or other interested party who wishes to participate or to be represented or to present evidence or arguments may do so, subject to filing a notice of appearance with the Court and serving such notice of appearance upon the Company's solicitors and upon all other parties who have filed a notice of appearance as provided in the Interim Order. The Court will consider, among other things, the fairness and reasonableness of the Arrangement.



    Subject to the foregoing, it is anticipated that the Arrangement will be completed not later than August 30, 1996.

  ACCOUNTING TREATMENT

    The Arrangement will be accounted for in a manner similar to a pooling of interests. In accordance with U.S. GAAP, Parent anticipates its consolidated financial statements will reflect the assets and liabilities of IntelCom at their historical cost as presented in IntelCom's historical consolidated financial statements. Effectively, IntelCom is transferring its assets and liabilities to Parent in a common control transaction. The costs associated with the Arrangement, which are not expected to be significant, will be charged to the results of operations of Parent upon the consummation of the Arrangement.

  ELECTION PROCEDURES

    The Letter of Transmittal and Election Form is enclosed with this Proxy Statement - Prospectus for use by Shareholders (a) who wish to continue to hold Class A Shares of IntelCom or who wish to elect to receive shares of Parent Common Stock, and (b) for transmittal of certificates representing IntelCom Common Shares. Additional copies of the Letter of Transmittal and Election Form may be obtained from the Depositary. The details of the procedures for the making of elections, the exchange of certificates representing IntelCom Common Shares and the deposit of such certificates with the Depositary and the address of the office of the Depositary are set out in the

  Letter of Transmittal and Election Form. See "Income Tax Considerations to Shareholders" for a description of the tax consequences of receiving either shares of Parent Common Stock or Class A Shares.

    Election to Receive Shares of Parent Common Stock. Shareholders who wish to immediately exchange their Class A Shares for shares of Parent Common Stock may elect accordingly on the accompanying Letter of Transmittal and Election Form. In the absence of a duly made election to receive Class A Shares, Shareholders will be deemed to have elected to immediately exchange their Class A Shares for shares of Parent Common Stock. In any event, before Shareholders will receive new share certificates representing their shares of Parent Common Stock, they will be required to surrender their old share certificates which formerly represented IntelCom Common Shares to a Depositary. See "--Procedures for Exchange of Share Certificates of Shareholders."

    Where a Shareholder desires to receive shares of Parent Common Stock in respect of only a part of IntelCom Common Shares represented by a single share certificate, he or she must separately elect as to each of Parent Common Stock and Class A Shares and deposit such certificate with the Depositary. The Depositary will, after the Effective Date, forward to such Shareholder certificates representing the appropriate number of shares of Parent Common Stock and Class A Shares which such Shareholder is entitled to receive by virtue of such separate elections to receive shares of Parent Common Stock and Class A Shares for the IntelCom Common Shares represented by the deposited certificate.

    ELECTION TO RECEIVE CLASS A SHARES. SHAREHOLDERS WHO WISH TO CONTINUE TO HOLD CLASS A SHARES AFTER THE EFFECTIVE DATE MUST COMPLETE THE LETTER OF TRANSMITTAL AND ELECTION FORM, INDICATE THEIR ELECTION TO RECEIVE CLASS A SHARES IN PARAGRAPH . THEREOF AND RETURN IT, TOGETHER WITH THE CERTIFICATE(S) REPRESENTING INTELCOM COMMON SHARES IN RESPECT OF WHICH THE ELECTION IS MADE, TO THE DEPOSITARY PRIOR TO THE ELECTION DEADLINE. Certificates representing IntelCom Common Shares in respect of which the holder is to receive Class A Shares must be surrendered to the Depositary at the time of election in order to obtain certificates representing the appropriate number of Class A Shares. The Letter of Transmittal and Election Form specifies the procedure for surrendering certificates representing IntelCom Common Shares to the Depositary. Failure by any Shareholder to properly elect to receive Class A Shares will result in such Shareholder being deemed to have elected to receive shares of Parent Common Stock. SHAREHOLDERS WHO ARE CANADIAN RESIDENTS AND WHO HOLD INTELCOM COMMON SHARES IN THE NAME OF ONE OR MORE BROKERAGE FIRMS, BANKS OR NOMINEES ARE URGED TO CONTACT SUCH BROKERAGE FIRMS, BANKS OR NOMINEES AND INSTRUCT THEM AS TO YOUR ELECTION TO RECEIVE CLASS A SHARES OR SHARES OF PARENT COMMON STOCK AS A RESULT OF THE ARRANGEMENT. YOUR FAILURE TO INSTRUCT SUCH BROKERAGE FIRMS, BANKS OR NOMINEES OF YOUR ELECTION WILL RESULT IN YOUR BEING DEEMED TO HAVE ELECTED TO RECEIVE SHARES OF PARENT COMMON STOCK, WHICH MAY RESULT IN A TAXABLE EVENT TO YOU FOR CANADIAN TAX PURPOSES. ALL SHAREHOLDERS SHOULD CAREFULLY READ "INCOME TAX CONSIDERATIONS TO SHAREHOLDERS" AND CONSULT THEIR OWN TAX ADVISORS.

    Where a Shareholder decides to receive Class A Shares in respect of only a part of IntelCom Common Shares represented by a single share certificate, he or she must separately elect as to each of Class A Shares and Parent Common Stock and deposit such certificate with the Depositary. The Depositary will, after the Effective Date, forward to such Shareholder certificates representing the appropriate number of Class A Shares and shares of Parent Common Stock which such Shareholder is entitled to receive by virtue of such separate elections to receive Class A Shares and shares of Parent Common Stock for the IntelCom Common Shares represented by the deposited certificate.

    In the event that the number of shares of Parent Common Stock issuable to Shareholders who have elected to receive shares of Parent Common Stock upon the Arrangement is less than 85% of the number of IntelCom Common Shares outstanding immediately prior to the Arrangement, holders of IntelCom Common Shares who have elected to receive Class A Shares will be deemed to have elected, pro rata to the extent of the shortage, to exchange such IntelCom Common Shares for shares of Parent Common Stock. THE RECEIPT BY SHAREHOLDERS WHO ARE CANADIAN RESIDENTS OF SHARES OF PARENT COMMON STOCK UPON THE ARRANGEMENT MAY RESULT IN A TAXABLE EVENT FOR CANADIAN TAX PURPOSES TO SUCH SHAREHOLDERS.

  PROCEDURE FOR EXCHANGE OF SHARE CERTIFICATES BY SHAREHOLDERS

    As soon as practicable after the surrender of certificates representing IntelCom Common Shares, the Depositary will deliver certificates for shares of Parent Common Stock and Class A Shares in accordance with the instructions set forth in the Letter of Transmittal and Election Form. Pending the surrender of certificates formerly representing IntelCom Common Shares and in respect of which the election to receive shares of Parent Common Stock was not duly made, such certificates will be deemed to represent shares of Parent Common Stock and the holder thereof will be treated for all purposes as a holder of the appropriate number of shares of Parent Common Stock.

  STOCK EXCHANGE LISTINGS

    Class A Shares. IntelCom Common Shares (which will become Class A Shares upon the Arrangement) are currently listed on the VSE and the AMEX. Applications will be made to the AMEX to delist the Class A Shares so that such shares will cease to be traded thereon on the Effective Date. IntelCom does not intend to make any application to the VSE to delist the Class A Shares and expects such shares to remain listed for trading on the VSE.

    Parent Common Stock. Parent has applied to have the Parent Common Stock authorized for listing on the AMEX under the symbol "ICG" following the Effective Date. Authorization of the Parent Common Stock for listing on the AMEX is a condition precedent to the consummation of the transactions contemplated by the Arrangement. Although Parent fully expects the Parent Common Stock to be authorized for listing on the AMEX, failure to satisfy this condition must be waived by IntelCom and Parent and would have a material adverse effect on the liquidity of the Parent Common Stock.

  SECURITIES LAWS CONSIDERATIONS

    IntelCom. IntelCom is currently, and will continue to be after the Arrangement, subject to the reporting and information requirements of the Exchange Act and the Securities Act (British Columbia).

    The Arrangement has been structured so as to permit the resale of shares of Parent Common Stock in the United States and to permit the resale of Class A Shares in Canada without the requirement of filing a prospectus.

    Parent. The shares of Parent Common Stock issuable in connection with the Arrangement are concurrently being registered under the Securities Act pursuant to the Registration Statement of Parent on Form S-4 of which this Proxy Statement - Prospectus forms a part. The Registration Statement of Parent on Form S-4 is also registering under the Securities Act the shares of Parent Common Stock issuable upon the exchange of Class A Shares that are issuable upon the exercise or conversion of outstanding IntelCom options, warrants and convertible debentures. IntelCom intends to keep effective any registration statements covering these warrants and convertible debentures and the Class A Shares underlying the same until such warrants and convertible debentures have either been exercised or converted, as the case may be, or expire.

    Consequently, all shares of Parent Common Stock received by Shareholders in the Arrangement will be freely transferable under the United States federal securities laws, except that such shares of Parent Common Stock received by persons who are deemed to be "affiliates" (as such term is defined under the Securities Act) of IntelCom may be resold by such affiliates only in transactions permitted by the resale provisions of Rule 145(d)(1), (2) or (3) promulgated under the Securities Act (or Rule 145(d)(1) alone in the case of such persons who become affiliates of Parent upon the completion of the Arrangement) or as otherwise permitted under the Securities Act.

  CONDITIONS TO THE ARRANGEMENT

    Consummation of the Arrangement is subject to (i) an order by the Court approving the Arrangement in form and substance satisfactory to IntelCom and Parent; (ii) the approval of the Arrangement by the affirmative requisite vote of the Shareholders; and (iii) the Parent Common Stock being authorized for listing on the AMEX. In addition to these conditions, the Arrangement may be abandoned prior to the Effective Date notwithstanding approval by the Shareholders, by written agreement of Parent and IntelCom.

  SUPPORT AGREEMENT


    On June 27, 1996, IntelCom and Parent executed the Support Agreement. The following paragraphs summarize the material terms of the Support Agreement which is included in this Proxy Statement - Prospectus as Appendix A. Shareholders are urged to read the Support Agreement in its entirety for a more complete description of the Arrangement and the related transactions.

    After Shareholder approval of the Arrangement Resolution is received at the Meeting, the Arrangement will be consummated by obtaining the Final Order of the Court and by filing articles of arrangement with the Director appointed under the CBCA. Each of the parties to the Support Agreement have agreed to comply in all respects with the provisions of the Plan of Arrangement.

    The Support Agreement provides that IntelCom and Parent will use their best efforts to ensure that no dividends will be declared or paid on the Parent Common Stock unless IntelCom simultaneously declares and pays an economically equivalent dividend (after appropriate adjustments for currency translations) on the Class A Shares.

    The Support Agreement also provides that Parent will do all things necessary to ensure that IntelCom will be able to make all payments on the Class A Shares required in the event of (a) the liquidation, dissolution or winding up of IntelCom, (b) the retraction of Class A Shares by a holder or (c) the redemption of the Class A Shares by IntelCom.

    The Support Agreement also provides that Parent will take all actions necessary or desirable to cause all shares of Parent Common Stock issued and delivered thereunder to be freely tradeable by the holders thereof (other than any restrictions on transfer by reason of a holder being a "control person" of Parent for purposes of Canadian law or an "affiliate" of Parent for purposes of United States law). In addition, Parent will take all such actions necessary to cause all such shares of Parent Common Stock to be listed or quoted for trading on all stock exchanges or quotation systems on which any outstanding shares of Parent Common Stock are then listed or quoted for trading. Parent has applied to have the Parent Common Stock authorized for listing on the AMEX under the symbol "ICG" following the Effective Date and it is not anticipated that shares of Parent Common Stock will be listed on any other stock exchange or trading system.

    The Support Agreement also provides that, without the prior approval of IntelCom and the holders of the Class A Shares, other than Parent or its affiliates, Parent will not distribute additional shares of Parent Common Stock or rights to subscribe therefor or other assets or evidences of indebtedness to all or substantially all holders of shares of Parent Common Stock nor change the shares of Parent Common Stock nor effect any reorganization or other transaction affecting the shares of Parent Common Stock, unless the same or an economically equivalent distribution on, or change to, the Class A Shares (or in the rights of the holders thereof) is made simultaneously. The Board of Directors of IntelCom is conclusively empowered to determine in good faith and in its sole discretion whether any corresponding distribution on or change to the Class A Shares is the same as or economically equivalent to any proposed distribution on or change to the shares of Parent Common Stock.

    In the event that any additional classes of shares of IntelCom are created and so long as there remain outstanding any Class A Shares not owned by Parent or any of its affiliates, Parent will remain the beneficial owner, directly or indirectly, of all outstanding shares of capital stock of IntelCom other than Class A Shares.

    The Support Agreement provides for the Exchange Right of holders of Class A Shares in the event of an insolvency event (as defined in the Support Agreement) of IntelCom to exchange each of their Class A Shares with Parent for one share of Parent Common Stock . These rights are described above under the heading "-- Description of Class A Shares." Individual holders of Class A Shares are third party beneficiaries of the Exchange Right and are entitled to enforce the Exchange Right pursuant to the terms of the Support Agreement.

    With the exception of administrative changes for the purposes of adding covenants for the protection of the holders of the Class A Shares, making certain necessary amendments or curing ambiguities or clerical errors (in each case provided that the Board of Directors of each of Parent and IntelCom is of the opinion that such amendments are not prejudicial to the interests of the holders of the Class A Shares), the Support Agreement may not be amended without the approval of a majority of the holders of the Class A Shares other than Parent or any of its affiliates.

                   INCOME TAX CONSIDERATIONS TO SHAREHOLDERS

  CANADIAN FEDERAL INCOME TAX CONSIDERATIONS


    The following is the opinion of Stikeman, Elliott, special Canadian counsel to the Company ("Canadian Counsel"), of the principal Canadian federal income tax considerations generally applicable to Shareholders who, for the purposes of the Canadian Tax Act, deal at arm's length and are not affiliated with IntelCom or Parent, hold their IntelCom Common Shares as capital property and, in the case of holders who have not been and will not be resident in Canada within the meaning of the Canadian Tax Act at any time while holding IntelCom Common Shares, do not hold or use their IntelCom Common Shares in connection with a business carried on in Canada and are persons to whom the shares are not taxable Canadian property, within the meaning of the Canadian Tax Act as discussed below in "Shareholders Not Resident in Canada." IntelCom Common Shares generally will be considered to be capital property to a holder unless the holder holds the shares in the course of carrying on a business or acquired them in a transaction or transactions considered to be an adventure in the nature of trade. Certain holders whose IntelCom Common Shares might not otherwise qualify as capital property may be able to qualify them as such by making the irrevocable election permitted by subsection 39(4) of the Canadian Tax Act.


    This opinion is based upon the current provisions of the Canadian Tax Act, the regulations thereunder and Canadian Counsel's understanding of the current published administrative practices and policies of Revenue Canada. This opinion also takes into account all specific proposals to amend the Canadian Tax Act publicly announced prior to the date hereof (the "Proposed Amendments"), and assumes that the Proposed Amendments will be enacted substantially as proposed. This opinion does not otherwise take into account or anticipate any changes in law, whether by way of legislative, judicial or governmental action or interpretation, nor does it address any provincial or foreign income tax considerations.



    THIS OPINION IS OF A GENERAL NATURE ONLY AND IS NOT INTENDED TO BE, NOR SHOULD IT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE TO ANY PARTICULAR SHAREHOLDER. SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE INCOME TAX CONSEQUENCES TO THEM OF THE ARRANGEMENT.

    TAX CONSEQUENCES TO SHAREHOLDERS RESIDENT IN CANADA

    As described more fully herein, a Canadian resident Shareholder who elects to receive Class A Shares rather than shares of Parent Common Stock on the Effective Date of the Arrangement generally will not be subject to Canadian income tax as a result of the implementation of the Arrangement, although thereafter such a Shareholder may be subject to Canadian income tax as a consequence of the sale or exchange of, or on the receipt of dividends or deemed dividends on, such Class A Shares. A Canadian resident Shareholder who does not so elect to receive Class A Shares may be subject to Canadian income tax at the time of the Arrangement.

       Call Rights

    The Company is of the view and has advised Canadian Counsel that no amount will be allocated to the value of the Call Rights. In particular, the Company is of the view that the Redemption Call Right and the Retraction Call Right have nominal value. On this basis, no Shareholder will realize capital gain at the time that any such rights are granted to Parent. Such determination of value is not binding on Revenue Canada and Canadian Counsel can express no opinion on such matters of factual determination.

       Receipt of Class A Shares Pursuant to the Recapitalization

    Provided the adjusted cost base to a holder exceeds the fair market value of the Exchange Right and any other rights in respect of the holder's Class A Shares the holder will not realize capital gain or capital loss for purposes of the Canadian Tax Act as a result of the amendments to the rights, privileges, restrictions and conditions of the IntelCom Common Shares as described in "The Arrangement - Description of the Arrangement and Certain Related Transactions" above. Such a holder generally will be deemed to have disposed of the IntelCom Common Shares for proceeds of disposition equal to their adjusted cost base to the holder and to have acquired the Class A Shares for a cost substantially equal to the adjusted cost base to such holder of the IntelCom Common Shares. If the adjusted cost base to a holder of IntelCom Common Shares is less than the fair market value of the Exchange Right and any other rights in respect of the holder's Class A Shares, the holder will realize capital gain for purposes of the Canadian Tax Act equal to the amount of that difference.

    A Shareholder will be required to determine the fair market value of the Exchange Right and any other rights on a reasonable basis for purposes of the Canadian Tax Act. The Company is of the view and has advised Canadian Counsel that the Exchange Right and any other rights have only nominal value. On this basis, a holder will not realize capital gain on the conversion of the holder's IntelCom Common Shares into Class A Shares under the Arrangement. Such determination of value is not binding on Revenue Canada, and counsel can express no opinion on such matters of factual determination.

       Dividends or Deemed Dividends on Class A Shares

    In the case of a holder who is an individual, dividends received or deemed to be received on the Class A Shares will be included in computing the holder's income, and will be subject to the gross-up and dividend tax credit rules normally applicable to taxable dividends received from taxable Canadian corporations. IntelCom does not intend to pay cash dividends in the foreseeable future. However, IntelCom may be deemed to have declared dividends, as described below, upon the redemption (including a retraction) of the Class A Shares.


    The Class A Shares will be "taxable preferred shares" and "short-term preferred shares" for the purposes of the Canadian Tax Act. Accordingly, IntelCom will be subject to a 66 2/3% tax under Part VI.1 of the Canadian Tax Act on the amount of dividends which are paid or deemed to be paid on the Class A Shares. Dividends received or deemed to be received on Class A Shares will not be subject to the 10% tax under Part IV.1 of the Canadian Tax Act applicable to certain corporations.

    In the case of a holder that is a corporation, other than a "specified financial institution" as defined in the Canadian Tax Act, dividends received or deemed to be received on the Class A Shares will normally be deductible in
  computing the holder's taxable income.   A corporation will generally be a
  specified financial institution for the purposes of the Canadian Tax Act if it is a bank, a trust company, a credit union, an insurance corporation or a corporation whose principal business is the lending of money to persons with whom the corporation is dealing at arm's length or the purchasing of debt obligations issued by such persons or a combination thereof, and corporations controlled by or related to such entities.

    If, however, the Support Agreement is considered to be a "guarantee agreement" for the purposes of subsection 112(2.2) of the Canadian Tax Act and if Parent or any person with whom Parent does not deal at arm's length is a specified financial institution under the Canadian Tax Act at a point in time that a dividend is paid on a Class A Share then, subject to the exemption described below, dividends received or deemed to be received by a holder that is a corporation will not be deductible in computing taxable income but will be fully includable in taxable income under Part I of the Canadian Tax Act. Parent has informed Canadian Counsel that it is of the view that neither it nor any person with whom it does not deal at arm's length is a specified financial institution at the current time but there can be no assurances that this status will not change prior to any dividend which is received or deemed to be received by a corporate shareholder.

    This denial of the dividend deduction for a corporate shareholder will not in any event apply if at the time a dividend is received or deemed to be received the Class A Shares are listed on a prescribed stock exchange (which includes the VSE), Parent controls IntelCom, and the recipient (together with persons with whom the recipient does not deal at arm's length) does not receive dividends on more than 10% of the issued and outstanding Class A Shares.

    In the case of a holder that is a specified financial institution for the purposes of the Canadian Tax Act, dividends received or deemed to be received on the Class A Shares will be deductible in computing the holder's taxable income only if either:

      (a)the holder did not acquire the Class A Shares in the ordinary course of its business; or

      (b)at the time of the receipt of a dividend by the holder, the Class A Shares are listed on a prescribed stock exchange (which includes the VSE) in Canada and the holder, either alone or together with persons with whom it does not deal at arm's length, does not receive (and is not deemed to receive) dividends in respect of more than 10% of the issued and outstanding Class A Shares.

    Corporations that are registered or licensed under the laws of a province to trade in securities and corporations that are "restricted financial institutions" should consult their own advisors with respect to particular rules that may be relevant to them.

       Exchange or Redemption of Class A Shares

    On the exchange of a Class A Share by the holder thereof with Parent for a share of Parent Common Stock as described under either "Election Procedures - Election to Receive Shares of Parent Common Stock" or "The Arrangement - Description of Class A Shares," the holder generally will realize a capital gain (or capital loss) equal to the amount by which the holder's proceeds of disposition (i.e., the fair market value at the time of the exchange of a share of Parent Common Stock received by the holder), net of any reasonable costs of disposition, exceed (or are exceeded by) the adjusted cost base of the Class A Share to the holder.

    On the redemption (including a retraction) of a Class A Share by IntelCom (as described under "The Arrangement - Description of Class A Shares"), the holder will be deemed to have received a dividend equal to the amount by which the redemption proceeds (i.e., the fair market value at the time of the redemption of the Parent Common Stock received by the holder from IntelCom on the redemption or the cash in the event of a cash redemption pursuant to
  Section 6.4 of the share provisions of the Class A Shares) exceeds the paid-up capital (for the purposes of the Canadian Tax Act) at that time of the Class A Share so redeemed. The amount of any such deemed dividend will be subject to the normal tax treatment accorded to dividends described above under "Dividends or Deemed Dividends on Class A Shares." In the case of a holder that is a corporation, the amount of any such deemed dividend may be treated as proceeds of disposition in computing a capital gain from the disposition of the Class A Share, and not as a dividend.

    On the redemption, the holder will also be considered to have disposed of the Class A Share for proceeds of disposition equal to the redemption proceeds less the amount of such deemed dividend, and will realize a capital gain (or capital loss) equal to the amount by which such proceeds of disposition exceed (or are exceeded by) the adjusted cost base of such Class A Share to the holder.

    In the case of a holder that is a corporation, or a partnership or trust of which a corporation is a member or beneficiary, the amount of any capital loss realized by the holder on the exchange or redemption (including a retraction) of a Class A Share may be reduced by the amount of dividends previously received or deemed to have been received by the holder on the Class A Share or on the IntelCom Common Shares previously owned by such holder, in accordance with specific rules in the Canadian Tax Act.

    Because of the existence of the Retraction Call Right, a holder exercising the right of retraction in respect of a Class A Share cannot control whether such holder will receive a share of Parent Common Stock by way of redemption of the Class A Share by IntelCom or by way of purchase of the Class A Share by Parent. As described above, the Canadian federal income tax consequences of a redemption differ from those of a purchase. A holder who exercises the right of retraction will be notified if the Retraction Call Right will not be exercised by Parent, and if such holder does not wish to proceed, such holder may withdraw the notice of retraction and retain such holder's Class A Share.

    The cost for tax purposes of a share of Parent Common Stock received on the exchange or redemption (including a retraction) of a Class A Share will be equal to the fair market value of such a share of Parent Common Stock at the time of such event.

       Dividends on Parent Common Stock

    Dividends on Parent Common Stock will be included in the recipient's income for purposes of the Canadian Tax Act. Such dividends received by an individual holder will not be subject to the gross-up and dividend tax credit rules under the Canadian Tax Act. A holder that is a corporation will include such dividends in computing its income and generally will not be entitled to deduct the amount of such dividends in computing its taxable income. United States non-resident withholding tax on such dividends will be eligible for foreign tax credit or deduction treatment where applicable under the Canadian Tax Act.

       Dissenting Shareholders


    Shareholders are permitted to dissent from the Arrangement Resolution in the manner set out in section 190 of the CBCA. A Dissenting Shareholder may be entitled, in the event the Arrangement becomes effective, to be paid by IntelCom the fair value of the IntelCom Common Shares held by such holder determined as at the appropriate date. See "Dissenting Shareholders' Rights." A Shareholder who receives a cash payment for his shares from IntelCom will be deemed to have received a dividend in the same manner as a holder whose Class A Shares are redeemed by IntelCom, as described above under "Exchange or Redemption of Class A Shares." Dissenting Shareholders who fail to perfect or withdraw their claims pursuant to the right of dissent will be subject to the same Canadian income tax consequences as Shareholders who elect to receive shares of Parent Common Stock on the Effective Date of the Arrangement.

       Foreign Property

    The Class A Shares and the shares of Parent Common Stock will be foreign property under the Canadian Tax Act for trusts governed by registered pension plans, registered retirement savings plans, registered retirement income funds and deferred profit sharing plans or for certain other tax-exempt persons.
  The Exchange Rights will also be foreign property under the Canadian Tax Act. However, as described above, IntelCom is of the view that the fair market value of those rights is nominal.

       Qualified Investments

    The Class A Shares and the shares of Parent Common Stock will be qualified investments under the Canadian Tax Act for trusts governed by registered retirement savings plans, registered retirement income funds and deferred profit sharing plans so long as they are listed on a prescribed stock exchange (which includes the VSE and the AMEX. The Exchange Rights will not be qualified investments under the Canadian Tax Act. However, as described above, IntelCom is of the view that the fair market value of those rights is nominal.

    TAX CONSEQUENCES TO SHAREHOLDERS NOT RESIDENT IN CANADA

    The following is applicable to Shareholders who, for purposes of the Canadian Tax Act have not been and will not be resident in Canada at any time while holding IntelCom Common Shares and who do not hold, and are not deemed to hold, their IntelCom Common Shares or Class A Shares in connection with carrying on a business in Canada.

    Such a holder who disposes of, or is deemed to dispose of, IntelCom Common Shares or Class A Shares (including (i) as a result of the amendments to the rights, privileges, restrictions and conditions of the IntelCom Common Shares as described in "The Arrangement - Description of the Arrangement and Certain Related Transactions" above, or (ii) on an exchange of the Class A Shares for shares of Parent Common Stock) will not be subject to tax under the Canadian Tax Act, except to the extent the disposition gives rise to a deemed dividend (see below), unless such shares represent taxable Canadian property to the holder. Under the Proposed Amendments to the Canadian Tax Act, the IntelCom Common Shares and Class A Shares generally will not be taxable Canadian property to such a holder at any time so long as the respective class of shares is listed on a prescribed stock exchange (which includes the VSE) and the holder, persons with whom the holder does not deal at arm's length, or the holder and such persons, has not owned (or had rights to acquire) 25% or more of the issued shares of any class or series of the capital stock of IntelCom at any time within the five years preceding that time. In making such determination, any rights held by any person or non-arm's length group of persons to acquire equity securities of IntelCom are treated as having been exercised without any other such rights having been exercised. It is unclear whether a partnership would be treated as an entity for purposes of this 25% ownership test.

    Regardless of whether the Class A Shares constitute taxable Canadian property to such a holder, a holder whose Class A Shares are redeemed by IntelCom (including pursuant to the exercise by the holder of the right of retraction) will be deemed to receive a dividend as described above under "Tax Consequences to Shareholders Resident in Canada-Exchange or Redemption of Class A Shares," which deemed dividend will be subject to withholding tax as described in the following paragraph.

    Regardless of whether the Class A Shares constitute taxable Canadian property to such a holder, dividends paid or deemed to be paid on Class A Shares to the holder will be subject to non-resident withholding tax under the Canadian Tax Act at a rate of 25%, subject to reduction under the provisions of an applicable income tax treaty. Under the Canada-United States Income Tax Convention, the rate is generally reduced to 15% in respect of dividends paid to a person who is a beneficial owner thereof and who is a resident of the United States for the purposes of the Convention. Under the current administrative practice of Revenue Canada, where a dividend is paid to a partnership, some or all of the members of which are not resident in Canada, each of the individual partners generally will be considered to receive a proportionate share of the dividend income. In these circumstances, Revenue Canada has stated that the reduction in the rate of non-resident withholding tax, if any, will depend on the residence of each partner for the purposes of the relevant treaty.

       Dissenting Shareholders


    Shareholders are permitted to dissent from the Arrangement Resolution in the manner set out in section 190 of the CBCA. A Dissenting Shareholder may be entitled, in the event the Arrangement becomes effective, to be paid by IntelCom the fair value of the IntelCom Common Shares held by such holder determined as at the appropriate date. See "Dissenting Shareholders' Rights." A Shareholder who receives a cash payment for his shares from IntelCom will be deemed to have received a dividend in the same manner as a holder whose Class A Shares are redeemed by IntelCom, as described above under "Tax Consequences to Shareholders Resident in Canada--Exchange or Redemption of Class A Shares," which deemed dividend will be subject to withholding tax as described above. Dissenting Shareholders who fail to perfect or withdraw their claims pursuant to the right of dissent will not be subject to tax under the Canadian Tax Act unless the IntelCom Common Shares, or Class A Shares which are received pursuant to the Arrangement, represent taxable Canadian property to the holder as discussed above.

  UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS


    The following is the opinion of Reid & Priest LLP, United States counsel to the Company ("U.S. Counsel"), as to the material United States federal income tax consequences generally applicable to "United States Holders" (as defined herein) of IntelCom Common Shares, arising from and relating to the Arrangement, including the receipt and ownership of Class A Shares and the receipt and ownership of shares of Parent Common Stock. Moreover, this opinion addresses only United States Holders who hold IntelCom Common Shares, options, warrants or debentures as capital assets. For purposes of this opinion, a "United States Holder" is any beneficial owner of IntelCom Common Shares, options, warrants or debentures that is (i) a United States citizen or resident, (ii) a corporation, partnership or other entity created or organized under the laws of the United States or any state thereof, or (iii) any estate or trust subject to United States federal income tax on its income, regardless of its source.


    This opinion is based on United States federal income tax law in effect as of the date of this Proxy Statement -Prospectus, which law is comprised of the current provisions of the Code, existing and proposed treasury regulations promulgated thereunder ("Treasury Regulations") and current administrative rulings and court decisions, all of which are subject to change. No advance income tax ruling has been sought or obtained from the IRS regarding the United States federal income tax consequences of any of the transactions described herein. This opinion is also based upon factual representations made by IntelCom and Parent.


    This opinion does not address aspects of United States taxation other than United States federal income taxation, nor does it address all aspects of United States federal income taxation that may be applicable to particular United States Holders, including insurance companies, financial institutions, broker-dealers, tax exempt organizations and United States Holders who would be treated as owning 10% or more of the voting power of IntelCom. In addition, this opinion does not address the United States state or local tax consequences or the foreign tax consequences of the Arrangement or the receipt and ownership of the Class A Shares or shares of Parent Common Stock, the ownership and exercise of IntelCom options and warrants, or the ownership and conversion of debentures.

    UNITED STATES HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE UNITED STATES FEDERAL, STATE, AND LOCAL TAX CONSEQUENCES AND THE FOREIGN TAX CONSEQUENCES TO THEM OF THE ARRANGEMENT, INCLUDING THE RECEIPT AND OWNERSHIP OF CLASS A SHARES AND SHARES OF PARENT COMMON STOCK. UNITED STATES HOLDERS WILL BE REQUIRED TO FILE CERTAIN NOTICES AND ARE ADVISED TO MAKE CERTAIN ELECTIONS IN ORDER TO MAINTAIN THE INCOME TAX TREATMENT DESCRIBED HEREIN. SEE "--NOTICES AND ELECTIONS."

    CHARACTERIZATION OF THE ARRANGEMENT FOR UNITED STATES FEDERAL INCOME TAX PURPOSES


    U.S. Counsel has advised the Company to the effect that (i) the modification of IntelCom Common Shares pursuant to the Arrangement (the "Recapitalization") will qualify as a reorganization within the meaning of section 368(a)(1)(E) of the Code, (ii) on the Effective Date of the Arrangement, the exchange of Class A Shares for shares of Parent Common Stock (the "Share Exchange") will qualify as a transfer of property to a controlled corporation, within the meaning of section 351 of the Code, or as a reorganization within the meaning of section 368(a)(1)(B) of the Code, and
  (iii) after the Arrangement, any exchange of Class A Shares for shares of Parent Common Stock should, subject to certain assumptions set forth below, qualify as a reorganization within the meaning of section 368(a)(1)(B) of the Code. Consequently, there will be no material United States federal income tax consequences to the Company as a result of the Arrangement.

    TAX CONSEQUENCES TO UNITED STATES HOLDERS OF INTELCOM COMMON SHARES


    The following summary of the United States federal income tax consequences to United States Holders of IntelCom Common Shares who (i) exchange on the Effective Date, or (ii) exchange Class A Shares for shares of Parent Common Stock after the Arrangement pursuant to the Call Rights or Exchange Right, or
  (iii) only participate in the deemed exchange of IntelCom Common Shares for Class A shares, or (iv) hold IntelCom warrants or debentures, is predicated in its entirety upon the assumptions that IntelCom was not a passive foreign investment company ("PFIC") during the United States Holder's holding period (including for this purpose the period the holder held a warrant or convertible debenture prior to exercising or converting such instrument) for which IntelCom was not a qualified electing fund ("QEF") for such Shareholder and that certain other filings are made. See "Passive Foreign Investment Company Considerations" and "Notices and Elections -- Requirement of Notice Filing". United States Holders are urged to discuss the tax consequences to them of the Arrangement and the Share Exchange under the PFIC provisions with their tax advisors.

       Exchange of Class A Shares for Shares of Parent Common Stock Pursuant to the Share Exchange


    The exchange of Class A Shares for shares of Parent Common Stock pursuant to the Share Exchange will qualify as a tax-free transfer of property to a controlled corporation under section 351 of the Code. Section 351 of the Code requires that the transferors of property own immediately after the transfer at least 80% of the voting power of all classes entitled to vote and at least 80% of the total number of shares of all other classes of stock of the corporation (excluding for this purpose shares to be disposed of to a nontransferor pursuant to a binding obligation existing at the time of the transaction). The former IntelCom Shareholders who participate in the Share Exchange will own immediately after the Arrangement all of the outstanding voting and nonvoting stock of Parent. U.S. Counsel's opinion, in this regard, will be based on the factual correctness of the representations of IntelCom as to the absence of binding obligations on the part of certain shareholders to dispose of their shares.


    The exchange of Class A Shares for shares of Parent Common Stock pursuant to the Share Exchange will also qualify as a tax-free reorganization pursuant to section 368(a)(1)(B) of the Code, because Parent will acquire, in exchange solely for its voting stock, at least 80% of the voting power of all classes of the IntelCom stock entitled to vote and at least 80% of the total number of shares of all other classes of stock of IntelCom. Although a tax-free exchange pursuant to section 368(a)(1)(B) of the Code would require that Parent acquire at least 80% of the Class A Shares, the Arrangement has a higher minimum exchange percentage of 85% in order to avoid reduction of Parent's ownership below 80% due to the exercise by warrant holders and the conversion by debenture holders, in order to permit future tax-free exchanges of Class A Shares after the Arrangement. See "--Exchange of Class A Shares for Shares of Parent Common Stock After the Share Exchange."

    As a result, a United States Holder who exchanges its Class A Shares for shares of Parent Common Stock generally will not recognize gain or loss on the receipt of the shares of Parent Common Stock. An exchanging United States Holder's tax basis in the shares of Parent Common Stock received pursuant to the Share Exchange generally will be equal to such holder's tax basis in the Class A Shares exchanged therefor. The holding period of the shares of Parent Common Stock received will include the holding period of the Class A Shares exchanged therefor, which should, in turn, include the holding period of IntelCom Common Shares converted pursuant to the Arrangement, provided that such IntelCom Common Shares and Class A Shares have been held as capital assets immediately prior to the Arrangement.

       Exchange of Class A Shares for Shares of Parent Common Stock After the Share Exchange


    An exchange of Class A Shares for shares of Parent Common Stock after the Arrangement pursuant to the Call Rights or Exchange Right will, based on representations made by IntelCom and Parent, qualify as a tax-free reorganization under section 368(a)(1)(B) of the Code; provided, (i) Parent owns at least 80% of the voting power of IntelCom voting shares and at least 80% of all nonvoting shares of IntelCom, if any, at the time of the exchange, (ii) the United States Holder exchanges Class A Shares for shares of Parent Common Stock directly with Parent (not IntelCom), (iii) the United States Holder does not intend to dispose of more than 50% of the shares of Parent Common Stock received pursuant to the Share Exchange, and (iv) at the time of the exchange, Parent intends to continue to maintain control of IntelCom as a subsidiary. As a result, a United States Holder that exchanges its Class A Shares for shares of Parent Common Stock should not recognize gain or loss on the receipt of the shares of Parent Common Stock, except as discussed below. An exchanging United States Holder's tax basis in the shares of Parent Common Stock received will generally be equal to such holder's tax basis in the Class A Shares exchanged therefor. The holding period of the shares of Parent Common Stock received will include the holding period of the Class A Common Shares exchanged therefor, which should, in turn, include the holding period of Intelcom Common Shares converted pursuant to the Arrangement, provided that such IntelCom Common Shares and Class A Shares have been held as capital assets immediately prior to the Arrangement and the Share Exchange, respectively.

       The Recapitalization; Receipt of Class A Shares Pursuant to the Recapitalization

    Just prior to the Share Exchange on the Effective Date of the Arrangement, the IntelCom Articles setting forth the rights of the IntelCom Common Shares will be modified to add, among other things, retraction rights. For United States federal income tax purposes, such changes to the IntelCom Articles will be treated as a taxable exchange of IntelCom Common Shares for Class A Shares, unless such exchange constitutes a recapitalization within the meaning of section 368(a)(1)(E) of the Code. Upon receipt of Class A Shares, a United States Holder will not, as a result, be subject to income tax, except as discussed below, because a United States Holder should be treated as exchanging IntelCom Common Shares for Class A Shares pursuant to a recapitalization under section 368(a)(1)(E) of the Code. The tax basis of the Class A Shares received by a United States Holder will be equal to the tax basis of IntelCom Common Shares exchanged pursuant to the Recapitalization under the Arrangement reduced by the tax basis allocated to the value of IntelCom Common Shares, if any, considered to have been exchanged for the Exchange Right (as discussed below). The holding period of Class A Shares in the hands of the United States Holder will include the holding period of IntelCom Common Shares converted pursuant to the recapitalization.

    The Company believes that the Exchange Right and any other rights received and any Call Rights considered to be conveyed by Shareholders pursuant to the Arrangement will have no value. Consequently, their receipt or conveyance, as the case may be, should not result in any United States federal income tax consequences. Further, if the modification of the IntelCom Articles were characterized as an exchange of the Call Rights for the Exchange Right and any other rights, it also may not be taxable to United States Holders because United States Holders and Parent may be deemed to have granted purchase options to each other, which grants generally would not be treated as taxable events for United States federal income tax purposes. It is possible, however, that the IRS could challenge either, or both, of these positions. In such event, the receipt of the Exchange Right and any other rights and conveyances of the Call Rights could result in adverse tax consequences to United States Holders. United States Holders should consult their tax advisors with respect to the potential tax consequences of the receipt of Class A Shares pursuant to the Arrangement.

       Dissenters

    A United States Holder who exercises its right to dissent from the Arrangement will recognize gain or loss on the exchange of such holder's IntelCom Common Shares for cash in an amount equal to the difference between the amount of cash received and such holder's tax basis in IntelCom Common Shares. Such gain or loss will be capital gain or loss if the IntelCom Common Shares was held as a capital asset at the time of the Effective Date of the Arrangement and will be long-term capital gain or loss if IntelCom Common Shares have been held for more than one year at the Effective Date of the Plan of Arrangement.

       United States Holders of IntelCom Options

    United States Holders who own non-qualified stock options (i.e., options under Stock Option Plan #2, Stock Option Plan #3 and director options) will recognize no gain or loss upon the conversion of such options into Parent non-qualified stock options, provided that such Parent stock options do not have a "readily ascertainable" fair market value at the time of the conversion. The Parent stock options will not have a "readily ascertainable" fair market value at the time of the conversion because such options will not be publicly traded and each of the Parent stock options will not be transferable. However, a United States Holder will still recognize ordinary income on the date of exercise of the Parent stock options in the amount that the fair market value of the shares of Parent Common Stock acquired exceeds the exercise price of the Parent stock option.

    United States Holders who own incentive stock options (i.e. in accordance with the 1994 Employee Stock Option Plan and the 1995 Restated and Amended Stock Option Plan) will maintain their incentive stock option status, provided
  (i) the excess of the aggregate fair market value of the shares subject to the Parent incentive stock option immediately after the assumption over the aggregate option price of such shares (the "spread") is not more than the spread prior to the assumption and (ii) the Parent options do not give the United States Holders additional benefits. It is anticipated that both of these requirements will be satisfied as to each Parent incentive stock option.

       United States Holders of IntelCom Warrants

    United States Holders who do not exercise their warrants prior to the Arrangement and therefore own such warrants on the date of the Arrangement will thereafter own warrants that are exercisable for Class A Shares. The conversion from warrants exercisable for IntelCom Common Shares into warrants exercisable for Class A Shares will not be a taxable event to the United States Holder, except as discussed below. Thus, a holder will recognize no gain or loss upon such conversion, and should have a tax basis in the warrants immediately after the Arrangement that is equal to its tax basis in the warrants immediately prior to the Arrangement.

    A United States Holder's exercise of its warrant (that was not acquired as a result of the performance of services) after the Arrangement and the receipt of Class A Shares will not be a taxable event. Such holder will not recognize any gain or loss upon such exercise. United States Holders who received their warrants as a result of the performance of services will recognize ordinary income upon their exercise of their warrants in the amount the value of Class A Shares on such exercise date exceeds their exercise price.


    A United States Holder's subsequent exercise of its Exchange Right or Parent's exercise of its Call Rights and receipt of Parent Common Stock also will not be a taxable event, provided the assumptions that are noted in the discussion above are satisfied. See "Exchange of Class A Shares for Parent Common Stock After the Share Exchange" under the caption "The Share Exchange" and see "Passive Foreign Investment Company Considerations".

       United States Holders of IntelCom Debentures

    United States Holders who do not convert their debentures prior to the Arrangement and therefore own such debentures on the date of the Arrangement will thereafter own debentures convertible into Class A Shares. The conversion from debentures convertible into IntelCom Common Shares to debentures convertible into Class A Shares will not be a taxable event to the United States Holder.


    A United States Holder's conversion of IntelCom debentures into Class A Shares after the Arrangement will not be taxable event, and the holder should not recognize any gain or loss upon such conversion. A United States Holder's subsequent exercise of its Exchange Rights or Parent's exercise of its Call rights and receipt of Parent Common Stock will also not be a taxable event, provided the assumptions that are noted in the discussion above are satisfied. See "Exchange of Class A Shares for Parent Common Stock After the Share Exchange" under the caption "The Share Exchange", and see "Passive Foreign Investment Company Considerations".

       Passive Foreign Investment Company Considerations


    PFIC Status For Taxable Years Prior to September 30, 1995 and Effect of the Arrangement. For United States federal income tax purposes, IntelCom generally will be classified as a passive foreign investment company (a "PFIC") for any taxable year during which either (i) 75% or more of its gross income is passive income (as defined for United States federal income tax purposes) or (ii) on average for such taxable year, 50% or more of the average value of its assets produce, or are held for the production of, passive income. For purposes of applying the foregoing tests, the assets and gross income of IntelCom's significant direct, and indirect, subsidiaries will be attributed to IntelCom. While there can be no assurance with respect to the classification of IntelCom as not being a PFIC, IntelCom believes that it did not constitute a PFIC during its taxable years ending on or prior to September 30, 1995 and intends to avoid PFIC status prior to the Arrangement, although there can be no assurance that it will be able to do so.

    If IntelCom were at any time a PFIC for a taxable year ending on or prior to September 30, 1995, during a United States Holder's holding period for such holder's Class A Shares (which includes the holding period of IntelCom Common Shares), and the United States Holder did not then make, or have in effect, an election to treat IntelCom as a qualified electing fund (a "QEF") under section 1295 of the Code, then (i) the United States Holder would be required to allocate gain recognized upon the disposition of, such United States Holder's IntelCom Common Shares (provided IntelCom does not qualify under section 1296(a) as a PFIC for the taxable year ending September 30, 1996), Class A Shares, warrants, or debentures (whether as part of the Arrangement or upon a sale to a third party) ratably over the United States Holder's holding period for such interest and (ii) the amount allocated to each year other than
  (x) the year of such disposition or (y) any year prior to the beginning of the first taxable year of IntelCom for which it was a PFIC, would be subject to tax at the highest rate applicable to individuals or corporations, as the case may be, for the taxable year to which such income is allocated. In addition, a United States Holder would pay an interest charge imposed upon the resulting tax attributable to each such year (which charge would accrue from the due date of the return for the taxable year to which such tax was allocated). Finally, the amounts allocated to the years referred to in (x) and (y) of the second previous sentence would be treated as ordinary income. THUS, IF A UNITED STATES HOLDER'S HOLDING PERIOD WITH RESPECT TO HIS CLASS A SHARES INCLUDES A TAXABLE YEAR FOR WHICH INTELCOM WAS A PFIC AND THE HOLDER DID NOT THEN MAKE, OR HAVE IN EFFECT, A QEF ELECTION, THEN THE EXCHANGE OF INTELCOM COMMON SHARES FOR CLASS A SHARES (PROVIDED INTELCOM DOES NOT QUALIFY UNDER
  SECTION 1296(A) AS A PFIC FOR THE TAXABLE YEAR ENDING SEPTEMBER 30, 1996) AND THE EXCHANGE OF CLASS A SHARES FOR SHARES OF PARENT COMMON STOCK WILL BE A TAXABLE EVENT HAVING THE ADVERSE TAX CONSEQUENCES NOTED ABOVE.


    PFIC Status for Taxable Year Ending September 30, 1996 and Effect of the Arrangement. In determining PFIC status of a controlled foreign corporation, assets must be measured by their adjusted tax bases (as calculated in order to compute earnings and profits for United States federal income tax purposes) instead of by value, subject to certain adjustments, for purposes of applying the 50% asset test. Because IntelCom will become a controlled foreign corporation as a result of the Share Exchange, there is uncertainty as to whether the calculation of IntelCom's assets for purposes of the PFIC rules must be their adjusted tax bases (as calculated in order to compute earnings and profits for United States federal income tax purposes) for IntelCom's taxable year prior to the Arrangement but includable in IntelCom's September 30, 1996 taxable year. If that were the case, IntelCom may be treated as a PFIC for the taxable year ending September 30, 1996. Thus, if a United States Holder's holding period with respect to Class A Shares did not include a taxable year for which IntelCom was a PFIC, except possibly IntelCom's taxable year ending September 30, 1996, the U.S. Holder should make a QEF Election so that its disposition of Class A Shares pursuant to the Arrangement will not be a taxable event having the adverse tax consequences noted above. The adverse tax consequence would be avoided because a United States Holder would avoid holding Class A Shares during a period for which IntelCom is a PFIC and for which the holder did not make a QEF Election for such period. As discussed below, the consequence of a QEF Election is that each United States Holder would have to include its share of IntelCom's earnings for the taxable period. Since IntelCom believes that it will have no earnings and profits for the taxable year ending September 30, 1996, there should be no adverse effect to making the QEF Election. AS A RESULT OF THE FOREGOING, INTELCOM ADVISES ALL UNITED STATES HOLDERS TO MAKE THE QEF ELECTION FOR ITS TAXABLE YEAR THAT INCLUDES SEPTEMBER 30, 1996. A QEF ELECTION IS MADE BY A HOLDER BY PROPERLY FILING AND COMPLETING A FORM 8621, WITH ITS TAX RETURN FOR THE TAXABLE YEAR THAT INCLUDES SEPTEMBER 30, 1996. SEE "--NOTICES AND ELECTIONS--QUALIFIED ELECTING FUND."

    SUMMARY. THE FOREGOING SUMMARY OF THE POSSIBLE APPLICATION OF THE PFIC RULES IS ONLY A SUMMARY OF CERTAIN MATERIAL ASPECTS OF THOSE RULES. BECAUSE THE UNITED STATES FEDERAL TAX CONSEQUENCES TO A UNITED STATES HOLDER UNDER THE PFIC PROVISIONS ARE SIGNIFICANT, UNITED STATES HOLDERS OF INTELCOM COMMON SHARES ARE URGED TO DISCUSS THOSE CONSEQUENCES WITH THEIR TAX ADVISORS.

       Notices and Elections

    Requirement of Notice Filing Upon The Share Exchange and The Recapitalization. Any United States Holder who receives a Class A Share in exchange for an IntelCom Common Share pursuant to the Recapitalization or who receives shares of Parent Common Stock for Class A Shares pursuant to the Share Exchange upon the Arrangement or after the Arrangement, will be required to file a notice with the IRS on or before the last date for filing a United States federal income tax return for the holder's taxable year in which the Recapitalization, Share Exchange or later exchange occurs. The notice must contain certain information specifically enumerated in section 7.367(b)-1(c) of the Treasury Regulations. United States Holders are advised to consult their tax advisors for assistance in preparing such notice.

    If a United States Holder required to give notice as described above fails to give such notice, and if the United States Holder further fails to establish reasonable cause for the failure, then the IRS will be required to determine, based on all the facts and circumstances, whether the conversion of IntelCom Common Shares into Class A Shares or the exchange of Class A Shares for shares of Parent Common Stock is eligible for nonrecognition treatment.
  In making this determination, the IRS may conclude that (i) the conversion and/or exchange are eligible for nonrecognition treatment, despite such noncompliance, (ii) the conversion and/or exchange are eligible for nonrecognition treatment, provided that certain other conditions imposed by the Treasury Regulations are satisfied, or (iii) the conversion and/or exchange are not eligible for nonrecognition treatment and that any gain recognized will be taken into account for purposes of increasing the tax basis of the Class A Share and/or shares of Parent Common Stock received pursuant to the Arrangement. Nevertheless, the failure of any one United States Holder to satisfy the foregoing notice requirements should not bar other United States Holders that do satisfy such requirements from receiving nonrecognition treatment.

    Qualified Electing Fund Election; IRS Form 8621. A United States Holder makes a QEF Election for a taxable year by properly filing and completing a Form 8621 with its tax return for such year. The effect of such election is that the United States Holder generally will be currently taxable on such holder's pro rata share of IntelCom's ordinary earnings and net capital gains (at ordinary income and capital gains rates, respectively) for each taxable year of IntelCom in which IntelCom is classified as a PFIC, even if no dividend distributions are received by such United States Holder, unless such United States Holder makes an election to defer such taxes. If IntelCom believes that it is a PFIC for a taxable year, it will provide United States Holders of Class A Shares with information sufficient to allow such holders to make a QEF Election and report and pay any current or deferred taxes due with respect to their pro rata shares of IntelCom's net ordinary earnings and net capital gains for such taxable year. United States Holders should consult their tax advisors concerning the merits and mechanics of making a QEF Election and other relevant tax considerations if IntelCom is a PFIC for any taxable year.


    Holders of warrants and debentures are not treated as shareholders of IntelCom for the purpose of making a QEF Election until they exercise their warrants or convert their debentures. Thus, a holder of warrants and/or debentures will own Class A Shares when, it is possible, that IntelCom will be considered a PFIC for a portion of their holding period. As a result, as explained below, United States Holders of warrants and debentures must exercise or convert as to all their Class A Shares prior to the end of the taxable year preceding the taxable year during which they desire to dispose of the Class A Shares in order that they actually are shareholders of IntelCom as of the first day of a taxable year in order to make the "purge election" applicable to controlled foreign corporations, in addition to the QEF Election.

    If a United States Holder does not make a QEF election for the first year that the IntelCom is a PFIC, then a United States Holder should both elect QEF status, as described above, and elect to "purge" IntelCom's PFIC taint. A United States taxpayer's "purge election" must be made as to his PFIC shares held as of the qualification date by also attaching a Form 8621 to the tax return for the holder's taxable year that includes the qualification date.
  The qualification date is the first day of the shareholder's taxable year for which a shareholder elects to treat the PFIC as a QEF. The "purge election" applicable to any United States person that is a shareholder of a controlled foreign corporation requires the United States person to include as a dividend the shareholder's pro rata share of the controlled foreign corporation's post-1986 earnings and profits included in its holding period of such shares during which the controlled foreign corporation was a PFIC. Thus, as a result of making the "purge election" applicable to controlled foreign corporations, a United States Holder must include as a dividend (i.e., an excess distribution subject to the PFIC rules) its share of IntelCom's accumulated earnings and profits that was accumulated during the United States Holder's holding of the Class A Shares (which for this purpose includes the holding period of IntelCom Common Shares) but only during taxable years of IntelCom during which IntelCom was a PFIC. IntelCom does not believe that it has any, or will have, any material amount of accumulated earnings and profits. Thus, a United States Holder should be able to both make the QEF election and the "purge election" applicable to controlled foreign corporations without any adverse tax effects.

    TAX CONSEQUENCES TO INTELCOM SHAREHOLDERS NOT RESIDENT IN OR CITIZENS OF THE UNITED STATES


    The following is applicable to holders of IntelCom Common Shares that are not United States Holders ("non-United States Holders"). A non-United States Holder generally will not be subject to United States federal income tax on the gain (if any) recognized on the receipt of Class A Shares, on the sale or exchange of Class A Shares, or on the receipt or sale of shares of Parent Common Stock unless such gain is effectively connected with a United States trade or business or, in the case of gains recognized by an individual, such individual is present for 183 days or more and has a "tax home" in the United States (as defined in the Code) during the taxable year, or, in the case of shares of Parent Common Stock, such shares constitute a "United States real property interest", as defined in section 897 of the Code.

    The Company believes that shares of Parent Common Stock are not, and will not become, United States real property interests. If, contrary to the Company's belief, such shares did constitute United States real property interests, because such shares will be regularly traded on an established securities market they will be treated as United States real property interests only in the case of a person who, at some time during the lesser of the period during which the person held the shares or the five-year period ending on the date of the disposition of the shares, held more than 5 percent of such class of stock.

                       COMPARISON OF SHAREHOLDERS' RIGHTS

    Former shareholders of IntelCom will, at the Effective Date, own either shares of Parent Common Stock, or Class A Shares, exchangeable for shares of Parent Common Stock.

    As a result of the Arrangement, Shareholders who receive shares of Parent Common Stock will have the rights and privileges of such shares governed by the DGCL. While the rights and privileges of stockholders of a Delaware corporation such as Parent are, in many instances, comparable to those of shareholders of a Canadian corporation such as IntelCom, there are certain differences. The following is a summary of the material differences between the rights of holders of shares of Parent Common Stock at the date hereof. These differences arise from differences between United States and Canadian securities laws, between the DGCL and the CBCA, and between IntelCom's articles and IntelCom's by-laws (the "IntelCom Articles" and the "IntelCom By-Laws," respectively), and the Parent's Certificate and Parent's by-laws (the "Parent Certificate" and the "Parent By-Laws," respectively). For a description of the respective rights of the holders of shares of Parent Common Stock and IntelCom Common Shares, see, respectively, "The Arrangement - Description of Parent Securities" and "The Arrangement -Description of Class A Shares."

                  VOTE REQUIRED FOR EXTRAORDINARY TRANSACTIONS


               The CBCA                                The DGCL
- --------------------------------------  --------------------------------------
   Under the CBCA, certain              The DGCL requires the affirmative
    extraordinary corporate actions,    vote of a majority of the outstanding
    such as certain amalgamations,      stock entitled to vote thereon to
    continuances, sales, leases or      authorize any merger, consolidation,
    exchanges of all or substantially   dissolution or sale of substantially
    all of the property of a            all of the assets of a corporation,
    corporation other than in the       except that, no authorizing
    ordinary course of business, and    stockholder vote is required of a
    other extraordinary corporate       corporation surviving a merger if (a)
    actions such as liquidations,       such corporation's certificate of
    dissolutions and (if ordered by a   incorporation is not amended in any
    court) arrangements, are required   respect by the merger, (b) each share
    to be approved by special           of stock of such corporation
    resolution.  A special resolution   outstanding immediately prior to the
    is a resolution passed by not       effective date of the merger will be
    less than two-thirds of the votes   an identical outstanding or treasury
    cast by the shareholders entitled   share of the surviving corporation
    to vote on the resolution.  In      after the effective date of the
    certain cases, a special            merger and (c) the number of shares
    resolution to approve an            to be issued in the merger does not
    extraordinary corporate action is   exceed 20% of such corporation's
    also required to be approved        outstanding common stock immediately
    separately by the holders of a      prior to the effective date of the
    class or series of shares.          merger.  Stockholder approval is also
                                        not required under the DGCL for
                                        mergers or consolidations in which a
                                        parent corporation merges or
                                        consolidates with a subsidiary of
                                        which it owns at least 90% of the
                                        outstanding shares of each class of
                                        stock.

   Such matters as take-over bids,      Such matters as take-over bids,
    issuer bids or self tenders,        issuer bids or self-tenders, going
    going-private transactions and      private transactions and transactions
    transactions with directors,        with directors, officers, significant
    officers, significant               shareholders officers, significant
    shareholders and other related      shareholders and other related
    parties to which IntelCom is a      parties to which Parent is a party
    party will be subject to            will be subject to regulation under
    regulation by Canadian provincial   United States securities laws,
    securities legislation and          regulations and policies.
    administrative policies of
    Canadian securities
    administrators.



          CUMULATIVE VOTING AND CLASSIFICATION OF BOARD OF DIRECTORS


             The CBCA                               The DGCL
- --------------------------------------  --------------------------------------

  IntelCom Articles and IntelCom        The Parent Certificate and the Parent
   By-Laws do not provide for           By-Laws do not provide for cumulative
   cumulative voting in director        voting in director elections.  The
   elections.                           Parent Certificate and the Parent
                                        By-Laws provide for a classified
                                        board of directors.

                        AMENDMENT TO GOVERNING DOCUMENTS


             The CBCA                                 The DGCL
- --------------------------------------  --------------------------------------

   Under the CBCA, any amendment to     The DGCL requires a vote of the
    the articles generally requires     corporation's board of directors
    the approval by special             followed by the affirmative vote of a
    resolution, which is a resolution   majority of the outstanding stock of
    passed by a majority of not less    each class entitled to vote for any
    than two-thirds of  the votes       amendment to the certificate of
    cast by shareholders entitled to    incorporation.  If an amendment
    vote on the resolution.  Under      alters the powers, preferences or
    the CBCA, unless the articles or    special rights of a particular class
    by-laws otherwise provide, the      or series of stock so as to affect
    directors may, by resolution,       them adversely, that class or series
    make, amend or repeal any by-law    shall be given the power to vote as a
    that regulates the business or      class notwithstanding the absence of
    affairs of a corporation.  Where    any specifically enumerated power in
    the directors make, amend or        the certificate of incorporation.
    repeal a by-law, they are           See "The Arrangement - Description of
    required under the CBCA to submit   Class A Shares - Voting Rights."  The
    the by-law, amendment or repeal     DGCL also states that the power to
    to the shareholders at the next     adopt, amend or repeal the by-laws of
    meeting of shareholders, and the    a corporation shall be in the
    shareholders may confirm, reject    stockholders entitled to vote,
    or amend the by-law, amendment or   provided that the corporation in its
    repeal by an ordinary resolution,   certificate of incorporation may
    which is a resolution passed by a   confer such power on the board of
    majority of the votes cast by       directors in addition to the
    shareholders present and entitled   stockholders.  The Parent's
    to vote on the resolution.          Certificate expressly authorizes the
                                        board of directors to adopt, amend or
                                        repeal the Parent By-Laws.

                               DISSENTERS' RIGHTS



             The CBCA                                   The DGCL
- --------------------------------------  --------------------------------------
    The CBCA provides that              Under the DGCL, holders of shares of
    shareholders of a CBCA              any class or series have the right,
    corporation entitled to vote on     in certain circumstances, to dissent
    certain matters are entitled to     from a merger or consolidation of the
    exercise dissent rights and to be   corporation by demanding payment in
    paid the fair value of their        cash for the shares equal to the fair
    shares in connection therewith.     value (excluding any appreciation or
    The CBCA does not distinguish for   depreciation as a consequence, or in
    this purpose between listed and     expectation, of the transaction) of
    unlisted shares.  Such matters      such shares, as determined by
    include (a) any amalgamation with   agreement with the corporation or by
    corporation (other than             an independent appraiser appointed by
    with certain affiliated             a court in an action timely brought
    corporations); (b) an amendment     by the corporation or the dissenters.
    to the corporation's articles to    The DGCL grants dissenters appraisal
    add, change or remove any           rights only in the case of mergers or
    provisions restricting the issue,   consolidations and not in the case of
    transfer or ownership of shares;    a sale or transfer of assets or a
    (c) an amendment to the             purchase of assets for stock
    corporation's articles to add,      regardless of the number of shares
    change or remove any restriction    being issued.  Further, no appraisal
    upon the business or businesses     rights are available for shares of
    that the corporation may carry on   any class or series listed on a
    or upon the powers that the         national securities exchange or
    corporation may exercise; (d) a     designated as a national market
    continuance under the laws of       system security on an interdealer
    another jurisdiction; (e) a sale,   quotation system by The
    lease or exchange of all or
    substantially all of the property
    of the corporation other than in
    the ordinary course of business;
    (f) a court order permitting a
    shareholder to dissent in
    connection with




    an application to the court for     National Association of Securities
    an order approving an arrangement   Dealers, Inc. or held of record by
    proposed by the corporation; or     more than 2,000 stockholders, unless
    (g) certain amendments to the       the agreement of merger or
    articles of a corporation which     consolidation converts such shares
    require a separate class or         into anything other than (a) stock of
    series vote, provided that a        the surviving corporation, (b) stock
    shareholder is not entitled to      of another corporation which is
    dissent if an amendment to the      either listed on a national
    articles is effected by a court     securities exchange or designated as
    order approving a reorganization    a national market system security on
    or by a court order made in         an interdealer quotation system by
    connection with an action for an    The National Association of
    oppression remedy.  Under the       Securities Dealers, Inc. or held of
    CBCA, a shareholder may, in         record by more than 2,000
    addition to exercising dissent      stockholders, (c) cash in lieu of
    rights, seek an oppression remedy   fractional shares, or (d) some
    for any act or omission of a        combination of the above.  In
    corporation which is oppressive,    addition, dissenter's rights are not
    unfairly prejudicial to or that     available for any shares of the
    unfairly disregards a               surviving corporation if the merger
    shareholder's interest.             did not require the vote of the
                                        stockholders of the surviving
                                        corporation.


                               OPPRESSION REMEDY


             The CBCA                                The DGCL
- --------------------------------------  --------------------------------------
   The CBCA provides an oppression      The DGCL does not provide for an
    remedy that enables the court to    oppression remedy.
    make any order, both interim and
    final, to rectify the matters
    complained of, if the Director
    appointed under Section 260 of
    the CBCA is satisfied upon
    application by a complainant (as
    defined below) that: (i) any act
    or omission of the corporation or
    an affiliate effects a result;
    (ii) the business or affairs of
    the corporation or an affiliate
    are or have been carried on or
    conducted in a manner; or (iii)
    the powers of the directors of
    the corporation or an affiliate
    are or have been exercised in a
    manner; that is oppressive or
    unfairly prejudicial to, or that
    unfairly disregards the interest
    of any security holder, creditor,
    director or officer of the
    corporation.  A complainant
    includes: (a) a present or former
    registered holder or beneficial
    owner of securities of a
    corporation or any of its
    affiliates; (b) a present or
    former officer or director of the
    corporation or any of its
    affiliates; (c) the Director; and
    (d) any other person who in the
    discretion of the court is a
    proper person to make such
    application.

   Because of the breadth of the
    conduct which can be complained
    of and the scope of the court's
    remedial powers, the oppression
    remedy is very flexible and is
    frequently relied upon to
    safeguard the interest of
    shareholders and other
    complainants which have a
    substantial interest in the
    corporation.  Under the CBCA, it
    is not necessary to prove that
    the directors of a corporation
    acted in bad faith in order to
    seek an oppression remedy.
    Furthermore, the court may order
    the corporation to pay the
    interim expenses of a complainant
    seeking an oppression remedy, but
    the complainant may be held
    accountable for such interim
    costs on final disposition of the
    complaint (as in the case of
    derivative action).

                                   DERIVATIVE ACTIONS


            The CBCA                                  The DGCL
- --------------------------------------  --------------------------------------
   Under the CBCA, a complainant may    Derivative actions may be brought in
    apply to the court for leave to     Delaware by a stockholder on behalf
    bring an action in the name of      of, and for the benefit of, the
    and on behalf of a corporation or   corporation.  The DGCL provides that
    any subsidiary, or to intervene     a stockholder must aver in the
    in an existing action to which      complaint that he or she was a
    any such body corporate is a        stockholder of the corporation at the
    party, for the purpose of           time of the transaction of which he
    prosecuting, defending or           or she complains.  A stockholder may
    discontinuing the action on         not sue derivatively unless he or she
    behalf of the body corporate.       first makes demand on the corporation
    Under the CBCA, no action may be    that it bring suit and such demand
    brought and no intervention in an   has been refused, unless it is shown
    action may be made unless the       that such demand would have been
    complainant has given reasonable    futile.
    notice to the directors of the
    corporation or its subsidiary of
    the complainant's intention to
    apply to the court and the court
    is satisfied that (a) the
    directors of the corporation or
    its subsidiary will not bring,
    diligently prosecute or defend or
    discontinue the action; (b) the
    complainant is acting in good
    faith; and (c) it appears to be
    in the interests of the
    corporation or its subsidiary
    that the action be brought,
    prosecuted, defended or
    discontinued.

   Under the CBCA, the court in a
    derivative action may make any
    order it thinks fit including,
    without limitation, (i) an order
    authorizing the complainant or
    any other person to control the
    conduct of the action, (ii) an
    order giving directions for the
    conduct of the action, (iii) an
    order directing that any amount
    adjudged payable by a defendant
    in the action shall be paid, in
    whole or in part, directly to
    former and present security
    holders of the corporation or its
    subsidiary instead of to the
    corporation or its subsidiary,
    and (iv) an order requiring the
    corporation or its subsidiary to
    pay reasonable legal fees and any
    other costs reasonably incurred
    by the complainant in connection
    with the action.  Additionally,
    under the CBCA, a court may order
    a corporation or its subsidiary
    to pay the complainant's interim
    costs, including reasonable legal
    fees and disbursements.  Although
    the complainant may be held
    accountable for the interim costs
    on final disposition of the
    complainant, it is not required
    to give security for costs in a
    derivative action.

                     SHAREHOLDER CONSENT IN LIEU OF MEETING


            The CBCA                                 The DGCL
- --------------------------------------  --------------------------------------
   Under the CBCA, shareholders         Under the DGCL, unless otherwise
    action without a meeting may only   provided in the certificate of
    be taken by written resolution      incorporation, any action required to
    signed by all shareholders who      be taken or which may be taken at an
    would be entitled to vote thereon   annual or special meeting of
    at a meeting.                       stockholders may be taken without a
                                        meeting if a consent in writing is
                                        signed by all the holders of
                                        outstanding stock having not less
                                        than the minimum number of votes that
                                        would be necessary to authorize such
                                        action at a meeting at which all
                                        shares entitled to vote were present
                                        and voted.  The Parent Certificate
                                        does not contain any special
                                        provision relating to



                                        action by written consent; the Parent
                                        By-Laws specifically authorize action
                                        by written consent.

                            DIRECTOR QUALIFICATIONS


The CBCA                                               The DGCL
- --------------------------------------  --------------------------------------
   A majority of the directors of a     The DGCL does not have any residency
    CBCA corporation generally must     requirements.
    be resident Canadians but where a
    corporation earns in Canada
    directly or through its
    subsidiaries less than five per
    cent of the gross revenues of the
    corporation and all of its
    subsidiary bodies then not more
    than one-third of the directors
    of the corporation are required
    to be resident Canadians.
    Accordingly, IntelCom is
    permitted to have one-third of
    its directors be resident
    Canadians.  The CBCA also
    requires that a corporation whose
    securities are publicly traded
    have not fewer than three
    directors, at least two of whom
    are not officers or employees of
    the corporation or any of its
    affiliates.

                         FIDUCIARY DUTIES OF DIRECTORS


The CBCA                                               The DGCL
- --------------------------------------  --------------------------------------
   Directors of corporations            Under the DGCL, the duty of care
    incorporated or organized under     requires that the directors act in an
    the CBCA and the Colorado Act       informed and deliberative manner and
    have fiduciary obligations to the   to inform themselves, prior to making
    corporation and its shareholders.   a business decision, of all material
    Pursuant to these fiduciary         information reasonably available to
    obligations, the directors must     them.  The duty of loyalty may be
    act in accordance with the          summarized as the duty to act in good
    so-called duties of "due care"      faith, not out of self-interest, and
    and "loyalty."                      in a manner which the directors
                                        reasonably believe to be in the best
   Pursuant to section 122 of the       interests of the stockholders.
    CBCA, the duty of loyalty
    requires directors of a Canadian
    corporation to act honestly and
    in good faith with a view to the
    best interests of the
    corporation, and the duty of care
    requires that the directors
    exercise the care, diligence and
    skill that a reasonably prudent
    person would exercise in
    comparable circumstances.

                   INDEMNIFICATION OF OFFICERS AND DIRECTORS


             The CBCA                                The DGCL
- --------------------------------------  --------------------------------------
   Under the CBCA and pursuant to       The DGCL provides that a corporation
    IntelCom By-Laws, IntelCom may      may indemnify its present and former
    indemnify a director or officer,    directors, officers, employees and
    a former director or officer or a   agents (each an "indemnitee") against
    person who acts or acted at the     all reasonable expenses (including
    corporation's request as a          attorneys' fees) and, except in
    director or officer of a body       actions initiated by or in the right
    corporate of which IntelCom is or   of the corporation, against all
    was a shareholder or creditor,      judgments, fines and amounts paid in
    and his or her heirs and legal      settlement in actions brought against
    representatives (an                 them, if such indemnitee acted in
    "Indemnifiable Person"), against    good faith and in a manner which he
    all costs, charges and expenses,    or she reasonably believed to be in,
    including an amount paid to         or not opposed to, the best interests
    settle an action or satisfy a       of the corporation, and in the case
    judgment, reasonably incurred by    of a criminal proceeding, had no
    him or her in respect of any        reasonable cause to believe that his
    civil, criminal or administrative   or her conduct was unlawful.  The
    action or proceeding to which he    corporation shall
    or she is made a party by reason
    of being or having been a
    director or officer of IntelCom
    or such body corporation, if:
    (a)


    he or she acted honestly and in     indemnify an indemnitee to the extent
    good faith with a view to the       that he or she is successful on the
    best interests of IntelCom; and     merits or otherwise in the defense of
    (b) in the case of a criminal or    any claim, issue or matter associated
    administrative action or            with an action.  The Parent
    proceeding that is enforced by a    Certificate provides for
    monetary penalty, he or she had     indemnification of directors or
    reasonable grounds for believing    officers to the fullest extent
    that his or her conduct was         permitted by applicable law.
    lawful.  An Indemnifiable Person
    is entitled to such indemnity       The DGCL allows for the advance
    from the corporation if he or she   payment of an indemnitee's expenses
    was substantially successful on     prior to the final disposition of an
    the merits in his or her defense    action, provided that the indemnitee
    of the action or proceeding and     undertakes to repay any such amount
    fulfilled the conditions set out    advanced if it is later determined
    in (a) and (b), above.  A           that the indemnitee is not entitled
    corporation may, with the           to indemnification with regard to the
    approval of a court, also           action for which such expenses were
    indemnify an Indemnifiable Person   advanced.  The CBCA does not
    in respect of an action by or on    expressly provide for such advance
    behalf of the corporation or such   payment.
    body corporate to procure a
    judgment in its favor, to which
    such person is made a party by
    reason of being or having been a
    director or officer of the
    corporation or body corporate, if
    he or she fulfills the conditions
    set out in (a) and (b), above.





                               DIRECTOR LIABILITY


             The CBCA                                  The DGCL
- --------------------------------------  --------------------------------------
   The CBCA does not permit any         The DGCL provides that the charter of
    limitation of a director's          the corporation may include a
    liability.                          provision which limits or eliminates
                                        the liability of directors to the
                                        corporation or its stockholders for
                                        monetary damages for breach of
                                        fiduciary duty as a director,
                                        provided such liability does not
                                        arise from certain proscribed
                                        conduct, including acts or omissions
                                        not in good faith or which involve
                                        intentional misconduct or a knowing
                                        violation of law, breach of the duty
                                        of loyalty, the payment of unlawful
                                        dividends or expenditure of funds for
                                        unlawful stock purchases or
                                        redemptions or transactions from
                                        which such director derived an
                                        improper personal benefit.  The
                                        Parent Certificate contains a
                                        provision limiting the liability of
                                        its directors to the fullest extent
                                        permitted by the DGCL.

                        DISSENTING SHAREHOLDERS' RIGHTS

    Pursuant to section 190 of the CBCA and the Interim Order, Shareholders have been provided with the right to dissent from the Arrangement Resolution in compliance with section 190 of the CBCA, which is reprinted in its entirety as Appendix H to this Proxy Statement - Prospectus. The following summary is qualified in its entirety by the provisions of section 190 of the CBCA.

    Pursuant to the Interim Order, any Shareholder who dissents from the Arrangement Resolution in compliance with section 190 of the CBCA (a "Dissenting Shareholder") will be entitled, in the event the Arrangement becomes effective, to be paid by IntelCom the fair value of IntelCom Common Shares held by such Dissenting Shareholder determined as at the close of business on the day before the Arrangement Resolution is adopted.


    A SHAREHOLDER WHO WISHES TO DISSENT MUST DELIVER TO INTELCOM, NO LATER
  THAN THE TERMINATION OF THE MEETING (OR ANY ADJOURNMENT THEREOF), WRITTEN OBJECTION TO THE ARRANGEMENT RESOLUTION (A "DISSENT NOTICE"). The filing of a Dissent Notice does not deprive a Shareholder of the right to vote; however the CBCA provides, in effect, that a Shareholder who has submitted a Dissent Notice and who votes in favor of the Arrangement Resolution will no longer be considered a Dissenting Shareholder with respect to the class of shares voted in favor of the Arrangement Resolution. IntelCom will not assume, that a vote against the Arrangement Resolution or an abstention constitutes a Dissent Notice but a Shareholder need not vote his or her IntelCom Common Shares against the Arrangement Resolution in order to dissent. Similarly, the revocation of a proxy conferring authority on the proxyholder to vote in favor of the Arrangement Resolution does not constitute a Dissent Notice; however, any proxy granted by a Shareholder who intends to dissent, other than a proxy that instructs the proxyholder to vote against the Arrangement Resolution, should be validly revoked (see "The Annual and Special Meeting - General Proxy Information - Revocation of Proxy") in order to prevent the proxyholder from voting such IntelCom Common Shares in favor of the Arrangement Resolution and thereby disentitling the Shareholder from his or her right to dissent. Under the CBCA, there is no right of partial dissent and accordingly, a Dissenting Shareholder may only dissent with respect to all IntelCom Common Shares held by him or her on behalf of any one beneficial owner and which are registered in the name of the Dissenting Shareholder.

    IntelCom is required, within 10 days after the Shareholders adopt the Arrangement Resolution, to notify each Shareholder who has filed a Dissent Notice that the Arrangement Resolution has been adopted, but such notice is not required to be sent to any Shareholder who voted for the Arrangement Resolution or who has withdrawn his or her Dissent Notice.

    A Dissenting Shareholder who has not withdrawn his or her Dissent Notice must then, within 20 days after receipt of notice that the Arrangement Resolution has been adopted or, if he or she does not receive such notice, within 20 days after he or she learns that the Arrangement Resolution has been adopted, send to IntelCom a written notice (a "Payment Demand") containing his or her name and address, the number of IntelCom Common Shares in respect of which he or she dissents, and a demand for payment of the fair value of such IntelCom Common Shares. Within 30 days after sending a Payment Demand, the Dissenting Shareholder must send to IntelCom's transfer agent the certificates representing the IntelCom Common Shares in respect of which he or she dissents. A Dissenting Shareholder who fails to send to IntelCom certificates representing IntelCom Common Shares in respect of which he or she dissents, within the appropriate time frame, forfeits his or her right to make a claim under section 190 of the CBCA. IntelCom's transfer agent will endorse on share certificates received from a Dissenting Shareholder a notice that the holder is a Dissenting Shareholder and will forthwith return the share certificates to the Dissenting Shareholder.

    On sending a Payment Demand to IntelCom, a Dissenting Shareholder ceases to have any rights as a Shareholder, other than the right to be paid the fair value of his or her IntelCom Common Shares as determined under section 190 of the CBCA, except where:

    (a) The Dissenting Shareholder withdraws his or her Payment Demand before IntelCom makes an offer to him or her pursuant to the CBCA;

    (b) IntelCom fails to make an offer as hereinafter described and the Dissenting Shareholder withdraws his or her Payment Demand; or

    (c) the Arrangement does not proceed, for any reason;

  in which case his or her rights as a Shareholder are reinstated as of the date he or she sent the Payment Demand.

    IntelCom is required, not later than seven days after the later of the Effective Date or the date on which IntelCom received the Payment Demand of a Dissenting Shareholder, to send to each Dissenting Shareholder who has sent a Payment Demand a written offer to pay ("Offer to Pay") for his or her IntelCom Common Shares in an amount considered by the board of directors of IntelCom to be the fair value thereof, accompanied by a statement showing the manner in which the fair value was determined. Every Offer to Pay must be on the same terms. IntelCom must pay for IntelCom Common Shares of a Dissenting Shareholder within 10 days after an offer made as aforesaid has been accepted by a Dissenting Shareholder, but any such offer lapses if IntelCom does not receive an acceptance thereof within 30 days after the Offer to Pay has been made.

    If IntelCom fails to make an Offer to Pay for a Dissenting Shareholder's IntelCom Common Shares or if a Dissenting Shareholder fails to accept an offer which has been made, IntelCom may, within 50 days after the Effective Date or within such further period as a court may allow, apply to a court to fix a fair value for IntelCom Common Shares of Dissenting Shareholders. If IntelCom fails to apply to a court, a Dissenting Shareholder may apply to a court for the same purpose within a further period of 20 days or within such further period as a court may allow. A Dissenting Shareholder is not required to give security for costs in such an application.

    Upon an application to a court, all Dissenting Shareholders whose IntelCom Common Shares have not been purchased by IntelCom will be joined as parties and bound by the decision of the court, and IntelCom will be required to notify each affected Dissenting Shareholder of the date, place and consequences of the application and of his or her right to appear and be heard in person or by counsel. Upon any such application to a court, the court may determine whether any person is a Dissenting Shareholder who should be joined as a party, and the court will then fix a fair value for IntelCom Common Shares of all Dissenting Shareholders who have not accepted an Offer to Pay. The final order of a court will be rendered against IntelCom in favor of each such Dissenting Shareholder and for the amount of fair value of his or her IntelCom Common Shares as fixed by the court. The court may, in its discretion, allow a reasonable rate of interest on the amount payable to each such Dissenting Shareholder from the Effective Date until the date of payment.

    THE ABOVE IS ONLY A SUMMARY OF THE DISSENTING SHAREHOLDER PROVISIONS OF THE CBCA, WHICH ARE TECHNICAL AND COMPLEX. IT IS SUGGESTED THAT ANY SHAREHOLDER WISHING TO AVAIL HIMSELF OR HERSELF OF HIS OR HER RIGHTS UNDER THOSE PROVISIONS SEEK HIS OR HER OWN LEGAL ADVICE AS FAILURE TO COMPLY STRICTLY WITH THE PROVISIONS OF THE CBCA MAY PREJUDICE HIS OR HER RIGHT OF DISSENT. For a general summary of certain income tax implications to a Dissenting Shareholder, see "Income Tax Considerations to Shareholders - Canadian Federal Income Tax Considerations to Shareholders - Dissenting Shareholders" and "- United States Federal Income Tax Considerations to Shareholders - Dissenting Shareholders."

                          THE BUSINESS OF THE COMPANY

  THE COMPANY


    The Company is one of the largest providers of competitive local access services in the United States, based on estimates of the industry's 1995 revenue. CLECs, formerly known as CAPs (competitive access providers), seek to provide an alternative to the LEC for a full range of telecommunications services in the newly opened federal regulatory environment. The Company operates networks in 37 cities with populations in excess of 100,000, has recently acquired fiber optic facilities in 22 more cities and has networks under construction in four additional cities. As a result, the Company now serves more Tier II and Tier III markets with populations between 250,000 and 2,000,000 than any other CLEC in the United States, with a significant presence in regional clusters covering major metropolitan areas in California, Colorado and the Ohio Valley. The Company also provides a wide range of network systems integration services and maritime and international satellite transmission services. As a leading participant in a rapidly growing industry, the Company has experienced significant growth, with total revenues increasing from $7.6 million for fiscal 1992 to $111.6 million for fiscal 1995 and $132.4 million for the 12-month period ended March 31, 1996.

    The Telecommunications Act and several state regulatory initiatives have substantially changed the telecommunications regulatory environment in the United States. Due to these regulatory changes, the Company is now permitted to offer all interstate and intrastate switched services, including local dial tone (which the Company intends to begin offering in the second half of 1996). In order to take advantage of the switched services market, the Company has installed 13 high capacity digital switches that enable the Company to offer these services in all of its markets.


    In response to these regulatory changes, the Company is accelerating the development of its telecom services business and, in order to facilitate rapid and cost-effective expansion, is investing significant resources to expand its network footprint and service offerings and is entering into agreements with utility companies and other local strategic partners. The Company has entered into long-term agreements with three utilities, SCE, CPS, and Southern. Under these agreements, the Company is licensing fiber optic facilities in Southern California (1,258 miles), San Antonio (300 miles, 60 of which currently exist) and Birmingham (144 miles, 22 of which currently exist). The Company also has invested in ICG Telecom of San Diego, which operates a fiber optic network
  (50 miles) in metropolitan San Diego. See "--Telecom Services--Recent Agreements." The Company is actively pursuing licensing arrangements with other utility companies and other strategic partners.

    The Company also has entered into a national contract with AT&T under which the Company will provide special and switched access services to AT&T on the Company's networks. See "--Telecom Services--Recent Agreements."

  TELECOM SERVICES


    The Company operates networks in the following markets within its three regional clusters: California (Sacramento, San Diego and 17 cities in the Los Angeles and San Francisco metropolitan areas); Colorado (Denver, Colorado Springs and Boulder); and the Ohio Valley (Akron, Cleveland, Columbus, Dayton and Louisville). The Company also operates fiber optic facilities in Birmingham, Charlotte, Phoenix, Melbourne and Nashville. The Company has recently acquired networks in 22 additional cities in the Los Angeles metropolitan area through its agreement with SCE and is developing networks in Cincinnati, Greensboro/Winston-Salem and San Antonio. The Company intends to sell its networks in Melbourne and Phoenix. The Company's operating networks have grown from approximately 12,000 customer VGEs at the end of fiscal 1992 to approximately 430,000 VGEs at the end of fiscal 1995 and 511,000 VGEs as of March 31, 1996. This has driven Telecom Services revenue from $1.1 million for fiscal 1992 to $32.3 million for fiscal 1995 and $50.6 million for the 12-month period ended March 31, 1996.

    Strategy

    The Company's goal is to become the dominant alternative to the LEC in the markets it serves. In furtherance of this goal, the Company has developed a strategy to capitalize on its established customer base of long distance carriers and to develop its markets within regional clusters. Key elements of this strategy are:

    Market Services Primarily to Long Distance Carriers. The Company believes there are several advantages to acting as a "carrier's carrier" and marketing its services primarily to long distance carriers and resellers. Long distance carriers generally determine who will carry the local segment of a long distance telephone call, thereby enabling the Company to reduce its marketing costs by focusing on a few high-volume customers. Also, the continuing deregulation of local telephone service creates new opportunities for the Company to work with its long distance carrier customers to develop and deliver local dial tone and new enhanced products and services. The major long distance carriers served by the Company operate in all U.S. markets and provide the Company with information about business opportunities and the carriers' anticipated needs in markets the Company may enter. The carriers and resellers served by the Company accounted for approximately 82% of the Company's Telecom Services revenue for fiscal 1995. The Company believes that its "carrier's carrier" strategy reduces the risks associated with significant network investments because the Company works with long distance carrier customers, such as AT&T, MCI, Sprint and WorldCom, to develop new products and services.

    Concentrate Markets in Regional Clusters. The Company's "first to market" advantage in certain cities has allowed it to concentrate its networks in regional clusters serving major metropolitan areas in California, Colorado and the Ohio Valley. The Company believes that by focusing on regional clusters it will be able to more effectively service its customers' needs and efficiently develop, operate and control its networks. The Company also is evaluating the expansion of its existing clusters and the addition of new regional clusters in which it may seek to acquire, build or license fiber optic facilities.

    Expand Alliances with Utilities. The Company has established, and is actively pursuing, strategic alliances with utility companies to take advantage of their existing fiber optic infrastructures. This approach affords the Company the opportunity to license or lease fiber optic facilities on a long-term basis throughout a utility's service area in a more timely, cost-effective manner than constructing facilities. In addition, utilities possess conduit and rights of way that facilitate the installation of fiber to extend the existing network in a given market.


    Aggressively Pursue Local Dial Tone and Switched Services. With the passage of the Telecommunications Act, LECs will be allowed to offer long distance services in competition with the Company's current long distance carrier customers. As a result, the Company's long distance carrier customers are seeking to rapidly reduce their reliance on LEC networks. By offering an array of telecommunications products, including local dial tone and enhanced services, the Company will be providing a high quality, lower cost alternative to the LEC. As a result, the Company expects switched services to become a primary business of the Company as it introduces local dial tone in the second half of 1996. The Company has established a network of 13 switches in its markets to offer these services. The Company's switched minutes of use have increased from 10 million minutes in the first quarter of fiscal 1995 to 362 million minutes in the second quarter of fiscal 1996.

   Telecom Services Networks

    The Company's networks are comprised of fiber optic cables, switching facilities, advanced electronics, transmission equipment and related wiring and equipment. The Company typically designs a ring architecture with a view toward making the network accessible to the largest concentration of telecommunication intensive businesses in a given market.

    The Company's networks are configured in redundant synchronous optical network ("SONET") rings that offer the advantage of uninterrupted service in the event of a fiber cut or equipment failure. Additionally, much of the electronics used by the Company in its networks have redundant components to limit outages and increase network reliability. The Company generally markets its services at prices below those charged by the LEC. Management believes these factors combine to create a more reliable and cost effective alternative to copper-based networks which are still used, to some extent, by LECs.








    The Company's networks are constructed to access long distance carriers as well as areas of significant end user telecommunications traffic in a cost efficient manner. The construction period of a new network varies depending upon the scope of the activities, such as the number of backbone route miles to be installed, the initial number of buildings targeted for connection to the network backbone and the general deployment of the network backbone. Construction is planned to allow revenue-generating operations to commence prior to the completion of the entire network backbone. When constructing and relying principally on its own facilities, the Company has experienced a period of 12 to 18 months from initial design of a network to revenue generation for such network. Based upon its experience (since the first quarter of fiscal 1993) with, and strategy of, using leased telephone company facilities to provide initial customer service, the Company anticipates revenue generation within six to nine months after commencing network design. The Company estimates that a new network will generate positive EBITDA (before corporate allocations) within six to 12 months after initial revenue generation. After installing the initial network backbone, extensions to additional buildings and expansions to other regions of a metropolitan area are evaluated, based on detailed assessments of market potential. The Company is currently expanding all of its existing networks to reduce its reliance on the LECs and evaluating development of new networks both inside and outside its existing regional clusters. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Company Overview."

    The Company's network monitoring center in Denver operates and manages all of the Company's networks from one central location. Centralized electronic monitoring and control of the Company's networks allows the Company to avoid duplication of this function in each city, thereby reducing costs. The monitoring capabilities are supplemented through a contract with an AT&T switch control center in Phoenix for surveillance of all of the Company's central office switches.

    Switched services involve the transmission of voice, video or data to long distance carrier-specified or end user-specified termination sites (by manually or electronically dialing a telephone number). By contrast, the special access services provided by the Company and other CLECs involve a fixed communications link or "pipe," usually between a specific end user and a specific long distance carrier's point of presence ("POP"). With a switch and interconnection to various carriers' networks, it is possible for the Company to direct a long distance carrier's traffic to any end user regardless of whether the end user is connected to the Company's owned or leased network, to the local telephone company or to other CLEC networks. In addition, a switch gives the Company the technological capability to provide the full range of local telephone services, including local dial tone. The Company does not currently provide local dial tone but anticipates offering such services in the second half of 1996.

   Recent Agreements

    SCE. In March 1996, the Company and SCE jointly filed a 25-year agreement with the CPUC under which the Company will license 1,258 miles of fiber optic cable in Southern California. This network, which will be maintained and operated by the Company, stretches from Los Angeles to San Diego. The agreement also allows the Company to utilize SCE's facilities to install up to 500 additional miles of fiber optic cable. The Company has identified over 1,300 buildings which, based upon estimates of building size and telecommunications traffic volumes, will be targeted by the Company for connection to the network. SCE will be entitled to receive an annual fee for ten years, certain fixed quarterly payments, including a quarterly payment equal to 1.0% of network revenues, and certain other installation and fiber connection fees. The amounts payable to SCE are subject to adjustment under certain specified conditions.

    Upon receipt of CPUC authorization, the Company's license under the SCE agreement will convert to a lease having the same terms and conditions as the license (except as specifically provided in the agreement). Until such time as the Company's license is converted into a lease, SCE may cancel the agreement, in whole or in part, upon 12 months notice to the Company if SCE determines that the dark fibers or SCE's rights of way or other facilities being used by the Company are necessary to conduct its utility operations. Following the conversion, SCE may cancel the agreement, in whole or in part, during the three-year period following the conversion upon 18 months notice with respect to the dark fibers and upon 36 months notice with respect to SCE's rights of way or other facilities if SCE determines that the dark fibers or SCE's rights of way or other facilities being used by the Company are necessary to conduct its utility operations. In addition, the agreement may be terminated by either the Company or SCE upon the occurrence of certain specified events, and both the Company and SCE have the right, under certain circumstances, to either discontinue or relocate their respective facilities.

    AT&T Contract. In March 1996, the Company entered into a national contract with AT&T under which the Company will provide special and switched access services, private line, local calling, intraLATA toll and residential and business telecommunications services to AT&T on a non-exclusive basis. The Company and AT&T have initially identified 12 MSAs in which the Company will provide services and are in discussions with respect to seven additional MSAs in which the Company may provide services. Under the agreement, the Company will work with AT&T to provide special and switched access services in the Company's other markets and new markets which the Company may enter. The Company expects to deploy network facilities and infrastructure as necessary to provide such services. The pricing principles established in this agreement by which the Company will set rates and charges for services offered to AT&T will vary depending on the services and the particular area in which such services are provided. AT&T will have the right to resell or repackage the services provided in each area under its brand name.

    The contract is for an initial five-year term and may be renewed for an additional three-year term, unless sooner terminated or notice of nonrenewal is provided by either the Company or AT&T. The Company believes that this agreement is indicative of a trend by long distance carriers to shift origination and termination of long distance traffic away from LEC networks to the facilities of CLECs. The contract does not prevent AT&T from using other CLECs in any of the markets in which the Company will provide services to AT&T.



    ICG Telecom of San Diego. In February 1996, the Company entered into an agreement with ICG Telecom of San Diego and its other partners, Linkatel Communications, Inc. and Copley Press, under which the Company acquired a 60% interest in ICG Telecom of San Diego for an aggregate purchase price of $10.0 million and became the general partner of ICG Telecom of San Diego.


    ICG Telecom of San Diego operates a 50-mile fiber optic network and is constructing an additional 110 miles of fiber in metropolitan San Diego. As a result of the ICG Telecom of San Diego acquisition, combined with the Company's existing California networks and the facilities under agreement with SCE, the Company now has a network presence in all major metropolitan areas of California. ICG Telecom of San Diego has $5.0 million of existing indebtedness.

    CPS. In November 1995, the Company entered into a 25-year agreement with CPS to license half of the capacity on a 300-mile fiber optic network in greater San Antonio, 60 miles of which currently exist. CPS will construct the remaining 240 miles in conjunction with the Company and will license facilities to the Company on an interim and non-exclusive basis. The Company will also be able to provide extensions from the network to end users. The Company may own and construct fiber optic cables on its own easements and rights of way which may be connected to and extend beyond the network.

    The Company will pay CPS license fees such that CPS recovers one-half of the cost of constructing the network. The Company is required to pay license fees for the extensions and network usage fees during the first three years based on percentages of the Company's gross revenue for services provided through the network facilities. The Company has posted a letter of credit in the amount of $12.0 million to secure the Company's construction obligations. Following the initial 25-year term, the agreement may be extended for subsequent five-year periods.

    Upon completion in approximately two years, the network is expected to serve 120 buildings. During construction, the Company will be able to provide services to completed segments of the network. CPS has the right to reclaim any or all of the fibers licensed to the Company that, in CPS's sole discretion, are needed by it in connection with its electric or gas utility operations at any time following the fifth anniversary of the date the network is complete and ready for service. In such case, the Company will be entitled to an equitable pro rata refund, without interest, of the respective license fee. See "--Legal and Administrative Proceedings."


    Southern. In March 1996, the Company entered into a long-term agreement with a subsidiary of Southern and Alabama Power for the right to use 22 miles of existing fiber and 122 miles of additional Alabama Power facilities to reach the three major business centers in Birmingham. Southern will, in conjunction with the Company, construct the network and provide maintenance services with respect to the fiber installed. Southern will also provide consulting services to the Company concerning the buildout of the network and potential enhancements to the Company's products and services. Under the agreement, the Company is also required to pay Southern a quarterly fee based on specified percentages of the Company's revenue for services provided through this network.

    Following the initial 20-year term, the agreement may be extended by the Company for an additional 10-year term upon written notice to Southern as provided in the agreement. The agreement may be terminated by mutual written agreement of the parties, or by either Southern or the Company upon the occurrence of certain events of default specified in the agreement.

    WorldCom. In February 1996, the Company entered into a 20-year agreement with WorldCom under which the Company will pay approximately $8.8 million for the right to use fiber along a 330-mile fiber optic network in Ohio. The network is being constructed by WorldCom in conjunction with the Company. An aggregate of approximately $2.6 million has been paid by the Company, with the balance due upon the completion of specified segments of the network. Following completion of this network, WorldCom will provide routine route surveillance and other maintenance services for an annual maintenance fee. This network will provide a direct fiber link between the Company's existing networks in Akron, Cleveland, Columbus and Dayton and its new network under development in Cincinnati.

    Following the initial 20-year term, the agreement may be renewed by the Company for two consecutive terms of ten years each upon written notice to WorldCom as provided in the agreement. After payment by the Company of the amounts due under the agreement (other than the annual maintenance fee), the Company has the right to terminate the agreement upon 180 days' prior written notice to WorldCom.

    The following table describes the Company's fiber optic networks and their respective stages of development.


              TERRITORY  POPULATION     FIBER      FIBER ROUTE      FIBER      FIBER STRAND
                         (APPROX.)      ROUTE      MILES UNDER      STRAND      MILES UNDER
                                        MILES      CONSTRUCTION      MILES      CONSTRUCTION

- --------------------------------------------------------------------------------------------

CALIFORNIA
  San Francisco           3,700,000           77             27         1,011          2,305
  Los Angeles             3,500,000           15             --            88             --
  SCE Territory          11,200,000            2          1,262            48         19,878
  San Diego               2,500,000           49             10         2,190            480
- --------------------------------------------------------------------------------------------


COLORADO
 Denver                   1,600,000          154             --         7,336             --
 Colorado Springs           400,000           59             --         4,464             --
 Boulder                    200,000           76             50         1,866          4,032
- --------------------------------------------------------------------------------------------


OHIO VALLEY
  Akron                     700,000           23             21         1,455          1,008
  Cleveland               1,800,000           99             15         5,682            720
  Columbus                1,400,000            4             35           294          3,468
  Dayton                  1,000,000           59              3         2,225            307
  Louisville              1,000,000            8             16           744          1,578
 Ohio intercity cable            --           --            330            --          7,920
- --------------------------------------------------------------------------------------------


OTHERS
  Birmingham                900,000            4             11           329          1,429
  Charlotte               1,200,000           84             59         4,383          5,180
  Greensboro/               900,000           --             --            --             --
    Winston-Salem
  Melbourne*                400,000           22             --           730             --
  Nashville               1,000,000           11             20           562          2,260
  Phoenix*                2,100,000            9             --         1,396             --
  San Antonio             1,300,000           60             --         1,560             --


- -------------
  *The Company intends to sell the Melbourne and Phoenix networks.

   Services

    The Company's competitive local exchange services include private line, special access, and interstate and intrastate switched access services and, beginning in the second half of fiscal 1996, local dial tone. Private line services are generally used to connect the separate office buildings of a single business. Special access services connect end user customers to a long distance telephone carrier's facilities, long distance carrier's facilities to the local telephone company's central offices, different facilities of the same long distance carrier or facilities of different long distance carriers. The Company requires interconnection with the local telephone company's central office in order to offer this second alternative. As part of its "carrier's carrier" strategy, the Company targets the transport between long distance company facilities and the local telephone company central offices, and, for high volume customers, between the long distance company and the end user customer's office.

    The Company's interstate and intrastate switched services include the transport and switching of calls between the long distance carrier's facilities and either the local telephone company central offices or end users. By performing the switching and most of the transport, the Company can reduce local access costs, which constitute the major operating expense for long distance carriers. As the Company provides a greater portion of the local segment of a call, the Company expects to experience improved margins on what has initially been a negative or low margin revenue stream. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Risk Factors--Risks Related to Switched Services Strategy."

    By offering switched services to its long distance carrier customers, the Company may be designated by a long distance carrier to deliver incoming long distance traffic to the Company's markets regardless of whether the terminating end user is connected to the Company's owned or leased network or to the LEC. The Company intends to expand the switched services it offers to its long distance carrier customers to include a broad range of higher profit margin enhanced services, such as enhanced routing, directory assistance and information services including 800/888/900 numbers, calling cards and personal number service, as permitted by regulation. Long distance carriers would purchase these enhanced services from the Company and then market and resell them, at a markup, to end users. By offering such services to its long distance carrier customers, the Company would enable long distance carriers to sell a broader range of services to their long distance customers and to generate incremental revenue that previously could only be earned by LECs.

    SS7. The Company has also developed a nation wide Signaling System 7 ("SS7") service with Southern New England Telephone, the nation's tenth largest LEC. SS7 is used by local exchange companies, long distance carriers, wireless carriers and others to signal between network elements, creating faster call set-up resulting in a more efficient use of network resources.
  SS7 is now the standard method for telecommunications signaling worldwide.
  SS7 is also the enabling technology for Advanced Intelligent Network, a set of services and signaling options that carriers can use to create new services or customer options.

   Industry

    Until 1984, AT&T monopolized telephone services in the United States. Effective in 1984, AT&T was required to divest its local telephone systems (the "Divestiture"), which created the present structure of the telecommunications industry. As part of the Divestiture, AT&T's former local telephone systems were organized into seven regional bell operating companies while AT&T retained its long distance services and equipment manufacturing operations. The separation of the RBOCs from AT&T's long distance services created two distinct telecommunications markets: local exchange and long distance. The Divestiture decreed direct, open competition in the long distance segment, but retained regulated monopolies for local exchange services, provided within geographically defined local access transport areas ("LATAs"). The Telecommunications Act ended the consent decree which implemented the Divestiture, allowing competition for local exchange service and permitting the RBOCs to enter the long distance market.

    A long distance telephone call consists of three segments. Starting with the originating customer, the call travels along a local exchange network to a long distance carrier's POP. At the POP, the call is combined with other calls and sent along a long distance network to a POP on the terminating customer's local network. The call is then sent from this POP along a local exchange network to the terminating customer. Long distance carriers provide only the connection between the two local networks, and pay access charges to the LECs or to CLECs for originating and terminating calls.

    Several factors have begun to promote competition in the local exchange market, including: (i) customer demand for an alternative to the LECs' monopoly, partly stimulated by the development of competitive activities in the long distance telephone market; (ii) technological advances in the transmission of data and video requiring greater capacity and reliability levels than the LECs' copper wire-based, twisted-pair networks were able to accommodate; (iii) the development of fiber optics and digital electronic technology, which reduce network construction costs while increasing transmission speeds, capacity and reliability; (iv) the significant access charges that long distance carriers pay for access to the local telephone networks; and (v) the passage of legislation opening the local market to competition. Numerous new entrants to the telecommunications services market now offer customers diverse service options. In the past, LECs generally reacted by resisting interconnection with their networks by new competitors or service providers. See "--Regulation."

    Competitors in the local exchange market, originally designated as "competitive access providers" by the FCC, were first established in the mid-1980s. In New York City, Chicago and Washington, D.C., newly formed companies installed fiber optic cable connecting long distance telephone carriers' POPs within a metropolitan area and, in some cases, connecting end users (primarily large businesses and government entities) with long distance carrier POPs.
  The greater capacity and economies of scale inherent in fiber optic cable enabled the CAPs to offer customers less expensive and higher quality special access and private line services than the LECs.

    Signals carried over digital fiber optic networks are superior in many respects to older analog signals carried over copper wire, which continue to be used to varying degrees by the LECs. In addition to offering faster and more accurate transmission of voice and data communications, digital fiber optic networks generally require less maintenance than comparable copper wire facilities, thereby decreasing operating costs. Furthermore, the transmission capacity of digital fiber optic cable is determined by the electronic equipment used on the network. This allows network capacity to be increased with a change in electronics, not the actual fiber network, as would be the case with a copper wire architecture. Lastly, digital fiber optic cable is largely immune from electromagnetic and radio interference, resulting in enhanced transmission quality.

    The Telecommunications Act and several state regulatory initiatives have substantially changed the telecommunications regulatory environment in the United States. As a result of these regulatory changes, CLECs are now permitted to offer interstate switched services as well as all intrastate services, including local dial tone, effectively opening up the local telephone market to full competition. Because of these changes in state and federal regulations, CLECs have expanded their services from providing competitive access services such as private line and special access to providing all local exchange services to become true competitors to the RBOCs.

  NETWORK SERVICES

    Through the Company's wholly owned subsidiary, FOTI, the Company supplies information technology services, focusing on client/server technologies, network design, installation, maintenance and support for a variety of end users, including large businesses and telecommunications companies. The Company specializes in the installation and support of network systems for clients that include Amoco, MCI, Intel and other leading Fortune 1000 firms.

    The Company provides network infrastructures, systems and support services, including the design, engineering and installation of local area networks ("LANs") for its customers. These LANs (within end user offices, buildings or campuses) may include fiber optic, twisted pair, coaxial and other network technologies. The Company specializes in turnkey network installations including cabling and electronics that address specific environments. The Company also provides professional network support services. These services include network move, add and change service, maintenance services and desktop/workstation support services. The Company believes that this market will continue to grow, although Network Services revenue is expected to constitute a smaller portion of the Company's future revenue as Telecom Services revenue increases.

    The Company offers these network integration and support services through offices located within four major regional support organizations. The regional headquarters are located in Dallas, Denver, Portland (Oregon) and San Francisco.

  SATELLITE SERVICES

    The Company's Satellite Services operations provide satellite-based voice and data connectivity to domestic and international customers. The Company operates a maritime telecommunications business providing satellite telephone services to major cruise ship lines and the U.S. Navy, a VSAT (very small aperture terminal) data transmission business and a teleport providing international voice and data services. The Company also recently acquired 90% of the outstanding shares of MCN, which provides satellite telephone services to smaller vessels and will complement the Company's existing cruise ship telephone services business. The Company recently sold four teleports (Atlanta, Denver, Los Angeles and New Jersey) to Vyvx for a cash purchase price of approximately $21.5 million. The Company continues to own and operate one teleport and has the right to lease capacity on the teleports it sold.

    MTN. In January 1995, the Company and an unaffiliated entity formed MTN which purchased the assets of a business providing digital wireless communications through satellites to the maritime cruise industry and U.S. Navy vessels utilizing experimental radio frequency licenses issued by the FCC. These licenses were issued to the predecessors of MTN in 1991, were renewed by the FCC in 1993 and renewed again in January 1995. The experimental licenses are valid until February 1, 1997. MTN provides private communications networks to various cruise lines allowing passengers to make calls from their cabins to anywhere in the world. MTN additionally provides its communications services to the U.S. Navy in conjunction with a major long distance provider, which serves as the long distance carrier, while MTN provides the communications equipment and network. MTN believes that the radio frequencies employed under its experimental licenses enable it to provide a higher quality maritime service than is available through the radio frequencies currently allocated to other maritime services. See "Risk Factors--Regulation."

    MCN. In March 1996, the Company acquired a 90% equity interest in MCN, a Florida-based provider of cellular and satellite communications for commercial ships, private vessels, off-shore platforms and land-based mobile units. This acquisition expands the Company's business from C-band satellite services for cruise ships and naval vessels to cover land-based units or smaller ships.
  MCN has a five-year contract with American Mobile Satellite Corp. ("AMSC") that provides for a commitment by MCN to purchase 20 million minutes of air time over a five-year period. MCN currently has in excess of 300 cellular installations that are scheduled to convert to the AMSC service by the end of 1996.

    Teleport. The teleport in Holmdel, New Jersey, acquired as part of the Company's acquisition of MTN, is located 20 miles south of Newark and specializes in international digital voice and data communications services with full fiber interconnect to the local telephone company facilities in New York City. Teleport services are also provided to the maritime industry, including support of the Company's cruise ship and U.S. Navy telephone services business. In addition, the Company markets the resale of services from the four teleports it recently sold.

  CUSTOMERS AND MARKETING

    The Company's primary marketing strategy for its Telecom Services is to offer high quality and low cost diverse alternative communications pathways and services to long distance carriers at competitive rates. The Company's service agreements with long distance carriers also provide additional marketing opportunities as the long distance carriers typically offer their customers the Company's local telecom services with their long distance service. Telecom Services revenue from major long distance carriers and resellers constituted approximately 82% of the Company's Telecom Services revenue in fiscal 1995. The balance of the Company's Telecom Services revenue was derived from end users. Telecom service agreements with end users typically provide for terms of one to five years, fixed prices and early termination penalties.

    The Company's Telecom Services include special access and private lines services, which are point-to-point high-speed connections between end user locations and long distance carrier networks and/or between two end user locations. The Company packages its special access and private line services specifically to meet the needs of long distance carriers, which remarket these services to end users and to large end user customers that typically acquire access networks directly. In addition, the Company offers wholesale switched services (interstate, intrastate and intraLATA toll) providing long distance carriers with an alternative to purchasing access directly from LECs. These services feature discounts and simplified pricing structures, making the services a cost-effective alternative for long distance carriers.

    The Company is in the process of developing a full-range of competitive local dial tone services, which the Company intends to begin offering in the second half of 1996. The Company's plan is to market these services to long distance companies that will brand the Company's products, providing customers with a complete package of communications services under the carrier's own brand identity. The Company will also market its telecommunications products directly to end users. The Company also offers enhanced services, which include a pay-per-call service bureau for customers that distribute news and entertainment programming and a mass call platform, which allows significant numbers of callers to respond to call-ins for polling and related applications.

    The Company markets its network systems integration products and services through a direct sales force located in the Rocky Mountains, Pacific Northwest, Texas and California regions. The Company also has entered into reseller agreements with manufacturers of network integration products and services.

    The Company has begun offering satellite private line transmission services from its teleport to business customers that can benefit from the Company's international and domestic transmission capabilities. With its acquisition of MTN and MCN, the Company also markets voice and data communications to the maritime industry, including cruise ships, and U.S. Navy vessels, commercial vessels, private yachts, offshore platforms and land-based units.

  COMPETITION

    The Company operates in a highly competitive environment that historically was dominated by an entrenched monopolist -- the RBOCs and GTE. The Company's current competitors include the RBOCs, GTE, other CLECs, network systems integration service providers, microwave and satellite service providers, teleport operators, wireless telecommunications providers and private networks built by large end users. Potential competitors include cable television companies, utilities, local telephone companies outside their current local service areas, as well as the local service operations of long distance carriers. Consolidation of telecommunications companies and the formation of strategic alliances within the telecommunications industry as well as the development of new technologies could give rise to increased competition. One of the primary purposes of the Telecommunications Act is to promote competition, in particular in the local telephone market. Since enactment of the Telecommunications Act, several telecommunications companies have indicated their intention to enter many areas of the telecommunications industry, including areas and markets in which the Company participates and expects to participate. This may result in more participants than can ultimately be successful in a given market, subjecting the Company to further competition.

    Telecom Services. The bases of competition in telecom services are generally price, service, reliability, transmission speed and capacity. The Company believes that its expertise in developing and operating highly reliable, advanced digital networks which offer substantial transmission capacity at competitive prices enables it to compete effectively against the LECs and other CLECs.

    In every market in which the Company operates telecom service networks, the LECs, which historically have been the monopoly providers of local telephone services, are the primary competitors. The LECs have long-standing relationships with their customers and provide those customers with various transmission and switching services. The LECs also have the potential to subsidize access and switched services with revenue from a variety of businesses and have benefitted from certain state and federal regulations that have favored the LECs over the Company. In certain areas where the Company operates networks, other CLECs also operate or have announced plans to enter the market. Current competitors also may include wireless telecommunications providers and private networks built by large end users. Additional competition may emerge from cable television operators and electric utilities. Most of the Company's actual and potential competitors have substantially greater financial, technical and marketing resources than the Company.

    The Company believes that its networks compete most directly with the RBOCs and GTE. Historically, FCC policies have constrained the ability of the RBOCs and GTE to decrease their prices for interstate access services based on their status as dominant carriers. Although regulatory approval for price reductions (beyond certain specific parameters) still must be obtained from the FCC, the FCC has been regularly granting such approvals in recent years. The FCC has already granted the RBOCs flexibility in pricing their interstate access services on a central office by central office basis. In addition, the FCC has granted waivers of its access charge pricing rules to NYNEX (for New York City) and Ameritech (for Chicago and Grand Rapids) to allow them to further reduce certain access prices. Based on the FCC's orders in those cases, the Company believes that similar waivers may be granted to the RBOCs and GTE for interstate access services provided in places in which the Company operates or is constructing networks. In addition, the Telecommunications Act allows the FCC to decrease regulatory requirements on providers of interstate services, including the RBOCs and GTE. Any such increased pricing flexibility for the RBOCs and GTE may adversely affect the Company's ability to compete for certain services. If the RBOCs and GTE continue to lower rates, there would be downward pressure on certain special access and switched access rates charged by CLECs, which pressure may adversely affect the Company. See "-- Regulation." In addition, the Telecommunications Act and its implementation by the states and the FCC likely will allow the RBOCs and GTE to provide a broader range of services and likely will enable the RBOCs and GTE to compete more effectively against long distance carriers, which are the Company's primary customers for telecom services.

    The Company does not believe that it currently competes directly with any cable television company, except against CLECs owned or controlled by cable television companies. Time Warner Communications, Inc. ("Time Warner") has received state regulatory approval to provide local service in 37 of Ohio's 88 counties and has announced that it expects to begin offering service in these counties in mid-1996. Time Warner currently has networks in Cincinnati, Columbus and Lima, Ohio. Traditionally, cable company owned or controlled CLECs possessed certain advantages over other CLECs in the provision of telecommunications services due to their access to rights of way, poles, conduit and ducts owned or controlled by utilities or LECs and a preferential rate for use of those facilities by cable owned or controlled CLECs required under old federal law. With the enactment of the Telecommunications Act, however, all providers of telecom services have equal rights of access to rights of way, poles, conduit and ducts owned or controlled by electric utilities and LECs. In addition, over a five-year period, the FCC will adopt and implement new regulations that will require all telecom service providers to be charged the same rate for use of such rights of way, poles, conduit and ducts.

    Network Services. The bases of competition in the network services market are primarily technological capability and experience, service and price. In this market, the Company competes with a variety of small local network integrators, and in certain markets, with AT&T and other large system integrators.

    Satellite Services. In the delivery of domestic satellite services, the Company competes with other full service teleports, microwave carriers and satellite service brokers. Competition is based on reliability, price and transmission quality. Most of the Company's domestic satellite competitors focus on the domestic video market. Competition is expected principally from a number of domestic and foreign companies, many of which have substantially greater financial and other resources than the Company. In the maritime telecommunications market, MTN competes primarily with COMSAT, which provides maritime telecommunications services by means of exclusive FCC licenses for current maritime services and by means of two year experimental FCC licenses employing frequencies similar to those utilized under MTN's experimental FCC licenses.

  REGULATION

    The Telecommunications Act opens the local and long distance markets to additional competition and revises the division of oversight between federal and state regulators. Under previous law, state regulators had authority over those services that originated and terminated within the state ("intrastate") and federal regulators had jurisdiction over services that originated within one state and terminated in another state ("interstate"). State and federal regulators share responsibility for implementing and enforcing the provisions of the new Telecommunications Act. In exchange for unbundling their network services and allowing competitors to interconnect at cost-based rates on nondiscriminatory terms and conditions, the RBOCs are now allowed to seek authority to provide long distance services.

    In order to be granted authority to provide long distance services in its service territory, the RBOC must be able to demonstrate it is subject to facilities-based local competition. In addition, the RBOCs must comply with a 14-point "checklist" of regulatory requirements which would result in competitors having co-carrier status in the RBOC's service territory. Co-carrier status, as it has become known in state regulatory proceedings, effectively treats CLECs and other competitors as peers of the LECs insofar as it relates to the interconnection of networks and the origination and termination of telecommunications traffic. The states will continue to have jurisdiction over co-carrier issues under the new law, in particular in reviewing and approving interconnection agreements.

    To date, the Company has sent requests for negotiations of interconnection agreements, as provided by the Telecommunications Act, to the local operating affiliates of the RBOCs and GTE in each of the areas in which the Company operates. In addition, negotiations with Pacific Telesis for interconnection in California were concluded and resulted in the signing of an interconnection agreement in March 1996. Negotiations have begun with GTE for California, BellSouth for Tennessee and Ameritech for Ohio and will begin soon with SBC Communications, Inc. ("SBC") for Texas.

    The FCC recently released its proposed rules and policies regarding the implementation of the local competition provisions of the Telecommunications Act. The FCC proposed, among other things, to adopt national guidelines with respect to the unbundling of LECs' network elements, resale of LEC services, number portability, the pricing of interconnection services and unbundled elements, and other local competition issues. The Telecommunications Act requires the FCC to finalize these rules by August 8, 1996.

    Federal. In the current regulatory environment, the Company generally operates as a regulated carrier with fewer requirements and obligations than the incumbent LECs. The FCC treats the Company as a non-dominant carrier, which means that it is not subject to the same level of regulation as the RBOCs or LECs, which are designated as dominant carriers. At the federal level, the Company is not required to obtain FCC authorization to install or operate fiber optic facilities to the extent they are used to provide interstate services. Currently, the Company is required to file tariffs for its interstate services and its rates for services must be reasonable and its offerings must be nondiscriminatory. The FCC, however, has proposed to eliminate the requirement that nondominant long distance carriers file tariffs. Based on this proposal, and previous FCC decisions, the Company believes that the FCC also will eliminate the tariff filing requirements on nondominant local exchange carriers such as the Company.

    State. Under the Telecommunications Act, state regulatory agencies cannot prohibit any entity from providing telecommunications services, but the states continue to have general authority to set criteria for reviewing applications to provide intrastate services (including local services). State regulators will continue to set the requirements for providers of local and intrastate services, including pricing standards and quality of services issues.
  However, state regulators can no longer allow (or require) restrictions on the resale of telecommunications services. State regulators also can regulate the rates charged by CLECs for intrastate and local services.

    Local Government Authorization. Under the Telecommunications Act, local authorities retain jurisdiction under applicable state law to control the Company's access to municipally owned or controlled rights of way and to require the Company to obtain street opening and construction permits to install and expand its fiber optic network. In addition, many municipalities require the Company to pay license or franchise fees, often based on a percentage of gross revenue, in order to provide telecommunications services. In many markets, the LECs are excused from paying such franchise fees or paying fees that are materially lower than those required to be paid by the Company. Although municipalities can regulate use of their rights of way, under the Telecommunications Act they cannot prohibit or effectively prohibit any entity from providing any telecommunications services. In addition, the new law requires that local governmental authorities treat telecommunications carriers in a nondiscriminatory and competitively neutral manner.

    Federal Regulation of Microwave and Satellite Radio Frequencies. The FCC continues to regulate radio frequency use by both private and common carriers under the Telecommunications Act. Thus, the Company is required to obtain authorization from the FCC for its satellite and wireless services. The Company provides maritime communications services pursuant to an experimental license which expires February 1, 1997. The FCC may not renew this license or it may allocate the radio frequencies currently used by the Company for other purposes. Moreover, the FCC may decide to auction the use of such frequencies, which may require the Company to pay significant amounts for its maritime communications services license.

    The Telecommunications Act limits ownership of an entity holding a common carrier radio license by non-U.S. citizens, foreign corporations and foreign governments. These ownership restrictions do not apply to private carrier radio licenses or non-radio facilities such as fiber optic cable used to provide CLEC services. Moreover, the FCC does not currently regulate private carriers (other than their use of radio frequencies) and has generally preempted the states from regulating private carriers. The Company offers certain services as a private carrier.

    As a non-U.S. entity, the Company cannot directly hold common carrier radio licenses that are used to provide telephone and wireless services. Until fulfillment of certain FCC conditions, the Company cannot hold the common carrier radio licenses and, therefore, third parties hold the licenses. As an interim arrangement, entities owned 33% each by U.S. directors William Laggett and Jay Ricks and a former director hold the licenses. In 1992, the Company applied to the FCC for authority to acquire the entities that hold the common carrier radio licenses used by the Company. Approval of this acquisition was conditioned on the Company becoming incorporated in the United States, at least 75% of the Company's directors and officers being U.S. citizens and foreign ownership of the Company's common stock not exceeding 60%. These conditions imposed by the FCC have not yet been fulfilled, but upon consummation of the Arrangement, the Company will be in compliance with FCC requirements so that it can directly hold FCC licenses.

  EMPLOYEES

    On March 31, 1996, the Company employed a total of 1,061 individuals on a full time basis. There are 69 employees in the Company's Oregon network systems services office who are represented by a collective bargaining agreement which expires on December 31, 1997. The Company believes that its relations with its employees are good.

  PROPERTIES

    The Company's physical properties include owned and leased space for offices, storage and equipment rooms and collocation sites. Additional equipment rooms will be leased as networks are expanded. The Company owns an office building approximately 30 miles from downtown Denver, which houses the Company's nationwide network monitoring and control facility for its Telecom Services business. The Company currently also leases office space for its satellite and network systems integration operations in the Denver metropolitan area. As a result of its recent and anticipated future growth, the Company is evaluating alternative facilities to consolidate its operations in Denver. The Company believes its properties are adequate for the current operation of its business.

  LEGAL AND ADMINISTRATIVE PROCEEDINGS

    In July 1994, FOTI was notified that it had been debarred and that, as a result, the federal government would not solicit, award to, or permit contracts or subcontracts with FOTI for federal government work through March 1997. Federal government contract work by FOTI accounted for revenue of approximately $1.8 million, $0.3 million, $1.8 million, $1.5 million and $0.2 million for the fiscal year ended July 31, 1992, the two months ended September 30, 1992 and the fiscal years ended September 30, 1993, 1994 and 1995, respectively. Therefore, the revenue that has been lost during the debarment is not material. The debarment proceeding was conducted by the Department of the Army ("Army") and related to work performed by FOTI as a subcontractor on a $38,000 government project which was completed in 1992 (prior to the Company's acquisition of its majority equity interest in FOTI). On June 4, 1996, FOTI entered into a Settlement Agreement with the United States Department of Justice and an Administrative Settlement Agreement with the Department of the Army terminating FOTI's debarment. As a result of these settlements, the debarment from bidding on government contracts has been lifted effective June 4, 1996. FOTI's cost of the settlements for the government's investigative and other expenses was $158,324, of which 49% was paid by the former minority shareholders of FOTI, resulting in a net cost to FOTI of $80,745.

    Four putative class action complaints have been filed in the U.S. District Court for the District of Colorado by shareholders of the Company naming the Company, William W. Becker, Larry L. Becker, John R. Evans and William J. Maxwell as defendants. The complaints allege that the defendants violated the Exchange Act, with respect to the content and timing of its disclosures concerning the suspension and debarment of FOTI. The complaints seek damages for all persons who purchased IntelCom Common Shares between May 16, 1994 and May 16, 1995. The Company has filed an answer, discovery has commenced and plaintiffs have recently filed a motion for class certification. The Company believes that it has meritorious defenses and intends to vigorously defend these lawsuits. However, there can be no assurance as to the outcome of this litigation.

    SBC has alleged before the San Antonio city council that the Company's arrangement to license cable being built by CPS in greater San Antonio violates state law and has sought to have the San Antonio city council repudiate the Company's contract with CPS. The assertion of SBC is that CPS would, through its license arrangement with the Company, be providing telecommunications services in contravention of Texas state law. Following passage of that state law in 1995, the Telecommunications Act was enacted. In May 1996 ICG filed a petition with the FCC asking it to declare that the national pro-competitive policy in the Telecommunications Act does not allow the application of the Texas law in a way that precludes implementation of the agreement between ICG and CPS. The FCC has instituted a proceeding to consider ICG's request and likely will rule on this issue before the end of the year. At the same time, ICG has applied for a franchise from the city of San Antonio to provide telecommunication services. In addition, ICG has applied for a license from the city to begin construction of certain parts of the network contemplated by the agreement.

    IntelCom and its subsidiaries are not parties to any other material litigation. The continuing participation by IntelCom and its subsidiaries in regulatory proceedings before the FCC and state regulatory agencies concerning the adoption of new regulations is unlikely to result in a material adverse effect on the financial condition and results of operations of the Company.

                            SELECTED FINANCIAL DATA

    The selected historical financial data of IntelCom and its subsidiaries for each fiscal year in the five-year period ended September 30, 1995 has been derived from the audited consolidated financial statements of IntelCom. The selected financial data as of March 31, 1996 and for the six months ended March 31, 1995 and 1996 have been derived from the unaudited Consolidated Financial Statements of IntelCom included elsewhere in this Proxy Statement - Prospectus and, in the opinion of management, include all adjustments (consisting of normal recurring adjustments) necessary to present fairly the information set forth therein. The information set forth below should be read in conjunction with such Consolidated Financial Statements of IntelCom and the notes thereto included elsewhere in this Proxy Statement - Prospectus. Results of operations for the six months ended March 31, 1996 are not necessarily indicative of results of operations for a full year or predictive of future periods. IntelCom's development and expansion activities, including acquisitions, during the periods shown below materially affect the comparability of this data from one period to another. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    The selected historical financial information for Parent is not presented as Parent was not formed until April 11, 1996. Parent has not commenced operations and has no assets or liabilities, including contingent liabilities and commitments. Consequently, pro forma financial information for Parent is not presented since this information would not differ significantly from the historical financial information of IntelCom presented herein. The costs associated with the Arrangement, which are not expected to be significant, will be accounted for as a current period expense by Parent upon consummation of the Arrangement.

                                                      YEARS ENDED SEPTEMBER 30,
                              ====================================================================
                                                                          ACTUAL     PRO FORMA
                                1991      1992       1993       1994       1995      1995/(1)/
                              --------  ---------  ---------  ---------  ---------  ------------
                                                             (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS
 DATA(3):
  Revenue:
    Telecom services........  $   428   $  1,061   $  4,803   $ 14,854   $ 32,330    $   32,330
    Network services........        -      4,955     21,006     36,019     58,778        58,778
    Satellite services......       24      1,468      3,520      8,121     20,502        11,360
    Other...................      153        126        147        118          -             -
                              -------   --------   --------   --------   --------    ----------
      Total revenue.........      605      7,610     29,476     59,112    111,610       102,468
  Cost of services..........      532      5,423     18,961     35,590     76,778        70,974
  Selling, general and
   administrative expenses..    3,088      3,921     10,702     30,590     65,022        61,248
  Depreciation and
   amortization.............    1,282      1,602      3,473      8,198     16,624        14,410
                              -------   --------   --------   --------   --------    ----------
  Operating expenses........    4,902     10,946     33,136     74,378    158,424       146,632
  Operating loss............   (4,297)    (3,336)    (3,660)   (15,266)   (46,814)      (44,164)
  Interest expense..........     (205)      (525)    (2,523)    (8,481)   (24,368)      (73,944)
  Other income (expense),
   net......................        7         33         22       (121)    (4,999)      (39,120)
                              -------   --------   --------   --------   --------    ----------
  Loss before income taxes
   and cumulative effect of
   change in accounting.....   (4,495)    (3,828)    (6,161)   (23,868)   (76,181)     (157,228)
  Income tax benefit
   (expense)................      112        174      1,552          -          -             -
  Cumulative effect of
   change in accounting(2)          -          -          -          -          -             -
  Net loss..................   (4,383)    (3,654)    (4,609)   (23,868)   (76,181)     (157,228)
  Preferred stock dividend..        -          -          -          -       (467)         (467)
                              -------   --------   --------   --------   --------    ----------
  Net loss attributable to
   common shareholders......  $(4,383)  $ (3,654)  $ (4,609)  $(23,868)  $(76,648)   $  157,695)
                              =======   ========   ========   ========   ========    ==========
  Loss per common share.....  $ (0.61)   $ (0.42)   $ (0.39)  $  (1.56)  $  (3.25)   $    (6.68)
                              =======   ========   ========   ========   ========    ==========
  Weighted average number
   of common shares
   outstanding..............    7,184      8,737     11,671     15,342     23,604     $  23,604
                              =======   ========   ========   ========   ========    ==========
OTHER DATA:
  EBITDA (4)................  $(3,015)  $ (1,734)  $ 00(187)  $ (7,068)  $(30,190)    $(29,754)
  Capital expenditures(5)     $ 7,608   $ 12,599   $ 20,685   $ 54,921   $ 88,495     $ 86,197
  Ratio of earnings to
   combined fixed charges
   and preferred stock
   dividends(6).............        -         -           -          -          -            -

                                  SIX MONTHS ENDED MARCH 31,
                              ----------------------------------
                                          ACTUAL      PRO FORMA
                               1995      1996/(2)/    1996/(1)/
                             ---------  -----------  -----------
STATEMENT OF OPERATIONS
 DATA(3):
  Revenue:
    Telecom services........ $ 12,833   $   31,148   $   31,148
    Network services........   28,789       29,691       29,691
    Satellite services......    8,934       10,504        8,026
    Other...................        -            -            -
                             --------   ----------   ----------
      Total revenue.........   50,556       71,343       68,865
  Cost of services..........   33,253       49,824       48,128
  Selling, general and
   administrative expenses..   27,485       40,239       38,746
  Depreciation and
   amortization.............    7,107       12,361       11,708
                             --------   ----------   ----------
  Operating expenses........   67,845      102,424       98,582
  Operating loss............  (17,289)     (31,081)     (29,717)
  Interest expense..........   (6,197)     (29,432)     (60,081)
  Other income (expense),
   net......................      456       (1,070)     (22,970)
                             --------   ----------   ----------
  Loss before income taxes
   and cumulative effect of
   change in accounting.....  (23,030)     (61,583)    (112,768)
  Income tax benefit
   (expense)................      (11)       4,482        4,482
  Cumulative effect of
   change in accounting(2)..        -       (3,453)      (3,453)
                             --------   ----------   ----------
  Net loss..................  (23,041)     (60,554)    (111,739)
  Preferred stock dividend..        -       (1,027)      (1,027)
                             --------   ----------   ----------
  Net loss attributable to
   common shareholders...... $(23,041)  $  (61,581)  $ (112,766)
                             ========   ==========   ==========
  Loss per common share.....   $(1.01)      $(2.42)      $(4.43)
                             ========   ==========   ==========
  Weighted average number
   of common shares
   outstanding..............   22,746       25,471       25,471
                             ========   ==========   ==========
OTHER DATA:
  EBITDA(4)................. $(10,182)  $  (18,720)  $  (18,009)
                             ========   ==========   ==========
  Capital expenditures(5)... $ 49,887   $  102,285   $  101,859
                             ========   ==========   ==========
  Ratio of earnings to
   combined fixed charges
   and preferred stock
   dividends(6).............        -            -            -
                             ========   ==========   ==========




                (Accompanying notes are on the following page)

                                                             AT SEPTEMBER 30,                     AT MARCH 31, 1996
                                           -------------------------------------------------  ------------------------
                                             1991      1992     1993       1994       1995      ACTUAL    PRO FORMA(1)
                                           --------  --------  -------  ----------  --------  ----------  ------------
 BALANCE SHEET DATA:
  Working capital (deficit)..............  $  (282)  $  (392)  $ 7,990  $ (8,563)  $249,089    $152,936   $527,352
  Total assets...........................   34,550    54,417    95,196   201,991    583,553     556,567    964,175
  Notes payable and current
   portion of long-term debt and
   capital lease obligations.............      459       991     7,657    23,118     27,310       9,199      9,199
  Long-term debt and capital
   lease obligations, less current
   portion...............................    7,602    15,565    37,116   104,461    405,535     459,096    759,125
  Redeemable preferred stock of
   subsidiary ($30.0 million
   liquidation value)....................        -         -         -         -     14,986      19,571          -
   Preferred stock of ICG (redeemable)...        -         -         -         -          -           -    144,380
  Shareholders' equity...................   14,733    21,826    34,753    39,782     91,885      35,513      8,283


- ------------------

(1) Pro Forma Statement of Operations Data reflects (i) the sale of the Company's teleports in Atlanta, Denver, Los Angeles and New Jersey, (ii) the receipt of the net proceeds from the Private Placement and interest expense on $300.0 million gross proceeds of the 12 1/2% Notes and preferred stock dividends on $150.0 million liquidation preference of Preferred Stock, without giving effect to any increased interest income on available cash or the capitalization of any interest associated with construction in progress,
    (iii) the redemption of $30.0 million of redeemable preferred stock, payment of accrued dividends and the related $13.1 million charge for the excess of the redemption price as of April 30, 1996 over the carrying amount, (iv) the repurchase of 916,666 redeemable warrants and (v) the payment with respect to consents to amendments to the 13 1/2% Notes Indenture to permit the Private Placement, as if such events had occurred at the beginning of the periods presented. Pro Forma Balance Sheet Data reflects the items in (ii) through (v) above, as if such events had occurred on the balance sheet date. The sale of the Company's teleports is reflected in the actual balance sheet data at March 31, 1996. The charges described in items (iii) and (v) will be reflected in the Company's results for the three months ended June 30, 1996.

(2) Effective January 1, 1996, the Company changed its method of accounting for long-term telecom services contracts to recognize revenue as services are provided. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-Accounting Matters-Accounting Changes." As required by generally accepted accounting principles, the Company has reflected the effects of the change in accounting as if such change had been adopted as of October 1, 1995. The Company's results for the six months ended March 31, 1996 reflect a change of $3.5 million relating to the cumulative effect of this change in accounting as of October 1, 1995. The effect of this change in accounting in fiscal year 1996 was to decrease loss before cumulative effect of change in accounting by approximately $22,000 for the six months ended March 31, 1996. If the new revenue recognition method had been applied retroactively, telecom services revenue would have decreased by $0.0 million, $0.3 million, $2.0 million, $0.5 million and $0.7 million for fiscal 1991, 1992, 1993, 1994 and 1995, respectively, and $0.6 million for the six months ended March 31, 1995.

(3) Historical Statement of Operations Data has been restated for all years presented prior to October 1, 1993, due to the retroactive application of the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109") as of October 1, 1993.

(4) consists of operating loss plus depreciation and amortization. is provided because it is a measure commonly used in the telecommunications industry. It is presented to enhance an understanding of the Company's operating results and is not intended to represent cash flow or results of operations in accordance with generally accepted accounting principles for the periods indicated. See the Company's Consolidated Financial Statements contained elsewhere in this Proxy Statement -- Prospectus.

(5) Capital expenditures include assets acquired through the issuance of debt, capital leases or warrants.

(6) For the fiscal years ended September 30, 1991, 1992, 1993, 1994 and 1995 and the six months ended March 31, 1995 and 1996, earnings were insufficient to cover combined fixed charges and preferred stock dividends by $4.5 million, $3.8 million, $6.2 million, $24.8 million, $77.3 million, $23.0 million and $63.0 million, respectively. On a pro forma basis giving effect to the Private Placement, the redemption of $30.0 million of redeemable preferred stock and the sale of four of the Company's teleports as if they occurred on October 1, 1994 and without giving effect to any increased interest income on additional available cash or the capitalization of any interest associated with construction in progress, earnings would have been insufficient to cover fixed charges by $157.9 million and $113.8 million for fiscal 1995 and the six months ended March 31, 1996, respectively. Combined fixed charges and preferred stock dividends consist of interest charges and amortization of debt expense and discount or premium related to indebtedness, whether expensed or capitalized, that portion of rental expense the Company believes to be representative of interest (i.e., one-third of rental expense) and preferred stock dividends.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


    The following discussion includes certain forward-looking statements. For a discussion of important factors including, but not limited to, dependence on increased traffic on the Company's facilities, increased Satellite Services revenue from the cruise ship and U.S. Navy telephone services business and actions of competitors and regulatory authorities, that could cause actual results to differ materially from the forward-looking statements, see "Risk Factors."

  COMPANY OVERVIEW

    The Company provides Telecom Services, Network Services and Satellite Services. Telecom Services consist of the Company's CLEC operations. Network Services consist of information technology services, network design and installation and support of network systems. Satellite Services consist of domestic and international satellite transmission services. The Company commenced the design and construction of its first fiber optic network in Denver in 1990, which became operational to a limited extent in May 1991. The Company's rapid growth since 1990 is the result of the initial installation, acquisition and subsequent expansion of its networks, the acquisition and growth of its network systems integration business and growth in satellite services. During 1992 and 1993, the Company continued to build out its Denver network. The Company began construction of its fiber optic network in Phoenix during 1993 and expanded this network throughout 1994. During 1994, the Company commenced construction of networks in Akron, Boulder, Colorado Springs, Columbus and Nashville. The Company also acquired operating networks serving Charlotte, Cleveland, Dayton, Louisville, Melbourne, Sacramento and 17 cities with populations in excess of 100,000 in the Los Angeles and San Francisco metropolitan areas. In addition, in 1995 the Company commenced development of fiber optic networks in Birmingham and Greensboro/Winston-Salem. The Company intends to sell its networks in Melbourne and Phoenix. Since initiation of competitive access services, the Company has experienced declining access rates and increasing price competition which have been more than offset by increasing network usage. The Company expects to continue to experience declining access rates for the foreseeable future.

    The Company first began providing Satellite Services in 1990 when it acquired its Denver teleport facility, which has since been sold. Growth in Satellite Services revenue has resulted principally from increased transmissions of video programming, the acquisitions of satellite teleports in the Los Angeles, Atlanta and New York metropolitan areas in 1994 (three of which have been sold), the acquisition of Nova-Net Communications, Inc. ("Nova-Net") in 1994 and the acquisition of a 64% interest in Maritime Telecommunication Network, Inc. ("MTN") in January 1995. The Company acquired a 51% interest in FOTI, which accounts for most of the Company's Network Services, in May 1992 and the remaining 49% in January 1996. As a result of the significant lag time between commencement of network development and generation of appreciable related Telecom Services revenue, the majority of the Company's revenue historically has been derived from Network Services. However, the Company's Network Services revenue (as well as Satellite Services revenue) will continue to represent a diminishing percentage of the Company's consolidated revenue as the Company continues to emphasize its Telecom Services.

    In the third and fourth quarters of fiscal 1994 and throughout fiscal 1995, the Company launched its switched services strategy by acquiring 13 high capacity digital switches. The Company has installed switches in Birmingham, Charlotte, Cleveland, Columbus, Denver, Irvine, Los Angeles, Louisville, Melbourne, Nashville, Oakland, Phoenix and Sacramento. The Company financed the acquisition of 12 of the switches pursuant to capital leases totaling $24.5 million. The Company began generating switched services revenue in the fourth quarter of fiscal 1994 and expects revenue from switched services to increase. The Company's switched minutes of use have increased from 10 million minutes in the first quarter of fiscal 1995 to 362 million in the second quarter of fiscal 1996.

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


    In November 1995, the Company entered into a long-term agreement with CPS to license half of the capacity on a 300-mile fiber optic network (60 of which currently exist) in greater San Antonio. It is anticipated that the network will be able to service 120 buildings when completed in approximately two years. During construction, the Company will be able to provide services to completed segments of the network.

    The Company recently invested $10.0 million to acquire a 60% interest in, and became the general partner of, ICG Telecom of San Diego, a partnership whose other partners are Linkatel Communications, Inc. and Copley Press, the publisher of The San Diego Union Tribune. ICG Telecom of San Diego operates a 50-mile fiber optic network and is constructing an additional 110 miles of fiber in metropolitan San Diego. In February 1996, the Company entered into a long-term agreement with WorldCom under which the Company will pay approximately $8.8 million for the right to use fiber along a 330-mile fiber optic network in Ohio. The network, which is being constructed by WorldCom in conjunction with the Company, will provide a direct fiber link between the Company's existing networks in Akron, Cleveland, Columbus and Dayton and its new network under development in Cincinnati.

    In March 1996, the Company and SCE jointly filed an agreement with the CPUC under which the Company will license 1,258 miles of fiber optic cable in Southern California. The agreement allows the Company to utilize SCE's facilities to install up to 500 additional miles of fiber optic cable. The Company has identified over 1,300 buildings which will be targeted by the Company for connection to the network. Also, in March 1996, the Company entered into a national contract with AT&T under which the Company will provide special and switched access services to AT&T on a non-exclusive basis. The Company and AT&T initially have identified 12 MSAs in which the Company will provide services to AT&T and are in discussions with respect to seven additional MSAs in which the Company may provide services. Under the agreement, the Company will work with AT&T to provide special and switched access services in the Company's other markets and new markets which the Company may enter. In March 1996, the Company entered into a long-term license agreement with a subsidiary of Southern and Alabama Power, for the right to use 22 miles of fiber and 122 miles of additional Alabama Power rights of way and facilities to reach the three major business centers in Birmingham. See "Risk Factors--Competition."

    The Company expects to continue to experience negative operating margins from the provision of switched services while its networks are in the development and construction phases, during which the Company relies on LEC networks to carry a significant portion of its customers' traffic. The Company expects to realize improved operating margins for switched services on a given network when (i) sales efforts result in increased volumes of traffic carried on the Company's own network instead of LEC facilities, and (ii) higher margin enhanced services are provided to customers on the network. In addition, the Company believes that the unbundling of LEC services and the implementation of local telephone number portability, which are mandated by the Telecommunications Act, will reduce the Company's costs of providing switched services and facilitate the marketing of such services. However, the Company's switched services strategy has not yet been profitable and may not become profitable due to, among other factors, lack of customer demand, competition from other CLECs and pricing pressure from the LECs. In addition, in order to fully implement its switched services strategy, the Company must make significant capital expenditures to provide additional switching capacity, network infrastructure and electronic components. The Company has limited experience providing switched services and there can be no assurance that the Company will be able to successfully implement its switched services strategy. See "Risk Factors--Risks Related to Switched Services Strategy" and "--Competition" and "Business--Telecom Services."

    The continued development, construction and expansion of the Company's business requires significant capital, a large portion of which is expended before any revenue is generated. The Company has experienced, and expects to continue to experience, negative cash flow and significant losses while it implements its switched services strategy, expands its operations and establishes a sufficient revenue-generating customer base. There can be no assurance that the Company will be able to establish such a customer base. When constructing and relying principally on its own facilities, the Company has experienced a period of up to 18 months from initial design of a network to revenue generation for that network. However, based upon its experience with using leased LEC facilities to provide initial customer service and the Company's new agreements to use utilities' existing fiber, the

  Company anticipates accelerating initial revenue generation to within six to nine months after commencing network design.

    The Company estimates that a new network will generate positive EBITDA (before corporate allocations) within 6 to 12 months after initial revenue generation. There can be no assurance that this estimate will be realized in any particular market. When describing a particular business operation, certain corporate expenses not attributable to the business operation (e.g., corporate overhead and related expenses) are not directly allocated to the specific business operation, and therefore EBITDA for a particular business operation is referred to as "EBITDA (before corporate allocations)." The Company allocated corporate overhead and related expenses of approximately $25.3 million to its Telecom Services in fiscal 1995 compared to $8.5 million in fiscal 1994, and $16.0 million for the six months ended March 31, 1996 compared to $9.6 million for the six months ended March 31, 1995.


    The Company has expanded the number of Telecom Services markets it serves from six markets at the end of fiscal 1993 to 37 markets at March 31, 1996. The Company's Los Angeles and San Francisco metropolitan area networks, acquired in April 1994 and serving 17 cities with populations in excess of 100,000, accounted for approximately 38% and 44% of the Company's Telecom Services revenue for fiscal 1995 and the six months ended March 31, 1996, respectively. The Company's Denver network accounted for approximately 30% and 22% of the Company's Telecom Services revenue for fiscal 1995 and the six months ended March 31, 1996, respectively. The Company's Denver network generated initial revenue in the fourth quarter of fiscal 1991 and generated positive EBITDA (before corporate allocations) in the fourth quarter of fiscal 1992. The Company's networks in Cleveland and Colorado Springs generated positive EBITDA (before corporate allocations) in fiscal 1994. The Boulder network, which the Company began to construct in 1994, generated positive EBITDA (before corporate allocations) in the first fiscal quarter of 1995. The Phoenix network, which the Company intends to sell, generated initial revenue in the first quarter of fiscal 1994 and has not generated positive EBITDA. The Company's Louisville and Melbourne networks, acquired in April and July of 1994, respectively, the Nashville network, which the Company began to construct in 1994, and the Company's Akron and Columbus networks, which became operational in fiscal 1995, have not generated positive EBITDA. The Company intends to sell its Melbourne network. The Company has commenced operation of a fiber optic network in Birmingham and is developing fiber optic networks in Greensboro and Winston-Salem. The Los Angeles metropolitan area network generated positive EBITDA (before corporate allocations) prior to its acquisition in fiscal 1994. The network reported negative EBITDA for fiscal 1995 and for the first two quarters of fiscal 1996 as a result of expenses associated with the introduction of switched services. The San Francisco metropolitan area network first generated positive EBITDA (before corporate allocations) in the fourth quarter of fiscal 1993, which was prior to its acquisition by the Company. The Charlotte network generated positive EBITDA (before corporate allocations) in fiscal 1994. The Charlotte network reported negative EBITDA in the second and third quarters of fiscal 1995 as a result of expenses incurred in connection with the introduction of switched services. The Charlotte network again generated positive EBITDA (before corporate allocations) in the fourth quarter of fiscal 1995 and first two quarters of fiscal 1996. The Company's network in Dayton generated positive EBITDA (before corporate allocations) in the first quarter of fiscal 1995.


    The Board of Directors of IntelCom has adopted a plan under which IntelCom will become a subsidiary of a new publicly traded United States corporation. Substantially all of the Company's operations (which are conducted by ICG's subsidiaries) are located in the United States. In addition, the Company views the United States as its primary source for raising capital in the future and the Company believes that the United States incorporation will facilitate access to such markets and increase its flexibility to meet its future financing needs. Also, certain aspects of the Company's operations are regulated by the FCC, which imposes restrictions on the interests a foreign company may hold in telecommunications businesses in the United States.

  RESULTS OF OPERATIONS

    The following table provides a breakdown of revenue and cost of services for Telecom Services, Network Services and Satellite Services and certain other financial data for the Company for the periods indicated. Revenue and cost of services for Satellite Services will decrease substantially as a result of the sale of four of the Company's teleports in March 1996. See "Business-- Satellite Services." The table also shows certain revenue, expenses, operating loss and EBITDA as a percentage of the Company's total revenue.

                                          YEARS ENDED SEPTEMBER 30                 SIX MONTHS ENDED MARCH 31,
                          ----------------------------------------------------   ------------------------------
                                1993            1994           1995                 1995           1996(1)
                          -------------   --------------   ----------------      ------------   ---------------
                             $       %        $       %        $         %          $       %       $        %
                                                         (DOLLARS IN THOUSANDS)
Revenue:
  Telecom services......  $04,803    17   $014,854    25   $0 32,330     29      $12,833    25   $031,148    44
  Network services......   21,006    71     36,019    61      58,778     53       28,789    57     29,691    42
  Satellite services....    3,520    12      8,121    14      20,502     18        8,934    18     10,504    15
  Other.................      147     *        118     *          --     --           --    --         --    --
                          -------   ---   --------   ---   ---------    ---      -------   ---   --------   ---
Total revenue...........   29,476   100     59,112   100     111,610    100       50,556   100     71,343   100

Cost of services
  Telecom services......    1,089            4,475            19,757               5,715           21,619
  Network services......   16,150           26,334            45,928              23,199           23,056
  Satellite services....    1,607            4,697            11,093               4,339            5,149
   Other................      115   000         84   000          --    000           --   000         --   000
                          -------   ---   --------   ---   ---------    ---      -------   ---   --------   ---
Total cost of services..   18,961    64     35,590    60      76,778     69       33,253    66     49,824    70

Selling, general &
 administrative.........   10,702    36     30,590    52      65,022     58       27,485    54     40,239    56
Depreciation and
  amortization..........    3,473    12      8,198    14      16,624     15        7,107    14     12,361    17
                          -------   ---   --------   ---   ---------    ---      -------   ---   --------   ---
Operating loss..........   (3,660)  (12)   (15,266)  (26)    (46,814)   (42)     (17,289)  (34)   (31,081)  (43)
EBITDA(2)...............     (187)   (1)    (7,068)  (12)    (30,190)   (27)     (10,182)  (20)   (18,720)  (26)

Supplemental Pro
  Forma Data (1):
  Telecom services
  revenue...............    2,819    10     14,395    25      31,617     29       12,193    24     31,148    44

  Total revenue.........   27,492   100     58,653   100     110,897    100       49,916   100     71,343   100
  Operating loss........   (5,644)  (21)   (15,725)  (27)    (47,527)   (43)     (17,929)  (36)   (31,081)  (43)
  EBITDA(2).............   (2,171)   (8)    (7,527)  (13)    (30,903)   (28)     (10,822)  (22)   (18,720)  (26)

 * Less than 0.5%


(1)Effective January 1, 1996, the Company changed its method of accounting for long-term telecom services contracts to recognize revenue as services are provided. See "--Accounting Matters--Accounting Changes." As required by generally accepted accounting principles, the Company has reflected the effects of the change in accounting as if such change had been adopted as of October 1, 1995, and is presenting the pro forma effects on prior periods assuming the change had been applied retroactively. See "Selected Financial Data."

    (2) See note 4 under Selected Financial Data for the definition of EBITDA.

SIX MONTHS ENDED MARCH 31, 1996, COMPARED TO SIX MONTHS ENDED MARCH 31,
1995

    The following information reflects the results of operations for the six months ended March 31, 1996, compared to the pro forma results of operations for the six months ended March 31, 1995, assuming the change in accounting for long-term telecom services contracts described in "-- Accounting Matters -- Accounting Changes" had been applied retroactively.

    Revenue.  Revenue for the six months ended March 31, 1996 increased
  $21.4 million, or 42.9%, from the six months ended March 31, 1995.
  The increase in total revenue reflects continued growth in Telecom Services, Network Services and Satellite Services operations. Telecom Services revenue increased 155.4% to $31.1 million due to an increase in network usage for both special and switched access services, offset in part by a decline in average access rates. The number of operational switches increased from six as of March 31, 1995, to 13 as of March 31, 1996. Switched minutes of use increased from 42 million during the six months ended March 31, 1995, to 597 million for the six months ended March 31, 1996. Network usage as reflected in VGEs increased 77.9% from 287,167 VGEs on March 31, 1995 to 510,755 VGEs on March 31, 1996. On March 31, 1995, the Company had 251 on-net buildings connected to its networks compared to 327 on-net buildings connected on March 31, 1996. Network Services revenue increased 3.1% to $29.7 million primarily due to additional projects from existing customers and increased business networking requirements. Satellite Services revenue increased 17.6% to $10.5 million for the six months ended
  March 31, 1996. The increase resulted principally from the acquisition of MTN in January 1995 and the increased volume of uplink hours for the three months ended December 31, 1995, offset by the decrease resulting from the sale of four of the Company's teleports.

    Cost of Services.  Total cost of services for the six months ended March
  31, 1996, increased $16.6 million, or 49.8%, from the six months ended
  March 31, 1995. Telecom cost of services increased from $5.7 million, or 46.9%, of Telecom Services revenue for the six months ended March 31, 1995, to $21.6 million, or 69.4%, of Telecom Services revenue for the six months ended March 31, 1996. Telecom cost of services consists of payments to LECs for the use of network facilities to support off-net and switched services, right of way fees and other costs. The increase in absolute dollars is attributable to the increase in switched services and the expansion in off-net special access service offerings. The increase in the cost of services as a percentage of total revenue is due primarily to the increase in switched services revenues, which currently generate lower margins than special access services. The Company expects that the Telecom Services ratio of cost of services to revenue will improve. The expectation described in the foregoing forward-looking statement is dependent upon, among other things, the Company carrying a greater proportion of traffic on its facilities, providing a sufficient volume of higher margin enhanced services, including local dial tone and obtaining the right to use unbundled LEC facilities on satisfactory terms, any or all of which may not occur. Network cost of services decreased 0.6% to $23.1 million and also decreased as a percentage of Network Services revenue from 80.6% for the six months ended March 31, 1995, to 77.7% for the six months ended March 31, 1996, due to an improved job bidding process and a more selective job acceptance process, whereby more acceptable gross margins have been obtained. Network cost of services includes the cost of equipment sold, direct hourly labor and other direct project costs. Satellite cost of services increased to $5.1 million for the six months ended March 31, 1996, from $4.3 million for the six months ended March 31, 1995. Satellite cost of services as a percentage of revenue remained relatively constant at 49.0% at March 31, 1996, compared to 48.6% at March 31, 1995. The increase in absolute dollars was attributable to an increased volume of Satellite Services business primarily due to the increase in maritime services revenue. Satellite cost of services consists of satellite transponder lease costs (for the prior period and for the three months ended December 31, 1995), MTN transponder costs, VSAT network costs and costs of VSAT equipment sold. Revenue from teleport operations historically have yielded lower gross margins than revenue from the cruise ship and U.S. Navy telephone services business of MTN. Gross margins for Satellite Services should improve as a result of the sale of the teleports. The expectation described in the foregoing forward-looking statement is dependent upon, among other things, increased Satellite Services revenue from the cruise ship and U.S. Navy telephone services business, a lack of increased competition in this market, the renewal of the Company's experimental license in February 1997 and a lack of new technology which potentially could render the Company's leased satellite facilities obsolete.

    Selling, General and Administrative Expense. SG&A expense for the six months ended March 31, 1996, increased $12.8 million, or 46.4%, compared to the six months ended March 31, 1995. This increase was principally due to the continued rapid expansion of the Company's Telecom Services networks and related significant additions to the Company's engineering, operations, management information systems, marketing and sales staff dedicated to the expansion of the networks and implementation of the Company's switched services strategy. SG&A expense as a percentage of total revenue was 56.4% for the six months ended March 31, 1996, compared to 55.1% for the comparable period in 1995. There is typically a period of higher administrative and marketing expense prior to the generation of appreciable revenue from newly acquired or developed networks. SG&A expense for Network Services increased due to expansion into new markets and increased engineering, marketing and sales staff to support increased growth in network systems installation contracts. Satellite Services SG&A expense increased primarily due to the acquisition of MTN.

    Depreciation and Amortization.  Depreciation and amortization increased
  $5.3 million, or 73.9%, for the six months ended March 31, 1996, compared to the six months ended March 31, 1995. Depreciation of fixed assets increased by $2.3 million as a result of the shortening of estimated depreciable lives discussed in "-- Accounting Matters," and also increased as a result of the increase in depreciable fixed assets as a result of the continued expansion of competitive access networks. The increase in depreciation expense was offset slightly by the decrease in depreciable assets resulting from the sale of four of the Company's teleports. The Company reports high levels of depreciation relative to revenues during the early years of operation of a new network because the full cost of a network is depreciated using the straight line method despite the low rate of capacity utilization in the early stages of network operation.

    Interest Expense. Interest expense increased by $23.2 million, from $6.2 million for the six months ended March 31, 1995, to $29.4 million for the six months ended March 31, 1996. The $29.4 million of interest expense included $24.6 million of non-cash interest. This increase was attributable to an increase in long-term debt, primarily the 13 1/2% Notes issued in the fourth quarter of fiscal 1995 and an increase in capitalized lease obligations to finance Telecom Services and Satellite Services equipment and the expansion of the Company's competitive access networks.

    Interest Income. Interest income increased $5.3 million, from $1.2 million for the six months ended March 31, 1995, to $6.5 million for the six months ended March 31, 1996. The increase is attributable to the increase in cash from the proceeds of the issuance of 13 1/2% Notes in August 1995.

    Share of losses in joint venture. Share of losses in joint venture increased $0.5 million or 127.5% from the six months ended March 31, 1995, to $0.8 million for the six months ended March 31, 1996. This increase is due to increased losses of the Phoenix network joint venture in which the Company holds a 50% equity interest. The losses of the joint venture increased due to continued expansion and implementation of switched services.

    Other, net. Other, net increased $1.7 million or 185.7% for the six months ended March 31, 1996, from $0.9 million for the six months ended March 31, 1995. The majority of the increase is due to a $0.9 million loss on the sale of four of the Company's teleports and certain other satellite assets and a $0.5 million write-off of certain assets.

    Minority interest in share of losses, accretion and preferred dividends. Minority interest in share of losses, accretion and preferred dividends increased $4.7 million from a benefit of $0.5 million for the six months ended March 31, 1995, to an expense of approximately $4.2 million for the six months ended March 31, 1996. The increase is due to the accretion of warrants and issue costs associated with the issuance of the Redeemable Preferred Stock and accrual of the preferred stock dividend which, together, accounted for $4.6 million.

    Income Tax Benefit. Income tax benefit for the six months ended March 31, 1996 was $4.5 million compared to an $11,000 income tax expense for the six months ended March 31, 1995. The income tax benefit is due to an adjustment to the deferred tax liability as a result of the change in estimated depreciable lives.

    Cumulative effect of change in accounting for revenue from long-term telecom services contracts. The increase in cumulative effect of change in accounting for revenue from long-term telecom services contracts is due to the change in accounting as described in "-- Accounting Matters -- Accounting Changes."

    Preferred stock dividend. The $1.0 million preferred stock dividend for the six months ended March 31, 1996 represents the excess redemption price over the stated value of Convertible Series B Preferred Stock (the "Series B Preferred Stock"). There was no Series B Preferred Stock outstanding during the six months ended March 31, 1995.

  FISCAL YEAR ENDED SEPTEMBER 30, 1995 COMPARED TO FISCAL YEAR ENDED SEPTEMBER 30, 1994

    Revenue. Revenue for the year ended September 30, 1995 increased $52.5 million, or 89%, from the year ended September 30, 1994. The increase in total revenue reflects continued growth in Telecom Services, Network Services and Satellite Services operations. Telecom Services revenue increased 118% to $32.3 million. The increase in Telecom Services revenue reflects an increase in network usage which was partially offset by a decline in average access rates and the acquisition in April 1994 of networks in the Los Angeles and San Francisco metropolitan areas which were included for the full year in fiscal 1995. Network usage as reflected in VGEs increased 92% from 224,072 VGEs on September 30, 1994 to 430,535 VGEs on September 30, 1995. On September 30, 1995, the Company had 280 on-net buildings connected to its networks compared to 226 on-net buildings connected on September 30, 1994. Network Services revenue increased 63% to $58.8 million. The increase in Network Services revenue resulted primarily from the acquisition of DataCom Integrated Systems Corporation ("DISC"), which was included for the full year in fiscal 1995 and which subsequently merged into Network Services, as well as from new network system installations. The increase in network system installations resulted from additional projects from existing customers and an increase in general demand for local area networks due to increased business networking requirements. Satellite Services revenue increased 152% to $20.5 million for the year ended September 30, 1995. The increase resulted principally from the acquisitions of Nova-Net, MTN and teleports located in the metropolitan Atlanta and New York areas which generated $3.9 million, $7.5 million and $4.4 million in revenue, respectively, for the year ended September 30, 1995. Satellite Services revenue for the fiscal year ended September 30, 1995, as adjusted to reflect the sale of four satellite teleports of the Company, was $11.4 million. Satellite Services increased uplink hours by 188% from approximately 49,166 hours for the year ended September 30, 1994, to approximately 141,736 hours for the year ended September 30, 1995, primarily due to acquisitions and growth in transmission of video programming. These uplink hours related solely to the four teleports that were recently sold.

    Cost of Services. Total cost of services for the year ended September 30, 1995 increased $41.2 million, or 116%, from the year ended September 30, 1994. Telecom Services cost of services increased from $4.5 million, or 30% of Telecom Services revenue for the year ended September 30, 1994, to $19.8 million, or 61% of Telecom Services revenue for the year ended September 30, 1995. Telecom Services cost of services increased in absolute terms as well as a percentage of revenue due to an expansion in off-net service offerings, for which the Company leases network facilities from local telephone companies, and the implementation of switched services, which generated
  negative margins.   Network Services cost of services increased 74% to $45.9
  million primarily due to an increased volume of Network Services business. Network Services cost of services as a percentage of revenue increased from 73% for the year ended September 30, 1994 to 78% for the year ended September 30, 1995 due to rapid expansion and the inclusion in Network Services cost of services of project managers and operations personnel directly associated with network systems projects in fiscal 1995, which were treated as SG&A expenses in 1994. Network Services cost of services includes the cost of equipment sold, direct hourly labor and other direct project costs. Satellite Services cost of services increased to $11.1 million, or 54% of Satellite Services revenue, for the year ended September 30, 1995, from $4.7 million, or 58% of Satellite Services revenue, for the year ended September 30, 1994. This increase in absolute terms was attributable to an increased volume of Satellite Services business primarily due to the acquisition of Nova-Net and MTN, and increased usage of leased satellite transponders. The decrease in cost of services as a percentage of revenue is attributable to the higher margins associated with MTN, which represented a larger portion of Satellite Services revenue in fiscal 1995, as opposed to video and data transmission services.

    Selling, General and Administrative Expense. SG&A expense for the year ended September 30, 1995 increased $34 million, or 113%, compared to the year ended September 30, 1994. This increase was principally due to the continued rapid expansion of the Company's networks, including the acquisition of networks in the Los Angeles and San Francisco metropolitan areas during the third quarter of fiscal 1994 and related significant additions to the Company's engineering, operations, management information systems, marketing and sales staff dedicated to the expansion of the networks and implementation of the Company's switched services strategy. SG&A expense as a percentage of total revenue was 58% for the year ended September 30, 1995 compared to 52% for the comparable period in 1994. There is typically a period of higher administrative and marketing expense prior to the generation of appreciable revenue from newly acquired or developed networks. SG&A expense for Network Services increased due to increased engineering, marketing and sales staff to support increased growth in network systems installations. Satellite Services SG&A increased due to the acquisitions of teleports in metropolitan Atlanta and New York and the acquisition of the Company's VSAT operations during the third quarter of fiscal 1994. In addition, the Company acquired MTN at the beginning of the second quarter of fiscal 1995.

    Depreciation and Amortization. Depreciation and amortization increased $8.4 million, or 103%, for the year ended September 30, 1995 compared to the year ended September 30, 1994. This increase resulted from an increased investment in depreciable fixed assets as a result of the acquisition of networks in new cities and the expansion of existing networks and Satellite Services facilities.

    Interest Expense. Interest expense increased $15.9 million from $8.5 million for the year ended September 30, 1994, to $24.4 million for the year ended September 30, 1995. The $24.4 million of interest expense included $15.1 million of non-cash interest. This increase was attributable to an increase in capitalized lease obligations to finance Telecom Services and Satellite Services equipment and an increase in long-term debt, primarily the 13 1/2% Notes issued in the fourth quarter of fiscal 1995, to finance the expansion of the Company's networks.

    Interest Income. Interest income increased $2.4 million, or approximately 133%, from the year ended September 30, 1994. The increase is attributable to the increase in cash from the proceeds of the issuance of the 13 1/2% Notes in August 1995.

    Provisions for Impairment of Goodwill and Investment.   The $7.0 million in
  provisions for impairment of goodwill and investment for the year ended September 30, 1995 is a result of a $5.0 million write-down in the goodwill associated with the acquisition of Nova-Net and a $2.0 million allowance for an investment. The write-downs and allowance were a result of management's estimate of the realizable value of the assets as of September 30, 1995.

    Share of Losses in Joint Venture. The Company has a 50% equity interest in a joint venture operating the Phoenix network. Using the equity accounting method, the Company's share of losses in the Phoenix network joint venture was approximately $0.7 million for the year ended September 30, 1995. The Company began recording losses from the joint venture in the second quarter of fiscal 1994. The loss from joint venture recorded in fiscal 1994 includes $0.4 million for losses incurred prior to fiscal 1994.

  FISCAL YEAR ENDED SEPTEMBER 30, 1994 COMPARED TO FISCAL YEAR ENDED SEPTEMBER 30, 1993

    Revenue. Revenue for the year ended September 30, 1994 increased approximately $29.6 million, or approximately 101%, from the year ended September 30, 1993. The increase in total revenue reflects continued growth in the Telecom Services, Network Services and Satellite Services operations. Telecom Services revenue increased 209% to $14.9 million. The increase in Telecom Services revenue reflects an increase in network usage, which was partially offset by a decline in average access rates, and acquisitions. Network usage as reflected in VGEs increased 348%, from 50,044 VGEs on September 30, 1993, to 224,072 VGEs on September 30, 1994. On September 30, 1994, the Company had 226 on-net buildings connected to its networks compared to 97 on-net buildings connected as of September 30, 1993. Network Services revenue increased 71% to $36.0 million. The increase in Network Services revenue resulted from new network systems installations, the acquisition of DISC and the expansion into two new markets. The increase in network systems builds resulted from additional projects from existing and new customers and an increase in general demand for local area networks due to increased business networking requirements. Satellite Services revenue increased 131% to $8.1 million, principally as a result of the acquisition of Nova-Net, which generated $2.2 million in revenue, and a 146% increase in uplink hours from approximately 19,900 hours for fiscal 1993 to approximately 49,200 hours for fiscal 1994, primarily due to growth in transmission of video programming and the addition and acquisition of satellite teleports.

    Cost of Services. Total cost of services in fiscal 1994 increased $16.6 million, or 88%, compared to fiscal 1993. Cost of Telecom Services increased from $1.1 million, or 23% of Telecom Services revenue in fiscal 1993, to $4.5 million, or 30% of Telecom Services revenue in fiscal 1994. Most of the increase in cost of Telecom Services was attributable to increased volume of business and expansion in off-net service offerings, for which the Company leases network facilities from local telephone companies. Network Services cost of services increased 63% to $26.3 million primarily due to increased volume of network systems integration business. Network Services cost of service as a percentage of Network Services revenue decreased from 77% in fiscal 1993 to 73% in fiscal 1994 due to a greater proportion of higher margin
  business.   Satellite Services cost of services increased to $4.7 million, or
  58% of Satellite Services revenue in fiscal 1994, from $1.6 million, or 46% of Satellite Services revenue in fiscal 1993. This increase was primarily due to the acquisition of Nova-Net, which experiences lower margins than other Satellite Services, and increased usage of leased satellite transponders.

    Selling, General and Administrative Expense. SG&A expense for fiscal 1994 increased $19.9 million, or 186%, compared to fiscal 1993. SG&A expense as a percentage of total revenue was 52% for fiscal 1994, compared to 36% for fiscal 1993. These increases were principally due to the continued rapid expansion of the Company's networks, including the acquisition of three operating networks during fiscal 1994, and related significant additions to the Company's engineering, operations, management information systems, marketing and sales staff dedicated to the expansion of these networks and implementation of the Company's switched services strategy.

    Depreciation and Amortization. Depreciation and amortization increased $4.7 million in fiscal 1994, or 136%, compared to fiscal 1993. This increase resulted from an increased investment in depreciable fixed assets as a result of the buildout of the expansion of the Company's Denver network, the acquisition of networks in new cities, the expansion of networks in Colorado Springs, Charlotte, Cleveland, Dayton, Louisville and Nashville, and the expansion of the Company's Satellite Services facilities.

    Interest Expense. Interest expense increased $6.0 million to $8.5 million for fiscal 1994, of which $5.5 million represented non-cash interest. This increase was directly attributable to an increase in the Company's outstanding long-term debt that was issued primarily to finance the expansion of the Company's networks. The Company also incurred interest expense on capitalized lease obligations that finance Telecom and Satellite Services equipment.

    Share of Losses in Joint Venture. Using the equity accounting method, the Company's share of losses for the Phoenix network joint venture was approximately $1.5 million for fiscal 1994. At September 30, 1994, the joint venture had cumulative net losses of approximately $3.0 million.

QUARTERLY RESULTS

  The following table presents selected unaudited quarterly operating results for the first quarter of fiscal 1994 through the second quarter of fiscal
1996. The Company believes that all necessary adjustments have been included in the amounts stated below to present fairly the quarterly results when read in conjunction with the Company's consolidated financial statements and related notes included elsewhere in this Proxy Statement - Prospectus. Results of operations for any particular quarter are not necessarily indicative of results of operations for a full year or predictive of future periods. IntelCom's development and expansion activities, including acquisitions, during the periods shown below materially affect the comparability of this data from one period to another.

                                            FISCAL 1994
                             ----------------------------------------
                               1ST       2ND        3RD        4TH
                             --------  --------  ---------  ---------

STATEMENT OF OPERATIONS
 DATA:
  Revenue:
    Telecom services.......  $ 1,973  $  2,970   $  4,780   $  5,131
    Network services.......    6,730     7,543      8,616     13,130
    Satellite services.....    1,054     1,095      2,549      3,423
     Other.................       45        46         41        (14)

      Total revenue........    9,802    11,654     15,986     21,670
  Operating loss...........   (2,417)   (2,186)    (4,388)    (6,275)
  EBITDA...................   (1,079)     (546)    (1,710)    (3,733)
  Net loss attributable to
   common shareholders
   before cumulative effect
   of change in accounting.   (4,058)   (4,848)    (6,497)    (8,465)
  Cumulative effect of
   change in accounting(1).       --        --         --         --
  Net loss attributable to
   common shareholders.....  $(4,058) $ (4,848)  $ (6,497)  $ (8,465)
SUPPLEMENTAL PRO FORMA
 DATA(1):
  Telecom services revenue.  $ 1,981  $  3,072   $  4,048   $  5,294
  Total revenue............    9,810    11,756     15,254     21,833
  EBITDA...................   (1,071)     (444)    (2,442)    (3,570)
  Net loss attributable to
   common shareholders.....   (4,050)   (4,746)    (7,229)    (8,302)
STATISTICAL DATA(2):
  Telecom networks:
    Cities served..........        6         7         28         30
    Buildings connected:
      On-net...............       98       102        211        226
      Off-net..............       --        --        398        540
        Total buildings
         connected.........       98       102        609        766
    Customer circuits in
        service (VGEs).....   68,859    87,589    182,120    224,072
    Switches operational...       --        --         --          1
    Switched minutes of use
      (millions)...........       --        --         --          2
    Fiber route miles(3)
      Operational..........      178       205        268        323
      Under construction...       --        --         --         --
    Fiber strand miles(4)
      Operational..........    8,316    11,039     13,680     14,959
      Under construction...       --        --         --         --
    Wireless miles(5)......       --        --        606        606


                                            FISCAL 1995                      FISCAL 1996
                            -------------------------------------------  -----------------
                               1ST        2ND        3RD        4TH        1ST(1)        2ND
                            ---------  ---------  ---------  ----------  -----------  =========
                                                       (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS
 DATA:
  Revenue:
    Telecom services....... $  5,795   $  7,039   $  9,173   $  10,323   $ 13,513     $ 17,635
    Network services.......   15,293     13,496     14,061      15,928     15,718       13,973
    Satellite services.....    3,546      5,387      5,825       5,744      6,168        4,336
     Other.................       --         --         --          --         --           --
      Total revenue........   24,634     25,922     29,059      31,995     35,399       35,944
  Operating loss...........   (6,664)   (10,625)   (12,443)   (17,082 )   (15,258)     (15,823)
  EBITDA...................   (3,333)    (6,849)    (7,846)    (12,162)   (10,339)      (8,381)
  Net loss attributable to
   common shareholders
   before cumulative effect
   of change in accounting.   (9,533)   (13,508)   (15,916)    (37,691)   (31,189)     (26,939)
  Cumulative effect of
   change in accounting(1).       --         --         --          --     (3,453)          --
  Net loss attributable to
   common shareholders..... $ (9,533)  $(13,508)  $(15,916)  $ (37,691)  $(34,642)    $(26,939)
SUPPLEMENTAL PRO FORMA
 DATA(1):
  Telecom services revenue. $  5,525   $  6,669   $  8,835   $  10,588   $ 13,513     $ 17,635
  Total revenue............   24,364     25,552     28,721      32,260     35,399       35,944
  EBITDA...................   (3,603)    (7,219)    (8,184)    (11,897)   (10,339)      (8,381)
  Net loss attributable to
   common shareholders.....   (9,803)   (13,878)   (16,254)    (37,426)   (34,642)     (26,939)
STATISTICAL DATA(2):
  Telecom networks:
    Cities served..........       30         32         32          32         32           37
    Buildings connected:
      On-net...............      244        251        273         280        304          327
      Off-net..............      628        777        978       1,095      1,235        1,401
        Total buildings
         connected.........      872      1,028      1,251       1,375      1,539        1,728
    Customer circuits in
        service (VGEs).....  259,219    287,167    389,928     430,535    488,403      510,755
    Switches operational...        2          6         12          13         13           13
    Switched minutes of use
      (millions)...........       10         32         97         144        235          362
    Fiber route miles(3)
      Operational..........      424        466        579         627        637          780
      Under construction...       --         --         --          --         --        1,921
    Fiber strand miles(4)
      Operational..........   19,049     21,811     25,264      27,150     28,779       36,310
      Under construction...       --         --         --          --         --       52,351
    Wireless miles(5)......      606        606        606         568        545          582

(Accompanying notes are on the following page)

                                         Fiscal 1994                Fiscal 1995             Fiscal 1996
                              -----------------------------  ---------------------------   -------------
                               1st    2nd    3rd     4th     1st     2nd     3rd     4th    1st(1)  2nd
                               ---    ---    ---     ---     ---     ---     ---     ---    ------  ---
                                                        (Dollars in thousands)
Satellite Services:
    Teleports................      2      2       4       4       4       5       5       5       5      1
    Teleport antennas........     19     19      48      48      50      58      59      59      59      7
    Uplink hours(6)..........  4,702  6,053  16,359  22,052  32,688  33,158  38,963  36,927  47,794     --
    VSATs....................     --     --     817     810     682     694     687     626     633    658
    Maritime installations...     --     --      --      --      --      17      24      27      31     33
    Maritime minutes of use
     (thousands).............     --     --      --      --      --     251     479     694     747  1,337

______________________

  (1) Effective January 1, 1996, the Company changed its method of accounting for long-term telecom services contracts to recognize revenue as services are provided. See "--Accounting Matters--Accounting Changes." As required by generally accepted accounting principles, the Company has restated its results for the three months ended December 31, 1995 to reflect the effects of the change in accounting as if such change had been adopted as of October 1, 1995, and is presenting the pro forma effects on prior periods assuming the change had been applied retroactively.

  (2) Amounts presented are for 12-month and three-month periods ended, or as of, September 30 and December 31. The Company sold four teleports in the quarter ended March 31, 1996.

  (3) Fiber route miles refers to the number of miles of fiber optic cable, including leased fiber. Fiber route miles as of December 31, 1993 are based upon management estimates. As of March 31, 1996, the Company had 780 fiber route miles, of which 178 fiber route miles were leased. Fiber route miles under construction represents fiber under construction and fiber which is expected to be operational within six months.

  (4) Fiber strand miles refers to the number of fiber route miles, including leased fiber, along a telecommunications path multiplied by the number of fiber strands along that path. Fiber strand miles as of December 31, 1993 are based upon management estimates. As of March 31, 1996, the Company had 36,310 fiber strand miles, of which 1,847 fiber strand miles were leased. Fiber strand miles under construction represents fiber under construction and fiber which is expected to be operational within six months.

  (5) Wireless miles represents the total distance of the digital microwave paths between Company transmitters which are used in the Company's networks.

  (6) Uplink hours represents the number of hours of video, data and voice communications transmitted by the Company's earth stations.

    The Company's consolidated revenue has increased every quarter since the first fiscal quarter of 1992, primarily due to the installation and acquisition of new networks, the expansion of existing networks and increased services provided over existing networks as well as the acquisition in May 1992 of FOTI and the subsequent growth of network systems integration installations. From the third quarter of fiscal 1993 until the recent sale of four teleports, Satellite Services also contributed to the quarterly revenue growth.

    Operating and net losses have generally increased immediately preceding and during periods of relatively rapid network acquisition and expansion activity. The increased quarterly losses from the first quarter of fiscal 1994 through the second quarter of fiscal 1996 resulted primarily from increases in personnel and other selling, general and administrative expenses to support the acquisition and expansion of Telecom Services networks and, since the fourth quarter of fiscal 1994, the implementation of the Company's switched services strategy.

    Individual operating units may experience variability in quarter to quarter revenue due to (i) the timing and size of contract orders, (ii) the timing of price changes and associated impact on volume and (iii) customer usage patterns.

  NET OPERATING LOSS CARRYFORWARDS AND SECTION 382 LIMITATIONS

    As of September 30, 1995, the Company had net operating loss carryforwards ("NOLs") of approximately $92.0 million which expire at various times in varying amounts through 2010. However, due to the provisions of Section 382 of the Code, the utilization of the NOLs will be limited. In addition, the Company is also subject to certain state income tax laws, which also may limit the utilization of NOLs for state income tax purposes.

    Section 382 of the Code provides annual restrictions on the use of NOLs, as well as other tax attributes, following significant changes in ownership of a corporation's stock, as defined in the Code. Investors are cautioned that future events beyond the control of the Company could reduce or eliminate the Company's ability to utilize the tax benefits of its NOLs. Future ownership changes under Section 382 will require a new Section 382 computation which could further restrict the use of the NOLs. In addition, the Section 382 limitation could be reduced to zero if the Company fails to satisfy the continuity of business enterprise requirement for the two-year period following an ownership change. The Company does not anticipate that the benefits of its NOLs will expire as a result of Section 382 of the Code.

  LIQUIDITY AND CAPITAL RESOURCES

    The Company's operations have required significant capital expenditures for development, construction, expansion and acquisitions. Significant amounts of capital are required to be invested before revenue is generated, which results in initial negative cash flow. See "Risk Factors--Historical and Anticipated Future Operating Losses and Negative Cash Flow."

   Cash Used By Operating Activities

    The Company's operating activities used $2.8 million, $10.2 million and $56.2 million in fiscal 1993, 1994 and 1995, respectively, and $20.2 million and $21.6 million for the six months ended March 31, 1995 and 1996, respectively. Cash used by operations is primarily due to net losses, which are partially offset by non-cash expenses, such as depreciation and deferred interest expense, and changes in working capital items.

    The Company expects to continue to generate negative cash flow from operating activities while it emphasizes development, construction and expansion of its Telecom Services business. Consequently, it does not anticipate that cash provided by operations will be sufficient to fund future expansion of existing networks or the construction and acquisition of new networks in the near term.

   Cash Used By Investing Activities

    Cash used by investing activities was $13.4 million, $51.5 million and $71.3 million in fiscal 1993, 1994 and 1995, respectively, and $37.6 million and $74.9 million (net of $21.6 million received in connection with the sale of certain satellite equipment including four teleports) for the six months ended March 31, 1995 and 1996, respectively. Cash used by investing activities includes cash expended for the acquisition of property, equipment and other assets of $12.2 million, $43.2 million and $49.8 million for the fiscal years 1993, 1994 and 1995, respectively, and $18.5 million and $54.9 million for the six months ended March 31, 1995 and 1996.
  The Company will continue to use cash in fiscal 1996 for the construction of new networks and the expansion of existing networks. The Company acquired assets under capital leases and through the issuance of debt or warrants of $8.4 million, $11.7 million and $38.7 million in fiscal years 1993, 1994 and 1995, respectively, and $31.4 million and $47.4 million for the six months ended March 31, 1995 and 1996, respectively. The majority of assets acquired under capital leases and through the issuance of debt during the six months ended March 31, 1995 was for the purchase and installation of 12 of the Company's 13 high capacity digital switches to provide switched services in Birmingham, Charlotte, Cleveland, Columbus, Denver, Irvine, Los Angeles, Louisville, Melbourne, Nashville, Oakland, Phoenix and Sacramento. Assets purchased during the six months ended March 31, 1996 under capital leases primarily consisted of fiber optic networks included in the SCE Agreement.

    In January 1994, the Company committed to provide $10.0 million in financing to its Telecom joint venture in Phoenix, of which $6.9 million and $8.8 million had been provided through September 30, 1995 and March 31, 1996, respectively. The acquisition in January 1995 of a 64% interest in MTN, $4.4 million convertible promissory notes of MTN and consulting and non-compete agreements valued at an aggregate of $250,000, required cash payments of $9.0 million, the surrender and cancellation of a $0.6 million note and the issuance of approximately $5.1 million in IntelCom Common Shares and funding of $2.7 million in MTN working capital requirements. The Company has also agreed that, if MTN has not completed an initial public offering of its common stock by January 3, 1998, the Company will, at the option of the minority shareholders, buy the minority shares of MTN at the then fair market value.

    The Company owns approximately 70.0% of the issued and outstanding common stock of Zycom Corporation (Alberta, Canada), Zycom Corporation (Texas) and Zycom Network Services, Inc. (collectively, "Zycom"). In March 1995, the Company acquired a 56.0% equity interest in Zycom for approximately $3.2 million, consisting of $0.6 million in cash, the conversion of a $2.0 million note receivable to equity of Zycom and the assumption of $0.6 million in debt. In July 1995, the Company purchased an additional 2.0% of Zycom common stock held by Zycom's former president and chief executive officer for approximately $0.2 million. In March 1996, the Company acquired an additional approximate 12.0% equity interest in Zycom by converting a $3.2 million receivable due from Zycom.

    In March 1996, the Company sold four teleports and related assets for approximately $21.5 million in cash of which $21.1 million had been received from the purchaser as of December 31, 1995.

    In November 1995, the Company entered into a long-term agreement with CPS, a municipally owned electric and gas utility, to license half of the capacity on a 300-mile fiber optic network (60 of which currently exist) in greater San Antonio. Pursuant to this agreement the Company has provided a $12.0 million irrevocable letter of credit to finance the Company's portion of the construction costs. The letter of credit is secured by cash collateral of $13.3 million.

    On January 3, 1996, the Company acquired the remaining 49% minority interest in FOTI, resulting in FOTI becoming a wholly owned subsidiary. Consideration for the acquisition was $2.0 million in cash and 66,236 IntelCom Common Shares valued at $0.8 million for total consideration of $2.8 million.

    In February 1996, the Company invested $4.0 million and in April 1996 invested $6.0 million to acquire a 60% interest in, and become the general partner of ICG Telecom of San Diego.

    In February 1996, the Company entered into a long-term agreement with WorldCom under which the Company will pay approximately $8.8 million for the right to use fiber along a 330-mile fiber optic network in Ohio. An aggregate of approximately $2.6 million has been paid by the Company through March 31, 1996.

    In March 1996, the Company and SCE jointly filed an agreement with the CPUC under which the Company will license 1,258 miles of fiber optic cable in Southern California. An aggregate of approximately $3.4 million has been paid by the Company through March 31, 1996.

   Cash Provided (Used) By Financing Activities

    Financing activities provided $30.4 million, $52.1 million, $390.9 million and $60.7 million in each of fiscal 1993, 1994 and 1995, and the six months ended March 31, 1995, respectively, and used $33.4 million in the six months ended March 31, 1996. The significant change in cash provided in the first two quarters of fiscal 1995 to cash used in the first two quarters of fiscal 1996 is due to the completion of a public equity offering during the first quarter of fiscal 1995. The funds to finance the Company's past business acquisitions, capital expenditures, working capital requirements and operating losses were from public and private offerings of IntelCom Common Shares, units (the "Units") consisting of the 13 1/2% Notes and warrants (the "Unit Warrants") to purchase IntelCom Common Shares (the "Unit Offering"), 12% Redeemable Preferred Stock of ICG (the "Redeemable Preferred Stock"), 8% Convertible Subordinated Notes and 7% Convertible Subordinated Notes (together the "Convertible Subordinated Notes") and Convertible Preferred Shares of IntelCom, capital lease financings and various working capital sources, including credit facilities. Such funds were obtained from the following sources:

         (i) In the fourth quarter of fiscal 1995, the Company completed the Unit Offering consisting of the 13 1/2% Notes and the Unit Warrants, and sold the Redeemable Preferred Stock of ICG and the Redeemable Warrants (as defined below) to improve its operating and financial flexibility over the near term. The Company believes its liquidity improved because the 13 1/2% Notes do not require the payment of cash interest until 2001 and do not require payment of principal until maturity in 2005. The foregoing consisted of:

         (a)  Unit Offering:   In August 1995, IntelCom and ICG issued and sold
       Units comprised of the 13 1/2% Notes and the Unit Warrants for net proceeds of $286.4 million. The 13 1/2% Notes are unsecured senior obligations of ICG (guaranteed by IntelCom) that mature on September 15, 2005. Interest is payable each March 15 and September 15 commencing March 15, 2001. ICG completed an offer to exchange the 13 1/2% Notes for 13 1/2% Notes registered under the Securities Act in January 1996.

         (b) Preferred Stock Placement: Simultaneously with the closing of the Unit Offering, ICG issued the Redeemable Preferred Stock to Princes Gate Investors, L.P., an affiliate of Morgan Stanley & Co. Incorporated ("Morgan Stanley"), and related investors (collectively, "PGI"), together with 916,666 redeemable warrants (the "Redeemable Warrants") and warrants to purchase 2,353,334 IntelCom Common Shares (the "PGI Warrants") (the "Preferred Stock Placement"). The Redeemable Preferred Stock accrues dividends quarterly at an annual rate of 12% per annum. On April 30, 1996 the Redeemable Preferred Stock and the Redeemable Warrants were redeemed with a portion of the proceeds from the private placement offering described below.

         (ii) As an interim financing arrangement, in July 1995, IntelCom, ICG and certain subsidiaries of ICG entered into a Note Purchase Agreement with Morgan Stanley Group Inc. ("Morgan Stanley Group") and PGI for up to $35.0 million of Senior Secured Notes and issued warrants to Morgan Stanley to purchase 800,000 IntelCom Common Shares and warrants to PGI to purchase 600,000 IntelCom Common Shares. Proceeds from the Unit Offering and the Preferred Stock Placement were used to repay principal and interest (approximately $6.0 million) on all Senior Secured Notes purchased by Morgan Stanley Group. In connection with such repayment, warrants to purchase 280,000 IntelCom Common Shares issued to Morgan Stanley Group were returned to IntelCom and canceled.

         (iii) Public Offering of IntelCom Common Shares: On October 24, 1994, IntelCom and an unaffiliated shareholder completed the sale of 6,900,000 IntelCom Common Shares at a price of $14.00 per share in a public offering, of which 5,716,853 IntelCom Common Shares were sold by IntelCom for net proceeds of approximately $74.3 million. The Company used $6.9 million of such proceeds to repay a note issued in April 1994 in connection with its purchase of the telecom network assets of Mtel Digital Services, Inc. in Los Angeles.

         (iv) Convertible Subordinated Long-Term Debt Financing: IntelCom issued and sold $18.0 million principal amount of 8% Convertible Subordinated Notes in September 1993. As of March 31, 1996, $8.0 million of the 8% Convertible Subordinated Notes and $1.2 million of the interest on such notes had been converted to 589,742 IntelCom Common Shares. An additional $47.8 million principal amount of 7% Convertible Subordinated Notes (together with the 8% Convertible Subordinated Notes, the "Convertible Subordinated Notes") were issued and sold in October 1993. Interest on these notes is payable in cash or in kind, at the option of IntelCom. IntelCom has paid the first five interest installments of interest by issuing additional interest notes (the "Interest Notes").

         (v) Private Equity Financing: IntelCom raised $13.2 million in 1993 through private placements of IntelCom Common Shares. In settlement of certain short-term obligations to vendors, IntelCom issued $0.3 million in IntelCom Common Shares in 1993. In February 1994, William W. Becker, a Director of IntelCom, purchased 600,000 IntelCom Common Shares for $3.8 million pursuant to an outstanding warrant obtained in February 1992. In May and June 1995, IntelCom raised $4.0 million in a private placement of 595,000 IntelCom Common Shares and $16.0 million ($15.2 million net proceeds) in private placements of Convertible Preferred Shares. A portion of the proceeds from the Unit Offering and the Preferred Stock Placement has been used to repurchase $10.0 million of the Convertible Preferred Shares and the remaining $6.0 million of the Convertible Preferred Shares have been converted to 783,657 IntelCom Common Shares.

         (vi) Lease Financing: The Company used lease financing of $24.5 million for the acquisition of 12 digital switches. A capital lease agreement with AT&T Capital Corporation provides $18.2 million for the acquisition of 9 digital switches from Lucent Technologies, Inc. (formerly AT&T Network Systems). After six and one-half years, the Company may purchase these switches for 30% of the original price. At March 31, 1996, the interest rate on the leases was approximately 7.6%. Additional capital lease obligations (including a lease obligation for three other switches) totaled $6.3 million, bearing interest at rates ranging from 11.8% to 13.0% as of March 31, 1996.

       In March 1996, the Company entered into a 25-year agreement with SCE under which the Company will license 1,258 miles of fiber optic cable in Southern California. The agreement also allows the Company to utilize SCE's facilities to install up to 500 additional miles of fiber optic cable.
    Under the terms of the agreement the Company will pay SCE an annual fee for ten years, certain fixed quarterly payments, including a quarterly payment equal to a percentage of network revenue, and certain other installation and fiber connection fees. The aggregate fixed payments remaining under this 25-year agreement (consisting of the annual fee and fixed quarterly payments) totaled approximately $146.0 million at March 31, 1996.

         (vii) Working Capital Sources: FOTI and its subsidiaries had a $4.0 million working capital line of credit (the "FOTI Line of Credit") with Norwest Business Credit, Inc., which was guaranteed by IntelCom. The FOTI Line of Credit bore interest at the prime rate plus 5.0% per annum, which was 13.75% at September 30, 1995, and was due on demand. At September 30, 1995, the outstanding borrowings under the FOTI Line of Credit totaled approximately $3.7 million. In December 1995, the Company refinanced the FOTI Line of Credit as part of a short-term facility with Norwest Bank Colorado, N.A. ("Norwest") (see (viii) below). FOTI also has a $4.5 million working capital line of credit, of which $1.0 million was outstanding as of March 31, 1996, with a supplier that provides goods and services that are used on network system integration installations.

         (viii) Short-Term Credit Facility: In December 1995, ICG obtained a short-term credit facility with Norwest to refinance certain of the Company's debt. The credit facility provides for $17.5 million in short-term financing with interest at 2.5% above the Money Market Account yield (3.3% at December 31, 1995, for a rate of 5.8%). The Company paid off this debt and accrued interest in March 1996.

    On April 30, 1996, ICG completed the Private Placement of the 12 1/2% Notes and 150,000 shares of 14 1/4% Exchangeable Preferred Stock (the "Preferred Stock") for aggregate net proceeds of approximately $433.0 million. The net proceeds of the Private Placement, along with the balance of the net proceeds of the Unit Offering, will improve the Company's operating and financial flexibility over the near term. The Company believes its liquidity has improved because (a) the 12 1/2% Notes do not require the payment of cash interest until 2001 and (b) ICG has the option to pay dividends on the Preferred Stock in additional shares of Preferred Stock through May 1, 2001 and the Preferred Stock is not mandatorily redeemable until 2007. Approximately $35.3 million of the proceeds from the Private Placement were used to redeem the Redeemable Preferred Stock issued in August 1995, pay accrued preferred dividends and repurchase 916,666 IntelCom warrants issued in connection with the Redeemable Preferred Stock. The Company recognized a charge of approximately $13.1 million for the excess of the redemption price of the Redeemable Preferred Stock over the carrying amount at April 30, 1996 and recognized a charge of approximately $11.5 million for the payment with respect to consents to amendments to the 13 1/2% Notes Indenture to permit the Private Placement, which together will be reflected in the Company's results for the quarter ended June 30, 1996.

       The 12 1/2% Notes are unsecured senior obligations of ICG (guaranteed by IntelCom) that mature on May 1, 2006. Interest will accrue at 12 1/2% per annum beginning May 1, 2001, and is payable each May 1 and November 1, commencing November 1, 2001. Dividends on the Preferred Stock are cumulative at a rate of 14 1/4% per annum and are payable quarterly each February 1, May 1, August 1 and November 1, commencing August 1, 1996. The Preferred Stock has a liquidation preference of $1,000 per share, plus accrued and unpaid dividends, and is mandatorily redeemable in 2007. The Preferred Stock is exchangeable, at the option of ICG, into 14 1/4% senior subordinated exchange debentures of ICG due 2007, at any time after the exchange is permitted under certain indenture restrictions.

   Capital Expenditures

    The Company expects to continue to generate negative cash flow from operating activities while it emphasizes development, construction and expansion of its business and until the Company establishes a sufficient revenue-generating customer base. The Company's capital expenditures were $20.7 million, $54.9 million and $88.5 million in fiscal 1993, 1994 and 1995, respectively and $49.9 million and $102.3 million (including assets acquired under capital leases and through the issuance of debt) for the six months ended March 31, 1995 and 1996, respectively. The Company anticipates that the expansion of existing networks, construction of new networks and further development of the Company's products and services will require capital expenditures of up to $165.0 million for fiscal 1996, $300.0 million for fiscal 1997 and continued significant capital expenditures thereafter. Actual capital expenditures will depend on numerous factors beyond the Company's control or ability to predict. These factors include the nature of future expansion and acquisition opportunities, economic conditions, competition, regulatory developments and the availability of capital.

   General

    In view of the anticipated negative cash flow from operating activities, the continuing development of the Company's products and services, the expansion of existing networks and the construction, leasing or licensing of new networks, the Company will require additional amounts of cash in the future from outside sources. Management believes that the Company's funds on hand, the funds from the Private Placement, the funds from the Unit Offering and amounts expected to be available through vendor financing arrangements will provide sufficient funds necessary for the Company to expand its telecom services business as currently planned and to fund its operating deficits for approximately 21 months. Additional sources of cash may include public and private equity and debt financings by IntelCom, ICG or ICG's subsidiaries, sales of non-strategic assets, capital leases and other financing arrangements. The Company will require additional amounts of equity capital in the near term. In the past, the Company has been able to secure sufficient amounts of financing to meet its capital expenditure needs. There can be no assurance that additional financing will be available to the Company or, if available, that it can be obtained on terms acceptable to the Company. See "Risk Factors--Significant Capital Requirements."

    The failure to obtain sufficient amounts of financing could result in the delay or abandonment of some or all of the Company's development and expansion plans, which could have a material adverse effect on the Company's business. In addition, the inability to fund operating deficits with the proceeds of financings until the Company establishes a sufficient revenue generating customer base could have a material adverse effect on the Company's liquidity.

    As of March 31, 1996, an aggregate of approximately $62.0 million of capitalized lease obligations was due prior to December 31, 2000, an aggregate principal amount of approximately $68.5 million (including $0.4 million of accrued interest) was outstanding under the Convertible Subordinated Notes and Interest Notes and an aggregate accreted value of approximately $326.5 million was outstanding under the 13 1/2% Notes. As of March 31, 1996, approximately $12.0 million of the 8% Convertible Subordinated Notes and Interest Notes are due September 17, 1998 and are convertible at a price of $15.60 per IntelCom Common Share. Approximately $56.1 million of the 7% Convertible Subordinated Notes and Interest Notes are due October 30, 1998 and are convertible at a price of $18.00 per IntelCom Common Share. The 13 1/2% Notes require payments of interest to be made in cash commencing on March 15, 2001 and mature on September 15, 2005. As of March 31, 1996, the Company had $4.1 million of other indebtedness that matures prior to December 31, 2000. The Company may also have additional payment obligations prior to such time, the amount of which cannot presently be determined. After giving effect to all of the above, the Company had aggregate indebtedness of approximately $473.5 million at March 31, 1996. See notes 2 and 7 to the Consolidated Financial Statements. The Company believes that its funds on hand, the funds remaining from the Unit Offering and amounts expected to be available through vendor financing arrangements, will provide sufficient funds necessary for the Company to expand its Telecom Services business as currently planned and to fund its operating deficits for approximately 21 months. Additional sources of cash may include public and private equity and debt financings by IntelCom, ICG or ICG's subsidiaries, sales of non-strategic assets, capital leases and other financing arrangements. Accordingly, the Company will have to refinance a substantial amount of indebtedness and obtain substantial additional funds prior to December 31, 2000. The Company's ability to do so will depend on, among other things, its financial condition at the time, the restrictions in the instruments governing its indebtedness, including the 13 1/2% Notes Indenture, and other factors, including market conditions, beyond the control of the Company. There can be no assurance that the Company will be able to refinance such indebtedness, including such capitalized leases, or obtain such additional funds, and if the Company is unable to effect such refinancings or obtain additional funds, the Company's ability to make principal and interest payments on its indebtedness would be adversely affected.

  ACCOUNTING MATTERS

   Accounting Changes

    Effective January 1, 1996, the Company changed its method of accounting for long-term telecom services contracts. Under the new method, the Company will recognize revenue as services are provided and will continue to charge direct selling expenses to operations as incurred. The Company had previously recognized revenue in an amount equal to the noncancelable portion of the contract, which is a minimum of one year on a three-year or longer contract, at the inception of the contract and upon activation of service to the customer to the extent of direct installation and selling expense incurred in obtaining customers during the period in which such revenue was recognized. Revenue recognized in excess of normal monthly billings during the year was limited to an amount which did not exceed such installation and selling expense. The remaining revenue from the contract had been recognized ratably over the remaining noncancelable portion of the contract. The Company believes the new method is preferable because it provides a better matching of revenue and related operating expenses and is more consistent with accounting practices within the telecommunications industry.

    As required by generally accepted accounting principles, the Company has restated its results for the three months ended December 31, 1995 to reflect the effects of the change in accounting as if such change had been adopted as of October 1, 1995. The Company's results for the six months ended March
  31, 1996 include a charge of $3.5 million ($0.14 per common share) relating to the cumulative effect of this change in accounting as of October 1, 1995. The effect of this change in accounting in fiscal year 1996 was to decrease loss before cumulative effect of change in accounting by approximately $196,000 ($0.01 per common share) in the first quarter and to increase loss before cumulative effect of change in accounting by approximately $174,000 ($0.01 per common share) in the second quarter, for a net decrease in loss before cumulative effect of change in accounting of approximately $22,000 (less than $0.01 per common share) for the six months ended March 31, 1996. If the new revenue recognition method had been applied retroactively, Telecom Services revenue would have decreased by $2.0 million, $0.5 million, and $0.7 million for fiscal 1993, 1994, and 1995, respectively, and $0.6 million for the six months ended March 31, 1995. See the Company's Consolidated Financial Statements and the notes thereto contained elsewhere in this Proxy Statement - Prospectus.

    In addition, the Company has shortened the estimated depreciable lives for substantially all of its fixed assets. These estimates were changed to better reflect the estimated periods during which these assets will remain in service and result in useful lives which are more consistent with industry practice. The changes in estimates of depreciable lives are being made on a prospective basis, beginning January 1, 1996. The effect of this change in estimate was to increase depreciation expense and net loss attributable to common shareholders for the three months ended March 31, 1996 by $2.3 million ($0.92 per common share). This change in estimate is expected to increase depreciation expense during fiscal year 1996 by approximately $7.0 million. The change would have had an estimated annual effect of approximately $9.0 million had the change been in effect for the entire year. Deferred tax liability has been adjusted for the effect of this change in estimated depreciable lives, which resulted in an income tax benefit of $4.5 million.

   New Accounting Standards

    Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of (SFAS 121), was issued in March 1995 by the Financial Accounting Standards Board. It requires that long-lived assets and certain identifiable intangibles held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. SFAS 121 is required to be adopted for fiscal years beginning after December 15, 1995 and will be adopted by the Company as of October 1, 1996. Adopting this statement is not expected to have a significant effect on the consolidated financial statements of the Company.

            Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (SFAS 123), was issued by the Financial Accounting Standards Board in October 1995. SFAS 123 establishes financial accounting and reporting standards for stock-based employee compensation plans as well as transactions in which an entity issues its equity instruments to acquire goods or services from non-employees. This statement defines a fair value based method of accounting for employee stock options or similar equity instruments, and encourages all entities to adopt this method of accounting for all employee stock compensation plans. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees. Entities electing to remain with the accounting method prescribed in Opinion 25 must make pro forma disclosures of net income and, if presented, earnings per share, as if the fair value based method of accounting defined by SFAS 123 had been applied. SFAS 123 is applicable to fiscal years beginning after December 15, 1995. The Company currently accounts for its equity instruments using the accounting method prescribed by Opinion 25. The Company does not currently expect to adopt the accounting method prescribed by SFAS 123; however, the Company will include the pro forma disclosures required by SFAS 123 when required.

                                   MANAGEMENT

    Under the Canada Business Corporations Act, one-third of IntelCom's directors must be Canadian residents. IntelCom's corporate charter provides that directors serve staggered three-year terms. The directors of IntelCom will hold office until the designated annual meeting of shareholders and until their successors have been elected and qualified or until their death, resignation or removal. There are currently four committees of the Board of Directors of IntelCom: Executive Committee, Audit Committee, Compensation Committee and Stock Option Committee. The officers of IntelCom and ICG are elected at the annual meetings of the respective Boards of Directors and hold office until their successors are chosen and qualified or until their death, resignation or removal.

    Set forth below are the names, ages and positions of directors and executive officers of the Company.

                          NAME                            AGE                         POSITION
- --------------------------------------------------------  ---  ------------------------------------------------------

 William J. Laggett(3)(4)(5)(6)(7)......................   66  Chairman of the Board of Directors of IntelCom

 J. Shelby Bryan(2)(4)(6)...............................   50  President, Chief Executive Officer and Director of
  IntelCom and ICG and Chairman of the Board of
  Directors of ICG

 John D. Field..........................................   47  Executive Vice President and Secretary of IntelCom and
  ICG and Director of ICG

 James D. Grenfell......................................   44  Executive Vice President, Chief Financial Officer and
  Treasurer of IntelCom and ICG and Director of ICG

 William J. Maxwell.....................................   54  Executive Vice President - Telecom of IntelCom,
  President of ICG Telecom Group, Inc. and Director of
  ICG

 Marc E. Maassen........................................   45  Executive Vice President - Network of IntelCom,
  President of FOTI and Director of ICG

 Robert W. Andrews......................................   42  President of ICG Satellite Services, Inc.

 William W. Becker(2)(6)(7).............................   67  Director of IntelCom

 Harry R. Herbst(3)(5)(7)...............................   44  Director of IntelCom

 Jay E. Ricks(1)(4)(6)..................................   63  Director of IntelCom

 Gregory C.K. Smith(3)(5)...............................   37  Director of IntelCom

 Leontis Teryazos(3)(7).................................   53  Director of IntelCom

- -------------------
  (1) Term expires at annual meeting of Shareholders in 1996
  (2) Term expires at annual meeting of Shareholders in 1997
  (3) Term expires at annual meeting of Shareholders in 1998
  (4) Member of Executive Committee
  (5) Member of Audit Committee
  (6) Member of Compensation Committee
  (7) Member of Stock Option Committee

  EXECUTIVE OFFICERS AND DIRECTORS

    William J. Laggett has been Chairman of the Board of Directors of IntelCom since June 1995 and a Director since January 1995. Mr. Laggett was the President of Centel Cellular Company from 1988 until his retirement in 1993. From 1970 to 1988, Mr. Laggett held a variety of management positions with Centel Corporation, including Group Vice President-Products Group, President-Centel Services, and Senior Vice President-Centel Corporation. Prior to joining Centel, Mr. Laggett worked for New York Telephone Company.

    J. Shelby Bryan was appointed President, Chief Executive Officer and a Director of IntelCom in May 1995. Mr. Bryan has been President, Chief Executive Officer and Chairman of the Board of Directors of ICG since May 1995. He has 16 years of experience in the telecommunications industry, primarily in the cellular business. He co-founded Millicom International Cellular S.A. ("Millicom"), a publicly owned corporation providing international cellular service, served as its President and Chief Executive Officer between 1985 and 1994 and has served as a director through the present. Mr. Bryan has also served as a director of Miltope Group Inc. ("Miltope") since its founding in 1984. Miltope is a publicly owned manufacturer of computer peripheral products primarily for the defense industry.

    John D. Field has been Executive Vice President and Secretary of IntelCom since May 1995. Mr. Field has been a Director of ICG since June 1995 and President and a Director of Zycom since September 1995. He had been consulting for the Company since October 1994. Mr. Field, who has over 25 years experience in media and telecommunications, was an investment banker and telecommunications analyst with Hanifen, Imhoff Inc. from 1991 to 1994, a Senior Vice President of United Artists Entertainment Co. (now Tele-Communications, Inc.) responsible for mergers, acquisitions and new business development from 1988 to 1991, and Vice President-Investments of American Television and Communications Corp. (now Time Warner Cable) from 1982 to 1988. Mr. Field is an attorney and formerly was National News Editor of The Washington Post.

    James D. Grenfell joined the Company as Executive Vice President, Chief Financial Officer and Treasurer in November 1995. Mr. Grenfell has been a
  Director of both ICG and Zycom since November 1995.   Previously, Mr. Grenfell
  served as Director of Financial Planning for BellSouth Corporation and Vice President and Assistant Treasurer of BellSouth Capital Funding. A Chartered Financial Analyst, Mr. Grenfell has been a financial executive in the telecommunications industry for over 15 years. He had been with BellSouth since 1985, serving previously as Finance Manager of Mergers and Acquisitions. He handled BellSouth's financing strategies, including capital market financings as well as public debt and banking relationships. Prior to BellSouth, Mr. Grenfell spent two years as a project manager with Utility Financial Services and six years with GTE of the South, a subsidiary of GTE, including four years as Assistant Treasurer.

    William J. Maxwell has been Executive Vice President - Telecom of IntelCom since October 1995, and President of ICG Telecom Group, Inc. since December 1992. Mr. Maxwell has been a Director of ICG since July 1995. Prior to joining the Company, Mr. Maxwell was the senior marketing executive of WilTel Inc., a full service telecommunications company. Mr. Maxwell, who has over 30 years of general management experience, also served as President and Chief Executive Officer of MidAmerican Communications Corporation in Omaha, Nebraska from 1987 to 1991.

    Marc E. Maassen became Executive Vice President - Network of IntelCom in October 1995 and President of FOTI in April 1995. Mr. Maassen has been a Director of ICG since July 1995. Mr. Maassen joined the Company in 1991 as Vice President of Sales and Marketing. Prior to joining the Company, Mr. Maassen held senior sales management positions at TelWatch, Inc., an integrated network management software company. From 1985 to 1987, Mr. Maassen was employed by the First Interstate Banking System ("First Interstate") as Director of Telecommunications. Prior to his work at First Interstate, his operational management experience included a position as Telecom Support Manager with StorageTek, Inc. Mr. Maassen previously worked for AT&T Information Systems as an account executive and U S West as a major accounts manager.

    Robert W. Andrews has been President of ICG Satellite Services, Inc. since November 1995. Mr. Andrews joined IntelCom in July 1993 as Director of Finance. In April 1994, he was named Vice President of Finance for the Satellite division. Prior to joining the Company, from August 1992 to July 1993, Mr. Andrews started and owned Genesse Software, Inc., a developer of enhanced connectivity and communication software. From 1987 to 1992, Mr. Andrews served as a Regional Sales Manager for Dynamic Information Systems, Corp. ("Dynamic") located in Boulder, Colorado. Prior to Dynamic, Mr. Andrews spent two years at Smith Barney.

    William W. Becker has been a Director of IntelCom since 1986 and was Chairman and Chief Executive Officer of IntelCom from 1986 to 1995 and President from 1987 to 1995, and Chairman of ICG from 1987 to 1995. Mr. Becker founded the Becker Group of Companies (the "Becker Group"), which controls and manages a number of companies in various industries including communications and oil and gas.

      Harry R. Herbst has been a Director of IntelCom since October 1995. Mr. Herbst, a Canadian resident, has been Vice President of Finance and Strategic Planning of Gulf Canada Resources Ltd. since November 1995 and Vice President and Treasurer from January 1995. In addition, Mr. Herbst is Vice President of Finance of Athabasca Oil Sands Trust. Previously, Mr. Herbst was Vice President of Taxation for Torch Energy Advisors Inc. from 1991 to 1994, and tax manager for Apache Corp. from 1987 to 1990. Mr. Herbst is a Certified Public Accountant, and was formerly employed by Coopers & Lybrand.

    Jay E. Ricks has been a Director of IntelCom since 1993. Mr. Ricks is Chairman of Douglas Communications Corp. ("DCC"), a privately held cable television company. Mr. Ricks is a director of Data Transmission Network Corporation, a publicly traded electronic information company, a director of KWTX Broadcasting Corp. and a director and shareholder of SkyConnect, Inc.
  Mr. Ricks specialized in communications law with the Washington, D.C. law firm of Hogan & Hartson from 1962 to 1990.

    Gregory C. K. Smith has been a Director of IntelCom since 1994. Mr. Smith, a lawyer, is a partner of Tupper Jonsson & Yeadon, in Vancouver, British Columbia, the Canadian corporate solicitors for the Company. Mr. Smith was an associate employed by Tupper Jonsson & Yeadon from 1986 until he became a partner in 1991.

    Leontis Teryazos has been a Director of IntelCom since June 1995. Mr. Teryazos has been a Director of Zycom since September 1995. Mr. Teryazos, a Canadian resident, has headed Letmic Management Inc., a financial consulting firm, since 1993, and Letmic Management Reg'd., a real estate development and management company, since 1985.

    Director Compensation. IntelCom compensates its non-employee directors $2,500 for each directors meeting attended, $2,500 for each committee meeting attended (or $500 for each committee meeting that is held on the same date as a directors meeting) and $250 for each telephonic directors or committee meeting, plus reimbursement of expenses. Directors may elect to receive stock options in lieu of cash compensation. In 1993, 1994 and 1995, non-officer directors were each granted options, which are exercisable at the market price on the date of grant, to purchase 20,000 IntelCom Common Shares under the Company's Stock Option Plans. Under the Restated and Amended 1995 Stock Option Plan, each director annually will receive options, which are exercisable at the market price on the date of grant, to purchase 20,000 IntelCom Common Shares. In addition, the Chairman of the Board of Directors of IntelCom is compensated $80,000 per year, payable in $20,000 quarterly installments, for which he may elect to receive stock options in lieu of cash compensation. ICG does not otherwise compensate its directors.

    Executive Compensation. The following table provides certain summary information concerning compensation paid or accrued by the Company to or on behalf of J. Shelby Bryan, the Company's President and Chief Executive Officer, and the four other most highly compensated executive officers of the Company for the fiscal years ended September 30, 1993, 1994, and 1995 and two additional officers for whom disclosure would have been provided but for the fact that the individuals were not serving as executive officers at September 30, 1995 (the "Named

  Officers"). The Company does not maintain any long-term incentive plans and the Company does not grant stock appreciation rights.


                           SUMMARY COMPENSATION TABLE

                                                                                                   LONG-TERM
                                                               ANNUAL COMPENSATION                COMPENSATION
                                                -----------------------------------------------   -------------
                                                                                                    SECURITIES
                                                FISCAL                             OTHER ANNUAL     UNDERLYING
NAME AND PRINCIPAL POSITION                      YEAR       SALARY      BONUS      COMPENSATION       OPTIONS
- ----------------------------------------------------------------------------------------------------------------
J. Shelby Bryan                                  1995     $030,728     $     --    $       --          1,550,000
   President and Chief Executive Officer(1)

John D. Field                                    1995       66,667      110,000         3,000(2)              --
   Executive Vice President and
   Secretary(1)

William J. Maxwell                               1995      205,475       75,000         6,090(2)          75,000
   Executive Vice President - Telecom of         1994      179,850      100,000         9,950(2)              --
   IntelCom and President of ICG Telecom         1993      106,425       67,500        65,434(3)         200,000
   Group, Inc.

Marc E. Maassen                                  1995      131,933       60,000         7,093(2)          15,000
   Executive Vice President - Network of         1994(4)   105,100(4)    23,375         6,290(2)              --
   IntelCom and President of FOTI              1993A(6)    134,636(5)    16,978         4,848(2)          30,000

 William W. Becker                               1995           --           --     1,328,412(8)         105,000
   Former Chairman, President and Chief          1994           --           --            --                 --
   Executive Officer(7)                          1993           --           --            --            308,120

John R. Evans                                    1995      169,850       43,750        10,773(2)          40,000
   Former Executive Vice President               1994      121,600       70,000         9,240(2)              --
   and Chief Financial Officer(9)                1993       94,802       48,000         8,728(10)         75,000

Larry L. Becker                                  1995      158,968           --       209,134(11)         29,000
   Former Executive Vice President(7)            1994           --           --       137,580(12)             --
                                                 1993           --           --            --            261,928

- ------------------
  (1) Employment commenced in May 1995.
  (2) Consists of ICG's contributions to 401(k) Defined Contribution Plan.
  (3) Consists of relocation expenses of $59,814 and ICG contributions to 401(k) Defined Contribution Plan of $5,620.
  (4) Compensation earned as former Vice President - Mergers and Acquisitions of ICG.
  (5) Includes $50,936 in sales commissions.
  (6) Compensation earned as former Vice President - Sales and Marketing.
  (7) William W. Becker and Larry L. Becker served as officers of the Company until June 1995.
  (8) Consists of consulting fees.
  (9) Mr. Evans served as an officer of the Company until November 1995.
 (10) Company contribution to an individual life insurance plan.
 (11) Consists of $200,000 severance compensation and $9,134 vacation compensation.
 (12) Consists of management services fees of $110,709 and relocation expenses of $26,871.

  OPTION/SAR GRANTS TABLE

    The following table provides information on option grants during fiscal 1995 to the Named Officers:

                                                                           POTENTIAL REALIZABLE VALUE AT
                                                                           ASSUMED ANNUAL RATES OF STOCK
                                                                                PRICE APPRECIATION
                                     INDIVIDUAL GRANTS                            FOR OPTION TERM
- ------------------------------------------------------------------------  -------------------------------
                      NUMBER OF       PERCENT OF
                      SECURITIES     TOTAL OPTIONS
                      UNDERLYING      GRANTED TO
                       OPTIONS       EMPLOYEES IN EXERCISE  EXPIRATION
     NAME              GRANTED        FISCAL YEAR  PRICE       DATE               5%              10%
- ------------          -----------    ------------  -------  ----------       ----------       -----------
J. Shelby Bryan        1,550,000              66.0    $07.94   5/29/2000      $3,399,150       $7,511,145
John D. Field                  -                 -         -           -               -                -
William J. Maxwell        75,000               3.2     13.25   10/7/2004         624,968        1,583,783
Marc E. Maassen           15,000               0.6     13.25   10/7/2004         124,994          316,757
William W. Becker        105,000               4.5     13.25   10/7/2004         874,955        2,217,296
John R. Evans             40,000               1.7     13.25   10/7/2004         333,316          844,684
Larry L. Becker           29,000(1)            1.2     13.25   10/7/2004         241,654          612,396

- -------------------------
(1)  Expired October 11, 1995.

  AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR END OPTION VALUES

    The following table provides information on options exercised during fiscal 1995 by the Named Officers and the value of such officers' unexercised options at the end of the last fiscal year.


                                                                                                 VALUE OF UNEXERCISED
                                                        NUMBER OF SECURITIES UNDERLYING              IN-THE-MONEY
                                                            UNEXERCISED OPTIONS AT                    OPTIONS AT
                         NUMBER OF                              FISCAL YEAR END                   FISCAL YEAR END (1)
                      SHARES ACQUIRED                  ----------------------------------  ---------------------------------
NAME                    ON EXERCISE    VALUE REALIZED     EXERCISABLE      UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE
- --------------------  ---------------  --------------  -----------------  ---------------  ---------------  ----------------
J. Shelby Bryan                     -     $         -               -           1,550,000     $          -        $7,459,375
John D. Field                       -               -               -                   -                -                 -
William J. Maxwell                  -               -          96,000             179,000          487,843           340,769
Marc E. Maassen                 7,000          71,652          16,600              29,400           78,805            28,122
William W. Becker                   -               -         308,120             105,000        2,073,202                 -
John R. Evans                       -               -          48,000              82,000          218,819            72,635
Larry L. Becker               133,428       1,165,979          29,000(2)                -                0                 -


(1) Based on the closing sale price on the AMEX of $12.75 per IntelCom Common Share on September 29, 1995.

(2)  Expired October 11, 1995.


  EXECUTIVE EMPLOYMENT CONTRACTS

    The Company has employment agreements with J. Shelby Bryan, James D. Grenfell and William J. Maxwell.

    The Company's employment agreement with Mr. Bryan provides for an initial term of two years, which commenced May 30, 1995, and which may be continued for one year at the option of Mr. Bryan. As compensation, the Company will pay Mr. Bryan a salary equal to the sum of one percent of the monthly increase in the Company's revenue and three percent of the monthly increase in EBITDA, offset to not less than zero in any month where one component is a negative amount. If Mr. Bryan's salary under such formula exceeds $1,500,000 in any fiscal year, the Company may elect to pay the excess in unregistered IntelCom Common Shares. Mr. Bryan is entitled to benefits as are generally provided to executive officers of the Company, including options under stock option plans, a leased automobile, private club membership fees and reimbursement of reasonable out-of-pocket expenses incurred on behalf of the Company. The employment agreement may be terminated by the Company with or without cause or after a disability continuing for a consecutive six-month period, or by Mr. Bryan for cause, including breach of the agreement or reduction in status or responsibilities, or upon a change of control of the Company. If the employment agreement is terminated by the Company for any reason other than for cause, the Company is obligated to pay Mr. Bryan a lump sum of $2.5 million and to continue benefits for a period equal to the greater of the remainder of the employment term or 18 months. After termination of the employment agreement, Mr. Bryan is subject to a confidentiality covenant and a one-year noncompetition commitment. Mr. Bryan also has been granted an option for five years to purchase up to 1,220,000 IntelCom Common Shares commencing November 30, 1995, and up to an additional 330,000 IntelCom Common Shares commencing November 30, 1996, all at a price of $7.9375 per share, the closing price of the IntelCom Common Shares as reported on the American Stock Exchange on May 25, 1995, the date preceding the date of the grant. The option is adjustable for corporate reorganizations, stock dividends, stock splits and similar transactions, and expires upon termination of employment for cause. The option is exercisable for a period of one year upon death or cessation of employment for disability and for the full term upon termination of employment for any reason other than for cause. The option also provides for piggyback and one-time demand registration rights for the IntelCom Common Shares underlying the option.

    The Company's employment agreement with Mr. Grenfell provides for an initial two-year term which commenced November 1, 1995. Upon completion of the first 12 months of the initial term, the agreement automatically renews from month
  to month such that 12 months always remain in the term.   The agreement may be
  terminated upon 30 days written notice from either party or by the Company if Mr. Grenfell is unable to perform his duties for 140 days in any 180-day period due to illness or incapacity. The agreement provides for an annual base salary of $175,000, a signing bonus of $48,700 and an incentive bonus determined by the Board of Directors. Mr. Grenfell is entitled to such other benefits as are generally provided to executive officers of the Company, including options under the Company's stock option plans, a leased automobile and reimbursement or direct payment of reasonable out-of-pocket expenses incurred on behalf of the Company. If the employment agreement is terminated without cause by the Company or by either party upon a change of control of the Company, Mr. Grenfell will receive a termination fee equal to his currently monthly salary times the number of months remaining in the term.
  Mr. Grenfell is also subject to a confidentiality covenant and a one-year noncompetition commitment.

    ICG's employment agreement with Mr. Maxwell, dated December 1, 1992, has an initial five-year term and thereafter one-year terms until either party provides 30 days' written notice of termination prior to the end of a term. The agreement provides for initial an annual base salary of $110,000 and salary increases and incentive bonuses as determined by the Board of Directors. Mr. Maxwell also receives stock options under the stock option plans. The Company may terminate the employment agreement without cause, or if the Company or Mr. Maxwell terminates the employment agreement upon the occurrence of a major transaction involving the Company, then

  Mr. Maxwell shall receive his then-current salary for the lesser of one year or until the expiration of the employment term. Mr. Maxwell is subject to a confidentiality covenant and a one-year noncompetition commitment.

  REPORT OF COMPENSATION COMMITTEE AND STOCK OPTION COMMITTEE FOR FISCAL YEAR ENDED SEPTEMBER 30, 1995.

    The Compensation Committee evaluates compensation levels of senior management and evaluates the various factors affecting compensation of the Company's highest paid officers. The Compensation Committee believes that compensation to the Company's executive officers should be designed to encourage and reward management's efforts to further strengthen the Company's business and to create added value for shareholders. Such a compensation program helps to achieve the Company's business and financial objectives and also provides incentives needed to attract and retain well-qualified executives. The Company operates in a competitive marketplace and needs to attract and retain highly qualified senior management and executive personnel in order to assist the Company in its goals of developing new services and expansion into new businesses and markets where the Company provides services. The Compensation Committee also attributes a substantial portion of each executive officer's compensation to the performance of IntelCom and the particular contribution of that executive officer.

    Among the Company's executive officers in fiscal 1995, only J. Shelby Bryan, President and Chief Executive Officer, and William J. Maxwell, Executive Vice President - Telecom of IntelCom and President of ICG Telecom Group, Inc., have employment agreements with the Company. See "Executive Employment Contracts" for descriptions of these agreements. All senior management except for Mr. Bryan (whose contract controls his compensation) are compensated with a base salary and an incentive bonus. The base salaries are intended to compensate these executives for their ongoing leadership skills and management responsibility. The incentive bonuses are dependent upon individual performance. For purposes of determining the bonuses, the Compensation Committee evaluates the completion of goals set at the start of each fiscal year and compares the Company's performance in each year to the prior year.

    Based on the progress of the Company during fiscal 1995, Chairman William J. Laggett recommended and the Compensation Committee approved bonuses for John
  D. Field, Executive Vice President and Secretary, William J. Maxwell, Marc E. Maassen, Executive Vice President - Network of IntelCom and President of FOTI, and John R. Evans, former Executive Vice President and Chief Financial Officer, of $110,000, $75,000, $60,000 and $43,750, respectively.

    On October 7, 1994, the Compensation Committee awarded stock options under the 1994 Employee Stock Option Plan to key employees of the Company, including executive officers, related to their performance in fiscal 1994 and as incentives for continued efforts and success. William W. Becker, William J. Maxwell, Larry L. Becker and John R. Evans received options to purchase 105,000, 75,000, 29,000, and 40,000 IntelCom Common Shares, respectively. The Compensation Committee believes that stock options serve as important long-term incentives for executive officers by encouraging their continued employment and commitment to the Company's performance. Furthermore, the Compensation Committee believes that stock options are an excellent means to align the interests of the Company's executive officers with those of its shareholders. The number of options that the Compensation Committee grants to executive officers is based on individual performance and responsibility. In addition, the Compensation Committee strives to grant options at a level sufficient to provide a strong incentive for executive officers to work for the long-term success of the business. The Compensation Committee does not consider the number of options currently held by all executive officers in determining individual grants because such consideration could create an incentive to exercise options and sell the underlying IntelCom Common Shares.

    The Compensation Committee has reviewed the compensation of the Company's executive officers and has concluded that their compensation was reasonable in view of the Company's performance and the contribution of those officers to that performance. The Compensation Committee observed that revenue increased $52.5 million, approximately 89%, in fiscal 1995 compared to fiscal 1994. At the end of fiscal 1995, the Company's competitive access networks served 34 cities, compared to 32 cities at the end of fiscal 1994. Moreover, in fiscal 1995 management identified the opportunity for the switched services strategy and successfully installed switches in 12 cities. The Company also raised $390.3 million in public and private offerings during fiscal 1995. These accomplishments exceeded the Company's objectives for fiscal 1995. The Compensation Committee believes that the Company appropriately awarded its executive officers for their short- and long-term efforts.

    The Compensation Committee is continually evaluating compensation of the Company's executive officers. For example, broader-based compensation packages may be appropriate now that the Company has completed its initial development stage. To develop suitable compensation packages for its executive officers, the Compensation Committee will assess compensation reports for comparable companies and for the telecommunications industry. The Compensation Committee believes that maintaining suitable executive compensation programs is necessary to support the future development of the Company and growth in shareholder value.

    William J. Laggett
    J. Shelby Bryan
    William W. Becker
    Jay E. Ricks
    (Members of the Compensation Committee during the fiscal year ended
     September 30, 1995)

  FIVE-YEAR SHAREHOLDER RETURN COMPARISON

    The Company is required to include in this Proxy Statement - Prospectus a line-graph presentation comparing cumulative five-year shareholder returns on an indexed basis with the AMEX Market Index and an index of peer companies selected by the Company ("Peer Group"). The graph below sets forth information on shareholder return for the period since IntelCom Common Shares securities became registered under the Exchange Act (April 1991) through September 30, 1995. The Company has selected the Russell 2000 index, an index of 7,000 smaller sized public corporations, for purposes of the performance comparison which appears below.

                                  (Accompanying notes are on the following page)


  (1) IntelCom became a reporting company under the Exchange Act on April 6, 1991 and IntelCom Common Shares were traded on the VSE exclusively until March 16, 1992, when IntelCom Common Shares also became listed on the AMEX Emerging Company Marketplace. On January 4, 1993, the IntelCom Common Shares became listed on AMEX. IntelCom data is from April 1, 1991, as reported by VSE and after March 12, 1992, as reported by AMEX and reflects a (i) one-for-five reverse stock split effected January 13, 1993, and (ii) conversion of VSE prices from Canadian dollars (Cdn$) to U.S. dollars at the following rates: 4/1/91 $1.1885 per Cdn$; 9/30/91 $1.1318 per Cdn$.
      The AMEX Market Index was used for the entire period shown.

  (2) The Peer Group consists of MFS Communications Company, Inc., ("MFS"), Intermedia Communications of Florida, Inc. ("Intermedia"), GST Telecom, Inc. ("GST"), and American Communications Services, Inc. ("ACSI"). MFS completed an initial public offering of its common shares on May 20, 1993 at $24.625 per share. MFS' market capitalization on September 30, 1995 was $2,839,554,463. Intermedia completed an initial public offering of its common shares on April 30, 1992 at $8.00 per share. Intermedia's market capitalization was $158,293,551 on September 30, 1995. GST's common shares were traded exclusively on the VSE until March 11, 1994, when common shares of the company began trading on the AMEX. Its market capitalization on September 30, 1995 was $121,551,885. ACSI's common stock has been quoted on the NASDAQ Small-Cap Market since March 3, 1995. Its market capitalization on September 30, 1995 was $40,971,350.

  COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

    Section 16(a) of the Exchange Act requires IntelCom's directors, executives officers and holders of more than 10% of IntelCom's Common Shares ("Reporting Persons") to file initial reports of ownership and reports of changes in ownership with the SEC. The following table lists the Reporting Persons and the number of late reports filed by each Reporting Person for the fiscal year ended September 30, 1995:

                 Reporting Person              Late Reports
                 ----------------              ------------

                 Larry L. Becker(1)            1 (Form 3)
                 Gary Bryson(2)                1 (Form 4)
                 John R. Evans(3)              1 (Form 3)
                 Michael E. Hankerd            1 (Form 4)
                 William J. Maxwell            1 (Form 4)
                 Gregory C.K. Smith            1 (Form 4)
                 Leontis Teryazos              1 (Form 4)


- ----------
  (1) Former Executive Vice President and Director of IntelCom.
  (2)  Former Director of Intelcom.
  (3) Former Executive Vice President and Chief Financial Officer of IntelCom.

    Except as set forth above, IntelCom believes that during the fiscal year ended September 30, 1995, its executive officers, directors and holders of more than 10% of IntelCom's Common Shares complied with all Section 16(a) filing requirements.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    William W. Becker, a Director and former Chairman, President and Chief Executive Officer of IntelCom, and Worldwide Condominium Developments, Inc. ("WWCDI"), which is controlled by William W. Becker, together control certain otherwise nonaffiliated entities, including SkyConnect, Inc., of which Mr. Ricks is also a director and shareholder, and Northern Cablevision, Ltd. ("Northern Cablevision"). Satellite Services revenue from entities controlled by the Becker Interests (as defined under "Principal Shareholders") accounted for none of the Company's Satellite Services revenue in fiscal 1995 compared to $1.2 million (15%) of the Company's Satellite Services revenue (2% of total revenue) in fiscal 1994 and compared to $1.5 million (42%) of the Company's Satellite Services revenue (5% of total revenue) in fiscal 1993. The Company believes these services were provided at rates comparable to rates charged to third parties. Effective July 12, 1995, $0.7 million owed to the Company by the Becker Interests was satisfied.

    During fiscal 1994 the Company repaid advances and made advances to the Becker Interests totaling approximately $7.7 million. These payments and advances were offset by advances received, payments made on behalf of the Company by the Becker Interests, and interest accrued on amounts owed to the Becker Interests aggregating $7.7 million. The maximum amount at any one time owed to the Company by the Becker Interests during fiscal 1994 and fiscal 1995 was $4.2 million, including accrued interest of $0.1 million and $0.7 million, respectively. William W. Becker executed two demand promissory notes, due on or before May 1, 1995 bearing interest at 7% per annum, with a combined principal amount of $3.9 million. IntelCom's shareholders ratified the exchange of these notes as part of the consideration to be delivered by the Company for the acquisition of the 4% interest in ICG owned by WWCDI described in the next paragraph.

    WWCDI previously owned approximately 4% of the outstanding shares of ICG Common Stock. In order to consolidate all of the ownership of ICG in the Company and avoid potential conflicts of interest with WWCDI, in 1994 the Company's disinterested shareholders ratified the acquisition of this 4% interest in exchange for (i) the transfer of the oil and gas operations of the Company (at a value of approximately $0.9 million, which was determined by an independent geologist), (ii) the surrender and cancellation of two demand promissory notes to the Company from William W. Becker in the principal amount of approximately $3.9 million, and (iii) 373,663 IntelCom Common Shares. The 4% minority interest in ICG was valued at approximately $12.2 million by the disinterested members of the Board of Directors. This valuation resulted from negotiations with WWCDI and was based on the estimated market capitalization of IntelCom, adjusted to deduct the approximate estimated value of the oil and gas operations and the other assets of the Company that were not held through ICG at the time. The number of IntelCom Common Shares issued to WWCDI equated to a value of approximately $19.48 per share, which exceeded the market price of the IntelCom Common Shares on the date of the valuation.

    As part of the resolution and settlement of certain transactions in 1995 between the Company and the Becker Group, the Company was assigned a note receivable in the amount of $200,000, which had previously been advanced to John D. Field. The note receivable has been restructured and is now evidenced by a promissory note from Mr. Field to the Company payable on July 12, 2000, which bears interest at a rate of 7% per annum. Interest is payable annually.

    In May 1995, in anticipation of a bridge loan, William W. Becker advanced $2.5 million to the Company, which was returned without interest.

    In a February 1992 private placement, William W. Becker purchased 600,000 IntelCom Common Shares for $3.8 million and received a warrant to purchase an additional 600,000 IntelCom Common Shares. In February 1994, William W. Becker exercised that warrant and purchased 600,000 IntelCom Common Shares for $3.8 million.

    Due to Canadian regulatory restrictions, during fiscal 1993, WWCDI transferred 66,800 IntelCom Common Shares to satisfy the initial payment for the acquisition of FOTI. In exchange, the Company issued a like number of IntelCom Common Shares to WWCDI on February 1, 1993, and, as an accommodation fee, a warrant to purchase an additional 6,680 IntelCom Common Shares. During fiscal 1994, WWCDI exercised that warrant and purchased 6,680 IntelCom Common Shares for $50,100.

    To facilitate the acquisition of certain competitive access networks and satellite services businesses which held common carrier radio licenses subject to foreign ownership restrictions, the common carrier licenses used by the Company are held by TTH, a corporation which is owned 33% each by U.S. directors William J. Laggett and Jay E. Ricks and a former director. TTH's subsidiaries have given 15-year promissory notes to the Company to acquire the FCC licenses. In fiscal 1995, the Company paid or accrued $3.9 million to TTH's subsidiaries for common carrier services, and the Company received from TTH's subsidiaries $3.3 million as payments on the promissory notes, management services, equipment leases and technical support. Any excess accruals due to TTH are applied to prepayment of the notes. No compensation inures to the benefit of the owners of TTH. During March 1996, certain of the FCC licenses held by TTH were sold in connection with the sale of four of the Company's teleports. The related promissory notes have been canceled. See "Business-Regulation."

    In order to facilitate the relocation of William J. Maxwell, the Company advanced $200,000 to Mr. Maxwell in April 1994 pursuant to a promissory note payable on demand, which bears interest at a rate of 7% per annum.

    In order to facilitate the relocation of John R. Evans, in November 1994 the Company advanced $35,000 to Mr. Evans. The loan was increased to $200,000 on February 1, 1995 under a loan agreement and promissory note which requires repayment in five equal annual installments ending February 1, 2000 and which bears interest at a rate of 7% per annum. The first of the five annual installments has been paid.

    The Company entered into an arrangement in March 1995 with   DCC pursuant
  to which the Company agreed to pay DCC a fee, in addition to expenses, with respect to agreements that the Company enters into with certain utilities. This arrangement was terminated in December 1995. Jay E. Ricks, Chairman of DCC, is a member of IntelCom's Board of Directors.

    Tupper Jonsson & Yeadon, a law firm in Vancouver, B.C. in which Gregory C.K. Smith, a director of the Company, is a partner, furnished legal services to the Company in 1995. Total payments to Tupper Jonsson & Yeadon during fiscal 1995 were approximately $146,550.

    J. Shelby Bryan also serves as a director of a subsidiary of Millicom which is a customer of the Company's Satellite Services business.

                             PRINCIPAL SHAREHOLDERS

    The following table sets forth as of March 31, 1996, the number of IntelCom Common Shares owned by (i) each executive officer and director of IntelCom and ICG, (ii) executive officers and directors of IntelCom and ICG as a group, and
  (iii) each person who owned of record, or was known to own beneficially, more than 5% of the outstanding IntelCom Common Shares. The persons named in the table below have sole voting and investment power with respect to all of the IntelCom Common Shares owned by them, unless otherwise noted. IntelCom owns all of the issued and outstanding shares of Common Stock of ICG.

                                                                           AMOUNT/NATURE OF
                                                                         BENEFICIAL OWNERSHIP
                                                                       --------------------------
NAME AND ADDRESS OF BENEFICIAL OWNER                                      SHARES       PERCENT(1)
- ------------------------------------                                   -------------   ----------
Becker Interests....................................................    4,571,185(2)      17.1%
Suite 200,4245-97 Street
Edmonton, Alberta, Canada T6E 5Y7
William W. Becker...................................................    4,122,932(3)      15.5%
Director of IntelCom
Box 143, Cayman Islands
British West Indies
Morgan Stanley Group Inc............................................    2,363,934(4)       8.2%
1585 Broadway
New York, NY 10036
Worldwide Condominium Developments, Inc.............................    2,137,934(5)       8.1%
Box 143, Cayman Islands
British West Indies
Montgomery Asset Management, L.P....................................    1,790,000          6.8%
600 Montgomery Street
San Francisco, CA 94111
PG Investors, Inc...................................................    1,833,334(6)       6.5%
c/o Morgan Stanley & Co. Incorporated
1585 Broadway
New York, NY 10036
LGT Asset Management, Inc...........................................    1,687,700          6.4%
80 California Street
San Francisco, CA 94111
Peter Wightman......................................................    1,592,200(7)       6.1%
19 Vectis Court
Southampton, U.K. SO1 7LY
William J. Laggett..................................................       30,000(8)      *
Chairman of the Board of Directors of IntelCom
J. Shelby Bryan.....................................................    1,222,000(9)      4 .4%
President, Chief Executive Officer and Director of IntelCom and
ICG and Chairman of the Board of Directors of ICG
John D. Field.......................................................        1,000         *
Executive Vice President and Secretary of IntelCom and
ICG and Director of ICG
James D. Grenfell...................................................            0         *
Executive Vice President, Chief Financial Officer and Treasurer of
IntelCom and ICG and Director of ICG
William J. Maxwell..................................................      172,726(10)     *
Executive Vice President - Telecom of IntelCom, President of
ICG Telecom Group, Inc. and Director of ICG

 (Accompanying notes are on the following page)

                                                                           AMOUNT/NATURE OF
                                                                         BENEFICIAL OWNERSHIP
                                                                       --------------------------
NAME AND ADDRESS OF BENEFICIAL OWNER                                      SHARES       PERCENT(1)
- ------------------------------------                                   -------------   ----------
Marc E. Maassen.....................................................       25,124(11)     *
Executive Vice President - Network of IntelCom, President of FOTI
and Director of ICG
Robert W. Andrews...................................................        5,982(12)     *
President of ICG Satellite Services, Inc.
Harry R. Herbst.....................................................       10,000(13)     *
Director of IntelCom
Jay E. Ricks........................................................       70,180(14)     *
Director of IntelCom
Gregory C.K. Smith..................................................       50,000(15)     *
Director of IntelCom
Leontis Teryazos....................................................       30,000(16)     *
Director of IntelCom
All executive officers and directors as a group (12 persons)........    6,188,197(17)     21.9%


- ----------------
  *Less than 1% of the outstanding IntelCom Common Shares.

  (1) Based on 26,301,926 issued and outstanding IntelCom Common Shares on March 31, 1996, plus IntelCom Common Shares which may be acquired by the person or group indicated pursuant to any options and warrants exercisable, and Convertible Subordinated Notes convertible, within 60 days of the date as of which beneficial ownership is determined, pursuant to Rule 13d-3 under the Exchange Act.

  (2) The "Becker Interests" refers to and includes William W. Becker, a Director, Larry L. Becker, a former Director and Executive Vice President of the Company until June 1995, WWCDI and Northern Cablevision who filed a Joint Schedule 13G which designates them as members of a group within the meaning of Rule 13d-5 under the Exchange Act. Includes 448,253 IntelCom Common Shares held by Northern Cablevision and IntelCom Common Shares and options to purchase IntelCom Common Shares held by William W. Becker and WWCDI (see notes 3 and 5).

  (3) Includes 1,624,878 IntelCom Common Shares and options to purchase 360,120 IntelCom Common Shares held directly by William W. Becker and IntelCom Common Shares held by WWCDI (see notes 2 and 5).

  (4) Includes 10,600 IntelCom Common Shares and 520,000 IntelCom Common Shares which may be acquired by Morgan Stanley Group Inc. upon the exercise of outstanding warrants. Also includes 1,833,334 IntelCom Common Shares which may be acquired by PGI pursuant to the PGI Warrants and excludes 916,666 Redeemable Warrants which the Company is redeeming (see note 6).

  (5) WWCDI is included with the Becker Interests (see note 2), and William W. Becker is empowered to exercise sole voting and investment control over IntelCom Common Shares held by WWCDI (see note 3).

  (6) Represents 1,833,334 IntelCom Common Shares which may be acquired by PGI, an affiliate of Morgan Stanley, pursuant to the exercise of outstanding PGI Warrants and excludes 916,666 Redeemable Warrants which the Company is redeeming (see note 4).

  (7) Includes 1,300,000 IntelCom Common Shares held by Martin Holdings Ltd. of which Peter Wightman is chairman and sole shareholder, and 292,200 IntelCom Common Shares held by Hartford Holdings, Inc. Ltd., of which Mr. Wightman is also chairman and sole shareholder.

  (8) Represents 30,000 IntelCom Common Shares which may be acquired by Mr. Laggett pursuant to the exercise of outstanding stock options.

                                          (notes continue on the following page)
  (9) Includes 1,220,000 IntelCom Common Shares which may be acquired by Mr. Bryan pursuant to the exercise of outstanding options and 2,000 IntelCom Common Shares held in Mr. Bryan's wife's name as to which Mr. Bryan disclaims beneficial ownership.

  (10) Includes 17,000 IntelCom Common Shares held jointly with Mr. Maxwell's wife, 1,846 IntelCom Common Shares held by a 401(k) plan, 150,000 IntelCom Common Shares which may be acquired pursuant to the exercise of outstanding stock options and 3,880 IntelCom Common Shares held in Mr. Maxwell's wife's name as to which Mr. Maxwell disclaims beneficial ownership.

  (11) Represents 23,500 IntelCom Common Shares which may be acquired by Mr. Maassen pursuant to the exercise of outstanding stock options and 1,624 IntelCom Common Shares held by a 401(k) plan.

  (12) Represents 5,250 IntelCom Common Shares which may be acquired by Mr. Andrews pursuant to the exercise of outstanding stock options and 732 IntelCom Common Shares held by a 401(k) plan.

  (13) Represents 10,000 IntelCom Common Shares which may be acquired by Mr. Herbst pursuant to the exercise of outstanding stock options.

  (14) Represents 5,000 IntelCom Common Shares held directly by Mr. Ricks and 65,180 IntelCom Common Shares which may be acquired pursuant to the exercise of outstanding stock options.

  (15) Represents 50,000 IntelCom Common Shares which may be acquired by Mr. Smith pursuant to the exercise of outstanding stock options.

  (16) Represents 30,000 IntelCom Common Shares which may be acquired by Mr. Teryazos pursuant to the exercise of outstanding stock options.

  (17) As a group, executive officers and directors of the Company beneficially own 1,944,050 IntelCom Common Shares through stock options that are presently exercisable or that will become exercisable within 60 days of the date as of which beneficial ownership is determined pursuant to Rule 13d-3 under the Exchange Act.

            DESCRIPTION OF CERTAIN INDEBTEDNESS AND PREFERRED STOCK

     The following is a summary of certain of the indebtedness and preferred stock of the Company. See also notes 7 and 8 to the Company's Consolidated Financial Statements contained elsewhere in this Proxy Statement -Prospectus.

  12 1/2% NOTES

     In April 1996, ICG issued the 12 1/2% Notes, resulting in gross proceeds of $300.0 million. The 12 1/2% Notes were sold at a discount of approximately 55% of the stated principal amount of $550.3 million and will mature on May 1, 2006. Cash interest accrues at a rate of 12 1/2% per annum beginning May 1, 2001 and is payable in cash each May 1 and November 1, commencing November 1, 2001.

     ICG may redeem the 12 1/2% Notes on or after May 1, 2001, in whole or in part, at redemption prices declining to 100% on May 1, 2003, plus accrued and unpaid interest, if any, to the date of redemption. The 12 1/2% Notes are guaranteed, on a senior, unsecured basis by IntelCom. The 12 1/2% Notes Indenture contains certain covenants which provide for limitations on indebtedness, dividends, asset sales and certain other transactions.

  EXCHANGEABLE PREFERRED STOCK

     Concurrently with the issuance of the 12 1/2% Notes in April 1996, ICG issued 150,000 shares of Exchangeable Preferred Stock, resulting in gross proceeds of $150.0 million. The Exchangeable Preferred Stock bears a cumulative dividend of 14 1/4% per annum. All dividends are payable quarterly in cash or, on or prior to May 1, 2001, at the sole option of ICG, in additional shares of Exchangeable Preferred Stock, commencing August 1, 1996.

     ICG is required to redeem the Exchangeable Preferred Stock on May 1, 2007 at a redemption price equal to the liquidation preference of $1,000 per share, plus accrued and unpaid dividends to the date of redemption. ICG has the option to redeem the Exchangeable Preferred Stock on or after May 1, 2001, in whole or in part, at redemption prices declining to 100% on May 1, 2004.

     The Exchangeable Preferred Stock is exchangeable, at the option of ICG, into Subordinated Exchange Debentures due May 1, 2007 and bearing an interest rate of 14 1/4% per annum, subject to (i) such exchange being permitted by the terms of the 13 1/2% Notes Indenture and the 12 1/2% Notes Indenture, and (ii) the conditions set forth in the Amended Articles of Incorporation of ICG being satisfied. If issued, IntelCom will guarantee the Subordinated Exchange Debentures on a senior subordinated unsecured basis.

  13 1/2% NOTES

     In August 1995, the Company issued 58,340 Units, each consisting of ten
  13 1/2% Notes and warrants to purchase 33 shares of IntelCom Common Shares, resulting in net proceeds of approximately $286.0 million, net of approximately $14.0 million in costs. The 13 1/2% Notes were sold at a discount of approximately 51% of the stated maturity of $584,300,000 and will mature on September 15, 2005. Cash interest accrues at a rate of 13 1/2% per annum beginning September 15, 2000 and is payable in cash each March 15 and September 15, commencing March 15, 2001.

     ICG may redeem the 13 1/2% Notes on or after September 15, 2000, in whole or in part, at redemption prices declining to 100% on September 15, 2002, plus interest and unpaid interest, if any, to the date of redemption. The 13 1/2% Notes are guaranteed on an unsecured unsubordinated basis by IntelCom. The 13 1/2% Notes Indenture contains certain covenants which provide for limitations on indebtedness, dividends, asset sales and certain other transactions.

  CONVERTIBLE SUBORDINATED NOTES

     In September 1993, IntelCom issued $18.0 million of 8% Convertible Subordinated Notes and in October 1993, IntelCom issued an additional $47.8 million of 7% Convertible Subordinated Notes. Interest on the Convertible Subordinated Notes is payable in cash or additional Convertible Subordinated Notes ("Interest Notes") at the option of IntelCom. The Convertible Subordinated Notes are subordinated to all present and future senior debt of IntelCom. The 8% Convertible Subordinated Notes, excluding unpaid interest, are convertible, at the option of the holder, at any time into IntelCom Common Shares at a conversion price of $15.60 for each IntelCom Common Share, subject to adjustment. As of March 31, 1996, $8.0 million of the 8% Convertible Subordinated Notes and $1.2 million of Interest Notes had been converted into 589,742 IntelCom Common Shares. The Company, on June 7, 1996, notified the holders of the 8% Convertible Subordinated Notes of its intent to redeem the 8% Convertible Subordinated Notes, together with accrued interest. The holders have 30 days to convert the 8% Convertible
  Subordinated Notes to IntelCom Common Shares prior to the Company redeeming the 8% Convertible Subordinated Notes. All or any portion of the outstanding principal amount of any 7% Convertible Subordinated Notes (including issued Interest Notes but excluding unpaid interest) may be converted, at the option of the holder, into IntelCom Common Shares at a conversion price of $18.00 for each IntelCom Common Share. Subject to compliance with the terms of the Company's debt agreements and other relevant instruments, IntelCom may redeem the 7% Convertible Subordinated Notes, in whole or in part, together with accrued interest, if the trading price of the IntelCom Common Shares exceeds $21.60 per share, subject to adjustment for a period of 30 consecutive days.

      As of March 31, 1996, $10.8 million of interest had accrued on the Convertible Subordinated Notes of which $10.4 million in Interest Notes had been issued as payment of interest on the Convertible Subordinated Notes. The remaining accrued Interest Notes were issued on April 30, 1996.

  OHIO LINX CREDIT AGREEMENT

     ICG Ohio LINX, Inc. ("Ohio LINX"), the subsidiary of ICG that operates the Company's Cleveland and Dayton networks, is a party to a loan and security agreement with AT&T Capital Corporation (the "Ohio LINX Credit Agreement"). The Ohio LINX Credit Agreement provided financing for the purchase of equipment and services related to the initial Cleveland build. All borrowings are payable in monthly installments through 1999 and bear interest at 11% per annum. The Ohio LINX Credit Agreement is secured by substantially all of the assets of Ohio LINX. The Ohio LINX Credit Agreement also contains restrictive covenants that, among other things, prohibit the payment of dividends and the incurrence of additional indebtedness by Ohio LINX. As of December 31, 1995, the outstanding borrowings under the Ohio LINX Credit Facility totaled approximately $3.3 million.

  CAPITAL LEASES

      As of March 31, 1996, the Company was obligated for $73.4 million of capital leases to finance the acquisition of certain equipment. Included in this amount is a capital lease agreement between ICG Access Services, Inc. ("ICG Access") and AT&T Capital Corporation, with an aggregate principal balance of $16.9 million at March 31, 1996, which provides for the leasing of digital switches from AT&T at an interest rate of approximately 8.0%. After six and one-half years, ICG Access may purchase the switches for 30% of the original price. ICG Access' obligations under this lease are guaranteed by IntelCom and ICG. Also included in the total amount of capital lease obligations are capital leases aggregating $8.2 million with Applied Telecommunications Technologies Inc. and Forsythe McArthur Inc. for digital switches and other network and Satellite Services equipment, bearing interest at rates of up to 14.0% as of March 31, 1996.

                             AVAILABLE INFORMATION

     Parent is not currently subject to the reporting and informational requirements of Sections 13 and 15(d) of the Exchange Act and, therefore, does not file reports, proxy statements and other information required thereby. Parent has filed the S-4 Registration Statement, of which this Proxy Statement
  - Prospectus forms a part, with the SEC under the Securities Act with respect to the shares of Parent Common Stock issuable in connection with the Arrangement. Parent has filed a Registration Statement on Form 8-A under the Exchange Act (the "Form 8-A") with respect to the shares of Parent Common Stock and it is intended that the Form 8-A will be declared effective concurrently with the S-4 Registration Statement. Upon the effectiveness of the Form 8-A, Parent will be subject to the reporting and informational requirements of the Exchange Act and will file reports and other information in connection therewith.

     IntelCom is, and has been, subject to the informational requirements of the Exchange Act. The reports and other information filed and to be filed by IntelCom and Parent with the SEC, as well as the S-4 Registration Statement (and the exhibits and schedules thereto) may be inspected and copied at the Public Reference Section maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and the SEC Regional Offices:
  New York Regional Office, 7 World Trade Center, 13th Floor, New York, New York 10048 and Chicago Regional Office, Northwestern Atrium Center, 500 West Madison Street, 14th Floor, Chicago, Illinois 60661-2511. Copies of such materials may also be obtained at prescribed rates from the Public Reference Section of the SEC, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and its public reference facilities in New York, New York and Chicago, Illinois. In addition, certain material to be filed by Parent may be inspected at the National Association of Securities Dealers, Inc. ("NASD"), Public Reference Room, 1735 K Street, N.W., Washington, D.C. 20006-1506 and certain material filed by IntelCom may be inspected at the AMEX, 86 Trinity Place, New York, New York, and at the VSE, 609 Granville Street, Vancouver, British Columbia V7Y 1H1.

     This Proxy Statement - Prospectus constitutes (i) the Prospectus of Parent relating to the shares of Parent Common Stock issuable as a result of the Arrangement and (ii) the Proxy Statement of IntelCom relating to the solicitation of proxies for use at the Meeting. All information in this Proxy Statement - Prospectus with respect to Parent has been supplied by Parent, and all information with respect to IntelCom has been supplied by IntelCom. This Proxy Statement - Prospectus does not contain all the information set forth in the S-4 Registration Statement and the exhibits thereto which have been filed with the SEC under the Securities Act and to which reference is hereby made.

     Parent hereby undertakes to provide without charge to each person to whom this Proxy Statement - Prospectus is delivered, upon oral or written request of such person, a copy of any and all schedules and exhibits contained in the S-4 Registration Statement. Requests for information should be addressed to:
  ICG Communications, Inc., 9605 E. Maroon Circle, P.O. Box 6742, Englewood, Colorado 80155-6742, Attn: Corporate Communications (telephone number (303) 572-5960).

                        1995 ANNUAL REPORT ON FORM 10-K

     PERSONS WHO BENEFICIALLY OWN INTELCOM COMMON SHARES WHO WISH TO OBTAIN, WITHOUT CHARGE, A COPY OF INTELCOM'S 1995 ANNUAL REPORT ON FORM 10-K AS FILED WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION, SHOULD ADDRESS A WRITTEN REQUEST TO THE ATTENTION OF CORPORATE COMMUNICATIONS, C/O INTELCOM GROUP (U.S.A.), INC., 9605 EAST MAROON CIRCLE, P.O. BOX 6742, ENGLEWOOD, COLORADO 80155-6742.

                        TRANSFER AGENTS AND REGISTRARS

     The transfer agent and registrar for shares of Parent Common Stock is American Stock Transfer & Trust Company, 40 Wall Street, 46th Floor, New York, New York 10005.

     The transfer agents and registrars of the IntelCom Common Shares are:
  Pacific Corporate Trust Company, Suite 830-625 Howe Street, Vancouver, British Columbia V6C 3B8 in Canada, and Registrar & Transfer Company, 10 Commerce Drive, Cranford, N.J. 07016, in the United States.

                                 LEGAL MATTERS

     The legality of the transactions contemplated by the consummation of the Arrangement and certain tax matters are being passed upon for the Company by Reid & Priest LLP, New York, New York and Stikeman, Elliott, Toronto, Ontario.

                                    EXPERTS

     The consolidated financial statements and financial statement schedule of the Company as of September 30, 1994 and 1995, and for each of the years in the three-year period ended September 30, 1995, have been included herein and in the Registration Statement in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                         APPROVAL OF PROXY STATEMENT -
                        PROSPECTUS BY BOARD OF DIRECTORS

     The contents of this Proxy Statement - Prospectus and the sending thereof to Shareholders have been approved by the Board of Directors of IntelCom.

                       By Order of the Board of Directors of IntelCom Group Inc.


                                 /s/ John D. Field
                                 ----------------------------------------

  June ., 1996                   John D. Field
  Oakville, Ontario                 Secretary

                         INDEX TO FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
INTELCOM GROUP INC.
  Independent Auditors' Report............................................ F- 2
  Consolidated Balance Sheets, September 30, 1994 and 1995 and March 31,
   1996 (unaudited)....................................................... F- 3
  Consolidated Statements of Operations, Years Ended September 30, 1993,
   1994 and 1995, and the Six Months Ended March 31, 1995 and 1996
   (unaudited)............................................................ F- 4
  Consolidated Statements of Shareholders' Equity, Years Ended September
   30, 1993, 1994 and 1995 and the Six Months Ended March 31, 1996
   (unaudited)............................................................ F- 5
  Consolidated Statements of Cash Flows, Years Ended September 30, 1993,
   1994 and 1995 and the Six Months Ended March 31, 1995 and 1996
   (unaudited)............................................................ F- 6
  Notes to Consolidated Financial Statements.............................. F- 7
  Pro Forma Condensed Consolidated Financial Statements (unaudited)....... F-32
  Pro Forma Condensed Consolidated Balance Sheet as of March 31, 1996
   (unaudited)............................................................ F-33
  Pro Forma Condensed Consolidated Statement of Operations for the year ended September 30, 1995 (unaudited)................................... F-34
  Pro Forma Condensed Consolidated Statement of Operations for the six
   months ended March 31, 1996 (unaudited)................................ F-35
  Notes to Pro Forma Condensed Consolidated Financial Statements
   (unaudited)............................................................ F-36

                         INDEPENDENT AUDITOR'S REPORT

The Board of Directors and Shareholders
IntelCom Group Inc.:

  We have audited the accompanying consolidated balance sheets of IntelCom Group Inc. and subsidiaries as of September 30, 1994 and 1995, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended September 30, 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of IntelCom Group Inc. and subsidiaries as of September 30, 1994 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended September 30, 1995, in conformity with generally accepted accounting principles.

                                          KPMG Peat Marwick LLP

Denver, Colorado
December 8, 1995

                              INTELCOM GROUP INC.

                          CONSOLIDATED BALANCE SHEETS

                                                   SEPTEMBER 30,
                                                 ------------------   MARCH 31,
                    ASSETS                         1994      1995       1996
                    ------                       --------  --------  -----------
                                                                     (UNAUDITED)
                                                 (IN THOUSANDS, EXCEPT SHARES)
Current assets:
 Cash and cash equivalents (notes 1 and 7).....  $  6,025   269,416    139,485
 Short-term investments at cost, approximating
  market value (note 1)........................       --        --      19,552
 Receivables:
   Trade, net of allowance of $1,061, $2,217
    and $2,859 at September 30, 1994 and
    1995, and March 31, 1996, respectively.....    18,400    23,483     29,221
   Revenue earned, but unbilled (note 1).......     4,829     7,046      2,358
   Joint venture and affiliate (note 2)........     1,876       732        730
   Related party (note 6)......................       375       --         --
   Other (note 6)..............................       589     1,430      1,517
                                                 --------  --------   --------
                                                   26,069    32,691     33,826
                                                 --------  --------   --------
 Inventory.....................................     1,718     2,165      2,368
 Prepaid expenses and deposits.................       878     3,424      2,136
 Notes receivable (note 3).....................     8,439     1,761      1,650
                                                 --------  --------   --------
     Total current assets......................    43,129   309,457    199,017
                                                 --------  --------   --------
Property and equipment (notes 4, 7 and 8)......   131,984   228,609    307,382
 Less accumulated depreciation (note 1)........   (13,109)  (26,605)   (31,440)
                                                 --------  --------   --------
     Net property and equipment................   118,875   202,004    275,942
                                                 --------  --------   --------
Investments (note 2)...........................       275     5,209      9,169
Long-term notes receivable (note 2)............       960     7,599      9,683
Restricted cash (note 11)......................       --        --      13,333
Other assets, net of accumulated amortization
 (notes 2 and 5):..............................
 Transmission and other licenses...............     8,391    10,792      8,910
 Goodwill......................................    21,055    29,199     30,487
 Other.........................................     9,306    19,293     20,026
                                                 --------  --------   --------
                                                   38,752    59,284     59,423
                                                 --------  --------   --------
                                                 $201,991   583,553    566,567
                                                 ========  ========   ========
     LIABILITIES AND SHAREHOLDERS' EQUITY
     ------------------------------------
Current liabilities:
 Accounts payable..............................  $ 19,693    14,712     13,459
 Accrued liabilities...........................     8,881    18,346     23,423
 Line-of-credit payable (note 7)...............     3,412     3,692        --
 Current portion of long-term debt (note 7)....    16,171    14,454      1,185
 Current portion of capital lease obligations
  (note 8).....................................     3,535     9,164      8,014
                                                 --------  --------   --------
     Total current liabilities.................    51,692    60,368     46,081
                                                 --------  --------   --------
Long-term debt, net of discount, less current
 portion (note 7)..............................    88,492   379,100    393,704
Capital lease obligations, less current portion
 (note 8)......................................     9,319    26,435     65,392
Liability related to business acquisition (note
 2)............................................     6,650       --         --
Deferred income taxes (note 13)................     5,702     5,702        847
Share of losses of joint venture in excess of
 investment (note 2)...........................       295     1,037      1,847
                                                 --------  --------   --------
     Total liabilities.........................   162,150   472,642    507,871
                                                 --------  --------   --------
Minority interests.............................        59     4,040      3,612
Redeemable preferred stock of subsidiary
 ($30,000,000 liquidation value) (note 10).....       --     14,986     19,571
Shareholders' equity (note 11):
 Convertible Series B Preferred Stock, no par
  value. 2,000,000 shares authorized;
  990,000 shares issued and outstanding........       --      9,350        --
 Common stock, no par value. 100,000,000
  shares authorized; 17,047,358, 24,990,839,
  and 26,301,926 shares issued and outstanding
  at September 30, 1994 and 1995, and
  March 31, 1996, respectively.................    95,606   190,753    205,284
 Additional paid-in capital....................     2,200    26,492     26,520
 Foreign currency translation adjustment.......      (292)     (330)      (330)
 Accumulated deficit (note 1)..................   (57,732) (134,380)  (195,961)
                                                 --------  --------   --------
     Total shareholders' equity................    39,782    91,885     35,513
                                                 --------  --------   --------
Commitments and contingencies (notes 2, 6, 7,
 8, 9, 10, 11, 12 and 13) .....................
                                                 $201,991   583,553    566,567
                                                 ========  ========   ========

          See accompanying notes to consolidated financial statements.

                              INTELCOM GROUP INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                            SIX MONTHS ENDED
                              YEARS ENDED SEPTEMBER 30,         MARCH 31,
                              ----------------------------  ------------------
                                1993      1994      1995      1995      1996
                              --------  --------  --------  --------  --------
                                                               (UNAUDITED)
                                (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Revenue:
  Telecom services (note 1).  $  4,803    14,854    32,330    12,833    31,148
  Network services (note
   15)......................    21,006    36,019    58,778    28,789    29,691
  Satellite services........     3,520     8,121    20,502     8,934    10,504
  Other.....................       147       118       --        --        --
                              --------  --------  --------  --------  --------
    Total revenue...........    29,476    59,112   111,610    50,556    71,343
                              --------  --------  --------  --------  --------
Cost of services............    18,961    35,590    76,778    33,253    49,824
Selling, general and admin-
 istrative expenses.........    10,702    30,590    65,022    27,485    40,239
Depreciation and amortiza-
 tion (note 1)..............     3,473     8,198    16,624     7,107    12,361
                              --------  --------  --------  --------  --------
    Operating expenses......    33,136    74,378   158,424    67,845   102,424
                              --------  --------  --------  --------  --------
    Operating loss..........    (3,660)  (15,266)  (46,814)  (17,289)  (31,081)
Other income (expense):
  Interest expense..........    (2,523)   (8,481)  (24,368)   (6,197)  (29,432)
  Interest income...........        24     1,788     4,162     1,203     6,475
  Share of losses of joint
   venture..................       --     (1,481)     (741)     (356)     (810)
  Provisions for impairment
   of goodwill and
   investment (note 2)......       --        --     (7,000)      --        --
  Other, net................       301      (863)     (764)     (902)   (2,577)
                              --------  --------  --------  --------  --------
                                (2,198)   (9,037)  (28,711)   (6,252)  (26,344)
                              --------  --------  --------  --------  --------
    Loss before minority
     interest, income taxes
     and cumulative effect
     of change in
     accounting.............    (5,858)  (24,303)  (75,525)  (23,541)  (57,425)
Minority interest in share
 of losses (earnings),
 accretion and preferred
 dividends (note 10)........      (303)      435      (656)      511    (4,158)
                              --------  --------  --------  --------  --------
    Loss before income taxes
     and cumulative effect
     of change in account-
     ing....................    (6,161)  (23,868)  (76,181)  (23,030)  (61,583)
Income tax benefit (expense)
 (note 13)..................     1,552       --        --        (11)    4,482
                              --------  --------  --------  --------  --------
    Loss before cumulative
     effect of change in
     accounting.............    (4,609)  (23,868)  (76,181)  (23,041)  (57,101)
Cumulative effect of change
 in accounting for revenue
 from
 long-term telecom services
 contracts (note 1).........       --        --        --        --     (3,453)
                              --------  --------  --------  --------  --------
    Net loss................    (4,609)  (23,868)  (76,181)  (23,041)  (60,554)
Preferred stock dividend
 (note 11)..................       --        --       (467)      --     (1,027)
                              --------  --------  --------  --------  --------
    Net loss attributable to
     common shareholders....  $ (4,609)  (23,868)  (76,648)  (23,041)  (61,581)
                              ========  ========  ========  ========  ========
Loss per common share:
  Loss before cumulative ef-
   fect of change in ac-
   counting.................  $  (0.39)    (1.56)    (3.23)    (1.01)    (2.24)
  Cumulative effect of
   change in accounting.....       --        --        --        --      (0.14)
  Preferred stock dividend..       --        --      (0.02)      --      (0.04)
                              --------  --------  --------  --------  --------
  Loss per common share.....  $  (0.39)    (1.56)    (3.25)    (1.01)    (2.42)
                              ========  ========  ========  ========  ========
Weighted average number of
 common shares outstanding..    11,671    15,342    23,604    22,746    25,471
                              ========  ========  ========  ========  ========
Pro forma amounts before
 cumulative effects of
 change in accounting
 assuming the new method of
 accounting for revenue from
 long-term telecom services
 contracts is applied
 retroactively:
  Net loss..................  $ (6,593)  (24,327)  (76,894)  (23,681)  (57,101)
                              ========  ========  ========  ========  ========
  Net loss attributable to
   common shareholders......  $ (6,593)  (24,327)  (77,361)  (23,681)  (58,128)
                              ========  ========  ========  ========  ========
  Loss per common share.....  $  (0.56)    (1.59)    (3.28)    (1.04)    (2.28)
                              ========  ========  ========  ========  ========

          See accompanying notes to consolidated financial statements.

                              INTELCOM GROUP INC.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                            PREFERRED         COMMON                    FOREIGN              TOTAL
                             SHARES           SHARES       ADDITIONAL  CURRENCY   ACCUMU-    SHARE-
                          --------------  ---------------   PAID-IN   TRANSLATION  LATED    HOLDERS'
                          SHARES  AMOUNT  SHARES  AMOUNT    CAPITAL   ADJUSTMENT  DEFICIT    EQUITY
                          ------  ------  ------ --------  ---------- ----------- --------  --------
                                                      (IN THOUSANDS)
BALANCES AT OCTOBER 1,
 1992...................    --    $  --   10,229 $ 38,972         5       (48)     (17,103)  21,826
 Shares issued for cash
  (note 10):
 Private placements.....    --       --    2,820   13,238       --        --           --    13,238
 Options and warrants...    --       --      454    2,119       --        --           --     2,119
 Share exchange ........    --       --       78      197       --        --           --       197
 Shares issued as repay-
  ment of debt and other
  liabilities (note 11)
 Related parties........    --       --       35      223       --        --           --       223
 Others.................    --       --      189    1,077       --        --           --     1,077
 Shares issued in
  connection with
  business combination
  (note 2)..............    --       --       63      375       --        --           --       375
 Change in foreign
  currency translation
  adjustment............    --       --      --       --        --        112          --       112
 Compensation expense
  related to issuance of
  common stock options..    --       --      --       --        195       --           --       195
 Net loss...............    --       --      --       --        --        --        (4,609)  (4,609)
                          -----   ------  ------ --------    ------      ----     --------  -------
BALANCES AT SEPTEMBER
 30, 1993...............    --       --   13,868   56,201       200        64      (21,712)  34,753
 Private placement
  offering costs........    --       --      --       (89)      --        --           --       (89)
 Shares issued for cash-
  options and warrants
  (note 11).............    --       --      737    4,539       --        --           --     4,539
 Shares issued as
  repayment of debt and
  related accrued
  interest (note 7).....    --       --      110      883       --        --           --       883
 Shares issued in
  connection with
  business combinations
  (note 2)..............    --       --    1,485   23,537       --        --           --    23,537
 Shares issued in
  exchange for notes
  receivable (note 2)...    --       --      256    3,050       --        --           --     3,050
 Shares issued as
  contribution to 401(k)
  plan (note 14)........    --       --       20      257       --        --           --       257
 Warrants issued in
  connection with
  acquisition of
  equipment.............    --       --      --       --        982       --           --       982
 Issuance of bonus and
  penalty shares (note
  11)...................    --       --      197      --        --        --           --       --
 Acquisition of minority
  interest of ICG (note
  6)....................    --       --      374    7,228       107      (297)     (12,152)  (5,114)
 Change in foreign
  currency translation
  adjustment............    --       --      --       --        --        (59)         --       (59)
 Compensation expense
  related to issuance of
  common stock options..    --       --      --       --        911       --           --       911
 Net loss...............    --       --      --       --        --        --       (23,868) (23,868)
                          -----   ------  ------ --------    ------      ----     --------  -------
BALANCES AT SEPTEMBER
 30, 1994...............    --       --   17,047   95,606     2,200      (292)     (57,732)  39,782
 Shares issued for cash
  (note 11):
 Public offering and
  private placements....  1,600   16,000   6,312   84,498       --        --           --   100,498
 Public offering and
  private placement
  costs.................    --      (850)    --    (6,162)      --        --           --    (7,012)
 Exercise of options and
  warrants..............    --       --      338    1,471       --        --           --     1,471
 Shares issued as
  repayment of debt and
  related accrued
  interest (note 6).....    --       --      683    9,482       --        --           --     9,482
 Shares issued in
  connection with
  business combinations
  (note 2)..............    --       --      130    1,737       --        --           --     1,737
 Conversion of preferred
  shares (note 11)......   (200)  (2,000)    302    2,000       --        --           --       --
 Shares issued as
  contribution to 401(k)
  plan (note 14)........    --       --       38      490       --        --           --       490
 Warrants issued in
  connection with
  offerings (notes 7,
  10, and 11)...........    --       --      --       --     24,134       --           --    24,134
 Redemption of preferred
  shares (note 11)......   (410)  (3,800)    --       --        --        --           --    (3,800)
 Dividend on preferred
  shares................    --       --      --       --        --        --          (467)    (467)
 Change in foreign
  currency translation
  adjustment............    --       --      --       --        --        (38)         --       (38)
 Compensation expense
  related to issuance of
  common stock options..    --       --      --       --        158       --           --       158
 Shares issued in
  exchange for
  investments and other
  assets................    --       --      123    1,398       --        --           --     1,398
 Shares issued as
  payment of trade
  payables..............    --       --       18      233       --        --           --       233
 Net loss...............    --       --      --       --        --        --       (76,181) (76,181)
                          -----   ------  ------ --------    ------      ----     --------  -------
BALANCES AT SEPTEMBER
 30, 1995...............    990    9,350  24,991  190,753    26,492      (330)    (134,380)  91,885
 Shares issued for cash-
  options and warrants..    --       --      103      766       --        --           --       766
 Shares issued as
  contribution to 401(k)
  plan (note 13)........    --       --       54      576       --        --           --       576
 Conversion of preferred
  shares to common
  shares (note 11)......   (400)  (3,780)    496    3,780       --        --           --       --
 Shares issued upon
  conversion of
  subordinated notes
  (note 7)..............    --       --      520    8,120       --        --           --     8,120
 Redemption of preferred
  shares (note 11)......   (590)  (5,570)    --       --        --        --           --    (5,570)
 Dividend on preferred
  shares (note 11)......    --       --      --       --        --        --        (1,027)  (1,027)
 Shares issued as
  repayment of debt and
  related accrued
  interest..............    --       --       78      589       --        --           --       589
 Shares issued in
  connection with
  business combinations
  (note 2)..............    --       --       60      700       --        --           --       700
 Compensation expense
  related to issuance of
  common stock options..    --       --      --       --         28       --           --        28
 Net loss...............    --       --      --       --        --        --       (60,554) (60,554)
                          -----   ------  ------ --------    ------      ----     --------  -------
BALANCES AT MARCH 31,
 1996 (UNAUDITED).......    --    $  --   26,302 $205,284    26,520      (330)    (195,961)  35,513
                          =====   ======  ====== ========    ======      ====     ========  =======

          See accompanying notes to consolidated financial statements.

                              INTELCOM GROUP INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                 SIX MONTHS
                                        YEARS ENDED                ENDED
                                       SEPTEMBER 30,             MARCH 31,
                                  --------------------------  -----------------
                                    1993     1994     1995     1995      1996
                                  --------  -------  -------  -------  --------
                                       (IN THOUSANDS)           (UNAUDITED)
Cash flows from operating activ-
 ities:
 Net loss.......................  $ (4,609) (23,868) (76,181) (23,041)  (60,554)
 Adjustments to reconcile net
  loss to net cash used by op-
  erating activities:
   Cumulative effect of change
    in accounting...............       --       --       --       --      3,453
   Share of losses of joint ven-
    ture........................       --     1,481      741      356       810
   Share of equity in income of
    affiliate...................       (62)     --       --       --        --
   Minority interest in share of
    earnings (losses), accretion
    and preferred dividend......       303     (435)     656     (511)    4,158
   Depreciation and amortiza-
    tion........................     3,473    8,198   16,624    7,107    12,361
   Compensation expense related
    to issuance of common stock
    options.....................       195      911      158       79        28
   Interest expense deferred and
    included in long-term debt
    and non-cash interest ex-
    pense.......................       224    4,885   14,068    2,432    23,915
   Amortization of deferred fi-
    nancing costs included in
    interest expense............        21      615      989      360       689
   Deferred debt issuance costs.      (910)  (2,633) (13,641)    (118)      --
   Contribution to 401(k) plan
    through issuance of common
    shares......................       --       257      490      348       576
   Deferred income tax benefit..    (1,924)     --       --       --     (4,482)
   Provisions for impairment of
    goodwill and investment.....       --       --     7,000      --        --
   Loss on sale of certain Sat-
    ellite Services assets......       --       --       --       --        891
   Other, net...................       311      --       --       --        --
 Decrease (increase) in operat-
  ing assets, excluding the ef-
  fects of business acquisi-
  tions and non-cash transac-
  tions:
   Accounts receivable..........    (4,735) (13,208)  (6,092)  (1,831)   (5,717)
   Inventory....................      (118)     (84)    (447)     (24)     (362)
   Prepaid expenses and depos-
    its.........................      (438)     317   (2,482)  (5,076)   (1,065)
 Increase (decrease) in operat-
  ing liabilities, excluding
  the effects of business ac-
  quisitions and non-cash
  transactions:
   Accounts payable and accrued
    liabilities.................     5,430   13,810    1,904     (268)    3,676
   Income taxes payable.........       --      (411)     --       --        --
                                  --------  -------  -------  -------  --------
     Net cash used by operating
      activities................  $ (2,839) (10,165) (56,213) (20,187)  (21,623)
                                  --------  -------  -------  -------  --------
Cash flows from investing activ-
 ities:
 Notes receivable...............       --    (5,249)     348   (4,955)      261
 Advances to affiliates.........       --       --    (2,184)    (292)     (373)
 Advances to joint venture......       --       --       --    (3,629)   (1,951)
 Purchase of short-term invest-
  ments.........................       --       --       --       --    (19,552)
 Restricted cash................       --       --       --       --    (13,333)
 Payments for business acquisi-
  tions, net of cash acquired...    (1,094)  (1,811)  (8,168)  (8,229)   (2,680)
 Long-term investment...........       --       --       --    (2,000)   (3,960)
 Acquisition of property,
  equipment and other assets,
  net...........................   (12,242) (43,207) (49,825) (18,536)  (54,917)
 Investment in joint venture....       --    (1,185)  (5,452)     --        --
 Acquisition of minority inter-
  est in affiliate..............       (65)     --       --       --        --
 Proceeds from the sale of cer-
  tain Satellite Services as-
  sets..........................       --       --       --       --     21,593
 Other investments..............       --       --    (6,061)     --        --
                                  --------  -------  -------  -------  --------
     Net cash used by investing
      activities................  $(13,401) (51,452) (71,342) (37,641)  (74,912)
                                  --------  -------  -------  -------  --------
Cash flows from financing activ-
 ities:
 Issuance of common shares for
  cash..........................     2,005      --    84,498   74,314       --
 Issuance of preferred shares
  for cash......................       --       --    16,000      --        --
 Issuance of redeemable pre-
  ferred stock of subsidiary....       --       --    28,800      --        --
 Offering costs related to com-
  mon and preferred stock of-
  ferings.......................       --       --    (5,565)     --        --
 Redemption of preferred
  shares........................       --       --    (3,800)     --     (5,570)
 Dividend on preferred shares...       --       --      (467)     --     (1,027)
 Proceeds from exercise of
  stock options and warrants....    13,238    4,539    1,471      691       766
 Proceeds from advances from
  related parties...............     7,479    3,334      --       --        --
 Payments on advances from re-
  lated parties.................   (12,166)  (7,744)     --       --        --
 Principal payments on capital
  lease obligations.............      (507)  (1,264)  (6,271)  (2,504)   (9,561)
 Proceeds from issuance of
  short-term debt...............       --       --       --       --     17,500
 Principal payments on short-
  term debt.....................       --       --       --       --    (21,192)
 Proceeds from issuance of
  long-term debt................    20,672   57,340  305,613      --        --
 Principal payments on long-
  term debt.....................      (339)  (4,144) (29,333) (11,836)  (14,312)
                                  --------  -------  -------  -------  --------
     Net cash provided (used) by
      financing activities......  $ 30,382   52,061  390,946   60,665   (33,396)
                                  --------  -------  -------  -------  --------
     Net increase (decrease) in
      cash and cash equivalents.    14,142   (9,556) 263,391    2,837  (129,931)
Cash and cash equivalents, be-
 ginning of period..............     1,439   15,581    6,025    6,025   269,416
                                  --------  -------  -------  -------  --------
Cash and cash equivalents, end
 of period......................  $ 15,581    6,025  269,416    8,862   139,485
                                  ========  =======  =======  =======  ========
Supplemental disclosure of cash
 flow information:
 Cash paid for interest.........  $  1,765    2,625    9,338    3,405     4,828
                                  ========  =======  =======  =======  ========
Supplemental schedule of noncash
 financing and investing activi-
 ties:
 Common shares issued in con-
  nection with business combi-
  nations, repayment of debt or
  conversion of liabilities to
  equity .......................  $  1,675   24,419   11,452   12,097     9,409
                                  ========  =======  =======  =======  ========
 Common shares issued to ac-
  quire minority interest in
  subsidiary....................  $    --     7,228      --       --        --
                                  ========  =======  =======  =======  ========
 Common shares issued in ex-
  change for notes receivable,
  investments and other assets..  $    --     3,050    1,398      --        --
                                  ========  =======  =======  =======  ========
 Assets acquired under capital
  leases and through the issu-
  ance of debt or warrants......  $  8,443   11,714   38,670   31,351    47,368
                                  ========  =======  =======  =======  ========
 Liability related to business
  combination...................  $    --     8,746      --       --        --
                                  ========  =======  =======  =======  ========
 Reclassification of investment
  in joint venture to long-term
  notes receivable..............  $    --       --     6,882      --        --
                                  ========  =======  =======  =======  ========
 Conversion of notes receivable
  related to business combina-
  tions.........................  $    --       --     6,330      --        --
                                  ========  =======  =======  =======  ========

          See accompanying notes to consolidated financial statements.

                              INTELCOM GROUP INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

  YEARS ENDED SEPTEMBER 30, 1993, 1994 AND 1995. INFORMATION AS OF MARCH 31,
                                   1996

    AND FOR THE SIX MONTHS ENDED MARCH 31, 1995 AND 1996 IS UNAUDITED.

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 (a) Basis of Presentation

  As of September 30, 1995, IntelCom Group Inc. ("IntelCom" or the "Company") was incorporated under the Company Act of the Province of British Columbia. On October 30, 1995, the Company was continued as a Canadian federal corporation and ceased to be a British Columbia corporation. The Company's principal business activity is telecommunications services including telecom services, network services and satellite services.

  The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States, and include the accounts of the Company and its 100% owned subsidiary IntelCom Group (U.S.A.), Inc. ("ICG") and its subsidiaries.

  In addition, the accompanying consolidated financial statements include the accounts of Teleport Transmission Holdings, Inc. ("TTH") which holds certain transmission licenses acquired in connection with certain of the Company's business combinations in 1994. At September 30, 1995, TTH was owned by the Company's former chairman and another third party. As of March 1, 1996, TTH is owned one-third each by two U.S. directors and one former director. TTH's financial statements have been consolidated with the financial statements of the Company due to common ownership and control.

  All significant intercompany accounts and transactions have been eliminated in consolidation.

  The consolidated balance sheet as of March 31, 1996 and the consolidated statements of operations and cash flows for the six months ended March 31, 1995 and 1996 and the consolidated statement of shareholders' equity for the six months ended March 31, 1996 have been prepared by the Company without audit. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the financial position, results of operations and cash flows as of March 31, 1996 and for the six months ended March 31, 1995 and 1996 have been included.

  The results of operations for the interim periods presented are not necessarily indicative of the operating results for an entire year.

 (b) Cash Equivalents and Short-Term Investments

  The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. The Company invests primarily in high grade short-term investments which consist of money market instruments, commercial paper, certificates of deposit, government obligations and corporate bonds. The Company's investment objectives are safety, liquidity and yield, in that order.

  The Company carries all cash equivalents and short-term investments at cost, which approximates fair value. Gains and losses are included in investment income in the period they are realized. The cost of all securities sold is based on the specific identification method.

 (c) Inventory

  Inventory, consisting of equipment to be utilized in the installation of fiber optic communications systems and networks for customers, is recorded at the lower of cost or market using the first-in, first-out method.

                              INTELCOM GROUP INC.

 (d) Investments

  Investments in joint ventures are accounted for using the equity method, under which the Company's share of earnings or losses of the joint ventures is reflected in operations and dividends are credited against the investment when received. Losses recognized in excess of the Company's investment due to additional investment or financing requirements, or guarantees, are recorded as a liability in the accompanying consolidated financial statements. Other investments representing an interest of 20% or more are accounted for using the equity method of accounting. Investments of less than 20% are accounted for using the cost method, unless the Company exercises significant influence and/or control over the operations of the investee Company, in which case the equity method is used.

 (e) Property and Equipment

  Property and equipment are stated at cost. Costs of construction are capitalized, including interest costs related to construction. Equipment held under capital leases is stated at the lower of the fair market value of the asset or the net present value of the minimum lease payments at the inception of the lease. Depreciation is provided using the straight-line method over the estimated useful lives of the assets owned and the related lease term for equipment held under capital leases.

  Effective January 1, 1996, the Company has shortened the estimated depreciable lives for substantially all of its fixed assets. These estimates were changed to better reflect the estimated periods during which these assets will remain in service and result in useful lives which are more consistent with industry practice. The changes in estimates of depreciable lives are being made on a prospective basis, beginning January 1, 1996. The effect of this change was to increase depreciation expense and net loss attributable to common shareholders for the six months ended March 31, 1996, by $2,334,000 ($0.92 per common share). The deferred tax liability has been adjusted for the effect of this change in estimated depreciable lives, which resulted in an income tax benefit of $4,482,000 for the three months ended March 31, 1996.

  Major categories of estimated useful lives before and after January 1, 1996 are as follows:

                                                         BEFORE        AFTER
                                                       JANUARY 1,    JANUARY 1,
                                                          1996          1996
                                                      ------------- ------------
      Office furniture and equipment ................ 5 to 7 years  3 to 7 years
      Buildings and improvements .................... 31.5 years    31.5 years
      Machinery and equipment ....................... 7 to 15 years 3 to 8 years
      Switch equipment .............................. 15 years      10 years
      Fiber optic transmission system ............... 30 years      20 years

 (f) Other Assets

  Amounts related to the acquisition of transmission and other licenses are recorded at cost. Amortization is provided using the straight-line method over 20 years.

  Goodwill results from the application of the purchase method of accounting for business combinations. Amortization is provided using the straight-line method over 20 years.

  Rights of way and noncompete agreements are recorded at cost, and amortized using the straight-line method over the terms of the agreements, currently ranging from 2 to 12 years.

  Amortization of deferred financing costs is provided over the life of the related financing agreement, the maximum term of which is 10 years.

                              INTELCOM GROUP INC.

  The Company periodically evaluates the carrying value of intangible assets using a discounted cash flow methodology and provides a provision for impairment, if necessary, in the year the impairment is identified.

 (g) Foreign Currency Translation

  The accounts of Canadian entities are measured using the Canadian dollar as the functional currency. Assets and liabilities are translated into U.S. dollars using current exchange rates in effect at the balance sheet date and revenue and expense accounts are translated using a weighted average exchange rate during the period. Net exchange gains and losses resulting from such translation are included as a separate component of shareholders' equity. Gains and losses on foreign currency transactions, when applicable, are included in other income. There were no significant gains or losses on foreign currency transactions for the years ended September 30, 1993, 1994 and 1995 and for the six months ended March 31, 1995 and 1996. All other operations are measured using the U.S. dollar as the functional currency.

 (h) Revenue Recognition

  Effective January 1, 1996, the Company changed its method of accounting for long-term telecom services contracts. Under the new method, the Company will recognize revenue as services are provided and will continue to charge direct selling expenses to operations as incurred. The Company had previously recognized revenue in an amount equal to the noncancelable portion of the contract, which is a minimum of one year on a three-year or longer contract, at the inception of the contract and upon activation of service to the customer to the extent of direct installation and selling expenses incurred in obtaining customers during the period in which such revenue was recognized. Revenue recognized in excess of normal monthly billings during the year was limited to an amount which did not exceed such installation and selling expense. The remaining revenue from the contract had been recognized ratably over the remaining noncancelable portion of the contract. The Company believes the new method is preferable because it provides a better matching of revenue and related operating expenses and is more consistent with accounting practices within the telecommunications industry.

  As required by generally accepted accounting principles, the Company has reflected the effects of the change in accounting, as if such change had been adopted as of October 1, 1995, and has presented the pro forma effects on prior periods assuming the change had been applied retroactively. The Company's results for the six months ended March 31, 1996 reflect a charge of $3,453,000 relating to the cumulative effect of this change in accounting as of October 1, 1995. The effect of this change in accounting for the six months ended March 31, 1996 was not significant and the effect of the change is not expected to be significant for the year ended September 30, 1996.

  Revenue from the construction of telecom private networks which is anticipated to have a duration in excess of one year is recognized using the percentage of completion method of accounting for long-term contracts in proportion to the direct operating costs incurred. Losses, if any, are recorded in the period when identified.

  Revenue from satellite services is recognized as the service is rendered. Revenue from network services contracts for the design and installation of fiber optic communication systems and networks, which are generally short term in duration, is also recognized using the percentage of completion method of accounting. Maintenance revenue is recognized as the services are provided.

  Uncollectible trade receivables are accounted for using the allowance method.

 (i) Income Taxes

  The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (Statement
109). Under the asset and liability method of

                              INTELCOM GROUP INC.

Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

 (j) Loss Per Common Share

  Loss per common share is calculated by dividing the loss attributable to common shares by the weighted average number of shares outstanding.

  Common stock equivalents, which include options, warrants and convertible subordinated notes and preferred stock, are not included in the loss per common share calculation as their effect is anti-dilutive.

 (k) Reclassifications

  Certain 1993, 1994 and 1995 amounts have been reclassified for comparative purposes.

(2) BUSINESS COMBINATIONS AND INVESTMENTS

 (a) Acquisitions and Investments Subsequent to September 30, 1995

  On January 3, 1996, the Company purchased the 49% minority interest of Fiber Optic Technologies, Inc. ("FOTI"), making FOTI a wholly owned subsidiary. Consideration for the purchase was $1,924,000 in cash and 66,236 common shares of the Company valued at $748,000, for total consideration of $2,672,000.

  In February 1996, the Company entered into an agreement with Linkatel California, L.P. ("Linkatel") and its other partners, Linkatel Communications, Inc. and The Copley Press, Inc., publisher of The San Diego Union Tribune, under which the Company acquired a 60% interest in Linkatel for an aggregate purchase price of $10.0 million in cash and became the general partner of Linkatel. At March 31, 1996, the Company had invested $4.0 million in cash. The remaining $6.0 million was paid in April 1996, at which time the partnership was renamed ICG Telecom of San Diego, L.P. ("ICG Telecom of San Diego").

  On March 29, 1996, the Company acquired a 90% equity interest in Maritime Cellular Tele-Network, Inc. ("MCN"), a Florida-based provider of cellular and satellite communications for commercial ships, private vessels, off-shore platforms and land-based mobile units, for $685,000 in cash and $412,000 of assumed debt, for total consideration of $1,097,000.

 (b) Acquisitions and Investments During the Year Ended September 30, 1995

  On January 3, 1995, the Company and an unaffiliated entity formed Maritime Telecommunications Network, Inc.("MTN") to provide wireless communications through satellites to the maritime cruise industry and U.S. Navy vessels. The Company acquired an approximate 64% interest in MTN, $4,403,000 in convertible promissory notes payable by MTN and consulting and non-compete agreements valued at an aggregate of $250,000 in exchange for $9,021,000 cash, the surrender and cancellation of a note to the Company from the other entity for $600,000 plus interest, 408,347 Company Common Shares valued at $5,075,000 (of which 256,303 Common Shares were issued in the fourth quarter of fiscal year
1994) and the Company's commitment to provide up to $2,700,000 in additional convertible working capital advances to MTN as required by MTN. The other shareholder of MTN contributed the assets of a predecessor business to MTN, which also assumed

                              INTELCOM GROUP INC.

$2,058,000 of obligations of the predecessor business. The Company agreed to pay a $500,000 finder's fee obligation of the predecessor to a third party. The Company has also agreed that the Company will purchase the MTN shares owned by the other shareholder of MTN at fair market value, as defined, if MTN has not completed a public offering of common stock by January 3, 1998.

  On March 9, 1995, the Company purchased a 56% interest and an additional 2% interest on July 21, 1995 in Zycom Corporation, an Alberta, Canada corporation whose shares are traded on the Alberta Stock Exchange. Consideration for the purchase was $830,000 in cash, the conversion of $2,000,000 in notes receivable, and the assumption of $641,000 in debt for total consideration of $3,471,000. In March 1996, the Company acquired an additional approximate 12% equity interest in Zycom by converting a $3.2 million receivable due from Zycom.

  The above acquisitions were accounted for using the purchase method of accounting. The aggregate purchase price of the 1995 acquisitions, in which the Company obtained a controlling interest, was allocated based on fair values as follows (in thousands):

      Current assets.................................................. $  1,835
      Property and equipment..........................................    9,086
      Other assets, including goodwill................................   16,986
      Current liabilities.............................................   (2,764)
      Long-term liabilities...........................................   (6,779)
      Minority interest...............................................   (4,850)
                                                                       --------
                                                                       $ 13,514
                                                                       ========

  Revenue, net loss and loss per share on a pro forma basis including the operations of the businesses acquired in 1995, are not significantly different from the Company's historical 1994 and 1995 results included in the accompanying consolidated financial statements.

  On November 16, 1994 and January 3, 1995, the Company purchased, for total cash consideration of $2,000,000, an aggregate of 571,428 shares of InterAmericas Communications Corporation ("InterAmCom") which represented an approximate 6% interest. During the fourth quarter of fiscal 1995, the Company recorded an allowance of $2,000,000 for the impairment of the investment due to management's estimate of the net realizable value of the investment.

  During fiscal 1995, the Company invested $5,209,000 ($3,900,000 in cash, $1,100,000 in common shares, and the conversion of $209,000 in notes receivable) in StarCom International Optics Corporation ("StarCom"), for which the Company received a 25% equity interest in each of Starcom's wholly owned operating subsidiaries. The total acquisition price is included in investments in the accompanying consolidated financial statements. The 25% equity interest has been pledged as collateral for StarCom borrowings.

 (c) Acquisitions During the Year Ended September 30, 1994

  On August 19, 1994, the Company acquired DataCom Integrated Systems Corporation. The Company issued 141,654 common shares (14,854 of which were issued in fiscal 1995) valued at $2,043,994 as consideration for the purchase. In addition, the Company may be required to make an additional payment, payable in common shares of the Company, up to a maximum of $3,500,000, based on future performance of that business.

  On July 22, 1994, the Company completed the acquisition of 100% of FiberCap, Inc. ("FiberCap"). Consideration for the purchase was $250,000 in cash, 57,250 common shares of the Company valued at $750,000 and a note payable of $100,000 for total consideration of $1,100,000.

                              INTELCOM GROUP INC.

  On April 29, 1994, the Company acquired 100% of the shares of Mid-American Cable Inc., a Kentucky corporation, for an aggregate price of $1,600,000. Consideration for the purchase was $200,000 in cash and 84,401 common shares of the Company valued at $1,400,000.

  Effective April 29, 1994, the Company acquired a 100% interest in PTI Harbor Bay, Inc./UpSouth Corporation ("Bay Area Teleport"). Total consideration paid for the purchase was $285,000 in cash and 1,183,147 common shares of the Company valued at $19,037,000 for total consideration of $19,322,000.

  Effective April 11, 1994, the Company acquired substantially all the business assets of Mtel Digital System, Inc. ("Mtel DS"). Consideration for the purchase was $699,000 in cash and a note payable for $6,883,000, bearing interest at 7.5% per annum, for total consideration of $7,582,000.

  In connection with the Bay Area Teleport and Mtel DS acquisitions, the Company paid approximately $450,000 to an unaffiliated third party as finders fees which are included in the cost of the acquisitions. The fees were satisfied through the issuance of 31,513 of the Company's common shares.

  On February 24, 1994, the Company, by letter of agreement and by amendment dated March 10, 1994, agreed to enter into a stock purchase agreement to acquire 100% of the shares of Nova-Net Communications, Inc. ("Nova-Net"), a Delaware corporation. The Company assumed management control of Nova-Net effective May 1, 1994 and completed the acquisition on November 2, 1994. Consideration for the purchase was $700,000 in cash, assumption of $1,396,000 in outstanding debt, after payments subsequent to September 30, 1994 (see note
7), and $6,650,000 in common stock of the Company for an aggregate price of $8,746,000. Based on the assumption of control, as described above, the acquisition of Nova-Net including the purchase obligation of $8,746,000 was recorded as of May 1, 1994, and the results of operations of Nova-Net are included in the Company's financial statements since May 1, 1994. During the fourth quarter of fiscal year 1995, the Company recorded a provision for impairment of the goodwill recorded in connection with the Nova-Net acquisition of $5,000,000.

  On October 14, 1993, the Company purchased all the real and personal property and licenses of Steele Valley earth station for consideration of $875,000, which was satisfied through the issuance of 2,253 common shares of the Company valued at $50,000 and $825,000 in cash.

  All of the above acquisitions were accounted for using the purchase method of accounting. The aggregate purchase price of the 1994 acquisitions was allocated based on fair values as follows (in thousands):

      Current assets................................................... $ 4,848
      Property and equipment...........................................  23,278
      Other assets, including goodwill.................................  19,181
      Current liabilities..............................................  (5,588)
                                                                        -------
                                                                        $41,719
                                                                        =======

 (d) Acquisitions During the Year Ended September 30, 1993

  Effective August 17, 1993, the Company, through its subsidiary ICG, acquired an 80% interest in Ohio Local Interconnection Network Exchange Co. ("Ohio Linx"). Consideration for the acquisition was $1,000,000 in cash and 129,032 common shares of the Company with a value of $1,000,000. Pursuant to the acquisition agreement, the shareholders of the 20% minority interest in Ohio Linx have an option that requires the Company to purchase their 20% ownership interest, if and when exercised, and the Company, at any time after the fifth anniversary of the closing, has the option to acquire the 20% minority interest at a price to be determined by a formula defined in the agreement.

                              INTELCOM GROUP INC.

  Effective June 24, 1993, the Company, through its subsidiary ICG, acquired a 100% ownership interest in PrivaCom, Inc. ("PrivaCom") for cash consideration of $1,200,000 and a long-term note payable of $987,644. Concurrently, the Company settled $2,307,434 in obligations of PrivaCom for cash.

  During the year ended September 30, 1993, the Company acquired a 100% interest in Teleport Transmission Company ("TTC"). The acquisition was completed through the issuance of 63,416 common shares of the Company with a value of $375,307.

  The above acquisitions have been accounted for using the purchase method of accounting. The aggregate purchase price of the 1993 acquisitions was allocated based on fair values as follows (in thousands):

      Current assets................................................... $    78
      Property and equipment...........................................  10,693
      Other assets, including goodwill.................................     669
      Current liabilities..............................................  (4,569)
                                                                        -------
                                                                        $ 6,871
                                                                        =======

 (e) Investments in Joint Venture and Affiliate

  On September 29, 1992, the Company entered into a joint venture agreement with Greenstar Technologies Inc. (now GST Communications Inc. ("GST")) in which each participant has a 50% interest. The purpose of the joint venture is to design, construct and operate a competitive access network in Phoenix. In return for its 50% interest, the Company was required to commit to provide equity or debt financing of $10,000,000 on or before January 24, 1994, which commitment was provided on January 21, 1994. Of the $10,000,000 of financing required to be provided by the Company, $8,833,106 has been provided as of March 31, 1996 and is included in long-term notes receivable. An additional $446,000 in working capital advances has been included in Receivables--Joint venture and affiliate as of September 30, 1995 and March 31, 1996 ($1,876,000 at September 30, 1994). The Company began to record losses for its 50% share in the joint venture in the second quarter of fiscal 1994, and as of March 31, 1996 had recorded a total loss of $3,032,000, including a loss of $810,000 for the six months ended March 31, 1996. The Company's equity contribution to the joint venture through March 31, 1996 totaled $1,185,000.

  Also included in Receivables--Joint venture and affiliate at September 30, 1995 and March 31, 1996 is $302,000 and $301,000, respectively, due from an affiliate of the Company's Mexican subsidiary.

  The Company intends to sell its investments in Phoenix and Mexico.

(3) NOTES RECEIVABLE

  Notes receivable due within one year are comprised of the following (in thousands):

                                                      SEPTEMBER 30,
                                                      -------------- MARCH 31,
                                                       1994    1995    1996
                                                      ------- ------ ---------
      Due from Crescomm Telecommunications Services,
       Inc., with interest at approximately 8%....... $ 3,300    250     --
      Due from Zycom Corporation, with interest at
       10%...........................................   3,100    --      --
      Due from NovoComm, Inc., with interest at 8%...   1,500  1,500   1,500
      Due from StarCom International Optics Corpora-
       tion, with interest at 10% per year...........     381    --      --
      Other..........................................     158     11     150
                                                      ------- ------   -----
                                                      $ 8,439  1,761   1,650
                                                      ======= ======   =====

                              INTELCOM GROUP INC.

(4) PROPERTY AND EQUIPMENT

  Property and equipment, including assets owned under capital leases, is comprised of the following (in thousands):

                                                     SEPTEMBER 30,
                                                    -----------------  MARCH 31,
                                                      1994     1995      1996
                                                    --------  -------  ---------
   Land............................................ $  1,519    1,519       --
   Buildings and improvements......................    3,516    3,676     2,382
   Furniture, machinery and equipment..............   55,910   93,009   104,980
   Switch equipment................................      --    20,302    49,129
   Fiber-optic transmission system.................   57,788   74,251    86,621
   Construction in process.........................   13,251   35,852    64,270
                                                    --------  -------   -------
                                                     131,984  228,609   307,382
   Less accumulated depreciation...................  (13,109) (26,605)  (31,440)
                                                    --------  -------   -------
                                                    $118,875  202,004   275,942
                                                    ========  =======   =======

  Property and equipment includes approximately $33,352,000, and $64,270,000 of equipment which has not been placed in service at September 30, 1995 and March 31, 1996, respectively, and accordingly, is not being depreciated.

  Certain of the above assets have been pledged as security for long-term debt and capital lease obligations.

(5) OTHER ASSETS

  Other assets are comprised of the following (in thousands):

                                                      SEPTEMBER 30,
                                                      ---------------  MARCH 31,
                                                       1994     1995     1996
                                                      -------  ------  ---------
Transmission and other licenses...................... $ 9,776  12,480   10,255
Less accumulated amortization........................  (1,385) (1,688)  (1,345)
                                                      -------  ------   ------
  Transmission and other licenses.................... $ 8,391  10,792    8,910
                                                      =======  ======   ======
Goodwill.............................................  22,835  32,315   35,814
Less accumulated amortization........................  (1,780) (3,116)  (5,327)
                                                      -------  ------   ------
   Goodwill.......................................... $21,055  29,199   30,487
                                                      =======  ======   ======
Deferred financing costs............................. $ 4,766  17,930   18,219
Risk premium.........................................   2,336   2,004      --
Deferred Common Stock offering costs.................   1,165     --       --
Rights of way........................................     999   1,091    1,518
Deposits.............................................     994     811    1,188
Noncompete agreements................................     352     602      602
Minutes of use agreement.............................     --      --     1,421
Other................................................     937     552      792
                                                      -------  ------   ------
                                                       11,549  22,990   23,740
Less accumulated amortization........................  (2,243) (3,697)  (3,714)
                                                      -------  ------   ------
  Other.............................................. $ 9,306  19,293   20,026
                                                      =======  ======   ======

                              INTELCOM GROUP INC.

(6) RELATED PARTY TRANSACTIONS

  Effective May 31, 1994, the Company acquired the remaining 4% minority interest in ICG from Worldwide Condominium Developments, Inc. ("WWCDI"), a related entity. The 4% interest was exchanged for (i) the transfer of the Company's oil and gas properties (at an estimated value of approximately $0.9 million), (ii) the surrender and cancellation of two demand promissory notes receivable from William W. Becker, the Company's former chairman, president and CEO and owner of WWCDI (the "Becker Interests"), in the total principal amount of approximately $3,985,000 and (iii) 373,663 of the Company's common shares. The 4% minority interest in ICG was valued at approximately $12,200,000 by the disinterested members of the Company's Board of Directors. The transaction was approved unanimously by the Company's disinterested directors, and ratified by the Company's non-related shareholders.

  Due to the related party nature of the purchase, the investment has been recorded at the historical basis of WWCDI. As a result, consideration in excess of the historical basis has been recorded in a manner similar to a dividend.

  Activity in related party receivable and (payable) balances (in thousands) are as follows:

                                                                 YEARS ENDED
                                                                SEPTEMBER 30,
                                                                --------------
                                                                 1994    1995
                                                                -------  -----
   Balance, beginning of year.................................. $   (79)   375
   Payments or advances received...............................  (3,166)  (666)
   Cash advances or common shares provided on behalf of the
    Company to satisfy business acquisitions or related party
    balances...................................................  (4,363)   --
   Payments made...............................................   7,744    --
   Interest expense............................................    (168)   --
   Services provided to affiliates of the Becker Interests.....     375    --
   Expenses paid on behalf of the Becker Interests.............     --     291
   Foreign exchange translation adjustment.....................      32    --
                                                                -------  -----
                                                                $   375    --
                                                                =======  =====

  At September 30, 1994 and 1995 and March 31, 1996, receivables from officers and employees in the amounts of $207,000, $619,000 and $995,000, respectively, are primarily comprised of notes bearing interest at 7% and are included in receivables--other in the accompanying consolidated financial statements. The notes receivable relate to relocation expenses of officers.

  The Company recognized telecommunications revenue of approximately $2,207,000 and $1,312,500 for the years ended September 30, 1993 and 1994 from companies beneficially owned by the Becker Interests. No such revenue was recognized for the year ended September 30, 1995 or the six months ended March 31, 1996.

                              INTELCOM GROUP INC.

(7) LONG-TERM DEBT AND SHORT-TERM NOTES PAYABLE

 Long-term debt

  Long-term debt is summarized as follows (in thousands):

                            SEPTEMBER 30,
                           ----------------  MARCH 31,
                            1994     1995      1996
                           -------  -------  ---------
Senior discount notes,
 net of discount (a).....  $   --   299,934   321,255
Convertible subordinated
 notes (b)...............   70,401   74,434    68,534
Credit facility, paid
 subsequent to September
 30, 1995 (c)............   17,109   13,515       --
Note payable with
 interest at 11%, due
 monthly through fiscal
 1999, secured by
 equipment ..............    3,809    3,493     3,172
Mortgage payable with
 interest at 8.5%, due
 monthly through 2009,
 secured by building ....    1,300    1,242     1,218
Notes payable to sellers
 of FOTI and FOTDS (d)...      900      600       --
Notes payable to sellers
 of PrivaCom (note 2)
 (e).....................      496       99        99
Non-interest-bearing note
 payable to seller of
 Ohio Linx, paid in 1995
 (note 2)................      961      --        --
Note payable to seller of
 Mtel DS, paid in 1995
 (note 2)................    6,883      --        --
Note payable to seller of
 Nova-Net, paid in 1995
 (note 2)................      700      --        --
Notes payable assumed in
 acquisition of Nova-Net,
 with interest ranging
 from 0% to 17.25%, paid
 in 1995 (note 2)..........  1,511      --        --
Other....................      593      237       611
                           -------  -------   -------
                           104,663  393,554   394,889
Less current portion.....  (16,171) (14,454)   (1,185)
                           -------  -------   -------
                           $88,492  379,100   393,704
                           =======  =======   =======

 (a) Senior Discount Notes

  Effective August 8, 1995, ICG completed a high yield debt offering through the issuance of 58,340 Units, each Unit consisting of ten $1,000, 13 1/2% Senior Discount Notes ("the 13 1/2% Notes") due September 15, 2005 and warrants to purchase 33 common shares of the Company, resulting in net proceeds of approximately $286 million, net of approximately $14 million in costs. The 13 1/2% Notes were sold at approximately 51% of the stated maturity of $584,300,000, and will mature on September 15, 2005. Interest accrues at the rate of 13.5% per annum beginning September 15, 2000 and is payable in cash each March 15 and September 15 commencing March 15, 2001.

  The 13 1/2% Notes were originally recorded at approximately $294 million, which represents the $300 million in proceeds less the approximate $6 million value assigned to the warrants, which is included in additional paid-in capital. The discount on the 13 1/2% Notes is being accreted using the interest method over five years until September 15, 2000, the date at which the notes can first be redeemed. The value assigned to the warrants, representing additional debt discount, is also being accreted to the debt over the five year period. The accretion of the total discount is included in interest expense in the accompanying consolidated financial statements.

  ICG may redeem the 13 1/2% Notes on or after September 15, 2000, in whole or in part, at the redemption prices set forth in the agreement, plus unpaid interest, if any, at the date of redemption. The 13 1/2% Notes are guaranteed on a senior, unsecured basis by the Company. The 13 1/2% Note agreement contains certain covenants which provide for limitations on indebtedness, dividends, asset sales, and certain other transactions.

  The warrants entitle the holder to purchase one common share of the Company at the exercise price of $12.51 per share and are exercisable at any time between August 8, 1996 and August 8, 2005 (see note 11 (d)).

                              INTELCOM GROUP INC.

  The $14 million in deferred financing costs consists primarily of a 4% fee paid to the underwriters, and is amortized to interest expense over the ten-year term of the notes, using the interest method.

  In connection with the issuance of the 13 1/2% Notes, the Company obtained $6,000,000 of interim financing from the placement agent and certain private investors in exchange for the issuance of an aggregate of 520,000 Series A Warrants (see note 11 (d)). The $6,000,000 was repaid with proceeds from the 13 1/2% Note offering. As a result of the repayment of the interim financing, the value assigned to these warrants totaling $3,026,000, representing debt discount, was charged to interest expense during the year ended September 30, 1995.

 (b) Convertible Subordinated Notes

  Effective September 17, 1993, the Company issued $18,000,000 in convertible subordinated notes with interest at 8% (8% Notes). The 8% Notes are due September 17, 1998, unless earlier converted or redeemed. Interest is payable, at the option of the Company, in cash or through the issuance of additional 8% notes. The 8% Notes are subordinated to all present and future senior debt.

  The 8% notes, excluding unpaid interest, are convertible, at the option of the holder, at any time into common shares of the Company at a conversion price of $15.60 for each common share. During fiscal 1995, approximately $1,080,000 of the subordinated notes, including $80,000 of interest notes, were converted to 69,230 common shares of the Company. Through March 31, 1996, an additional $7,000,000 of the subordinated notes and $1,100,000 of interest notes were converted into 520,512 shares of the Company.

  On June 6, 1996, the Company notified the holders of the 8% Notes of its intent to redeem the 8% Notes, together with accrued interest. The holders have 30 days to convert the 8% Notes to common shares prior to the Company redeeming the 8% Notes.

  The Company, in conjunction with the issuance of the 8% Notes, paid to its placement agent a private placement fee of $900,000. The private placement fee, included in deferred financing costs, is being amortized over the term of the 8% Notes.

  Effective October 28, 1993, the Company issued $47,750,000 in convertible subordinated notes with interest at 7% (7% Notes). The 7% Notes are due October 30, 1998, unless earlier converted or redeemed. Interest is payable, at the option of the Company, in cash or through the issuance of additional 7% notes. The 7% Notes are subordinated to all present and future senior debt.

  All or any portion of the outstanding principal amount of any note (but no part of the unpaid interest) may, at the option of the holder, be converted into common shares of the Company at a conversion price of $18.00 for each common share.

  The Company may redeem the 7% Notes, in whole or in part, together with accrued interest, if the trading price of the Company's common shares exceeds $21.60 for a period of 30 consecutive days.

  The Company, in conjunction with the issuance of the 7% Notes, paid to the placement agent a private placement fee of $2,387,500. The private placement fee, included in deferred financing costs, is being amortized over the term of the 7% Notes.

  As of September 30, 1994, 1995 and March 31, 1996, $4,651,270, $9,684,429
and $10,784,356, respectively, in accrued interest and secondary notes have been included in the subordinated notes.

                              INTELCOM GROUP INC.

 (c) Credit Facility

  Effective November 16, 1990, the Company, through Teleport Denver Ltd. ("TDL"), a subsidiary of ICG, entered into an $18,000,000 financing arrangement with Communications Credit Corp. ("CCC"), a subsidiary of Northern Telecom Finance Corporation, to provide for the acquisition, construction, installation, operation, maintenance and expansion of a fiber optic transmission system.

  Through September 30, 1995, the Company had contributed approximately $14,264,000 to TDL in capital contributions which entitled the Company to obtain all amounts to be borrowed under the agreement. The promissory notes accrued interest at 5.5% over the 90-day high grade commercial paper rate with a maximum rate of 14.5% (11.32% at September 30, 1995).

  In December 1995, the Company refinanced this credit facility as part of a short-term financing agreement with Norwest Bank Colorado, N.A. ("Norwest") described below, which was repaid in March 1996.

 (d) Notes Payable to Sellers of FOTI and FOTDS

  In conjunction with the 1992 acquisitions of FOTI and Fiber Optic Technologies Data Systems, Inc. (FOTDS), the Company issued notes payable of $2,001,044 bearing interest at 7% per annum payable annually in cash or common shares at the option of the Company. Principal is payable through the issuance of 266,800 common shares of the Company, at a deemed value of $7.50 per common share. As of December 31, 1995, 186,800 common shares of the Company had been issued. On January 3, 1996, the final payment was satisfied at a discount, with the Company issuing 76,027 common shares pursuant to an agreement to purchase the remaining 49% of FOTI.

 (e) Notes Payable to Sellers of PrivaCom

  During the year ended September 30, 1993, in conjunction with the acquisition of PrivaCom, the Company issued notes payable for a discounted amount of $987,644 with an effective interest rate of 14% over the term of the note. Principal and interest are payable through the issuance of 209,832 common shares of the Company. During the years ended September 30, 1993, 1994 and 1995, 52,720, 52,720 and 52,458 common shares were issued, respectively. An additional 52,196 shares are deliverable on June 24, 1996. As the notes are to be satisfied through the issuance of common shares, the amounts have been classified as long-term.

 Short-term note payable and line-of-credit

  At September 30, 1995, FOTI maintained a $4,000,000 line of credit with a financial institution. The line of credit bears interest at the prime rate plus 5% (13.75% at September 30, 1995) and was due on demand. The line of credit agreement included certain covenants, related to transactions affecting collateral, positive cash flows and restrictions on other borrowings of FOTI, and was secured by all of the assets of FOTI. In December 1995, the Company refinanced the line of credit as part of a short-term facility with Norwest described below, which was repaid in March 1996.

  In December 1995, ICG obtained short-term financing with Norwest to refinance certain of the Company's debt. The financing agreement provided for $17,500,000 in short-term financing and bears interest at 2.5% above the Money Market Account yield (3.3% at December 31, 1995), for a rate of 5.8%. The Company paid off this debt and accrued interest in March 1996.

                              INTELCOM GROUP INC.

  Scheduled principal maturities of long-term debt as of September 30, 1995 and March 31, 1996 are as follows (in thousands):

                                                        SEPTEMBER 30, MARCH 31,
                                                            1995        1996
                                                        ------------- ---------
Due Within
  One year.............................................   $  14,454      1,185
  Two years............................................         790        818
  Three years..........................................      20,789     69,394
  Four years...........................................      55,310        658
  Five years...........................................         578        349
  Thereafter(a)........................................     585,999    585,530
                                                          ---------   --------
                                                            677,920    657,934
    Less unaccreted discount on Senior Notes...........    (284,366)  (263,045)
                                                          ---------   --------
                                                          $ 393,554    394,889
                                                          =========   ========

- --------

(a) Includes $584,300 of Senior Notes due at maturity.

(8) CAPITAL LEASE OBLIGATIONS

  The Company is obligated under various capital lease agreements for equipment at September 30, 1995 and March 31, 1996. The following is a summary of property and equipment owned under capital leases at September 30 (in thousands):

                                                                 1994     1995
                                                                -------  ------
Machinery and equipment........................................ $ 6,437  11,012
Switch equipment...............................................     --   17,529
Construction in progress.......................................   7,238  13,935
                                                                -------  ------
                                                                 13,675  42,476
Less accumulated depreciation..................................    (901) (2,117)
                                                                -------  ------
                                                                $12,774  40,359
                                                                =======  ======

  The future required payments under these capital lease obligations subsequent to September 30, 1995 and March 31, 1996 are as follows (in thousands):

                                                        SEPTEMBER 30, MARCH 31,
                                                            1995        1996
                                                        ------------- ---------
DUE WITHIN:
  One year.............................................    $12,958      11,811
  Two years............................................     11,941      13,693
  Three years..........................................      8,137      15,240
  Four years...........................................      3,940      13,943
  Five years...........................................      3,414      14,532
  Thereafter...........................................      4,247     115,954
                                                           -------    --------
    Total minimum lease payments.......................     44,637     185,173
  Less amounts representing interest...................     (9,038)   (111,767)
                                                           -------    --------
  Present value of net minimum lease payments..........     35,599      73,406
  Less current portion.................................     (9,164)     (8,014)
                                                           -------    --------
                                                           $26,435      65,392
                                                           =======    ========

                              INTELCOM GROUP INC.

(9) PRIVATE PLACEMENT

  On April 30, 1996, ICG completed a private placement (the "Private Placement") of 12 1/2% Senior Discount Notes (the "12 1/2% Notes") and of 14 1/4% Exchangeable Preferred Stock for gross proceeds of $300.0 million and $150.0 million, respectively. Net proceeds from the Private Placement after costs of approximately $17.0 million were approximately $433.0 million.

  The 12 1/2% Notes are unsecured senior obligations of ICG (guaranteed by the Company) that mature on May 1, 2006, at a maturity value of $550.3 million. Interest will accrue at 12 1/2% per annum beginning May 1, 2001, and is payable each May 1 and November 1 commencing November 1, 2001.

  The Preferred Stock consists of 150,000 shares that bear a cumulative dividend at the rate of 14 1/4% per annum. The dividend is payable quarterly in arrears each February 1, May 1, August 1 and November 1 commencing August 1, 1996. Through May 1, 2001, the dividend is payable at the option of ICG in cash or additional shares of Preferred Stock. ICG may exchange the Preferred Stock into 14 1/4% Senior Subordinated Exchange Debentures at any time after the exchange is permitted by certain indenture restrictions. The Preferred Stock is subject to mandatory redemption on May 1, 2007.

  Approximately $35.3 million of the proceeds from the Private Placement were used to redeem the 12 1/2% Redeemable Preferred Stock of ICG (the "Redeemable Preferred Stock") issued in August 1995 ($30.0 million), pay accrued preferred dividends ($2.6 million) and to repurchase 916,666 IntelCom warrants ($2.7 million) issued in connection with the Redeemable Preferred Stock. The Company recognized a charge of approximately $12.3 million for the excess of the redemption price of the Redeemable Preferred Stock over the carrying amount at April 30, 1996, and a charge of approximately $11.5 million for the payment with respect to consents to amendments to the 13 1/2% Notes Indenture to permit the Private Placement, which, together, will be reflected in the Company's results of operations for the three months ended June 30, 1996.

(10) REDEEMABLE PREFERRED STOCK OF SUBSIDIARY

  In August 1995, ICG completed a preferred stock placement in connection with the Senior Notes offering discussed in note 7. The preferred stock placement consisted of 300,000 shares of Redeemable Preferred Stock and warrants to purchase 2,750,000 common shares of the Company (see note 11(d)) for net proceeds of $28,800,000, after payment of a $1,200,000 placement fee. The Redeemable Preferred Stock accrues dividends quarterly at an annual rate of 12% per annum.

  The Redeemable Preferred Stock was originally recorded at approximately $13,700,000 which represents the $28,800,000 in net proceeds, less the approximate $15,100,000 value assigned to the warrants, which is included in additional paid-in-capital of the Company. The value assigned to the warrants, representing discount on the preferred shares, was being accreted through the time the Redeemable Preferred Stock was redeemed on April 30, 1996, with a portion of the proceeds from the Private Placement. As of March 31, 1996, redeemable preferred stock of subsidiary included approximately $2,317,000 of accrued preferred stock dividends.

  Included in minority interest in share of losses (earnings), accretion and preferred dividend for the six months ended March 31, 1996 is approximately $4,586,000 associated with the Redeemable Preferred Stock, including the accretion of warrants issued in connection with the Redeemable Preferred Stock, accretion of issuance costs and a 12% preferred dividend accrual. These costs are offset by the minority interest share of losses in subsidiaries of approximately $428,000.

                              INTELCOM GROUP INC.

(11) SHAREHOLDERS' EQUITY

 Preferred Stock

  In May and June 1995, the Company sold an aggregate of 1,600,000 convertible preferred shares, having an aggregate stated value of $16,000,000. Net proceeds to the Company, after offering costs of approximately $850,000, were approximately $15,150,000. The convertible preferred shares were convertible at the holders' election into common shares of the Company commencing in July 1995, at a discount from the market price at the time of conversion equal to 18.5% for $6,000,000 of the convertible preferred shares ("Series A Preferred Stock") and 17.5% for $10,000,000 of the convertible preferred shares ("Series B Preferred Stock").

  During July 1995, 10,000 shares of the Series B Preferred Stock were repurchased for cash of $100,000. During August and September 1995, 200,000 shares of the Series A Preferred Stock were converted to 302,029 common shares valued at $2,000,000 and 400,000 shares of the Series A Preferred Stock were repurchased for cash of $4,167,260. The excess of the repurchase price over the stated value of the preferred shares purchased of $467,260 was recorded as a preferred stock dividend in the accompanying consolidated financial statements.

  During the six months ended March 31, 1996, the Company repurchased $5,570,000 of Series B Preferred Stock and $3,780,000 of the Series B Preferred Stock was converted to common shares. The excess of the repurchase and conversion price over the stated value of the preferred shares purchased of $1,027,000 has been recorded as a preferred stock dividend in the accompanying consolidated financial statements. No convertible preferred shares remain outstanding.

Common Stock

 (a) Public Offering

  On October 24, 1994, the Company completed a public offering of its common stock, whereby 6,900,000 shares, including 1,183,147 shares sold by selling shareholders (the sellers of Bay Area Teleport), were sold at $14 per share. Net proceeds to the Company, net of offering costs of approximately $5,720,000, was approximately $74,320,000.

 (b) Private Placements

  In May and June 1995, the Company sold 595,000 common shares for $7.50 per share in a private placement. Net proceeds to the Company, after offering costs of approximately $440,000, were approximately $4,000,000.

  Pursuant to a private placement memorandum dated June 1993, for the issue of 1,500,000 common shares for $8,250,000, the Company agreed to file a registration document with the Securities and Exchange Commission of the United States that was to become effective on or before October 11, 1993. The registration document did not become effective on or before that date. As a result, the Company issued, for no additional consideration, an additional 197,250 shares to the investors. The issuance of these additional bonus and penalty shares has been recorded as a capital transaction during the year ended September 30, 1994.

 (c) Stock Option Plans

  In 1991, 1992 and 1993 the Company's Board of Directors approved incentive stock option plans which provide for the granting of options to directors, officers, employees and consultants of the Company to purchase 285,000, 446,000 and 546,000 common shares of the Company, respectively, at 80% and 100% of the fair market value of the common shares at the date of grant. Compensation expense has been recorded for options granted at an exercise price below the fair market value of the Company's common shares at the date of grant. The options

                              INTELCOM GROUP INC.

granted under these plans are subject to various vesting requirements. During the year ended September 30, 1993, the Company's directors approved the replenishment of 549,500 options available to be granted under the 1993 plan. The options available under the 1991 plan have been fully granted and exercised. At September 30, 1995, 4,000 options are available to be allocated under the 1992 and 1993 option plans. During the year ended September 30, 1994, the Company granted options to certain directors, officers and employees to purchase 516,000 common shares at exercise prices ranging from $4.52 to $14.39 per share for a period of 10 years. During the year ended September 30, 1995, 900 of these options were exercised and 117,000 were canceled.

  During the year ended September 30, 1995, the Company granted options to certain directors, officers, and employees to purchase 1,550,000, 800,000 and 170,000 common shares at exercise prices of $7.94, $13.25 and $8.50 per share, respectively. None of these options had been exercised, and 61,000 of the 800,000 options had been canceled as of September 30, 1995. As of March 31, 1996, 136,000 of the 800,000 shares have been canceled and 40,900 have been exercised.

  The following table summarizes stock option activity for the three years ended September 30, 1995 and six months ended March 31, 1996 (in thousands):

                                                     OUTSTANDING      PRICE
                                                       OPTIONS        RANGE
                                                    -------------- ------------
                                                    (IN THOUSANDS)
      Outstanding, October 1, 1992.................       365      $ 2.65- 7.85
      Granted......................................       905        2.99- 6.92
      Exercised....................................      (343)       2.65- 7.85
      Canceled.....................................       (62)       2.99- 4.68
                                                        -----
      Outstanding, September 30, 1993..............       865
      Granted......................................       516        4.52-14.39
      Exercised....................................       (62)       2.99- 5.43
                                                        -----
      Outstanding, September 30, 1994..............     1,319
      Granted......................................     2,520        7.94-13.25
      Exercised....................................      (264)       2.88- 6.68
      Canceled.....................................      (201)       2.88-14.39
                                                        -----
      Outstanding, September 30, 1995..............     3,374
      Granted......................................     1,104       10.00-12.25
      Exercised....................................      (100)       2.93-13.25
      Canceled.....................................      (145)       2.93-13.25
                                                        -----
      Outstanding, March 31, 1996..................     4,233
                                                        =====

                              INTELCOM GROUP INC.

  The stock options outstanding (in thousands) are exercisable on the following basis (in thousands):

                                        SEPTEMBER 30, 1995     MARCH 31, 1996
                                       -------------------- --------------------
                                       OUTSTANDING EXERCISE OUTSTANDING EXERCISE
EXPIRATION DATE                          OPTIONS    PRICE     OPTIONS    PRICE
- ---------------                        ----------- -------- ----------- --------
May 29, 2000..........................    1,550     $ 7.94     1,550     $ 7.94
December 4, 2001......................       30       4.65        13       4.58
January 13, 2002......................        2       5.39         2       5.32
March 12, 2002........................        2       7.29         2       7.19
December 9, 2002......................      399       2.98       349       2.93
December 10, 2002.....................       33       3.27        25       3.23
March 1, 2003.........................       12       4.40        13       4.34
May 10, 2003..........................       18       5.47        18       5.39
July 12, 2003.........................        5       6.87         5       6.78
July 19, 2003.........................        2       6.79         2       6.70
July 26, 2003.........................       15       6.75        15       6.65
July 15, 2003.........................        2       5.76         2       5.68
September 12, 2003....................      395      12.36       335      12.19
October 7, 2004.......................      739      13.25       623      13.25
July 1, 2005..........................      --         --          5       8.50
July 6, 2005..........................      170       8.50       170       8.50
November 13, 2005.....................      --         --        974      10.00
December 29, 2005.....................      --         --         40      12.25
January 1, 2006.......................      --         --         90      12.25
                                          -----                -----
                                          3,374                4,233
                                          =====                =====

  Certain of the option plans specify the exercise prices in Canadian dollars. The above exercise prices have been presented in U.S. dollars using the September 30, 1995 and March 31, 1996 exchange rates.

 (d) Warrants

  During the years ended September 30, 1993, 1994 and 1995 the Company's warrant activity was as follows:

    (i) During the year ended September 30, 1993, the Company granted to WWCDI bonus warrants to purchase 6,680 common shares at an exercise price of $7.50. At September 30, 1994, all of these warrants had been exercised for $50,100.

    (ii) During the year ended September 30, 1993, the Company granted to WWCDI bonus warrants to purchase 6,342 common shares at an exercise price of $2.17, which were exercised for $13,762 during the year ended September 30, 1993.

    (iii) During the year ended September 30, 1993, the Company granted to a debt holder warrants to purchase 17,067, 3,255 and 11,039 common shares at exercise prices of $6.56, $7.38 and $7.88, respectively. During the year ended September 30, 1994, 17,067 warrants were exercised for proceeds of $111,960.

    (iv) In addition, the Company committed to grant to the same debt holder additional warrants to purchase 28,639 common shares of the Company. These warrants will have an exercise price equal to the market price at the time the warrant is granted and will be exercisable for a period of five years. During the year ended September 30, 1994, the Company granted 1,989, 15,260 and 3,665 warrants at $21.51, $20.01 and $11.80 per share, exercisable on or before November 10, 1998, March 24, 1999, and July 8, 1999, respectively, pursuant to this commitment. The remaining 7,725 warrants to fulfill the commitment were

                              INTELCOM GROUP INC.

  granted July 10, 1995 at an exercise price of $14.50 and expire on July 9, 2000. Also granted on July 10, 1995 were 60,000 additional warrants to the same debt holder at an exercise price of $14.50 which expire on July 9, 2000. Total warrants outstanding held by the debt holder were 102,933 at September 30, 1995 and March 31, 1996.

    (v) During the year ended September 30, 1994, the Company granted to two financial advisors warrants to purchase 75,000 and 200,000 common shares. These warrants have an exercise price of $7.94 and $18.00 per share and are exercisable for two- and five-year periods, respectively. During the year ended September 30, 1995, and six months ended March 31, 1996, 74,335 and 665 of these warrants were exercised for proceeds of $590,035 and $5,278, respectively. At March 31, 1996, the remaining 200,000 warrants are outstanding.

    (vi) Pursuant to a private placement during the year ended September 30, 1992, the Company granted to William W. Becker, a director of the Company, warrants to purchase 600,000 common shares at exercise prices of $5.65 and $6.51 on or before February 11, 1993 and February 11, 1994, respectively. During the year ended September 30, 1994, these warrants were exercised for proceeds of $3,840,201.

    (vii) Pursuant to a private placement during the year ended September 30, 1992, the Company granted warrants to purchase 41,000 and 105,000 common shares at exercise prices of $5.65 and $6.51 for each share on or before July 17, 1993 and July 17, 1994, respectively. During the year ended September 30, 1993, 105,000 warrants were exercised for proceeds of $683,550. During the year ended September 30, 1994, 41,000 warrants were exercised for proceeds of $216,582 and no warrants remain outstanding at September 30, 1995.

    (viii) The Company granted to a consultant of the Company warrants to purchase 10,000 common shares at an exercise price of $6.40 for each share on or before May 1, 1994. During the year ended September 30, 1994, these warrants were exercised for $59,600.

    (ix) During the year ended September 30, 1995, pursuant to the private placement of ICG Preferred Stock and the interim financing arrangement, the Company granted 1,895,000 Series A warrants and 1,375,000 Series B warrants to purchase an equal number of common shares of the Company. The exercise prices are $7.94 and $8.73, respectively, and the warrants expire on July 14, 2000. None of the warrants had been exercised as of March 31, 1996. Subsequent to March 31, 1996, the Company repurchased 458,333 each of these warrants for $3.21 and $2.52, respectively (see Note 9).

    (x) During the year ended September 30, 1995, in connection with the offering of Senior Notes, the Company granted 1,928,190 warrants to purchase an equal number of common shares. The warrants are exercisable beginning August 8, 1996 at $12.51 per share and expire on August 6, 2005.

  The following table summarizes warrant activity for the three years ended September 30, 1995 and six months ended March 31, 1996:

                                                   OUTSTANDING
                                                     WARRANTS    PRICE RANGE
                                                  -------------- -----------
                                                  (IN THOUSANDS)
      Outstanding, October 1, 1992 ..............       756
      Granted....................................        44      $2.17- 7.88
      Exercised..................................      (111)      2.17- 6.51
                                                      -----
      Outstanding, September 30, 1993............       689
      Granted....................................       296       7.94-18.00
      Exercised..................................      (675)      5.96- 7.50
                                                      -----
      Outstanding, September 30, 1994............       310
      Granted....................................     5,266       7.94-14.50
      Exercised..................................       (74)      7.94
                                                      -----
      Outstanding, September 30, 1995............     5,502
      Exercised..................................        (1)      7.94
                                                      -----
      Outstanding, March 31, 1996................     5,501
                                                      =====

                              INTELCOM GROUP INC.

  The warrants outstanding (in thousands) are exercisable on the following basis as of September 30, 1995 and March 31, 1996:

                                        SEPTEMBER 30, 1995     MARCH 31, 1996
                                       -------------------- --------------------
                                       OUTSTANDING EXERCISE OUTSTANDING EXERCISE
              EXPIRATION DATE           WARRANTS    PRICE    WARRANTS    PRICE
              ---------------          ----------- -------- ----------- --------
      January 21, 1996................        .7    $ 7.94        --        --
      June 18, 1998...................       3.3      7.38        3.3    $ 7.38
      July 16, 1998...................      11.0      7.88       11.0      7.88
      November 10, 1998...............       2.0     21.51        2.0     21.51
      December 17, 1998...............     200.0     18.00      200.0     18.00
      March 24, 1999..................      15.3     20.01       15.3     20.01
      July 8, 1999....................       3.7     11.80        3.7     11.80
      July 14, 2000...................   1,895.0      7.94    1,895.0      7.94
      July 14, 2000...................   1,375.0      8.73    1,375.0      8.73
      August 6, 2005..................   1,928.2     12.51    1,928.2     12.51
                                         -------              -------
                                         5,434.2              5,433.5
                                         =======              =======

(12) COMMITMENTS AND CONTINGENCIES

 (a) Sale of Teleports

  In December 1995, the Company received approximately $21,100,000 from the purchaser of four of its teleports in partial payment for the assets and entered into a management agreement with the purchaser whereby the purchaser assumed control over the teleport operations. Upon FCC approval of the transaction the Company completed the sale in March 1996 and received an additional $400,000 due to certain closing adjustments. Total proceeds were $21,500,000 and the Company recognized a loss of approximately $800,000 on the sale. Revenue associated with these operations was approximately $3,500,000, $5,900,000, $9,100,000, $4,500,000 and $2,500,000 for the fiscal years ended
September 30, 1993, 1994, 1995 and the six months ended March 31, 1995 and 1996, respectively. The Company has reported results of operations from these assets through December 31, 1995.

 (b) Network construction

  In November 1995, the Company signed an agreement with City Public Service of San Antonio to license excess fiber optic facilities on a new 300-mile fiber network being built by the municipally owned electric and gas utility to provide for its communications needs in the greater metropolitan area. Pursuant to this agreement the Company has provided a $12,000,000 irrevocable letter of credit to secure payment of the Company's portion of the construction costs. The letter of credit is secured by cash collateral of $13,300,000.

  In February 1996, the Company entered into a 20-year agreement with WorldCom, Inc. ("WorldCom") under which the Company will pay approximately $8.8 million for the right to use fiber along a 330-mile fiber optic network in Ohio. The network is being constructed by WorldCom in conjunction with the Company. An aggregate of approximately $2.6 million has been paid by the Company through March 31, 1996, with the balance due upon the completion of specified segments of the network.

  In March 1996, the Company and Southern California Edison Company ("SCE") jointly filed a 25-year agreement with the California Public Utilities Commission ("CPUC") under which the Company will license 1,258 miles of fiber optic cable in Southern California. The agreement also allows the Company to utilize SCE's facilities to install up to 500 additional miles of fiber optic cable. Under the terms of this agreement, SCE will be entitled to receive an annual fee for ten years, certain fixed quarterly payments, including a quarterly payment

                              INTELCOM GROUP INC.

equal to a percentage of certain network revenue, and certain other installation and fiber connection fees. The aggregate fixed payments remaining under this 25-year agreement totaled approximately $146.0 million at March 31, 1996. The agreement has been accounted for as a capital lease in the accompanying consolidated balance sheets at March 31, 1996.

  In March 1996, the Company entered into a long-term agreement with a subsidiary of The Southern Company ("Southern") and Alabama Power Company ("Alabama Power") for the right to use 22 miles of existing fiber and 122 miles of additional Alabama Power rights of way and facilities to reach the three major business centers in Birmingham. Southern will, in conjunction with the Company, construct the network and provide maintenance services with respect to the fiber installed. Southern also will provide consulting services to the Company relating to the buildout of the network and potential enhancements to the Company's products and services. Under the agreement, the Company also is required to pay Southern a quarterly fee based on specified percentages of the Company's revenue for services provided through this network.

 (c) Purchase Commitments

  In addition to the above, the Company has entered into certain commitments to purchase assets with an aggregate purchase price of approximately $12,000,000 at March 31, 1996.

 (d) Leases

  The Company leases office space and equipment under non-cancelable operating leases. Lease expense for the years ended September 30, 1993, 1994 and 1995 was approximately $480,000, $1,251,000 and $2,819,000, respectively. Estimated future minimum lease payments for the years ending September 30 are (in thousands):

      1996.............................................................. $ 4,361
      1997..............................................................   3,146
      1998..............................................................   2,396
      1999..............................................................   1,964
      2000..............................................................   1,157
      Thereafter........................................................   4,079
                                                                         -------
                                                                         $17,103
                                                                         =======

 (e) Litigation

  In July 1994, FOTI was notified that it had been debarred and that, as a result, the federal government would not solicit, award to, or permit contracts or subcontracts with FOTI for federal government work through March 1997. Federal government contract work by FOTI accounted for revenue of approximately $1,800,000, $1,500,000 and $200,000 for the fiscal years ended September 30, 1993, 1994 and 1995, respectively. Therefore, the revenue that has been lost during the debarment is not material. The debarment proceeding was conducted by the Department of the Army ("Army") and related to work performed by FOTI as a subcontractor on a $38,000 government project which was completed in 1992 (prior to the Company's acquisition of its majority equity interest in FOTI). Employees of FOTI allegedly falsified test results when conducting final testing of the FOTI work on the project. Although FOTI had been debarred, it continued to bid and accept work on federal government contracts. Certain of these actions may not have complied with the terms of the suspension and debarment or with applicable federal regulations. The Company's senior management did not learn of FOTI's suspension, debarment or post-debarment conduct until late March 1995. On May 5, 1995, FOTI filed a request with the Army for reconsideration of the debarment order. On July 21, 1995, the Inspector General informed the Company that it had been accepted to the Department of Defense's Voluntary Disclosure Program. In June 1996,

                              INTELCOM GROUP INC.

FOTI entered into a Settlement Agreement with the United States Department of Justice and an Administrative Settlement Agreement with the Department of the Army terminating FOTI's debarment. As a result of these settlements, the debarment from bidding on certain government contracts has been lifted effective June 4, 1996. FOTI's cost of the settlements for investigative and other expenses was $158,324, of which 49% was paid by the former minority shareholders of FOTI, resulting in a net cost to FOTI of $80,745.

  Four putative class action complaints have been filed in the U.S. District Court for the District of Colorado by shareholders of the Company naming the Company, William W. Becker, Larry L. Becker, John R. Evans and William J. Maxwell as defendants. The complaints allege that the defendants violated the Securities Exchange Act of 1934, as amended (the "Exchange Act"), with respect to the content and timing of its disclosures concerning the suspension and debarment of FOTI. The complaints seek damages for all persons who purchased common shares of the Company between May 16, 1994 and May 16, 1995. The Company has filed an answer, discovery has commenced and plaintiffs have recently filed a motion for class certification. After consultation with legal counsel, the Company believes that it has meritorious defenses and intends to vigorously defend these lawsuits.

  The Company is a party to certain other litigation which has arisen in the ordinary course of business. In the opinion of management and legal counsel, the ultimate resolution of these matters will not have a significant effect on the financial condition of the Company.

(13) INCOME TAXES

 (a) Canadian Operations

  The Company has non-capital losses for Canadian tax purposes of approximately $17,490,000 available to reduce future years' income for tax purposes, the tax effect of which has not been recorded in the financial statements. If unused, the losses will expire as follows (in thousands):

      Year ending September 30:
        1996........................................................... $   657
        1997...........................................................     436
        1998...........................................................     416
        1999...........................................................   1,026
        2000...........................................................   1,234
        2001...........................................................   6,300
        2002...........................................................   7,421
                                                                        -------
                                                                        $17,490
                                                                        =======

 (b) Income Taxes

  As discussed in note 1, the Company accounts for income taxes under the provisions of Statement 109.

  Income tax expense (benefit) for the year ended September 30, 1993 was as follows (in thousands):

                                                                         1993
                                                                        -------
      Current income tax expense (benefit)............................. $   373
      Deferred income tax benefit......................................  (1,924)
                                                                        -------
        Total.......................................................... $(1,551)
                                                                        =======

                              INTELCOM GROUP INC.

  Current income tax expense for the year ended September 30, 1993 relates to the operations of FOTI whose operations were not included in the consolidated income tax returns of ICG. Accordingly, these entities' taxable income cannot be offset by ICG's net operating loss carryforwards.

  Income tax expense (benefit) differs from the amounts computed by applying the U.S. federal income tax rate to loss before income taxes primarily because the Company has not recognized the income tax benefit of certain of its net operating loss carryforwards due to the uncertainty of realization. No tax expense or benefit was recorded in fiscal 1994 or 1995. During the six months ended March 31, 1996 the deferred tax liability was adjusted for the effects of certain changes in estimated lives of property and equipment as discussed in Note 1(e). As a result, the Company recognized an income tax benefit of $4.5 million.

  The tax effect of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at September 30 are as follows (in thousands):

                                                              1994      1995
                                                            --------  --------
Deferred income tax liabilities:
  Property and equipment:
    Excess purchase price of tangible assets............... $  8,433     8,873
    Differences in depreciation for book and tax purposes..    6,502       199
                                                            --------  --------
      Total gross deferred tax liabilities.................   14,935     9,072
Deferred income tax asset--net operating loss
 carryforwards.............................................  (37,695)  (16,903)
    Less valuation allowance...............................   28,462    13,533
                                                            --------  --------
      Net deferred tax income tax asset....................   (9,233)   (3,370)
                                                            --------  --------
      Net deferred income tax liability.................... $  5,702     5,702
                                                            ========  ========

  The net deferred tax asset related to the Company's net operating loss carryforwards ("NOLs") represents the portion of the NOLs that the Company estimates will be utilized to reduce future taxable income resulting from the reversal of temporary differences. A valuation allowance has been provided for the remainder of the deferred tax asset relating to the NOLs, as management can not determine when the Company will generate future taxable income.

  As of September 30, 1995, ICG has NOLs of approximately $92,000,000 for United States tax purposes which expire in varying amounts through 2010. However, due to the provisions of Section 382 and certain other provisions of the Internal Revenue Code (the "Code"), the utilization of these NOLs will be limited. ICG is also subject to certain state income tax laws, which will also limit the utilization of NOLs. In addition, the Company has acquired NOLs relating to certain business combinations totaling $9,200,000 after the effect of the Section 382 limitations, which expire through 2009. Utilization of the acquired NOLs will also be restricted by Section 382 and certain other provisions of the Code and will result in a reduction of intangible assets in future years. In addition, the acquired NOLs can only be used to offset taxable income generated by the acquired businesses.

  Section 382 of the Code provides annual restrictions on the use of NOLs, as well as other tax attributes, following significant changes in ownership of a corporation's stock, as defined in the Code. Future ownership changes under
Section 382 will require a new Section 382 computation which could further restrict the use of the NOLs. In addition to Section 382, certain other provisions of the Code may restrict the Company's ability to utilize the NOLs acquired in connection with certain business combinations.

                              INTELCOM GROUP INC.

(14) EMPLOYEE BENEFIT PLAN

  ICG has established a salary reduction savings plan under Section 401(k) of the Internal Revenue Code which the Company administers for participating employees. All full-time employees are covered under the plan after meeting minimum service and age requirements. The Company contributes a matching contribution of its common stock (up to 6% of annual salary) which totaled approximately $82,000, $257,000, $490,000 and $576,000 during the years ended September 30, 1993, 1994 and 1995 and six months ended March 31, 1996, respectively.

(15) SIGNIFICANT CUSTOMER

  During the year ended September 30, 1995, the Company had revenue from a single customer which comprised 11% of total revenue and accounts receivable which comprised 8% of the total accounts receivable balance at September 30, 1995. There were no customers which accounted for greater than 10% of revenue or accounts receivable for the years ended September 30, 1993 and 1994, or for the six months ended March 31, 1995 and 1996.

(16) SUMMARIZED FINANCIAL INFORMATION OF SUBSIDIARY

  As discussed in note 7(a), the 13 1/2% Notes issued by ICG during 1995 are guaranteed by the Company. The separate complete financial statements of ICG have not been included herein because such disclosure is not considered to be material to the holders of the 13 1/2% Notes. However, summarized combined financial information for ICG and subsidiaries and affiliates as of September 30, 1994 and 1995 and for the years ended September 30, 1993, 1994 and 1995 and for the six months ended March 31, 1996 is as follows (in thousands):

      SUMMARIZED CONSOLIDATED AND COMBINED BALANCE SHEET INFORMATION (A)

                                                     SEPTEMBER 30,
                                                    ----------------  MARCH 31,
                                                     1994     1995      1996
                                                    -------  -------  ---------
Currents assets....................................  38,426  309,208   198,865
Property and equipment, net........................ 118,862  201,983   275,942
Other noncurrent assets, net.......................  30,923   66,737    86,736
Current liabilities................................  51,219   60,036    45,894
Long-term debt, net of discount, less current por-
 tion..............................................  23,841  304,666   325,170
Due to parent...................................... 107,678  238,282   108,233
Other noncurrent liabilities.......................  15,080   37,214    71,698
Preferred stock....................................     --    14,986    19,572
Shareholders' deficit..............................  (9,607) (77,256)   (9,024)

 SUMMARIZED CONSOLIDATED AND COMBINED STATEMENT OF OPERATIONS INFORMATION

                                                                      SIX MONTHS
                                        YEARS ENDED SEPTEMBER 30,       ENDED
                                        ----------------------------  MARCH 31,
                                          1993      1994      1995       1996
                                        --------  --------  --------  ----------
Total revenue.......................... $ 30,819    58,995   111,610    71,343
Total operating costs and expenses.....   33,139    72,509   157,384   101,709
Operating loss.........................   (2,320)  (13,514)  (45,774)  (30,366)
Net loss...............................   (2,877)  (15,194)  (68,760)  (56,786)

 (a) The 1993 and 1994 amounts include FOTI and its subsidiaries which was 51% owned by the Company. During fiscal 1995, the Company's 51% interest in FOTI was contributed to ICG effective February 28, 1995 and, accordingly, FOTI's operations have been included in the consolidated 1995 amounts.

                              INTELCOM GROUP INC.

(17) CONDENSED FINANCIAL INFORMATION OF INTELCOM GROUP INC. (PARENT ONLY)

  Condensed financial information of IntelCom Group Inc. as of September 30, 1994 and 1995 and March 31, 1996 and for the years ended September 30, 1993, 1994 and 1995 and for the six months ended March 31, 1996 is as follows (in thousands):

                      CONDENSED BALANCE SHEET INFORMATION

                                                   SEPTEMBER 30,       MARCH
                                                 -------------------    31,
                                                   1994       1995      1996
                                                 ---------  --------  --------
Assets:
  Cash.......................................... $   4,308       229       111
  Account receivable............................       393        18         2
  Prepaid expenses..............................         2         2        40
  Advances to subsidiaries......................   107,678   238,282   108,233
  Property and equipment, net...................        13        21       --
  Investments in subsidiaries...................     1,265       --        --
  Other assets, net:
    Debt issuance costs.........................     4,350     2,323     1,936
    Transportation licenses.....................     3,079     3,032     2,936
                                                 ---------  --------  --------
                                                 $ 121,088   243,907   113,258
                                                 =========  ========  ========
Liabilities and shareholders' equity:
  Accounts payable.............................. $     473       332       187
  Long-term notes payable.......................    71,301    74,434    68,534
  Losses of subsidiaries in excess of invest-
   ments........................................     9,532    77,256     9,024
  Shareholders' equity:
    Common shares...............................    95,606   190,753   205,284
    Additional paid-in capital..................     2,200    26,492    26,520
    Preferred shares............................       --      9,350       --
    Foreign currency translation adjustment.....      (292)     (330)     (330)
    Accumulated deficit.........................   (57,732) (134,380) (195,961)
                                                 ---------  --------  --------
      Total shareholders' equity................    39,782    91,885    35,513
                                                 ---------  --------  --------
                                                 $ 121,088   243,907   113,258
                                                 =========  ========  ========

                 CONDENSED STATEMENT OF OPERATIONS INFORMATION

                                                                     SIX MONTHS
                                       YEARS ENDED SEPTEMBER 30,       ENDED
                                      -----------------------------  MARCH 31,
                                        1993       1994      1995       1996
                                      ---------  --------  --------  ----------
General and administrative expenses.. $    (852)     (943)   (1,262)     (612)
Depreciation and amortization........       (74)      (81)      (47)     (103)
Loss in subsidiaries and joint ven-
 ture, net...........................    (3,318)  (17,340)  (68,760)  (56,786)
Interest expense.....................      (433)   (5,565)   (5,971)   (3,040)
Other income (expense), net..........        68        61      (141)      (13)
                                      ---------  --------  --------   -------
    Net loss.........................    (4,609)  (23,868)  (76,181)  (60,554)
Preferred stock dividend.............       --        --       (467)   (1,027)
                                      ---------  --------  --------   -------
    Net loss attributable to common
     shareholders.................... $  (4,609)  (23,868)  (76,648)  (61,581)
                                      =========  ========  ========   =======

                            INTELCOM GROUP INC.

          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONCLUDED)

                 CONDENSED STATEMENT OF CASH FLOWS INFORMATION

                                                                     SIX MONTHS
                                       YEARS ENDED SEPTEMBER 30,       ENDED
                                      -----------------------------  MARCH 31,
                                        1993       1994      1995       1996
                                      ---------  --------  --------  ----------
                                                  (IN THOUSANDS)
Net loss............................  $  (4,609)  (23,868)  (76,181)  (60,554)
Adjustments to reconcile net loss to
 net cash used by operating
 activities:
  Share of losses of subsidiaries
   and joint venture................      3,318    17,340    68,760    56,786
  Depreciation and amortization.....         74        58        48       103
  Amortization of deferred financing
   costs included in interest
   expense..........................         22       638       719       387
  Compensation expense related to
   issuance of common stock options.        195       911       158        28
  Interest expense deferred and in-
   cluded in long-term debt.........         55     4,595     5,113     2,595
  Deferred debt issuance costs......       (903)   (2,632)      --        --
  Loss on disposal of property and
   equipment........................        --        --        --         14
Decrease (increase) in operating as-
 sets and liabilities:
  Accounts receivable and prepaid
   expenses.........................        --        (13)       (6)      (22)
  Accounts payable and accrued lia-
   bilities.........................        269       118      (141)     (145)
                                      ---------  --------  --------   -------
    Net cash used by operating ac-
     tivities.......................     (1,579)   (2,853)   (1,530)     (808)
                                      ---------  --------  --------   -------
Cash flows from investing activi-
 ties:
  Advances to subsidiaries..........  $ (32,416)  (41,622)  (94,501)    6,896
  Acquisitions of property and
   equipment........................        (50)      (12)       (7)      --
  Change in intangible and other as-
   sets.............................        --     (1,298)     (179)      --
  Long-term investment..............        (93)   (1,185)      --        --
                                      ---------  --------  --------   -------
    Net cash provided (used) by in-
     vesting activities.............    (32,559)  (44,117)  (94,687)    6,896
                                      ---------  --------  --------   -------
Cash flows from financing activi-
 ties:
  Issuance of common shares for
   cash.............................     15,243     4,539    81,255       766
  Issuance of preferred shares for
   cash, net........................        --        --     15,150       --
  Redemption of preferred shares....        --        --     (3,800)   (5,570)
  Preferred dividend paid...........        --        --       (467)   (1,027)
  Advances from related parties.....      1,088       --        --        --
  Payments on related party advanc-
   es...............................        --     (1,607)      --        --
  Principal payments on long-term
   debt.............................        --        --        --       (375)
  Proceeds from issuance of long-
   term debt........................     18,000    47,750       --        --
                                      ---------  --------  --------   -------
    Net cash provided (used) by fi-
     nancing activities.............     34,331    50,682    92,138    (6,206)
                                      ---------  --------  --------   -------
Net increase (decrease) in cash and
 cash equivalents...................        193     3,712    (4,079)     (118)
Cash and cash equivalents, beginning
 of period..........................        403       596     4,308       229
                                      ---------  --------  --------   -------
Cash and cash equivalents, end of
 period.............................  $     596     4,308       229       111
                                      =========  ========  ========   =======
Supplemental schedule of noncash
 financing and investing activities:
  Conversion of advances to invest-
   ment in subsidiary...............  $     --        --        --    125,018
                                      =========  ========  ========   =======

                              INTELCOM GROUP INC.

             PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

  In December 1995, the Company received approximately $21.1 million from the purchaser of four of its teleports in partial payment for the assets and entered into a management agreement with the purchaser whereby the purchaser assumed control over the teleport operations. Upon FCC approval of the transaction the Company completed the sale in March 1996 and received an additional $.4 million due to certain closing adjustments. Total proceeds received were $21.5 million and the Company recognized a loss of approximately $.8 million on the sale. Revenue associated with these operations was approximately $3.5 million, $5.9 million, $9.1 million, $4.5 million and $2.5 million for the fiscal years ended September 30, 1993, 1994, 1995 and the six months ended March 31, 1995 and 1996, respectively. The Company has reported results of operations from these assets through December 31, 1995.

  On April 30, 1996, ICG completed a private placement (the "Private Placement") of 12 1/2% Senior Discount Notes (the "12 1/2% Notes") and of 14 1/4% Exchangeable Preferred Stock (the "Preferred Stock") for gross proceeds of $300.0 million and $150.0 million, respectively. Net proceeds from the Private Placement after costs of approximately $17.0 million were approximately $433.0 million.

  The 12 1/2% Notes are unsecured senior obligations of ICG (guaranteed by IntelCom) that mature on May 1, 2006, at a maturity value of $550.3 million. Interest will accrue at 12 1/2% per annum beginning May 1, 2001, and is payable each May 1 and November 1 commencing November 1, 2001.

  The Preferred Stock consists of 150,000 shares that bear a cumulative dividend at the rate of 14 1/4% per annum. The dividend is payable quarterly in arrears each February 1, May 1, August 1 and November 1 commencing August 1, 1996. Through May 1, 2001, the dividend is payable at the option of ICG in cash or additional shares of Preferred Stock. ICG may exchange the Preferred Stock into 14 1/4% Senior Subordinated Exchange Debentures at any time after the exchange is permitted by certain indenture restrictions. The Preferred Stock is subject to mandatory redemption on May 1, 2007.

  Approximately $35.3 million of the proceeds from the Private Placement were used to redeem the 12 1/2% Redeemable Preferred Stock of ICG (the "Redeemable Preferred Stock") issued in August 1995 ($30.0 million), pay accrued preferred dividend ($2.6 million) and to repurchase 916,666 IntelCom warrants ($2.7 million) issued in connection with the Redeemable Preferred Stock. The Company recognized a charge of approximately $12.3 million for the excess of the redemption price of the Redeemable Preferred Stock over the carrying amount at April 30, 1996 and a charge of approximately $11.5 million for the payment with respect to consents to amendments to the 13 1/2% Notes indenture to permit the Private Placement, which, together, will be reflected in the Company's results of operations for the three months ended June 30, 1996.

  The accompanying unaudited Pro Forma Condensed Consolidated Balance Sheet as of March 31, 1996, includes the historical balance sheet of the Company and the Pro Forma effect of the Private Placement. The unaudited Pro Forma Condensed Consolidated Statements of Operations for the year ended September 30, 1995 and the six months ended March 31, 1996 include the historical results of operations for the Company and the Pro Forma effects of the sale of the teleports and the Private Placement as if they occurred at the beginning of the periods presented.

  The unaudited Pro Forma Condensed Consolidated Financial Statements should be read in conjunction with the historical audited financial statements and related notes thereto of the Company included elsewhere herein. The unaudited Condensed Consolidated Pro Forma Financial Statements are not necessarily indicative of the results that actually would have occurred had the Pro Forma transactions been consummated at the dates indicated, nor are they necessarily indicative of future operating results or financial position of the Company.

                              INTELCOM GROUP INC.

              PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                              AS OF MARCH 31, 1996

                              (IN THOUSANDS)

                                           INTELCOM    PRIVATE         PRO FORMA
                                          HISTORICAL  PLACEMENT        INTELCOM
                                          ----------  ---------        ---------
                                                   (UNAUDITED)
                 ASSETS
Cash and cash equivalents................ $ 139,485   $387,867 (c)     $ 527,352
Other current assets.....................    59,532        --             59,532
                                          ---------   --------         ---------
    Total current assets.................   199,017    387,867           586,884
Property and equipment, net..............   275,942        --            275,942
Other non-current assets.................    91,608      9,741 (d)       101,349
                                          ---------   --------         ---------
                                          $ 566,567   $397,608         $ 964,175
                                          =========   ========         =========
  LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities...................... $  46,081   $    --          $  46,081
Long-term debt, net of discount, less
 current portion.........................   393,704    300,029 (a)       693,733
Deferred credits and other liabilities...    68,086        --             68,086
                                          ---------   --------         ---------
    Total liabilities....................   507,871    300,029           807,900
Minority interest........................     3,612        --              3,612
Redeemable preferred stock of subsidiary
 ($30,000 liquidation value).............    19,571   (19,571) (b)           --
Preferred stock of ICG (redeemable)
 ($150,000 liquidation value)............       --     144,380 (e)       144,380
Shareholders' equity:
  Common shares..........................   205,284        --            205,284
  Additional paid-in capital.............    26,520     (2,673)(f)        23,847
  Foreign currency translation
   adjustment............................      (330)       --               (330)
  Accumulated deficit....................  (195,961)   (24,557)(a)(b)   (220,518)
                                          ---------   --------         ---------
    Total shareholders' equity...........    35,513    (27,230)            8,283
                                          ---------   --------         ---------
                                          $ 566,567   $397,608         $ 964,175
                                          =========   ========         =========

                              INTELCOM GROUP INC.

            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                     YEAR ENDED SEPTEMBER 30, 1995
                            ------------------------------------------------
                             INTELCOM     SALE OF     PRIVATE      PRO FORMA
                            HISTORICAL TELEPORTS (2) PLACEMENT     INTELCOM
                            ---------- ------------- ---------     ---------
                                            (UNAUDITED)
Revenue:
  Telecom services........   $ 32,330     $   --     $    --       $  32,330
  Network services........     58,778         --          --          58,778
  Satellite services......     20,502      (9,142)        --          11,360
                             --------     -------    --------      ---------
    Total revenue.........    111,610      (9,142)        --         102,468
                             --------     -------    --------      ---------
Cost of services..........     76,778      (5,804)        --          70,974
Selling, general and
 administrative expenses..     65,022      (3,774)        --          61,248
Depreciation and
 amortization.............     16,624      (2,214)        --          14,410
                             --------     -------    --------      ---------
    Operating expenses....    158,424     (11,792)        --         146,632
                             --------     -------    --------      ---------
    Operating loss........    (46,814)      2,650         --         (44,164)
Other income (expense):
  Interest expense........    (24,368)        402     (49,978)(a)    (73,944)
  Other, net..............     (4,999)          5     (34,126)(b)    (39,120)
                             --------     -------    --------      ---------
    Net loss..............    (76,181)      3,057     (84,104)      (157,228)
Preferred stock dividend..       (467)        --          --            (467)
                             --------     -------    --------      ---------
    Net loss attributable
     to common sharehold-
     ers..................   $(76,648)    $ 3,057    $(84,104)     $(157,695)
                             ========     =======    ========      =========
    Income (loss) per com-
     mon share............   $  (3.25)    $  0.13    $  (3.56)     $   (6.68)
                             ========     =======    ========      =========
Weighted average number of
 common shares
 outstanding..............     23,604      23,604      23,604         23,604

                              INTELCOM GROUP INC.

            PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                      SIX MONTHS ENDED MARCH 31, 1996
                                -----------------------------------------------
                                 INTELCOM    SALE OF     PRIVATE      PRO FORMA
                                HISTORICAL TELEPORTS(2) PLACEMENT     INTELCOM
                                ---------- ------------ ---------     ---------
                                                (UNAUDITED)
Revenue:
  Telecom services.............  $ 31,148     $  --     $    --       $  31,148
  Network services.............    29,691        --          --          29,691
  Satellite services...........    10,504     (2,478)        --           8,026
                                 --------     ------    --------      ---------
    Total revenue..............    71,343     (2,478)        --          68,865
                                 --------     ------    --------      ---------
Cost of services...............    49,824     (1,696)        --          48,128
Selling, general and
 administrative expenses.......    40,239     (1,493)        --          38,746
Depreciation and amortization..    12,361       (653)        --          11,708
                                 --------     ------    --------      ---------
    Operating expenses.........   102,424     (3,842)        --          98,582
                                 --------     ------    --------      ---------
    Operating loss.............   (31,081)     1,364         --         (29,717)
Other income (expense):
  Interest expense.............   (29,432)        90     (30,739)(a)    (60,081)
  Other, net...................    (1,070)       --      (21,900)(b)    (22,970)
                                 --------     ------    --------      ---------
    Loss before income taxes
     and cumulative effect of
     change in accounting......   (61,583)     1,454     (52,639)      (112,768)
Income tax benefit/(expense)...     4,482        --          --           4,482
                                 --------     ------    --------      ---------
    Net loss before cumulative
     effect of change in
     accounting................   (57,101)     1,454     (52,639)      (108,286)
Cumulative effect of change of
 accounting....................    (3,453)       --          --          (3,453)
                                 --------     ------    --------      ---------
    Net loss...................   (60,554)     1,454     (52,639)      (111,739)
Preferred dividend.............    (1,027)       --          --          (1,027)
                                 --------     ------    --------      ---------
    Net loss attributable to
     common shareholders.......  $(61,581)    $1,454    $(52,639)     $(112,766)
                                 ========     ======    ========      =========
    Income (loss) per common
     share.....................  $  (2.42)    $ 0.06    $  (2.07)     $   (4.43)
                                 ========     ======    ========      =========
Weighted average number of
 common shares outstanding.....    25,471     25,471      25,471         25,471

                              INTELCOM GROUP INC.

  NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

(1) BASIS OF PRESENTATION:

  Pro Forma information reflects the sale of the teleports and the completion of the Private Placement. The Company's historical balance sheet as March 31, 1996 reflects the sale of the teleports.

  The accompanying unaudited Pro Forma Condensed Consolidated Balance Sheet as of March 31, 1996 includes the historical balance sheet of the Company and the Pro Forma effect of the Private Placement. The unaudited Pro Forma Condensed Consolidated Statements of Operations for the year ended September 30, 1995 and the six months ended March 31, 1996 include the historical results of operations for the Company and the Pro Forma effects of the sale of the teleports and the Private Placement as if they occurred at the beginning of the periods presented.

(2) SALE OF TELEPORTS

  The adjustments for the sale of the teleports eliminates the revenue, operating expenses and other income (expense) for the periods indicated. The sale of the Company's teleports is reflected in the actual balance sheet as of March 31, 1996.

(3) PRIVATE PLACEMENT

  The adjustments for the Private Placement reflect (i) the receipt of the net proceeds from the Private Placement and interest on the $300.0 million gross proceeds of the 12 1/2% notes and preferred stock dividends on $150.0 million liquidation preference of Preferred Stock, without giving effect to any interest income on available cash or the capitalization of any interest associated with construction in progress, (ii) amortization of debt issuance costs and accretion of preferred stock issuance costs associated with the Private Placement over ten and eleven years, respectively, (iii) the redemption of $30.0 million of Redeemable Preferred Stock, payment of accrued dividends and the related $13.1 million charge for the excess of the redemption price as of April 30, 1996 over the carrying amount, (iv) the repurchase of 916,666 redeemable warrants presented, and (v) the payment with respect to consents to amendments to the 13 1/2% Notes Indenture to permit the Private Placement, as if such events had occurred at the beginning of the periods presented or for balance sheet purposes, on the balance sheet date.

  (a) The note discount on the 12 1/2% Notes will be accreted using the interest method on the $300.0 million gross proceeds; debt issuance costs are amortized over the ten year period to maturity of the notes as a charge to interest expense. In addition, the payment with respect to consents to amendments to the 13 1/2% Notes Indenture to permit the Private Placement is recorded as a charge to interest expense.

  (b) Upon the redemption of the $30,000,000 of Redeemable Preferred Stock, the Company paid accrued dividends of approximately $2.6 million and recognized a charge of approximately $12.3 million for the excess of the redemption price over the carrying amount as of April 30, 1996. In addition, the adjustment reflects the accrual of a cumulative 14 1/4% dividend on the Preferred Stock reduced by the 12% dividend that had been incurred on the Redeemable Preferred Stock. Costs associated with the issuance of the Preferred Stock will be accreted over the eleven years from date issued until mandatorily redeemable.

  (c) To reflect the net proceeds of the Private Placement, the repurchase of the Redeemable Preferred Stock, the payment of accrued preferred dividends, the repurchase of 916,666 redeemable warrants and the payment with respect to consents to amendments to the 13 1/2% Notes Indenture to permit the Private Placement.

  (d) Debt issuance costs are capitalized in other non-current assets and amortized over the ten year period to maturity of the notes as a charge to interest expense.

                              INTELCOM GROUP INC.

                                  (UNAUDITED)

  (e) The Preferred Stock is net of costs associated with the issuance of the Preferred Stock. Such costs will be accreted over the eleven years from date issued until mandatorily redeemable.

  (f) The cost of the repurchase of 916,666 redeemable warrants of approximately $2.7 million is reflected as an adjustment to additional paid-in capital as the repurchase price is less than the value allocated to the warrants at the date issued.

                                   APPENDIX A

                  OPINION OF MORGAN STANLEY & CO. INCORPORATED



                                                            April 25, 1996


Board of Directors
IntelCom Group Inc.
c/o IntelCom Group (U.S.A.), Inc.
9605 East Maroon Circle
Englewood, Colorado 80112

Dear Members of the Board:

We understand that IntelCom Group Inc. ("IntelCom") is proposing to implement a plan of arrangement (the "Arrangement") under the Canada Business Corporations Act, substantially in the form attached to and described in the Proxy Statement
- - Prospectus to be filed with the Securities and Exchange Commission on April 29, 1996 (the "Proxy Statement - Prospectus"), which will result in the restructuring of IntelCom as a publicly traded United States domiciled corporation. Pursuant to the Arrangement, holders of common shares, no par value, of IntelCom (the "IntelCom Shares"), other than shares as to which dissenters' rights have been perfected, will each have the right to (i) exchange each IntelCom Share for one share of common stock, par value $.01 per share, of ICG Communications, Inc. ("Parent" or "Parent Common Stock") or (ii) continue to hold such IntelCom Shares, the rights of which will be amended such that each share (referred to after the Arrangement as a "Class A Share") will be exchangeable at any time at the option of the holder for one share of Parent Common Stock, and may be automatically exchanged upon the occurrence of certain events. After the effective date of the Arrangement, Parent will own at least 85% of the issued and outstanding Class A Shares, and IntelCom will own 100% of the issued and outstanding shares of common stock, no par value, of IntelCom Group (U.S.A.), Inc. ("ICG"). The terms and conditions of the Arrangement are more fully set forth in the Proxy Statement - Prospectus.

You have asked our opinion as to the fairness of the Arrangement from a financial point of view to the holders of IntelCom Shares.

For purposes of the opinion set forth herein, we have, among other things:

          (i) analyzed certain publicly available financial statements and other information of IntelCom;

          (ii) analyzed certain internal financial statements and other financial and operating data concerning IntelCom prepared by the management of IntelCom;

          (iii) analyzed certain financial projections prepared by the management of IntelCom;

          (iv) discussed the past and current operations and financial conditions and the prospects of IntelCom with the management of IntelCom;

          (v) reviewed the reported prices and trading activity for the IntelCom Shares;

IntelCom Group Inc.
April 25, 1996
Page 2

          (vi) compared the financial performance of IntelCom and the prices and trading activity of the IntelCom Shares with that of certain other comparable publicly traded companies and their securities;

          (vii) reviewed the financial terms, to the extent publicly available, of certain comparable transactions;

          (viii) participated in discussions with the management of IntelCom and their accountants and legal advisors regarding certain legal, tax and accounting issues relating to the Arrangement;

          (ix) discussed with the management of IntelCom their view of the strategic and other benefits expected to result from the Arrangement;

          (x) reviewed certain opinions of Reid & Priest LLP and Stikeman, Elliott regarding certain tax and legal matters in connection with the Arrangement (the "Tax Opinions") as described in the Proxy Statement - Prospectus under the subsections entitled:
                 "United States Federal Income Tax Considerations" and "Canadian Federal Income Tax Considerations," respectively;

          (xi) reviewed the Proxy Statement - Prospectus and certain related documents; and

          (xii) performed such other analyses and considered such other factors as we have deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information reviewed by us for the purposes of this opinion. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the future financial performance of IntelCom. We have not made any independent valuation or appraisal of the assets or liabilities of IntelCom, nor have we been furnished with any such appraisals.
In addition, we have relied upon, without independent verification, the assessment by the management of IntelCom of the strategic and other benefits expected to result from the Arrangement. We have assumed that the Arrangement will be consummated in accordance with the terms set forth in the Proxy Statement - Prospectus. We also have relied, without independent verification, upon the representations in the Tax Opinions with respect to certain tax and legal matters in connection with the Arrangement. For purposes of this opinion, we have relied on the fact that the Company is prohibited by restrictions in certain of its outstanding trust indentures from paying or declaring any dividends prior to the year 2006 and IntelCom's long term policy not to declare or pay any cash dividends. In addition, you have advised us that it is the Board's and management's intention not to change such policy over the long term. Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof.

We understand that the proposed Arrangement may result in tax consequences for certain of the holders of IntelCom Shares and do not express any opinion or view as to the tax consequences to shareholders of the Arrangement. Consequently, our opinion as to fairness from a financial point of view to the holders of IntelCom Shares does not take into account the tax status or position of any holder of IntelCom Shares. In addition, we express no opinion

IntelCom Group Inc.
April 25, 1996
Page 3

and make no recommendation as to how the holders of IntelCom Shares should vote at the shareholders' meeting held in connection with the proposed Arrangement.

We have acted as financial advisor to the Board of Directors of IntelCom in connection with this transaction and will receive compensation for our services. From time to time, Morgan Stanley & Co. Incorporated and its affiliates ("Morgan Stanley") provide financial advisory and financing services for IntelCom and have or will receive fees for the rendering of these services, which services have included acting as lead underwriter in connection with ICG's issuance of senior discount notes and exchangeable preferred stock in April 1996. Morgan Stanley together with its affiliate, Princes Gate Investors, L.P. and related investors, currently own approximately 8.2% of the equity of IntelCom on a fully diluted basis, in the form of IntelCom Shares and certain warrants of IntelCom.

It is understood that this letter is for the information of the Board of Directors of IntelCom and may not be used for any other purpose without our prior written consent, except that this opinion may be included in its entirety in any filing made by IntelCom with the U.S. Securities and Exchange Commission or the Canadian courts or securities regulatory authorities with respect to the proposed Arrangement.

Based on and subject to the foregoing, we are of the opinion that, on the date hereof, the Arrangement is fair from a financial point of view to the holders of IntelCom Shares.

                                         Very truly yours,

                                         MORGAN STANLEY & CO. INCORPORATED


                                         By:
                                            ---------------------------------

                                   APPENDIX B


ARRANGEMENT AND SUPPORT AGREEMENT


          MEMORANDUM OF AGREEMENT made as of the 27th day of June, 1996.

B E T W E E N:

               ICG COMMUNICATIONS, INC.,
               a corporation existing under the laws of the State of Delaware

               (hereinafter referred to as "Parent"),

                                                              OF THE FIRST PART,

               - and -

               INTELCOM GROUP INC.
               a corporation existing under the federal laws of Canada

               (hereinafter referred to as "IntelCom"),

                                                             OF THE SECOND PART.



          WHEREAS pursuant to an arrangement (the "Arrangement") which will be effected by articles of arrangement filed pursuant to the Canada Business Corporations Act, the rights, privileges, restrictions and conditions attached to the common shares of IntelCom (the "IntelCom Common Shares") will be changed (thereafter defined as the "Class A Shares") and certain holders of Class A Shares will exchange their shares for shares of Parent Common Stock;

          AND WHEREAS the above-mentioned articles of arrangement will set forth the rights, privileges, restrictions and conditions (collectively the "Share Provisions") attaching to the Class A Shares;

          AND WHEREAS the parties hereto desire to make appropriate provision and to establish a procedure whereby Parent will take certain actions and make certain payments and deliveries necessary to ensure that IntelCom will be able to make certain payments and to deliver or cause to be delivered shares of Parent Common Stock in satisfaction of the obligations of IntelCom under the Share Provisions, with respect to the payment and satisfaction of dividends, Retraction Prices and Redemption Prices, all in accordance with the Share Provisions;

          NOW THEREFORE in consideration of the respective covenants and agreements provided in this agreement and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties agree as follows:

                                   ARTICLE 1

                        DEFINITIONS AND INTERPRETATION

          1.1 Defined Terms. Each term denoted herein by initial capital letters and not otherwise defined herein shall have the meaning ascribed thereto in the Share Provisions, unless the context requires otherwise.

          1.2 Interpretation not Affected by Headings, etc. The division of this agreement into articles, sections and paragraphs and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this agreement.

          1.3 Number, Gender, etc. Words importing the singular number only shall include the plural and vice versa. Words importing the use of any gender shall include all genders.

          1.4 Date for any Action. In the event that any date on or by which any action is required or permitted to be taken under this agreement is not a Business Day, such action shall be required or permitted to be taken on or by the next succeeding Business Day. For the purposes of this agreement, a "Business Day" means any day other than a Saturday, Sunday or a day when banks are not open for business in either or both of Denver, Colorado or New York, New York.


                                   ARTICLE 2

                                THE ARRANGEMENT

          2.1 Shareholders' Meeting. IntelCom shall call and hold a meeting of its shareholders as promptly as practical for the purpose of voting upon the approval of the Arrangement. IntelCom shall pay to its shareholders any amounts which are payable pursuant to any right of shareholders of IntelCom to dissent at such meeting and to be paid the fair value of their IntelCom Common Shares.

          2.2 Effective Date. The parties hereto shall cause the Arrangement to be consummated by obtaining final court approval of the Plan of Arrangement and by filing articles of arrangement as contemplated by section 192 of the CBCA, together with any required related certificates, with the Director appointed under the CBCA in such form as required by, and executed in accordance with the relevant provisions of, the CBCA (the day of such filing being the "Effective Date").

          2.3 The Arrangement. On the Effective Date and subject to and upon the terms and conditions of the Arrangement, this Agreement and the CBCA, the parties hereto agree to comply in all respects with the provisions of the Plan of Arrangement.

          2.4 Warrants and Convertible Debentures. All warrants and convertible debentures of IntelCom will remain securities of IntelCom (except that, as a result of the Arrangement, all such securities will be convertible into Class A Shares).

          2.5 Stock Options. At the Effective Date, the obligations of IntelCom under each outstanding share option under IntelCom's Stock Option Plan #2, Stock Option Plan #3, 1994 Employee Stock Option Plan and 1995 Restated and Amended Employee Stock Option Plan (collectively, the "Stock Option Plans"), whether vested or unvested, will be assumed by Parent. Each share option assumed by Parent will continue to have, and be subject to, the same terms and conditions set forth in the Stock Option Plans and all outstanding stock option agreements in effect immediately prior to the Effective Date except that each share option will be exercisable for that number of shares of Parent Common Stock which the holder of such share option would have been entitled to receive pursuant to the Arrangement had such holder exercised such share option in full immediately prior to the Effective Date and elected to receive shares of Parent Common Stock in exchange for IntelCom Common Stock in the Arrangement. This assumption will be effected in a manner that complies with the requirements of the regulations set forth under Section 424 of the Internal Revenue Code of 1986, as amended (the "Code"), so that the options replacing options intended to qualify as incentive stock options under Code Section 422 will also qualify under such Code Section.

          2.6 Listing of Parent Common Stock. On the Effective Date, the Parent Common Stock shall be authorized for listing on the American Stock Exchange.


                                   ARTICLE 3

                        COVENANTS OF PARENT AND INTELCOM

          3.1 Funding of IntelCom. So long as any Class A Shares which are registered in the name of holders other than Parent or any of its Affiliates are outstanding, Parent will:

          (a)  not declare or pay any dividend on the Parent Common Stock unless
               (i) IntelCom will have sufficient assets, funds and other property available to enable the due declaration and the due and punctual payment in accordance with applicable law of an equivalent dividend on the Class A Shares and (ii) IntelCom shall simultaneously declare or pay, as the case may be, an equivalent dividend on the Class A Shares, in each case in accordance with the Share Provisions;

          (b) use its best efforts to cause IntelCom to declare simultaneously with the declaration of any dividend on the Parent Common Stock an equivalent dividend on the Class A Shares and, when such dividend is paid on the Parent Common Stock, cause IntelCom to pay simultaneously therewith such equivalent dividend on the Class A Shares, in each case in accordance with the Share Provisions;

          (c) advise IntelCom sufficiently in advance of the declaration by Parent of any dividend on the Parent Common Stock and take all such other actions as are necessary, in cooperation with IntelCom, to ensure that the respective declaration date, record date and payment date for a dividend on the Class A Shares shall be the same as the declaration date, record date and payment date for the corresponding dividend on the Parent Common Stock;

          (d) ensure that the record date for any dividend declared on the Parent Common Stock is not less than 10 Business Days after the declaration date for such dividend;

          (e) take all such actions and do all such things as are necessary or desirable to enable and permit IntelCom, in accordance with applicable law, to pay and otherwise perform its obligations with respect to the satisfaction of the Retraction Price and the Redemption Price, including without limitation all such actions and all such things as are necessary or desirable to enable and permit IntelCom to cause to be delivered shares of Parent Common Stock to the holders of Class A Shares, upon the redemption of the Class A Shares in accordance with the provisions of Article 5 or Article 6 of the Share Provisions, as the case may be; and

          (f) not exercise its vote as a shareholder to initiate the voluntary liquidation, dissolution or winding-up of IntelCom nor take any action or omit to take any action which is designed to result in the liquidation, dissolution or winding-up of IntelCom.

          3.2 Segregation of Funds. Parent will cause IntelCom, from time to time, to deposit a sufficient amount of funds in a separate account and segregate a sufficient amount of such assets and other property as is necessary to enable IntelCom to pay or otherwise satisfy the applicable dividends for the benefit of holders from time to time of the Class A Shares, and will use such funds, assets and other property so segregated exclusively for the payment of dividends.

          3.3 Reservation of Shares of Parent Common Stock. Parent hereby represents, warrants and covenants that it has irrevocably reserved for issuance and will at all times keep available, free from preemptive and other rights, out of its authorized and unissued capital stock such number of shares of Parent Common Stock (or other shares or securities into which the Parent Common Stock may be reclassified or changed as contemplated by section 3.7 hereof) (a) as is equal to the sum of (i) the number of Class A Shares issued and outstanding from time to time which are registered in the name of holders other than Parent and
(ii) the number of Class A Shares issuable upon the exercise of all rights to acquire Class A Shares outstanding from time to time and (b) as are now and may hereafter be required to enable and permit IntelCom to meet its obligations hereunder, under the Share Provisions and under any other security or commitment pursuant to which Parent may now or hereafter be required to issue shares of Parent Common Stock.

          3.4 Notification of Certain Events. In order to assist Parent to comply with its obligations hereunder, IntelCom will give Parent notice of each of the following events at the time set forth below:

          (a) in the event of any determination by the Board of Directors of IntelCom to institute voluntary liquidation, dissolution or winding up proceedings with respect to IntelCom or to effect any other distribution of the assets of IntelCom among its shareholders for the purpose of winding up its affairs, at least 30 days prior to the proposed effective date of such liquidation, dissolution, winding up or other distribution;

          (b) immediately, upon the earlier of receipt by IntelCom of notice of and IntelCom otherwise becoming aware of any threatened or instituted claim, suit, petition or other proceedings with respect to the involuntary liquidation, dissolution or winding up of IntelCom or to effect any other distribution of the assets of IntelCom among its shareholders for the purpose of winding up its affairs;

          (c) immediately, upon receipt by IntelCom of a Retraction Request (as defined in the Share Provisions);

          (d) immediately following the determination by the Board of Directors of IntelCom to exercise its Redemption Call Right; and

          (e) as soon as practicable upon the issuance by IntelCom of any Class A Shares or rights to acquire Class A Shares.

          3.5 Delivery of Shares of Parent Common Stock. In furtherance of its obligations under subsections 3.1(e) hereof, upon notice from IntelCom of any event which requires IntelCom to cause to be delivered shares of Parent Common Stock to any holder of Class A Shares, Parent shall forthwith deliver the requisite shares of Parent Common Stock to or to the order of the former holder of the surrendered Class A Shares, as IntelCom shall direct. All such shares of Parent Common Stock shall be duly issued as fully paid and non-assessable and shall be free and clear of any lien, claim, encumbrance, security interest or adverse claim. In consideration of the delivery of each such share of Parent Common Stock by Parent, IntelCom shall deliver to Parent, or as Parent shall direct, one Class A Share.

          3.6 Qualification of Shares of Parent Common Stock. Parent represents and warrants that it has taken all actions and done all things as are necessary or desirable to cause the shares of Parent Common Stock to be issued and delivered pursuant to the Share Provisions to be freely tradeable thereafter (other than any restrictions on transfer by reason of a holder being a "control person" of Parent for purposes of Canadian federal or provincial securities law or an "affiliate" of Parent or, prior to the Effective Date, IntelCom for purposes of United States federal or state securities law). Parent will in good faith expeditiously take all such actions and do all such things as are necessary or desirable to cause all shares of Parent Common Stock to be delivered pursuant to the Share Provisions to be listed, quoted or posted for trading on all stock exchanges and quotation systems on which outstanding Parent Common Shares are listed, quoted or posted for trading at such time.

          3.7  Economic Equivalence.

          (a) Parent will not, without the prior approval of IntelCom and the prior approval of the holders of the Class A Shares given in accordance with section 8.3 of the Share Provisions:

               (i) issue or distribute shares of Parent Common Stock (or securities exchangeable for or convertible into or carrying rights to acquire shares of Parent Common Stock) to the holders of all or substantially all of the then outstanding Parent Common Stock by way of stock dividend or other distribution, other than an issue of shares of Parent Common Stock (or securities exchangeable for or convertible into or carrying rights to acquire shares of Parent Common Stock) to holders of shares of Parent Common Stock who exercise an option to receive dividends in Parent Common Stock (or securities exchangeable for or convertible into or carrying rights to acquire shares of Parent Common Stock) in lieu of receiving cash dividends; or

               (ii) issue or distribute rights, options or warrants to the holders of all or substantially all of the then outstanding shares of Parent Common Stock entitling them to subscribe for or to purchase shares of Parent Common Stock (or securities exchangeable for or convertible into or carrying rights to acquire shares of Parent Common Stock); or

              (iii) issue or distribute to the holders of all or substantially all of the then outstanding shares of Parent Common Stock
                    (A) shares or securities of Parent of any class other than Parent Common Stock (other than shares convertible into or exchangeable for or carrying rights to acquire shares of Parent Common Stock), (B) rights, options or warrants other than those referred to in subsection 3.7(a)(ii) above, (C) evidences of indebtedness of Parent or (D) assets of Parent;

unless (i) IntelCom is permitted under applicable law to issue or distribute the economic equivalent on a per share basis of such rights, options, securities, shares, evidences of indebtedness or other assets to holders of the Class A Shares, and (ii) IntelCom shall issue or distribute such rights, options, securities, shares, evidences of indebtedness or other assets simultaneously to holders of the Class A Shares.

          (b) Parent will not, without the prior approval of IntelCom and the prior approval of the holders of the Class A Shares given in accordance with section 8.3 of the Share Provisions:

               (i) subdivide, redivide or change the then outstanding shares of Parent Common Stock into a greater number of shares of Parent Common Stock; or

               (ii) reduce, combine or consolidate or change the then
                    outstanding shares of Parent Common Stock into a lesser number of shares of Parent Common Stock; or

               (iii)  reclassify or otherwise change the shares of Parent Common
                    Stock or effect an amalgamation, merger, reorganization or other transaction affecting the shares of Parent Common Stock;

unless (i) IntelCom is able under applicable law to simultaneously make the same or an economically equivalent change to, or in the rights of the holders of, the Class A Shares, and (ii) IntelCom simultaneously does make the same or an economically equivalent change to, or in the rights of the holders of, the Class A Shares.

          (c) Parent will ensure that the record date for any event referred to in subsection 3.7(a) or 3.7(b) above, or (if no record date is applicable for such event) the effective date for any such event, is not less than 10 Business Days after the date on which such event is declared or announced by Parent (with simultaneous notice thereof to be given by Parent to IntelCom).

          (d) The Board of Directors of IntelCom shall determine, in good faith and in its sole discretion (with the assistance of such reputable and qualified independent financial advisors and/or other experts as the board may require), economic equivalence for the purposes of any event referred to in subsection 3.7(a) or 3.7(b) above and each such determination shall be conclusive and binding on Parent. In making each such determination, the following factors shall, without excluding other factors determined by the board to be relevant, be considered by the Board of Directors of IntelCom:

               (i) in the case of any stock dividend or other distribution payable in shares of Parent Common Stock, the number of such shares issued in proportion to the number of shares of Parent Common Stock previously outstanding;

               (ii) in the case of the issuance or distribution of any rights, options or warrants to subscribe for or purchase shares of Parent Common Stock (or securities exchangeable for or convertible into or carrying rights to acquire shares of Parent Common Stock), the relationship between the exercise price of each such right, option or warrant and the current market value (as determined by the Board of Directors of IntelCom in the manner above contemplated) of a share of Parent Common Stock;

              (iii) in the case of the issuance or distribution of any other form of property (including without limitation any shares or securities of Parent of any class other than Parent Common Stock, any rights, options or warrants other than those referred to in subsection 3.7(d)(ii) above, any evidences of indebtedness of Parent or any assets of Parent), the relationship between the fair market value (as determined by the Board of Directors of IntelCom in the manner above contemplated) of such property to be issued or distributed with respect to each outstanding share of Parent Common Stock and the current market value (as determined by the Board of Directors of IntelCom in the manner above contemplated) of a share of Parent Common Stock; and

               (iv) in the case of any subdivision, redivision or change of the then outstanding shares of Parent Common Stock into a greater number of shares of Parent Common Stock or the reduction, combination or consolidation or change of the then outstanding shares of Parent Common Stock into a lesser number of shares of Parent Common Stock or any amalgamation, merger, reorganization or other transaction affecting the Parent Common Stock, the effect thereof upon the then outstanding shares of Parent Common Stock.

          For purposes of the foregoing determinations, the current market value of any security listed and traded or quoted on a securities exchange shall be the weighted average of the daily trading prices of such security during a period of not less than 30 consecutive trading days ending not more than five trading days before the date of determination on the principal securities exchange on which such securities are listed and traded or quoted; provided, however, that if in the opinion of the Board of Directors of IntelCom the public distribution or trading activity of such securities does not create a market which reflects the fair market value of such securities, then the current market value thereof shall be determined by the Board of Directors of IntelCom, in good faith and in its sole discretion (with the assistance of such reputable and qualified independent financial advisors and/or other experts as the board may require), and provided further that any such determination by the board shall be conclusive and binding on Parent.

          3.8 Ownership of Outstanding Class A Shares. Without the prior approval of IntelCom and the prior approval of the holders of the Class A Shares given in accordance with section 8.3 of the Share Provisions, Parent covenants and agrees in favor of IntelCom that, as long as any outstanding Class A Shares are owned by any person or entity other than Parent or any of its Affiliates, Parent will not transfer any Class A Shares held by it to any other person except that it is permitted to transfer any such Class A Shares to any wholly owned subsidiary of Parent (a "Permitted Transferee") provided that such Permitted Transferee agrees to execute this Agreement or a supplemental agreement and thereupon any act or proceeding by any provision of this Agreement required to be done or performed by Parent or any covenants required to be abided by Parent shall, in addition, be required to be done and performed or abided by with like force and effect by such Permitted Transferee. In addition, neither Parent nor its Permitted Transferees shall at any time reduce their aggregate ownership interest in Class A Shares.

          3.9 Ownership of Outstanding Shares (Other than Class A Shares). Without the prior approval of IntelCom and the prior approval of the holders of the Class A Shares given in accordance with section 8.3 of the Share Provisions, Parent covenants and agrees in favor of IntelCom that, as long as any outstanding Class A Shares are owned by any person or entity other than Parent or any of its Affiliates, Parent or its Affiliates will be and remain the direct or indirect beneficial owner of all issued and outstanding shares in the capital of IntelCom and all outstanding securities of IntelCom carrying or otherwise entitled to voting rights in any circumstances, in each case other than the Class A Shares.

          3.10 Tender Offers, Etc. In the event that a merger, consolidation, tender offer, share exchange offer, issuer bid, take-over bid or similar transaction with respect to Parent Common Stock (an "Offer") is proposed by Parent or is proposed to Parent or its shareholders, Parent will use its best efforts expeditiously and in good faith to take all such actions and do all such things (including, for example, exercising the Parent Redemption Call Right) as are necessary or desirable to enable and permit holders of Class A Shares to participate in such Offer to the same extent and on an economically equivalent basis as the holders of shares of Parent Common Stock, without discrimination.

          3.11 Copies of Shareholder Information. Parent will deliver to the holders of outstanding Class A Shares (or cause IntelCom to deliver to such shareholders) copies of all proxy materials (including notices of meetings of shareholders of Parent in which holders of shares of Parent Common Stock are entitled to vote but excluding proxies to vote shares of Parent Common Stock), information statements, reports (including without limitation all interim and annual financial statements) and other written communications which are to be distributed from time to time to holders of shares of Parent Common Stock at the same time as such materials are first sent to holders of shares of Parent Common Stock. All such deliveries, whether made by Parent or by IntelCom, will be made at the expense of Parent.

          3.12 Other Materials. Immediately after receipt by Parent or any shareholder of Parent of any material sent or given to the holders of shares of Parent Common Stock by or on behalf of a third party, including without limitation dissident proxy and information circulars (and related information and material) and tender and exchange offer circulars (and related information and material), Parent shall use its best efforts to obtain and deliver to the holders of Class A Shares (or cause IntelCom to deliver to such shareholders) copies thereof (unless the same has been provided directly to holders of Class A Shares by such third party) as soon as possible thereafter.

          3.13 Distribution of Written Materials. Any written materials distributed by Parent or IntelCom pursuant to this Agreement shall be delivered or sent by mail (or otherwise communicated in the same manner as Parent utilizes in communications to holders of shares of Parent Common Stock) to each holder of Class A Shares at its address as shown on the books of IntelCom. IntelCom shall provide or cause to be provided to Parent for this purpose, on a timely basis and without charge or other expense, current lists of the registered holders of Class A Shares.

          3.14 Certain Requirements in Respect of Combination, etc. Without the prior approval of the holders of the Class A Shares given in accordance with section 8.3 of the Share Provisions, Parent shall not enter into any transaction (whether by way of reorganization, consolidation, merger, transfer, sale, lease or otherwise) whereby all or substantially all of its undertaking, property and assets would become the property of any other person or, in the case of a merger, of the continuing corporation resulting therefrom, but may do so if:

          (a) such other person or continuing corporation is a corporation (herein called the "Parent Successor") incorporated under the laws of any state of the United States or the laws of Canada or any province thereof;

          (b) the Parent Successor, by operation of law, becomes bound by the terms and provisions of this Agreement or, if not so bound, executes, prior to or contemporaneously with the consummation of such transaction an Agreement supplemental hereto and such other instruments (if any) as are satisfactory to the Board of Directors of IntelCom (which may rely on legal or financial advisors for direction) are necessary or advisable to evidence the assumption by the Parent Successor of liability for all moneys payable and property deliverable hereunder and the covenant of such Parent Successor to pay and deliver or cause to be delivered the same and its agreement to observe and perform all the covenants and obligations of Parent under this Agreement; and

          (c) such transaction shall, to the satisfaction of the Board of Directors of IntelCom (which may rely on legal or financial advisors for direction), be upon such terms as substantially to preserve and not to impair in any material respect any of the rights, duties, powers and authorities of the holders of Class A Shares hereunder.

          3.15 Vesting of Powers in Successor.  Whenever the conditions of section 3.14 hereof have been duly observed and performed, the Parent Successor and IntelCom shall execute and deliver a supplemental agreement and thereupon the Parent Successor shall possess and from time to time may exercise each and every right and power of Parent under this Agreement in the name of Parent or otherwise and any act or proceeding by any provision of this Agreement required to be done or performed by the Board of Directors of Parent or any officers of Parent may be done and performed with like force and effect by the Board of Directors or officers of such Parent Successor.

          3.16 Wholly Owned Subsidiaries. Nothing herein shall be construed as preventing the amalgamation or merger of any wholly owned subsidiary of Parent with or into Parent or the winding up, liquidation or dissolution of any wholly owned subsidiary of Parent provided that all of the assets of such subsidiary are transferred to Parent or another wholly owned subsidiary of Parent and any such transactions are expressly permitted by this Article 3.

          3.17 Due Performance. On and after the Effective Date, Parent shall duly and timely perform all of its respective obligations expressed in the Plan of Arrangement.

          3.18 Payments to Dissenters. Notwithstanding any other provision of this Agreement, IntelCom acknowledges that Parent will not contribute to IntelCom any amounts which IntelCom may be obligated to pay to any dissenting shareholder upon the perfection of the right of such dissenting shareholder to dissent from the Arrangement.


                                   ARTICLE 4

                                 EXCHANGE RIGHT

          4.1 Insolvency Event. For the purpose of this Article, "Insolvency Event" means the institution by IntelCom of any proceeding to be adjudicated a bankrupt or insolvent or to be dissolved or wound up, or the consent of IntelCom to the institution of bankruptcy, insolvency, dissolution or winding up proceedings against it, or the filing of a petition, answer or consent seeking dissolution or winding up under any bankruptcy, insolvency or analogous laws, including without limitation the Companies Creditors' Arrangement Act (Canada) and the Bankruptcy and Insolvency Act (Canada) and the failure by IntelCom to contest in good faith any such proceedings commenced in respect of IntelCom within 15 days of becoming aware thereof, or the consent by IntelCom to the filing of any such petition or the appointment of a receiver, or the making by IntelCom of a general assignment for the benefit of creditors, or the admission in writing by IntelCom of its inability to pay its debts generally as they become due, or IntelCom not being permitted, pursuant to solvency requirements of applicable law, to redeem any Retracted Shares pursuant to section 5.6 of the Share Provisions.

          4.2 Grant Ownership of the Exchange Right. Parent hereby grants to the holders of Class A Shares other than Parent or any of its Affiliates the right (the "Exchange Right"), upon the occurrence and during the continuance of an Insolvency Event, to require Parent to purchase from each or any holder of a Class A Share all or any part of the Class A Shares held by such holder, all in accordance with the provisions of this agreement.

          4.3 Purchase Price. The purchase price payable by Parent for each Class A Share to be purchased by Parent under the Exchange Right shall be one share of Parent Common Stock, the value of such share being equal to the Current Market Price of a share of Parent Common Stock on the last Business Day prior to the day of closing of the purchase and sale of such Class A Share under the Exchange Right.

          4.4 Exercise Instructions. Subject to the terms and conditions herein set forth, a holder of a Class A Share shall be entitled, upon the occurrence and during the continuance of an Insolvency Event, to exercise the Exchange Right with respect to all or any part of the Class A Shares registered in the name of such holder on the books of IntelCom. To exercise the Exchange Right, the holder of a Class A Share shall deliver to Parent, in person or by certified or registered mail, at its principal office in Denver, Colorado or at such other places as Parent may from time to time designate by written notice to the holders of Class A Shares, the certificates representing the Class A Shares which such holder desires Parent to purchase, duly endorsed in blank, and accompanied by such other documents and instruments as may be required to effect a transfer of Class A Shares under the CBCA and such additional documents and instruments as Parent may reasonably require together with (a) a duly completed form of notice of exercise of the Exchange Right, contained on the reverse of or attached to the Class A Share certificates, stating (i) that the holder of a Class A Share thereby exercises the Exchange Right so as to require Parent to purchase from such holder the number of Class A Shares specified therein, (ii) that such holder has good title to and owns all such Class A Shares to be acquired by Parent free and clear of all liens, claims, encumbrances, security interests and adverse claims, (iii) the names in which the certificates representing the shares of Parent Common Stock deliverable in connection with the exercise of the Exchange Right are to be issued and (iv) the names and addresses of the persons to whom such new certificates should be delivered and
(b) payment (or evidence satisfactory to IntelCom and Parent of payment) of the taxes (if any) payable as contemplated by section 4.7 of this Agreement. If only a part of the Class A Shares represented by any certificate or certificates delivered to Parent are to be purchased by Parent under the Exchange Right, a new certificate for the balance of such Class A Shares shall be issued to the holder at the expense of IntelCom.

          4.5 Delivery of Shares of Parent Common Stock; Effect of Exercise. Receipt of the certificates representing the Class A Shares which the holder of a Class A Share desires Parent to purchase under the Exchange Right together with such documents and instruments of transfer and a duly completed form of notice of exercise of the Exchange Right (and payment of taxes, if any, or evidence thereof), duly endorsed for transfer to Parent, shall constitute exercise of the Exchange Right by the holder of such Class A Shares, and Parent shall immediately thereafter deliver or cause to be delivered by IntelCom, for delivery to such holder (or to such other persons, if any, properly designated by such holder of a Class A Share), the certificates for the number of shares of Parent Common Stock deliverable in connection with the exercise of the Exchange Right, which shares shall be duly issued as fully paid and non-assessable and shall be free and clear of any lien, claim, encumbrance, security interest or adverse claim, and checks for the balance, if any, of the total purchase price therefor. Immediately upon the exercise of the Exchange Right, as provided in this section 4.5, the closing of the transaction of purchase and sale contemplated by the Exchange Right shall be deemed to have occurred, and the holder of such Class A Shares shall be deemed to have transferred to Parent all of its right, title and interest in and to such Class A Shares and shall cease to be a holder of such Class A Shares and shall not be entitled to exercise any of the rights of a holder in respect thereof, other than the right to receive his proportionate part of the total purchase price therefor, unless the requisite number of shares of Parent Common Stock is not allotted, issued and delivered by Parent to the holder of a Class A Share (or to such other persons, if any, properly designated by such holder of a Class A Share), within five Business Days of the date of the exercise of the Exchange Right by the holder of the Class A Shares, in which case the rights of the holder of a Class A Share shall remain unaffected until such shares of Parent Common Stock are so allotted, issued and delivered by Parent. Concurrently with such holder of a Class A Share ceasing to be a holder of Class A Shares, such holder shall be considered and deemed for all purposes to be the holder of the shares of Parent Common Stock delivered to it pursuant to the Exchange Right.

          4.6 Exercise of Exchange Right Subsequent to Retraction. In the event that a holder of a Class A Share has exercised its right under Article 5 of the Share Provisions to require IntelCom to redeem any or all of the Class A Shares held by such holder (the "Retracted Shares") and is notified by IntelCom pursuant to section 5.6 of the Share Provisions that IntelCom will not be permitted as a result of solvency requirements of applicable law to redeem all such Retracted Shares, and provided that Parent shall not have exercised the Retraction Call Right with respect to the Retracted Shares, and that the holder of a Class A Share has not revoked the retraction request delivered by the holder of a Class A Share to IntelCom pursuant to section 5.7 of the Share Provisions, the retraction request will constitute and will be deemed to constitute notice from the holder of a Class A Share to Parent of the exercise of the Exchange Right with respect to those Retracted Shares which IntelCom is unable to redeem. In any such event, IntelCom hereby agrees with the holder of a Class A Share immediately to notify such holder of such prohibition against IntelCom redeeming all of the Retracted Shares and such holder of Class A Shares will thereupon exercise the Exchange Right with respect to the Retracted Shares that IntelCom is not permitted to redeem and will require Parent to purchase such shares in accordance with the provisions of this Article 4.

          4.7 Stamp or Other Transfer Taxes. Upon any sale of Class A Shares to Parent pursuant to the Exchange Right, the share certificate or certificates representing the shares of Parent Common Stock to be delivered in connection with the payment of the total purchase price therefor shall be issued in the name of the holder of the Class A Shares so sold or in such names as such holder of a Class A Share may otherwise direct in writing without charge to the holder of the Class A Shares so sold; provided, however, that such holder of a Class A Share (a) shall pay (and neither Parent nor IntelCom shall be required to pay) any documentary, stamp, transfer or other taxes that may be payable in respect of any transfer involved in the issuance or delivery of such shares to a person other than such holder of a Class A Share or (b) shall have established to the satisfaction of Parent and IntelCom that such taxes, if any, have been paid.

          4.8 Notice of Insolvency Event. Immediately upon the occurrence of an Insolvency Event or any event which with the giving of notice or the passage of time or both would be an Insolvency Event, IntelCom or Parent shall mail to each holder of a Class A Share, at its expense, a notice of such Insolvency Event, which notice shall contain a brief statement of the right of the holders of Class A Shares with respect to the Exchange Right.

          4.9 Withholding Rights. Parent shall be entitled to withhold the consideration otherwise payable pursuant to this Agreement from any holder of Class A Shares until such holder has paid to Parent an amount equal to such amounts as Parent is required or permitted to deduct and withhold with respect to such payment under the United States Internal Revenue Code of 1986, as amended, the Income Tax Act (Canada) or any provision of state, local, provincial or foreign tax law.

                                   ARTICLE 5

                                    GENERAL

          5.1 Term. This agreement shall come into force and be effective as of the date hereof and shall terminate and be of no further force and effect at such time as no Class A Shares (or securities or rights convertible into or exchangeable for or carrying rights to acquire Class A Shares) are held by any party other than Parent or any of its Affiliates.

          5.2 Changes in Capital of Parent and IntelCom. Notwithstanding the provisions of section 5.4, at all times after the occurrence of any event effected pursuant to section 3.5 or 3.6 hereof, as a result of which either the Parent Common Stock or the Class A Shares or both are in any way changed, this agreement shall forthwith be amended and modified as necessary in order that it shall apply with full force and effect, mutatis mutandis, to all new securities into which the Parent Common Stock or Class A Shares or both are so changed and the parties hereto shall execute and deliver an agreement in writing giving effect to and evidencing such necessary amendments and modifications.

          5.3 Severability. If any provision of this agreement is held to be invalid, illegal or unenforceable, the validity, legality or enforceability of the remainder of this agreement shall not in any way be affected or impaired thereby and this agreement shall be carried out as nearly as possible in accordance with its original terms and conditions.

          5.4 Amendments, Modifications, etc.. This agreement may not be amended or modified except by an agreement in writing executed by IntelCom and Parent and, if the amendment occurs on or after the Effective Date, approved by the holders of the Class A Shares given in accordance with section 8.3 of the Share Provisions.

          5.5  Ministerial Amendments.  Notwithstanding the provisions of section 5.4, the parties to this agreement may in writing, at any time and from time to time, without the approval of the holders of the Class A Shares, amend or modify this agreement for the purposes of:

          (a) adding to the covenants of any of the parties for the protection of the holders of the Class A Shares other than Parent or any of its Affiliates;

          (b) making such amendments or modifications not inconsistent with this agreement as may be necessary or desirable with respect to matters or questions which, in the opinion of the Boards of Directors of each of IntelCom and Parent, it may be expedient to make, provided that each such board of directors shall be of the opinion that such amendments or modifications will not be prejudicial to the interests of the holders of the Class A Shares other than Parent or any of its Affiliates; or

          (c) making such changes or corrections which, on the advice of counsel to IntelCom and Parent, are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error, provided that the boards of directors of each of IntelCom and Parent shall be of the opinion that such changes or corrections will not be prejudicial to the interests of the holders of the Class A Shares other than Parent or any of its Affiliates.

          5.6 Meeting to Consider Amendments. IntelCom, at the request of Parent, shall call a meeting or meetings of the holders of the Class A Shares for the purpose of considering any proposed amendment or modification requiring approval pursuant to section 3.4 hereof. Any such meeting or meetings shall be called and held in accordance with the by-laws of IntelCom, the Share Provisions and all applicable laws.

          5.7 Amendments only in Writing. No amendment to or modification or waiver of any of the provisions of this agreement otherwise permitted hereunder shall be effective unless made in writing and signed by all of the parties hereto.

          5.8 Enurement. This agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors and assigns.

          5.9 Third Party Beneficiaries. Apart from the parties hereto, this agreement (other than Article 2 and sections 3.1 to 3.9 hereto) is entered into for the benefit and interest of the holders of Class A Shares from time to time, individually and as a class, and no other person shall be deemed to benefit from this agreement.

          5.10 Notices to Parties. All notices and other communications between the parties shall be in writing and shall be deemed to have been given if delivered personally or by confirmed telecopy to the parties at the following addresses (or at such other address for either such party as shall be specified in like notice):

          (a)  if to Parent at:

               9605 E. Maroon Circle
               P.O. Box 6742
               Englewood, Colorado  80155-6742

               Fax: (303) 799-6985

          (b)  if to IntelCom at:

               c/o IntelCom Group (U.S.A.), Inc.
               9605 E. Maroon Circle
               P.O. Box 6742
               Englewood, Colorado  80155-6742

               Fax: (303) 799-6985

Any notice or other communication given personally shall be deemed to have been given and received upon delivery thereof and if given by telecopy shall be deemed to have been given and received on the date of confirmed receipt thereof unless such day is not a Business Day in which case it shall be deemed to have been given and received upon the immediately following Business Day.

          5.11 Counterparts. This agreement may be executed in counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

          5.12 Jurisdiction. This agreement shall be construed and enforced in accordance with the laws of the State of New York.

          5.13 Attornment. Parent agrees that any action or proceeding arising out of or relating to this agreement may be instituted in the courts of the State of New York, waives any objection which it may have now or hereafter to the venue of any such action or proceeding, irrevocably submits to the jurisdiction of the said courts in any such action or proceeding, agrees to be bound by any judgment of the said courts and not to seek, and hereby waives, any review of the merits of any such judgment by the courts of any other jurisdiction and hereby appoints IntelCom at its registered office in the Province of British Columbia as Parent's attorney for service of process.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.


                                    ICG COMMUNICATIONS, INC.


                                    Per:
                                        ------------------------------

                                    Per:
                                        ------------------------------


                                    INTELCOM GROUP INC.


                                    Per:
                                        ------------------------------

                                    Per:
                                        ------------------------------

                                   APPENDIX C

  Court File No.

                            ONTARIO COURT OF JUSTICE

                               (GENERAL DIVISION)

                                COMMERCIAL LIST

  THE HONOURABLE                                     DAY, THE DAY     OF
                                                           JUNE   , 1996


    IN THE MATTER OF the Canada Business Corporations Act, R.S.C. 1985, c. C-44, as amended

    AND IN THE MATTER OF a plan of arrangement of INTELCOM GROUP INC., an Order,

                                 INTERIM ORDER

    THIS MOTION made by the Applicants INTELCOM GROUP INC. and ICG COMMUNICATIONS, INC. for an INTERIM ORDER pursuant to subsection 192(4) of the Canada Business Corporations Act was heard this day at 130 Queen Street West, Toronto, Ontario.


    UPON READING the Notice of Motion dated June ., 1996, the affidavit of John
  D. Field and the exhibits thereto, the application and in the presence of counsel for the applicants:


  THE MEETING

    1. THIS COURT ORDERS THAT IntelCom is authorized and directed to call, hold and conduct the Meeting, in accordance with the Notice, the CBCA, the by-laws of IntelCom, this Order, and the rulings and directions of the Chairman of the Meeting, and in that connection to submit the Plan to the Meeting for the consideration of the Shareholders.


  AMENDMENTS

    2. THIS COURT ORDERS THAT IntelCom is authorized to make such amendments, revisions and/or supplements to the Plan as it may determine, and the Plan as so amended, revised and/or supplemented shall be the Plan submitted to the Meeting and the subject of the Arrangement Resolution.


  ADJOURNMENTS AND POSTPONEMENTS

    3. THIS COURT ORDERS THAT IntelCom, if it deems it advisable, is specifically authorized to adjourn or postpone the Meeting on one or more occasions, without the necessity of first convening the Meeting or first obtaining any vote of Shareholders respecting the adjournment or postponement.

  RECORD DATES FOR NOTICE AND VOTING


    4. THIS COURT ORDERS THAT the record date for notice of Shareholders entitled to receive the Notice and the Circular shall be June 27, 1996, as previously approved by the Board of Directors of IntelCom and published by IntelCom.


    5. THIS COURT ORDERS THAT the record date for Shareholders entitled to vote on the special resolution respecting the Plan shall be June 27, 1996, subject to the provisions of subsection 138(2) of the CBCA.

  NOTICE OF MEETING

    6. THIS COURT ORDERS THAT IntelCom shall give notice of the Meeting in the form of the Notice, subject to IntelCom's ability to insert the dates and other relevant information in the final form of Notice. The Notice shall be given, by one of the methods set out in paragraph 10 of this Order, not later than 21 days prior to the date established for the Meeting in the Notice. Accidental failure of or omission by IntelCom to give notice to any one or more Shareholders, or to any series of Shareholders, or events beyond the reasonable control of IntelCom (including without limitation inability to utilize postal services, transmission interruptions, and/or inability to secure publication in the newspapers) shall not constitute a breach of this Order or a defect in the calling of the Meeting, but if any such failure or omission is brought to the attention of IntelCom it shall be rectified by IntelCom by the method and in the time most reasonably practicable in the circumstances. The Notice shall be deemed to have been received, mutatis mutandis, in accordance with paragraph 10 of this Order.

  THE CIRCULAR

    7. THIS COURT ORDERS THAT IntelCom is hereby authorized and directed to send to Shareholders the Circular substantially in the form annexed as Exhibit "A" to the Affidavit of John D. Field. The Circular shall be distributed or made available in accordance with paragraph 9 of this Order and shall be deemed to have been received, mutatis mutandis, in accordance with paragraph 10 of this Order.

  SOLICITATION OF PROXIES

    8. THIS COURT ORDERS THAT IntelCom is authorized to use the Proxy, subject to IntelCom's ability to insert dates and other relevant information in the final form of Proxy. IntelCom is authorized, at its expense, to solicit Proxies, directly and through its officers, directors and employees, and through such agents or representatives as it may retain for that purpose, and by mail or such other forms of personal or electronic communication as it may determine.

  METHOD OF DISSEMINATION

    9. THIS COURT ORDERS THAT the Notice, Circular, Proxy, Letter of Transmittal and any other communication(s) and/or documents (e.g., the Notice of Guaranteed Delivery) determined by IntelCom shall be disseminated, distributed, sent and given to Shareholders in one or more of the following methods:

       (i) by first class prepaid mail, addressed to each Shareholder at his/her or its address registered on the registers of IntelCom (and IntelCom's registrar and transfer agent is hereby ordered to provide to IntelCom copies of the registers for such purpose, or alternatively to ensure such mailing upon delivery to it of the number of Notices, Circulars, Proxies and Letters of Transmittal specified by it in writing to IntelCom at least two days in advance of the mailing);

       (ii) by delivery, in person or by recognized courier service, to the addresses specified in (i) above; or

      (iii) by facsimile transmission to any Shareholder who identifies itself to the satisfaction of IntelCom and the Scrutineers, who requests such transmission and if required by IntelCom is prepared to pay the charges for such transmission.

  DEEMED RECEIPT OF NOTICE

    10. THIS COURT ORDERS THAT the Notice, Circular and Proxy and Letter of Transmittal shall be deemed, for the purposes of this Order, to have been received by Shareholders:

    (i) in the case of mailing, 5 days after delivery thereof to the Post
       Office;

    (ii) in the case of delivery, upon receipt thereof by the intended addressee or by the courier;

    (iii)  in the case of facsimile transmission, upon the transmission thereof.

  CHAIRMAN

    11. THIS COURT ORDERS THAT the Chairman of the Meeting shall be J. Shelby Bryan, or in his absence one of the members of the Board of Directors of IntelCom present at the Meeting and selected for that purpose by the Board of Directors. The duties and authorities of the Chairman shall extend in every respect to the conduct of the Meeting.

    The Chairman shall have the authority to determine whether any Proxy and/or revocation and/or reasonable facsimile thereof

       (i)  has been properly executed;

       (ii)  has been properly delivered;

       (iii)  is genuine and bona fide; and/or

       (iv) indicates the intention of the Shareholder submitting the same.

    Any ruling of the Chairman shall be final and determinative, provided (i) that the Chairman shall be required to report to IntelCom the ruling thereon, and (ii) that any person properly appearing before this Court who wishes to contest any such ruling may do so in proceedings in this Court.

  SCRUTINEERS

    12. THIS COURT ORDERS THAT the Scrutineers for the Meeting shall be Pacific Corporate Trust Company (acting through their officers and employees). The duties of the Scrutineers shall be, inter alia, to monitor and report on attendance and to monitor and report on all ballots and motions taken at the Meeting. The duties of the Scrutineers shall extend to:

    (i) invigilating and reporting to the Chairman on the deposit and validity of Proxies;

    (ii) reporting to the Chairman on the quorum of the Meeting;

    (iii) reporting to the Chairman on any polls taken or ballots cast at the Meeting;

    (iv) providing to IntelCom and to the Chairman and to the Secretary written reports for submission to this Court or further implementation of the Plan; and

    (v) invigilating and reporting to IntelCom on the elections made (and the validity of the elections made) in the Letters of Transmittal.

  SECRETARY

    13. THIS COURT ORDERS THAT the Secretary of the Meeting shall be John D. Field, or in his absence, a person (who need not be an officer or employee of IntelCom) selected for that purpose by the Chairman of the Meeting with the consent of the Board of Directors, provided that the Secretary shall be entitled to retain others to assist in the performance of his duties. The Secretary shall be responsible for maintaining, or causing to be maintained, the records and proceedings of the Meeting.

  QUORUM

    14. THIS COURT ORDERS THAT the quorum for the conduct of business at the Meeting shall be at least two (2) Shareholders (present in person or by Proxy) representing not less than one-third of the number of common shares of IntelCom outstanding at the record date for Notice of the Meeting established under paragraph 5 of this Order.

  DEPOSIT OF PROXIES

    15. THIS COURT ORDERS THAT Proxies must be deposited with the Scrutineers at one of the offices of the Scrutineers designated in the Notice or with persons appointed by the Scrutineers, including a Depository, for that purpose and named in the Notice at one of their respective offices designated in the Notice not later than the close of business of the business day prior to the Meeting (or any adjournment(s) or postponement(s) thereof).

    Proxies must be completed and executed in accordance with the instructions contained thereon. Proxies must be actually delivered to the Scrutineers prior to or by the times prescribed above in this paragraph, provided that, in the discretion of the Scrutineers, Proxies which are not physically deposited may be accepted by the Scrutineers if transmitted to the Scrutineers in a form and/or by a person, prior to or by the above times, reasonably believed by the Scrutineers to be genuine and bona fide.

    The Chairman, on report from the Scrutineers, is authorized to, but need not, accept any form of proxy other than the form(s) prescribed herein which is reasonably believed by the Chairman to be in a lawful form, genuine and bona fide, and to indicate the voting intention of the Shareholder or its proxy and provided the same is in the English language.

  REVOCATIONS

    16. THIS COURT ORDERS THAT revocations of any previously deposited Proxies may be deposited at the registered office of IntelCom at any time up to and including the last business day preceding the day of the Meeting, or any adjournments or postponements thereof, at which the proxy is to be used or with the Chairman and/or the Scrutineers of the Meeting at any time up to the commencement of the Meeting on the day of the Meeting, or any adjournments or postponements thereof.

  LETTERS OF TRANSMITTAL

    17. THIS COURT ORDERS THAT the Letters of Transmittal and any accompanying Notices of Guaranteed Delivery must be deposited with the Depositary no later than the times prescribed therein.

  WAIVER

    18. THIS COURT ORDERS THAT the right is reserved to the Chairman to waive any timing or deposit requirement (individually in any particular case or collectively in any series of cases) prescribed above, provided that he instructs the Scrutineers prior to the last time at which any Proxy or revocation is to be used.

  GENERAL PROCEDURE

    19. THIS COURT ORDERS THAT a poll, and a ballot, shall be taken on the Arrangement Resolution presented to the Meeting, and on any other matters properly coming before the Meeting as ruled upon by the Chairman. The result of any ballot taken shall be final and determinative of the question or resolution on which the ballot is taken (subject to any contest thereon brought in any proceedings before this Court).

  VOTING


    20. THIS COURT ORDERS THAT votes shall be taken at the Meeting on the basis of one (1) vote per common share of IntelCom. Subject to further Order of this Court, the Arrangement Resolution shall require, for passage, the affirmative vote of 66 2/3% of the votes actually cast thereon (for this purpose any spoiled votes, illegible votes, defective votes and abstentions shall be deemed not to be votes cast).

  PERMITTED ATTENDEES

    21. THIS COURT ORDERS THAT the persons entitled to be present at the Meeting are:

    .  The Chairman

    .  The Shareholders

    .  The Directors and Officers of IntelCom

    .  The Scrutineers (and their officers and employees)

    .  The Secretary (and his assistants)

    .  The Auditors of IntelCom

    .  IntelCom's legal and financial advisors; and

    .  other persons with the permission of the Chairman.

    Except for Shareholders, who may address the Meeting as of right, the Chairman shall be entitled to determine which other persons may address the Meeting.

  DISSENT AND APPRAISAL RIGHTS

    22. THIS COURT ORDERS THAT all Shareholders shall be entitled to exercise rights of dissent and appraisal, in accordance with and in compliance with
  Section 190 of the CBCA.

  SERVICE AND NOTICE OF SANCTION HEARING

    23. THIS COURT ORDERS THAT the persons entitled to be served with or given notice of any further proceedings herein, including any hearing to sanction and approve the Plan, and to appear and to be heard thereon, shall be only:

    (i)  the Applicants; and

    (ii) persons who have filed an appearance herein in accordance with the Rules of Civil Procedure.

    Delivery of a copy of this Order, in the Circular, in the manner prescribed above, shall constitute good and sufficient service and notice of the provisions of this paragraph.

  SANCTION HEARING

    24. THIS COURT ORDERS THAT the hearing for any sanction or approval of the Plan may be brought, on notice to the persons listed in paragraph 23 of this Order in accordance with the notice provisions to be included in the Circular, and no further or other notice shall be required.

  PRECEDENCE

    25. THIS COURT ORDERS THAT to the extent of any inconsistency or discrepancy with respect to the matters determined in this Order, between this Order and the terms of any instrument creating or governing or collateral to the common shares of IntelCom or to which the common shares of IntelCom are collateral, or to the Articles and/or by laws of IntelCom, this Order shall govern.

  DEFINITIONS

    26. THIS COURT ORDERS that as used in this Order the terms hereinafter set forth have the following definitions:

    "APPLICANTS" means IntelCom Group Inc. and ICG Communications, Inc.;

    "ARRANGEMENT RESOLUTION" means the special resolution to be voted upon by Shareholders at the Meeting, substantially in the form filed in these proceedings, respecting the Plan and associated matters;

    "CBCA" means the Canada Business Corporations Act, R.S.C. 1984, c. C.-44, and the relevant regulations thereunder, all as in effect from time to time;

    "CIRCULAR" means the Management Proxy Statement--Prospectus to be distributed by IntelCom to Shareholders in conjunction with the Notice and the Meeting, substantially in the form filed in these proceedings subject to completion or amendment by IntelCom, the completed version of which shall be filed with this Court coincident with the initial distribution thereof;

    "INTELCOM" means IntelCom Group Inc., one of the Applicants;

    "DEPOSITARY" means Pacific Corporate Trust Company or, in the alternative, such suitable trust or trusts to be selected by the Applicant IntelCom;

    "LETTER OF TRANSMITTAL" means the Letter of Transmittal and Election, substantially in the form filed in these proceedings, to be sent to Shareholders coincident with the Notice and Circular, permitting certain elections under the Plan, the completed version of which shall be filed with this Court coincident with the initial distribution thereof,

    "MEETING" means the annual and special meeting of Shareholders of IntelCom to be called, held and conducted in accordance with this Order for the purpose, inter alia, of considering the Plan;

    "NOTICE" means the Notice of Meeting, substantially in the form filed in these proceedings, subject to completion or amendment by IntelCom, the completed version of which shall be filed with this Court coincident with the initial distribution thereof;

    "PLAN" means the Plan of Arrangement proposed by the Applicants under section 192 of the CBCA, as amended, supplemented and/or revised from time to time;

    "PROXY" means, collectively, (i) the form of management solicited proxy and other form(s) of voting instrument(s) to be utilized by management of IntelCom in conjunction with the Meeting, the completed version of which shall be filed with this Court coincident with the initial distribution thereof, and (ii) such other form of proxy or voting instrument determined by the Chairman on the advice of the Scrutineers, to be lawful and to represent the choice of the person submitting the same;

    "SCRUTINEERS" means Pacific Corporate Trust Company; and

    "SHAREHOLDERS" means the several persons entered on the registers of IntelCom as holders of common shares of IntelCom and such other persons who, in accordance with subsection 138(2) of the CBCA, establish a right to vote at the Meeting.

                                   APPENDIX D

RESOLUTION WITH RESPECT TO THE ARRANGEMENT FOR CONSIDERATION AT THE ANNUAL AND
                   SPECIAL MEETING OF THE SHAREHOLDERS

                                       OF

                              INTELCOM GROUP INC.

                                  ("INTELCOM")

  BE IT RESOLVED THAT:

  1. The arrangement (the "Arrangement") under section 192 of the Canada Business Corporations Act (the "CBCA"), involving IntelCom and ICG Communications, Inc. which has been presented to this meeting (as the same may be modified or amended) is hereby authorized, approved and adopted;


  2. The Arrangement and Support Agreement involving IntelCom and ICG Communications, Inc. dated June 27, 1996, the full text of which is set out as Appendix B to the Management Proxy Statement - Prospectus dated ., 1996 (as the same may have been amended and presented to this meeting), and the transactions contemplated thereby are hereby approved and adopted.

  3. Notwithstanding the passing of this resolution by the Shareholders (as defined in the Management Proxy Statement - Prospectus) or the approval of the Ontario Court of Justice (General Division), the Board of Directors of IntelCom, without further notice to or approval of the Shareholders, may decide not to proceed with the Arrangement or may revoke this resolution at any time prior to the Arrangement becoming effective pursuant to the provisions of the CBCA; and

  4. Any two directors or officers of IntelCom are hereby authorized and directed for and on behalf of IntelCom to execute or cause to be executed, under corporate seal or otherwise, and to deliver or cause to be delivered all such documents, agreements and instruments and to do or cause to be done all such other acts and things as such directors or officers of IntelCom shall determine to be necessary or desirable in order to carry out the intent of the foregoing paragraphs of this resolution and the matters authorized thereby, such determination to be conclusively evidenced by the execution and delivery of such document, agreement or instrument or the doing of any such act or thing.

                                   APPENDIX E


                              PLAN OF ARRANGEMENT
                               UNDER SECTION 192
                    OF THE CANADA BUSINESS CORPORATIONS ACT


                                   ARTICLE 1

                                 INTERPRETATION

1.1 Definitions. In this Plan of Arrangement, unless there is something in the subject matter or context inconsistent therewith, the following terms shall have the respective meanings set out below and grammatical variations of such terms shall have corresponding meanings:

     (a) "ARRANGEMENT" means the arrangement under section 192 of the CBCA on the terms and subject to the conditions set out in this Plan of Arrangement, subject to any amendments thereto made in accordance with section 6.1 hereof or made at the direction of the Court in the Final Order;

     (b) "ARRANGEMENT RESOLUTION" means the special resolution in respect of the Arrangement passed by the holders of IntelCom Common Shares at the Meeting;

     (c) "AUTOMATIC REDEMPTION DATE" has the meaning ascribed thereto in the Share Provisions;

     (d) "BUSINESS DAY" means any day other than a Saturday, Sunday or a day when banks are not open for business in either or both of Denver, Colorado and New York, New York;

     (e) "CBCA" means the Canada Business Corporations Act, R.S.C. 1985, c. C-44 as amended;

     (f) "CLASS A SHARES" has the meaning ascribed thereto in the Share Provisions;

     (g) "COURT" means the Ontario Court of Justice (General Division);

     (h) "DEPOSITARY" means Pacific Corporate Trust Company at its principal office in Vancouver, British Columbia;

     (i) "DISSENT PROCEDURES" has the meaning set out in section 3.1;

     (j) "EFFECTIVE DATE" means the date shown on the certificate of arrangement issued by the Director under the CBCA giving effect to the Arrangement;

     (k) "EFFECTIVE TIME" means 12:01 a.m. on the Effective Date;

     (l) "ELECTED INTELCOM COMMON SHARE" means any IntelCom Common Share which the holder shall have indicated pursuant to the terms of section 4.4 is to be exchanged on the Arrangement into shares of Parent Common Stock;

     (m) "FINAL ORDER" means the final order of the Court approving the Arrangement as such order may be amended by the Court at any time prior to the Effective Time;

     (n) "INTELCOM" means IntelCom Group Inc., a corporation existing under the CBCA;

     (o) "INTELCOM COMMON SHARES" means the Common Shares, no par value, of IntelCom;

     (p) "LETTER OF TRANSMITTAL AND ELECTION FORM" means the Letter of Transmittal and Election Form in the form accompanying the Management Proxy Statement - Prospectus;

     (q) "MEETING" means the Annual and Special Meeting of the shareholders of IntelCom to be held to consider the Arrangement;

     (r) "MINIMUM NUMBER" means the number that is equal to 85% of the number of IntelCom Common Shares outstanding immediately prior to the Arrangement;

     (s) "PARENT" means ICG Communications, Inc., a corporation existing under the laws of the State of Delaware;

     (t) "PARENT CALL NOTICE" has the meaning ascribed thereto in section 5.2;

     (u) "PARENT COMMON STOCK" means the Common Stock, par value US$.01 per share, of Parent, and any other securities into which such shares may be changed;

     (v) "REDEMPTION CALL RIGHT" has the meaning ascribed thereto in section
5.1;

     (w) "RETRACTED SHARES" has the meaning ascribed thereto in the Share Provisions;

     (x) "RETRACTION CALL RIGHT" has the meaning ascribed thereto in section
5.2;

     (y) "RETRACTION CALL PURCHASE PRICE" has the meaning ascribed thereto in section 5.2;

     (z) "RETRACTION DATE" has the meaning ascribed thereto in the Share Provisions;

     (aa) "RETRACTION REQUEST" has the meaning ascribed thereto in the Share Provisions; and

     (ab) "SHARE PROVISIONS" means the rights, privileges, restrictions and conditions attaching to the Class A Shares which are set forth in Exhibit A hereto.

1.2 Sections and Headings. The division of this Plan of Arrangement into sections and the insertion of headings are for reference purposes only and shall not affect the interpretation of this Plan of Arrangement. Unless otherwise indicated, any reference in this Plan of Arrangement to a section or an Appendix refers to the specified section of or Appendix to this Plan of Arrangement.

1.3 Number, Gender and Persons. In this Plan of Arrangement, unless the context otherwise requires, words importing the singular number include the plural and vice versa, words importing any gender include all genders and words importing persons include individuals, corporations, partnerships, associations, trusts, unincorporated organizations, governmental bodies and other legal or business entities of any kind.

1.4 Interpretation Not Affected by Headings. The division of this Plan of Arrangement into Articles, sections and other parts and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Plan of Arrangement.

1.5 Date of any Action. In the event that any date on or by which any action is required or permitted to be taken hereunder is not a Business Day, such action shall be required or permitted to be taken on or by the next succeeding day which is a Business Day.

1.6 Time. All times expressed herein or in any Letters of Transmittal and Election Forms or Notices of Guaranteed Delivery are local time Vancouver, British Columbia, unless otherwise stipulated herein or therein.

1.7 Statutory References. Any reference in this Plan of Arrangement to a statute includes all regulations made thereunder, all amendments to such statute or regulations in force from time to time, and any statute or regulation that supplements or supersedes such statute or regulations.


                                   ARTICLE 2

                                  ARRANGEMENT

2.1 Arrangement. At the Effective Time on the Effective Date, the following reorganization of capital shall occur and shall be deemed to occur in the following order without any further act or formality:

     (a) The articles of incorporation of IntelCom shall be amended to replace the rights, privileges, restrictions and conditions attaching to IntelCom Common Shares with the Share Provisions (such shares being thereafter referred to as "Class A Shares").

     (b) Each Elected IntelCom Common Share outstanding immediately prior to the Arrangement and which has been amended in accordance with subsection 2.1(a) above (other than shares held by holders who have exercised their rights of dissent in accordance with section 3.1 hereof and who are ultimately entitled to be paid the fair value for such shares) shall be exchanged by the holder thereof with Parent for one share of Parent Common Stock.

     (c) Notwithstanding Article 5 of the Share Provisions, in connection with the exchange referred to in subsection 2.1(b), each holder of Elected IntelCom Common Shares shall be deemed to have simultaneously transferred each issued and outstanding Elected IntelCom Common Share, as amended by subsection 2.1(a) above, held by him to Parent and Parent shall deliver or cause to be delivered to each such holder one fully paid and non-assessable share of Parent Common Stock in exchange for each Elected IntelCom Common Share so transferred.

     (d) Upon the exchange referred to in subsection 2.1(b), each holder of Elected IntelCom Common Shares, shall cease to be such a holder, shall have his name removed from the register of holders of IntelCom Common Shares and shall become a holder of the number of shares of Parent Common Stock to which he is entitled as a result of the exchange referred to in subsection 2.1(b) and such holder's name shall be added to the register of holders of Parent Common Stock accordingly.

     (e) Upon the exchange referred to in subsection 2.1(b), Parent shall become the holder of all the issued and outstanding Elected IntelCom Common Shares, and Parent's name shall be added to the register of holders of IntelCom Common Shares accordingly.

     (f) In the event the number of shares of Parent Common Stock issuable pursuant to subsection 2.1(b) is less than the Minimum Number, holders of IntelCom Common Shares which are not Elected IntelCom Common Shares shall be deemed to have elected, on a pro rata basis, pursuant to the terms of section 4.4 hereof to exchange such IntelCom Common Shares for shares of Parent Common Stock in respect of that number of IntelCom Common Shares so as to cause the total number of shares of Parent Common Stock issuable under subsection 2.1(b) to be equal to 85% of the issued and outstanding IntelCom Common Shares immediately prior to the Effective Time and such IntelCom Common Shares shall be treated for the purposes of this Plan of Arrangement as Elected IntelCom Common Shares.

     (g) The share of Parent Common Stock held by the sole incorporator of Parent shall be retired into the treasury of Parent.


2.2 Corporate Name Following the Effective Time. At the Effective Time on the Effective Date, the corporate name of IntelCom shall become ICG Holdings (Canada), Inc.



                                   ARTICLE 3

                               RIGHTS OF DISSENT

3.1 Rights of Dissent. Holders of IntelCom Common Shares may exercise rights of dissent with respect to such shares pursuant to and in the manner set forth in section 190 of the CBCA and this section 3.1 (the "Dissent Procedures") in connection with the Arrangement and holders who duly exercise such rights of dissent and who:

     (a) are ultimately entitled to be paid fair value for their IntelCom Common Shares shall be deemed to have transferred such IntelCom Common Shares to IntelCom for cancellation on the Effective Date; or

     (b) are ultimately not entitled, for any reason, to be paid fair value for their IntelCom Common Shares shall be deemed to have participated in the Arrangement on the same basis as any non-dissenting holder of Elected IntelCom Common Shares, and shall receive shares of Parent Common Stock on the basis determined in accordance with subsection 2.1(b) of this Plan of Arrangement, but in no case shall IntelCom be required to recognize such holders as holders of IntelCom Common Shares or Class A Shares on and after the Effective Date, and the names of such holders of IntelCom Common Shares shall be deleted from the register of holders of IntelCom Common Shares on the Effective Date.


                                   ARTICLE 4

                                  CERTIFICATES

4.1 Issuance of Certificates Representing Class A Shares. On or promptly after the Effective Time, IntelCom shall deposit with the Depositary, for the benefit of the holders of Class A Shares, certificates representing the Class A Shares. Upon surrender to the Depositary for cancellation of a certificate which immediately prior to the Effective Time represented outstanding IntelCom Common Shares, together with such other documents and instruments as would have been required to effect the transfer of the shares formerly represented by such certificate under the CBCA and the by-laws of IntelCom and such additional documents and instruments as the Depositary may reasonably require, the holder of such surrendered certificate shall be entitled to receive in exchange therefor, and the Depositary shall deliver to such holder, a certificate representing that number of Class A Shares which such holder has the right to receive and the certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of IntelCom Common Shares which is not registered in the transfer records of

IntelCom, a certificate representing the proper number of Class A Shares may be issued to a transferee if the certificate representing such IntelCom Common Shares is presented to the Depositary, accompanied by all documents required to evidence and effect such transfer. Until surrendered as contemplated by this section 4.1, each certificate which immediately prior to the Effective Time represented outstanding IntelCom Common Shares shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing Class A Shares as contemplated by this section 4.1.

4.2 Exchange of Certificates by Holders of Elected IntelCom Common Shares. On or promptly after the Effective Time, Parent shall deposit with the Depositary, for the benefit of the holders of Elected IntelCom Common Shares exchanged for shares of Parent Common Stock pursuant to subsection 2.1(b), certificates representing the shares of Parent Common Stock issued pursuant to subsection 2.1(b) in exchange for outstanding Elected IntelCom Common Shares. Upon surrender to the Depositary for cancellation of a certificate which immediately prior to the Effective Time represented outstanding IntelCom Common Shares which were exchanged for shares of Parent Common Stock, together with such other documents and instruments as would have been required to effect the transfer of the shares formerly represented by such certificate under the CBCA and the by-laws of IntelCom and such additional documents and instruments as the Depositary may reasonably require, the holder of such surrendered certificate shall be entitled to receive in exchange therefor, and the Depositary shall deliver to such holder, a certificate representing that number of shares of Parent Common Stock which such holder has the right to receive and the certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of IntelCom Common Shares which is not registered in the transfer records of IntelCom, a certificate representing the proper number of shares of Parent Common Stock may be issued to a transferee if the certificate representing such IntelCom Common Shares is presented to the Depositary, accompanied by all documents required to evidence and effect such transfer. Until surrendered as contemplated by this section 4.2, each certificate which immediately prior to the Effective Date represented outstanding IntelCom Common Shares which were exchanged for shares of Parent Common Stock shall be deemed at any time after the Effective Date to represent only the right to receive upon such surrender the certificate representing shares of Parent Common Stock as contemplated by this section 4.2.

4.3 Lost Certificates. In the event any certificate which immediately prior to the Effective Time represented outstanding IntelCom Common Shares shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed, the Depositary will issue in exchange for such lost, stolen or destroyed certificate, certificates representing Class A Shares or shares of Parent Common Stock (and any dividends or distributions with respect thereto) deliverable in respect thereof as determined in accordance with section 2.1. When authorizing such payment in exchange for any lost, stolen or destroyed certificate, the person to whom certificates representing Class A Shares or shares of Parent Common Stock are to be issued shall, at the discretion of Parent, as a condition precedent to the issuance thereof, give a bond satisfactory to IntelCom or Parent, as the case may be, in such sum as IntelCom or Parent may direct or otherwise indemnify IntelCom or Parent in a manner satisfactory to IntelCom or Parent against any claim that may be made against IntelCom or Parent with respect to the certificate alleged to have been lost, stolen or destroyed.

4.4 Elections. (a) Each record holder immediately prior to the Effective Time of IntelCom Common Shares will be entitled to elect to receive shares of Parent Common Stock or Class A Shares for all of such shares (an "Election"). All Elections shall be made on a Letter of Transmittal and Election Form. Record holders of IntelCom Common Shares who hold IntelCom Common Shares as nominees, trustees or in other representative capacities (a "Representative") may submit multiple Letters of Transmittal and Election Forms; provided, that, such Representative certifies that each such Letter of Transmittal and Election Form covers all IntelCom Common Shares held by each Representative for a particular beneficial owner.

     (b) Timely Elections, Etc. Elections shall be made by holders of IntelCom Common Shares by depositing with the Depositary a Letter of Transmittal and Election Form. To be effective, a Letter of Transmittal and Election Form must be properly completed, signed and submitted to the Depositary. Parent will have the discretion to determine whether Letters of Transmittal and Election Forms have been properly completed, signed and submitted or revoked and to disregard immaterial defects in Letters of Transmittal and Election Forms. The decision of Parent (or the Depositary) in such matters shall be conclusive and binding. Neither the Parent nor the Depositary will be under any obligation to notify any person of any defect in a Letter of Transmittal and Election Form submitted to the Depositary.

     (c) Deemed Election. For the purposes hereof, a holder of IntelCom Common Shares who does not submit a Letter of Transmittal and Election Form which is received by the Depositary prior to the Election Deadline (as hereinafter defined) shall be deemed to have made an election to receive shares of Parent Common Stock for all such shares. If Parent or the Depositary shall determine that any purported election was not properly made, such purported election shall be deemed to be of no force and effect.


     (d) Mailing. Parent and IntelCom shall each use their best efforts to mail the Letter of Transmittal and Election Form to all persons who become holders of IntelCom Common Shares during the period between the record date for the Meeting and the close of business Toronto time, on the date seven calendar days prior to the anticipated Effective Date and to make the Letter of Transmittal and Election Form available to all persons who become holders of IntelCom Common Shares subsequent to such day and no later than the close of business on the business day prior to the Effective Date. A Letter of Transmittal and Election Form must be received by the Depositary by 5:00 p.m. (Pacific time) on July
30, 1996 (the "Election Deadline") in order to be effective. A Letter of Transmittal and Election Form may not be revoked after receipt thereof by the Depositary.


                                   ARTICLE 5

                               CERTAIN RIGHTS OF
                        PARENT TO ACQUIRE CLASS A SHARES

5.1       Parent Redemption Call Right.  (a)  In the event of the application of
Article 6 of the Share Provisions and notwithstanding the proposed redemption of Class A Shares by IntelCom pursuant to Article 6 of the Share Provisions, Parent shall have the overriding right (the "Redemption Call Right") to purchase from all but not less than all of the holders of Class A Shares to be redeemed on the Automatic Redemption Date all but not less than all of the Class A Shares held by each such holder on payment by Parent to the holder of a share of Parent Common Stock for each Class A Share redeemed, the value of such share of Parent Common Stock being equal to the Current Market Price (as defined in the Share Provisions) of a share of Parent Common Stock on the last Business Day prior to the Automatic Redemption Date (the "Redemption Call Purchase Price"). In the event of the exercise of the Redemption Call Right by Parent, each holder shall be obligated to sell all the Class A Shares held by the holder and otherwise to be redeemed to Parent on the Automatic Redemption Date on payment by Parent to the holder of the Redemption Call Purchase Price for each such share.

     (b) To exercise the Redemption Call Right, Parent must notify the Transfer Agent in writing, as agent for the holders of Class A Shares, and IntelCom of Parent's intention to exercise such right within two Business Days of the declaration by IntelCom of an Automatic Redemption Date. The Transfer Agent will notify the holders of the Class A Shares as to whether or not Parent has exercised the Redemption Call Right forthwith after the expiry of the period during which the same may be exercised by Parent. If Parent exercises the Redemption Call Right, on the Automatic Redemption Date Parent will purchase and the holders will sell all of the Class A Shares to be redeemed for a price per share equal to the Redemption Call Purchase Price.

     (c) For the purposes of completing the purchase of Class A Shares pursuant to the Redemption Call Right, Parent shall deposit with the Transfer Agent, on or before the Automatic Redemption Date, certificates representing the aggregate number of shares of Parent Common Stock deliverable by Parent (which shares shall be duly issued as fully paid and non-assessable and shall be free and clear of any lien, claim, encumbrance, security interest or adverse claim) in payment of the total Redemption Call Purchase Price. Provided that the total Redemption Call Purchase Price has been so deposited with the Transfer Agent, on and after the Automatic Redemption Date, the rights of each holder of Class A Shares so purchased will be limited to receiving such holder's proportionate part of the total Redemption Call Purchase Price payable by Parent upon presentation and surrender by the holder of certificates representing the Class A Shares purchased by Parent from such holder and the holder shall on and after the Automatic Redemption Date be considered and deemed for all purposes to be the holder of the shares of Parent Common Stock delivered to such holder. Upon surrender to the Transfer Agent of a certificate or certificates representing Class A Shares, together with such other documents and instruments as may be required to effect a transfer of Class A Shares under the CBCA and the by-laws of IntelCom and such additional documents and instruments as the Transfer Agent may reasonably require, the holder of such surrendered certificate or certificates shall be entitled to receive in exchange therefor, and the Transfer Agent on behalf of Parent shall deliver to such holder, certificates representing the shares of Parent Common Stock to which the holder is entitled. If Parent does not exercise the Redemption Call Right in the manner described above, on the Automatic Redemption Date the holders of the Class A Shares will be entitled to receive in exchange therefor the redemption price otherwise payable by IntelCom in connection with the redemption of Class A Shares pursuant to Article 6 of the Share Provisions.

5.2       Parent Retraction Call Right. (a)  In the event of the application of
Article 5 of the Share Provisions and notwithstanding the proposed redemption of Class A Shares by a holder of Class A Shares pursuant to Article 5 of the Share Provisions, Parent shall have the overriding right (the "Retraction Call Right") to purchase from any holder of Class A Shares who has delivered a Retraction Request all but not less than all of the Retracted Shares to be redeemed on the Retraction Date on payment by Parent to the holder of a share of Parent Common Stock for each Class A Share redeemed, such share of Parent Common Stock having a value equal to the Current Market Price (as defined in the Share Provisions) of a share of Parent Common Stock on the Retraction Date (the "Retraction Call Purchase Price"). In the event of the exercise of the Retraction Call Right by Parent, and provided that the Retraction Request is not revoked by the holder in the manner specified in section 5.7 of the Share Provisions, the holder shall be obligated to sell all the Retracted Shares to Parent on the Retraction Date on payment by Parent to the holder of the Retraction Call Purchase Price for each such share.

     (b) To exercise the Retraction Call Right, Parent must notify IntelCom in writing of its determination to do so (the "Parent Call Notice") within two Business Days of notification to Parent by IntelCom of receipt by IntelCom of the Retraction Request. If Parent delivers the Parent Call Notice within such two Business Day time period, and provided that the Retraction Request is not revoked by the holder in the manner specified in section 5.7 of the Share Provisions, the Retraction Request shall thereupon be considered only to be an offer by the holder to sell the Retracted Shares to Parent in accordance with the Retraction Call Right. In such event, IntelCom shall not redeem the Retracted Shares and Parent shall purchase from such holder and such holder shall sell to Parent on the Retraction Date the Retracted Shares for a price per share equal to the Retraction Call Purchase Price.

     (c) For the purposes of completing the purchase of Class A Shares pursuant to the Retraction Call Right, Parent shall deposit with the Transfer Agent, on or before the Retraction Date, certificates representing the aggregate number of shares of Parent Common Stock deliverable by Parent (which shares shall be duly issued as fully paid and non-assessable and shall be free and clear of any lien, claim, encumbrance, security interest or adverse claim) in payment of the total Retraction Call Purchase Price. Provided that the total Retraction Call Purchase Price has been so deposited with the Transfer Agent, on and after the Retraction Date, the rights of the holder of Class A Shares so purchased will be limited to receiving such holder's proportionate part of the total Retraction Call Purchase Price payable by Parent upon presentation and surrender by the holder of certificates representing the Class A Shares purchased by Parent from such holder and the holder shall on and after the Retraction Date be considered and deemed for all purposes to be the holder of the shares of Parent Common Stock delivered to such holder. Upon surrender to the Transfer Agent of a certificate or certificates representing Class A Shares, together with such other documents and instruments as may be required to effect a transfer of Class A Shares under the CBCA and the by-laws of IntelCom and such additional documents and instruments as the Transfer Agent may reasonably require, the holder of such surrendered certificate or certificates shall be entitled to receive in exchange therefor, and the Transfer Agent on behalf of Parent shall deliver to such holder, certificates representing the shares of Parent Common Stock to which the holder is entitled. If Parent does not exercise the Retraction Call Right in the manner described above, on the Retraction Date the holders of the Class A Shares will be entitled to receive in exchange therefor the redemption price otherwise payable by IntelCom in connection with the redemption of Class A Shares pursuant to Article 5 of the Share Provisions.

5.3 Notice upon Liquidation of Parent. (a) Parent will give each holder of Class A Shares notice of each of the following events at the time set forth below:

     (i) in the event of any determination by the Board of Directors of Parent to institute voluntary liquidation, dissolution or winding-up proceedings with respect to Parent or to effect any other distribution of assets of Parent among its shareholders for the purpose of winding up its affairs, at least 30 days prior to the proposed effective date of such liquidation, dissolution, winding-up or other distribution; and

     (ii) immediately, upon the earlier of receipt by Parent of notice of or Parent otherwise becoming aware of any bona fide threatened instituted claim, suit, petition or other proceedings with respect to the involuntary liquidation, dissolution or winding-up of Parent or to effect any other distribution of assets of Parent among its shareholders for the purpose of winding up its affairs.

     (b) Notice by Parent of any event contemplated by subsection 5.3(a), shall include a brief description of the rights of holders of Class A Shares to retract such shares in accordance with section 5.1 of the Share Provisions.

5.4 Withholding Rights. Parent shall be entitled to withhold the consideration otherwise payable pursuant to this Plan of Arrangement from any holder of IntelCom Common Shares or Class A Shares until such holder has paid to Parent an amount equal to such amounts as Parent is required or permitted to deduct and withhold with respect to such payment under the United States Internal Revenue Code of 1986, as amended, the Income Tax Act (Canada) or any provision of state, local, provincial or foreign tax law.

                                   ARTICLE 6

                                   AMENDMENT

6.1 Plan of Arrangement Amendment. IntelCom reserves the right to amend, modify and/or supplement this Plan of Arrangement at any time and from time to time provided that any such amendment, modification, or supplement must be contained in a written document which is (i) agreed to by Parent and (ii) filed with the Court and approved by the Court.

          Any amendment, modification or supplement to this Plan of Arrangement which is approved by the Court following the Meeting shall be effective only (i) if it is consented to by IntelCom and (ii) if it is agreed to by Parent.

          Any amendment, modification or supplement to this Plan of Arrangement may be made following the Effective Date unilaterally by IntelCom, provided that
(i) it is agreed to by Parent and (ii) it concerns a matter which, in the reasonable opinion of IntelCom, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the financial or economic interests of the holders of Class A Shares.

            EXHIBIT A TO PLAN OF ARRANGEMENT OF INTELCOM GROUP INC.

                     PROVISIONS ATTACHING TO CLASS A SHARES

          The Class A Shares in the capital of IntelCom shall have the following rights, privileges, restrictions and conditions:


                                   ARTICLE 1

                                 INTERPRETATION

1.1       For the purposes of these share provisions:

          "AFFILIATE" of any person means any other person directly or indirectly controlled by, or under common control of, that person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control of"), as applied to any person, means the possession by another person, directly or indirectly, of the power to direct or cause the direction of the management and policies of that first mentioned person, whether through the ownership of voting securities, by contract or otherwise.


          "ARRANGEMENT AND SUPPORT AGREEMENT" means the Arrangement and Support Agreement between Parent and IntelCom, made as of June 27, 1996.

          "AUTOMATIC REDEMPTION DATE" if declared by the Board of Directors, means the date for the automatic redemption by IntelCom of Class A Shares pursuant to section 6.2 of these share provisions.

          "BOARD OF DIRECTORS" means the Board of Directors of IntelCom.

          "BUSINESS DAY" means any day other than a Saturday, a Sunday or a day when banks are not open for business in either or both of Denver, Colorado and New York, New York.

          "CANADIAN DOLLAR EQUIVALENT" means in respect of an amount expressed in a foreign currency (the "Foreign Currency Amount") at any date the product obtained by multiplying (a) the Foreign Currency Amount by (b) the noon spot exchange rate on such date for such foreign currency expressed in Canadian dollars as reported by the Bank of Canada or, in the event such spot exchange rate is not available, such exchange rate on such date for such foreign currency expressed in Canadian dollars as may be deemed by the Board of Directors to be appropriate for such purpose.

          "CASH REDEMPTION DATE" if declared by the Board of Directors, means the date for the redemption by IntelCom of Class A Shares pursuant to section
6.3 of these share provisions.

          "CASH REDEMPTION PRICE" has the meaning ascribed thereto in section
6.4 of these share provisions.

          "CBCA" means the Canada Business Corporations Act, R.S.C. 1985, c. C-44 as amended.

          "CLASS A SHARES" mean the Class A Shares of IntelCom having the rights, privileges, restrictions and conditions set forth herein.

          "CURRENT MARKET PRICE" means, in respect of a share of Parent Common Stock on any date, the Canadian Dollar Equivalent of the average of the closing prices of a share of Parent Common Stock on the Nasdaq National Market on each of the thirty (30) consecutive trading days ending not more than five trading days before such date, or, if the Parent Common Stock is not then listed, on such other stock exchange or automated quotation system on which the Parent Common Stock is listed or quoted, as the case may be, as may be selected by the Board of Directors for such purpose; provided, however, that if there is no public distribution or trading activity of Parent Common Stock during such period, then the Current Market Price of a share of Parent Common Stock shall be determined by the Board of Directors based upon the advice of such qualified independent financial advisors as the Board of Directors may deem to be appropriate, and provided, further, that any such selection, opinion or determination by the Board of Directors shall be conclusive and binding.

          "INTELCOM" means IntelCom Group Inc., a corporation existing under the federal laws of Canada.

          "PARENT" means ICG Communications, Inc., a corporation existing under the laws of the State of Delaware.

          "PARENT CALL NOTICE" has the meaning ascribed thereto in section 5.3 of these share provisions.

          "PARENT COMMON STOCK" mean the Common Stock, par value US$.01 per share, of Parent, and any other securities into which such shares may be changed.

          "PARENT DIVIDEND DECLARATION DATE" means the date on which the Board of Directors of Parent declares any dividend on the Parent Common Stock.

          "PLAN OF ARRANGEMENT" means the plan of arrangement relating to the arrangement of IntelCom under section 192 of the Canada Business Corporations Act, to which plan these share provisions are attached.

          "REDEMPTION CALL RIGHT" has the meaning ascribed thereto in the Plan of Arrangement.

          "REDEMPTION PRICE" has the meaning ascribed thereto in section 6.2 of these share provisions.

          "RETRACTED SHARES" has the meaning ascribed thereto in section 5.1 of these share provisions.

          "RETRACTION CALL RIGHT" has the meaning ascribed thereto in section
5.1 of these share provisions.

          "RETRACTION CALL PURCHASE PRICE" has the meaning ascribed thereto in the Plan of Arrangement.

          "RETRACTION DATE" has the meaning ascribed thereto in section 5.1(b) of these share provisions.

          "RETRACTION PRICE" has the meaning ascribed thereto in section 5.1 of these share provisions.

          "RETRACTION REQUEST" has the meaning ascribed thereto in section 5.1 of these share provisions.

          "THIRD PARTY TRANSACTION" means any bona fide transaction (whether by way of merger, consolidation, tender offer, share exchange offer, reorganization, transfer, sale, lease or otherwise) which would result in: (i) any person or group of persons (a "Third Party") acquiring more than 50 percent of the outstanding Voting Equity Securities of Parent or the entity, if any, surviving any merger or business combination; or (ii) any other transaction pursuant to which any Third Party would acquire control of all or substantially all of the assets of Parent and its subsidiaries.

          "TRANSFER AGENT" means such suitable trust company or similar financial institution to be selected by IntelCom from time to time to be the registrar and transfer agent for the Class A Shares.

          "VOTING EQUITY SECURITIES" means any voting securities of a company which carry a residual right to participate in the earnings of the Company and, upon the liquidation or winding up of the Company, in its assets.


                                   ARTICLE 2

                    LIQUIDATION, DISSOLUTION AND WINDING UP

2.1 Subject to the prior rights of the holders of any class of shares ranking senior to the Class A Shares with respect to priority in the distribution of assets or return of capital upon the liquidation, dissolution or winding-up of IntelCom, the holders of Class A Shares shall be entitled to receive equally the remaining property of IntelCom in the event of the liquidation, dissolution or winding up of IntelCom, whether voluntary or involuntary, or upon any other return of capital or distribution of assets of IntelCom among its shareholders for the purpose of winding up its affairs.


                                   ARTICLE 3

                                   DIVIDENDS

3.1 Subject to section 3.2 hereof and subject to the prior rights of the holders of any class of shares ranking senior to the Class A Shares with respect to priority of dividends, the holders of Class A Shares shall be entitled to receive, and IntelCom shall pay in equal amounts per share on all Class A Shares outstanding, such non-cumulative dividends as the directors may from time to time declare in their absolute discretion.

3.2 A holder of a Class A Share shall be entitled to receive, and the Board of Directors shall use its best efforts, subject to applicable law, on each Parent Dividend Declaration Date, to declare a dividend on each Class A Share (a) in the case of a cash dividend declared on the Parent Common Shares, in an amount in cash for each Class A Share equal to the Canadian Dollar Equivalent on the Parent Dividend Declaration Date of the cash dividend declared on each share of Parent Common Stock or (b) in the case of a stock dividend declared on the Parent Common Stock to be paid in shares of Parent Common Stock, in such number of Class A Shares for each Class A Share as is equal to the number of shares of Parent Common Stock to be paid on each share of Parent Common Stock or (c) in the case of a dividend declared on the Parent Common Stock in property other than cash or shares of Parent Common Stock, in such type and amount of property for each Class A Share as is the same as or economically equivalent to (to be determined by the Board of Directors as contemplated by section 2.7 of the

Arrangement and Support Agreement) the type and amount of property declared as a dividend on each share of Parent Common Stock. Such dividends shall be paid out of money, assets or property of IntelCom properly applicable to the payment of dividends, or out of authorized but unissued shares of IntelCom. Any dividend which should have been declared on the Class A Shares pursuant to this section
3.2 but was not so declared due to the provisions of applicable law shall be declared and paid by IntelCom on a subsequent date or dates determined by the Board of Directors.

3.3 Checks of IntelCom payable at any branch of the bankers of IntelCom shall be issued in respect of any cash dividends contemplated by section 3.1 or subsection 3.2(a) hereof and the sending of such a cheque to each holder of a Class A Share shall satisfy the cash dividend represented thereby unless the cheque is not paid on presentation. Certificates registered in the name of the registered holder of Class A Shares shall be issued or transferred in respect of any stock dividends contemplated by subsection 3.2(b) hereof and the sending of such a certificate to each holder of a Class A Share shall satisfy the stock dividend represented thereby. Such other type and amount of property in respect of any dividends contemplated by subsection 3.2(c) hereof shall be issued, distributed or transferred by IntelCom in such manner as it shall determine and the issuance, distribution or transfer thereof by IntelCom to each holder of a Class A Share shall satisfy the dividend represented thereby. No holder of a Class A Share shall be entitled to recover by action or other legal process against IntelCom any dividend that is represented by a cheque that has not been duly presented to IntelCom's bankers for payment or that otherwise remains unclaimed for a period of six years from the date on which such dividend was payable.

3.4 The record date for the determination of the holders of Class A Shares entitled to receive payment of, and the payment date for, any dividend declared on the Class A Shares under section 3.2 hereof shall be the same dates as the record date and payment date, respectively, for the corresponding dividend declared on the Parent Common Stock.

3.5 If, on any payment date for any dividends declared on the Class A Shares under section 3.2 hereof, the dividends are not paid in full on all of the Class A Shares then outstanding, any such dividends that remain unpaid shall be paid on a subsequent date or dates determined by the Board of Directors on which IntelCom shall have sufficient moneys, assets or property properly applicable to the payment of such dividends.


                                   ARTICLE 4

                              CERTAIN RESTRICTIONS


4.1 So long as any of the Class A Shares are outstanding and held by holders other than Parent or any of its Affiliates, IntelCom shall not at any time without, but may at any time with, the approval of the holders of the Class A Shares given as specified in section 8.3 of these share provisions:

     (a) pay any dividends on any other shares ranking junior to the Class A Shares, other than stock dividends payable in any such other shares ranking junior to the Class A Shares, as the case may be;

     (b) redeem, retract or purchase or make any capital distribution in respect of any shares ranking junior to the Class A Shares; or

     (c) redeem or purchase any other shares of IntelCom ranking equally with the Class A Shares with respect to the payment of dividends or on any liquidation distribution.

          The restrictions in sections 4.1(a), 4.1(b) and 4.1(c) above shall not apply if all dividends on the outstanding Class A Shares corresponding to dividends declared to date on the Parent Common Stock shall have been declared on the Class A Shares and paid in full.


                                   ARTICLE 5

                     RETRACTION OF CLASS A SHARES BY HOLDER

5.1 Any holder of Class A Shares, other than Parent or any Affiliate of Parent, shall be entitled at any time, subject to applicable law and the exercise by Parent of the Retraction Call Right and otherwise upon compliance with the provisions of this Article 5, to require IntelCom to redeem any or all of the Class A Shares registered in the name of such holder for one share of Parent Common Stock, the value of such share being equal to the Current Market Price of a Parent Common Stock on the last Business Day prior to the Retraction Date (the "Retraction Price"). To effect such redemption, the holder shall present and surrender at the registered office of IntelCom or at any office of the Transfer Agent as may be specified by IntelCom by notice to the holders of Class A Shares the certificate or certificates representing the Class A Shares which the holder desires to have IntelCom redeem, together with such other documents and instruments as may be required to effect a transfer of Class A Shares under the CBCA and the by-laws of IntelCom and such additional documents and instruments as the Transfer Agent may reasonably require, and together with a duly executed statement (the "Retraction Request") in such form as may be acceptable to IntelCom:

     (a) specifying that the holder desires to have all or any number specified therein of the Class A Shares represented by such certificate or certificates (the "Retracted Shares") redeemed by IntelCom;

     (b) stating the Business Day on which the holder desires to have IntelCom redeem the Retracted Shares (the "Retraction Date"), provided that the Retraction Date shall be not less than five Business Days nor more than 10 Business Days after the date on which the Retraction Request is received by IntelCom and further provided that, in the event that no such Business Day is specified by the holder in the Retraction Request, the Retraction Date shall be deemed to be the tenth Business Day after the date on which the Retraction Request is received by IntelCom; and

     (c) acknowledging the overriding right (the "Retraction Call Right") of Parent to purchase all but not less than all the Retracted Shares directly from the holder and that the Retraction Request shall be deemed to be a revocable offer by the holder to sell the Retracted Shares to Parent in accordance with the Retraction Call Right on the terms and conditions set out in section 5.3 below.

5.2 Subject to the exercise by Parent of the Retraction Call Right, upon receipt by IntelCom or the Transfer Agent in the manner specified in section 5.1 hereof of a certificate or certificates representing the number of Class A Shares which the holder desires to have IntelCom redeem, together with a Retraction Request, and provided that the Retraction Request is not revoked by the holder in the manner specified in section 5.7, IntelCom shall redeem the Retracted Shares effective at the close of business on the Retraction Date and shall cause to be delivered to such holder the total Retraction Price with respect to such shares. If only a part of the Class A Shares represented by any certificate are redeemed (or purchased by Parent pursuant to the Retraction Call Right), a new certificate for the balance of such Class A Shares shall be issued to the holder at the expense of IntelCom.

5.3 Upon receipt by IntelCom of a Retraction Request, IntelCom shall immediately notify Parent thereof. In order to exercise the Retraction Call Right, Parent must notify IntelCom in writing of its determination to do so (the "Parent Call Notice") within two Business Days of notification to Parent by

IntelCom of the receipt by IntelCom of the Retraction Request. If Parent does not so notify IntelCom within such two Business Day period, IntelCom will notify the holder as soon as possible thereafter that Parent will not exercise the Retraction Call Right. In the event that Parent does not deliver a Parent Call Notice within such two Business Day period, and provided that Retraction Request is not revoked by the holder in the manner specified in section 5.7, IntelCom shall redeem the Retracted Shares on the Retraction Date and in the manner otherwise contemplated in this Article 5.

5.4 IntelCom shall deliver or cause the Transfer Agent to deliver to the relevant holder, at the address of the holder recorded in the securities register of IntelCom for the Class A Shares or at the address specified in the holder's Retraction Request or by holding for pick up by the holder at the registered office of IntelCom or at any office of the Transfer Agent as may be specified by IntelCom by notice to the holders of Class A Shares, certificates representing the shares of Parent Common Stock (which shares shall be duly issued as fully paid and non-assessable and shall be free and clear of any lien, claim, encumbrance, security interest or adverse claim) registered in the name of the holder or in such other name as the holder may request in payment of the Retraction Price, and such delivery of such certificates on behalf of IntelCom or by the Transfer Agent shall be deemed to be payment of and shall satisfy and discharge all liability for the Retraction Price. In the event that there is tax required to be deducted or withheld from any payment to a holder of Class A Shares, IntelCom is hereby authorized to withhold payment of the Retraction Price to any holder of Class A Shares until such holder has paid to IntelCom an amount equal to such amounts as IntelCom is required or permitted to deduct or withhold with respect to such Retraction Price under the United States Internal Revenue Code of 1986, as amended, the Income Tax Act (Canada) or any provision of state, local or provincial or foreign tax law.

5.5 On and after the close of business on the Retraction Date, the holder of the Retracted Shares shall cease to be a holder of such Retracted Shares and shall not be entitled to exercise any of the rights of a holder in respect thereof, other than the right to receive his proportionate part of the Retraction Price or Retraction Call Purchase Price, as the case may be, unless upon presentation and surrender of certificates in accordance with the foregoing provisions, payment of the Retraction Price or the Retraction Call Purchase Price, as the case may be, shall not be made, in which case the rights of such holder shall remain unaffected until the Retraction Price or the Retraction Call Purchase Price, as the case may be, has been paid in the manner hereinbefore provided. On and after the close of business on the Retraction Date, provided that presentation and surrender of certificates and payment of the Retraction Price or the Retraction Call Purchase Price, as the case may be, has been made in accordance with the foregoing provisions, the holder of the Retracted Shares so redeemed by IntelCom or purchased by Parent shall thereafter be considered and deemed for all purposes to be a holder of the shares of Parent Common Stock delivered to it.

5.6 Notwithstanding any other provision of this Article 5, IntelCom shall not be obligated to redeem Retracted Shares specified by a holder in a Retraction Request to the extent that such redemption of Retracted Shares would be contrary to solvency requirements or other provisions of applicable law. If IntelCom believes that on any Retraction Date it would not be permitted by any of such provisions to redeem the Retracted Shares tendered for redemption on such date, and provided that Parent shall not have exercised the Retraction Call Right with respect to the Retracted Shares, IntelCom shall only be obligated to redeem Retracted Shares specified by a holder in a Retraction Request to the extent of the maximum number that may be so redeemed as would not be contrary to such provisions and shall notify the holder at least two Business Days prior to the Retraction Date as to the number of Retracted Shares which will not be redeemed by IntelCom. In any case in which the redemption by IntelCom of Retracted Shares would be contrary to solvency requirements or other provisions of applicable law, IntelCom shall redeem Retracted Shares in accordance with section 5.2 of these share provisions on a pro rata basis and shall issue to each holder of Retracted Shares a new certificate, at the expense of IntelCom, representing the Retracted Shares not redeemed by IntelCom pursuant to section
5.2 hereof. Provided that the Retraction Request is not revoked by the holder in the manner specified in section 5.7, the holder of any such Retracted Shares not redeemed by IntelCom pursuant to section 5.2 of these share provisions as a result of solvency requirements of applicable law shall be deemed by giving the Retraction Request to require Parent to purchase such Retracted Shares from such holder on the Retraction Date or as soon as practicable thereafter on payment by Parent to such holder of the Retraction Call Purchase Price for each such Retracted Share, all as more specifically provided in the Arrangement and Support Agreement.

5.7 A holder of Retracted Shares may, by notice in writing given by the holder to IntelCom before the close of business on the Business Day immediately preceding the Retraction Date, withdraw its Retraction Request in which event such Retraction Request shall be null and void and, for greater certainty, the revocable offer constituted by the Retraction Request to sell the Retracted Shares to Parent shall be deemed to have been revoked.

5.8 For greater certainty, this Article 5 remains applicable after the public announcement of a Third Party Transaction.


                                   ARTICLE 6

                    REDEMPTION OF CLASS A SHARES BY INTELCOM

6.1 Upon the public announcement of a Third Party Transaction, the Board of Directors may declare an Automatic Redemption Date to occur on a date which shall be the earlier of: (i) the date of completion of the Third Party Transaction; or (ii) if, in the discretion of the Board of Directors, the Automatic Redemption Date must occur on a date prior to the completion of the Third Party Transaction in order to ensure that holders of Class A Shares are able participate in the Third Party Transaction, then on such date determined by the Board of Directors. Without limiting the generality of the foregoing, to the extent possible, IntelCom will use its best efforts expeditiously and in good faith to ensure that holders of Class A Shares may participate in all such Third Party Transactions without being required to retract their Class A Shares as against IntelCom (or, if so required, to ensure that any such retraction shall be effective only upon, and shall be conditional upon, the closing of the Third Party Transaction and only to the extent necessary to tender or deposit to the Third Party Offer).

6.2 Subject to applicable law, and subject to the exercise by Parent of the Redemption Call Right, IntelCom shall on the Automatic Redemption Date redeem each of the then outstanding Class A Shares, other than Class A Shares held by Parent or any Affiliate of Parent, for one share of Parent Common Stock, such share having a value equal to the Current Market Price of a share of Parent Common Stock on the last Business Day prior to the Automatic Redemption Date (the "Redemption Price").

6.3 At any time after October 1, 2006, provided that the number of Class A Shares registered in the name of holders other than Parent or any of its Affiliates is less than one percent (1%) of the total number of Class A Shares outstanding at such time, the Board of Directors may declare a Cash Redemption Date.

6.4 Subject to applicable law, and the legal availability of funds therefor, IntelCom shall on the Cash Redemption Date redeem each of the then outstanding Class A Shares, other than Class A Shares held by Parent or any Affiliate of Parent for an amount equal to the Current Market Price of one share of Parent Common Stock on the last Business Day prior to the Cash Redemption Date (the "Cash Redemption Price").

6.5 In the case of any redemption of Class A Shares under this Article 6, IntelCom shall, no longer than 5 Business Days after the declaration of an Automatic Redemption Date or Cash Redemption Date, as the case may be, send or cause to be sent to each holder of Class A Shares to be redeemed a notice in writing of the redemption by IntelCom or the purchase by Parent under the Redemption Call Right, as the case may be, of the Class A Shares held by such holder. Such notice shall set out the Redemption Price, the Redemption Call Purchase Price or the Cash Redemption Price, as the case may be, the Automatic Redemption Date or the Cash Redemption Date, as the case may be, and, if applicable, particulars of the Redemption Call Right. On or after the Automatic Redemption Date or the Cash Redemption Date, as the case may be, and subject to the exercise by Parent of the Redemption Call Right, if applicable, IntelCom shall cause to be delivered to the holders of the Class A Shares to be redeemed the Redemption Price or the Cash Redemption Price, as the case may be, for each such Class A Share upon presentation and surrender at the registered office of IntelCom or at any office of the Transfer Agent as may be specified by IntelCom in such notice of the certificates representing such Class A Shares, together with such other documents and instruments as may be required to effect a transfer of Class A Shares under the CBCA and the by-laws of IntelCom and such additional documents and instruments as the Transfer Agent may reasonably require. Payment of the total Redemption Price or the Cash Redemption Price, as the case may be, for such Class A Shares shall be made by delivery to each holder, at the address of the holder recorded in the securities register of IntelCom or by holding for pick up by the holder at the registered office of IntelCom or at any office of the Transfer Agent as may be specified by IntelCom in such notice, on behalf of IntelCom of certificates representing shares of Parent Common Stock (which shares shall be duly issued as fully paid and non-assessable and shall be free and clear of any lien, claim, encumbrance, security interest or adverse claim), or, as applicable, of a check representing the Cash Redemption Price. On and after the Automatic Redemption Date or the Cash Redemption Date, as the case may be, the holders of the Class A Shares called for redemption shall cease to be holders of such Class A Shares and shall not be entitled to exercise any of the rights of holders in respect thereof, other than the right to receive their proportionate part of the total Redemption Price or the Cash Redemption Price, as the case may be, unless payment of the total Redemption Price or the Cash Redemption Price, as the case may be, for such Class A Shares shall not be made upon presentation and surrender of certificates in accordance with the foregoing provisions, in which case the rights of the holders shall remain unaffected until the total Redemption Price or the Cash Redemption Price, as the case may be, has been paid in the manner hereinbefore provided. IntelCom shall have the right at any time after the sending of notice of its intention to redeem Class A Shares as aforesaid to deposit or cause to be deposited the total Redemption Price or Cash Redemption Price, as the case may be, of the Class A Shares so called for redemption, or of such of the said Class A Shares represented by certificates that have not at the date of such deposit been surrendered by the holders thereof in connection with such redemption, in a custodial account with any chartered bank or trust company in Canada named in such notice. Upon the later of such deposit being made and the Automatic Redemption Date or the Cash Redemption Date, as the case may be, the Class A Shares in respect whereof such deposit shall have been made shall be redeemed and the rights of the holders thereof after such deposit, or Automatic Redemption Date or Cash Redemption Date, as the case may be, shall be limited to receiving their proportionate part of the total Redemption Price or the Cash Redemption Price, as the case may be, without interest for such Class A Shares so deposited, against presentation and surrender of the said certificates held by them, respectively, in accordance with the foregoing provisions. Upon such payment or deposit of the total Redemption Price, the holders of the Class A Shares shall thereafter be considered and deemed for all purposes to be holders of the shares of Parent Common Stock delivered to them. In the event that there is tax required to be deducted or withheld from any payment to a holder of Class A Shares, IntelCom is hereby authorized to withhold payment of the Redemption Price or the Cash Redemption Price, as the case may be, to any holder of Class A Shares until such holder has paid to IntelCom an amount equal to such amounts as IntelCom is required or permitted to deduct or withhold with respect to such Redemption Price under the United States Internal Revenue Code of 1986, as amended, the Income Tax Act (Canada) or any provision of state, local or provincial or foreign tax law.

                                   ARTICLE 7

                                 VOTING RIGHTS

7.1 The holders of Class A Shares shall be entitled to receive notice of and to attend all meetings of the shareholders of IntelCom and shall have one vote for each share held at all meetings of the shareholders of IntelCom except for meetings at which only holders of another specified class or series of shares of IntelCom are entitled to vote separately as a class or series.


                                   ARTICLE 8

                             AMENDMENT AND APPROVAL

8.1 The rights, privileges, restrictions and conditions attaching to the Class A Shares may be added to, changed or removed but only with the approval of the holders of the Class A Shares given as hereinafter specified.

8.2 Any approval given by the holders of the Class A Shares to add to, change or remove any right, privilege, restriction or condition attaching to the Class A Shares or any other matter requiring the approval or consent of the holders of the Class A Shares shall be deemed to have been sufficiently given if it shall have been given in accordance with applicable law subject to a minimum requirement that such approval be evidenced by resolution passed by not less than two-thirds of the votes cast on such resolution at a meeting of holders of Class A Shares duly called and held at which the holders of at least 50% of the outstanding Class A Shares at that time are present or represented by proxy; provided that if at any such meeting the holders of at least 50% of the outstanding Class A Shares at that time are not present or represented by proxy within one-half hour after the time appointed for such meeting, then the meeting shall be adjourned to such date not less than 10 days thereafter and to such time and place as may be designated by the Chairman of such meeting. At such adjourned meeting the holders of Class A Shares present or represented by proxy thereat may transact the business for which the meeting was originally called and a resolution passed thereat by the affirmative vote of not less than two-thirds of the votes cast on such resolution at such meeting shall constitute the approval or consent of the holders of the Class A Shares.

8.3 Any approval or consent required to be given by the holders of the Class A Shares pursuant to this section 8.3 shall be deemed to have been sufficiently given if such approval is evidenced by resolution passed by not less than one-half of the votes cast (excluding any votes attached to shares owned by Parent or any of its Affiliates) on such resolution at a meeting of holders of Class A Shares duly called and held at which the holders of at least 25% of the outstanding Class A Shares other than Class A Shares held by Parent or any of its Affiliates at that time are present or represented by proxy; provided that if at any such meeting the holders of at least 25% of the outstanding Class A Shares other than Class A Shares held by Parent or any of its Affiliates at that time are not present or represented by proxy within one-half hour after the time appointed for such meeting, then the meeting shall be adjourned to such date not less than 10 days thereafter and to such time and place as may be designated by the Chairman of such meeting. At such adjourned meeting the holders of Class A Shares present or represented by proxy thereat may transact the business for which the meeting was originally called and a resolution passed thereat by the affirmative vote of not less than one-half of the votes (excluding any votes attached to shares owned by Parent or any of its Affiliates) cast on such resolution at such meeting shall constitute the approval or consent of the holders of the Class A Shares.

                                   ARTICLE 9

                RECIPROCAL CHANGES, ETC. IN RESPECT OF SHARES OF
                              PARENT COMMON STOCK

9.1 (a) Pursuant to the Arrangement and Support Agreement, Parent will not without the prior approval of IntelCom and the prior approval of the holders of the Class A Shares given as specified in section 8.3 of these share provisions:

     (i) issue or distribute shares of Parent Common Stock (or securities exchangeable for or convertible into or carrying rights to acquire shares of Parent Common Stock) to the holders of all or substantially all of the then outstanding shares of Parent Common Stock by way of stock dividend or other distribution, other than an issue of shares of Parent Common Stock (or securities exchangeable for or convertible into or carrying rights to acquire shares of Parent Common Stock) to holders of shares of Parent Common Stock who exercise an option to receive dividends in shares of Parent Common Stock (or securities exchangeable for or convertible into or carrying rights to acquire shares of Parent Common Stock) in lieu of receiving cash dividends; or

     (ii) issue or distribute rights, options or warrants to the holders of all or substantially all of the then outstanding shares of Parent Common Stock entitling them to subscribe for or to purchase shares of Parent Common Stock (or securities exchangeable for or convertible into or carrying rights to acquire shares of Parent Common Stock); or

     (iii) issue or distribute to the holders of all or substantially all of the then outstanding shares of Parent Common Stock (A) shares or securities of Parent of any class other than Parent Common Stock (other than shares convertible into or exchangeable for or carrying rights to acquire shares of Parent Common Stock), (B) rights, options or warrants other than those referred to in section 9.1(a)(ii) above,
          (C) evidences of indebtedness of Parent or (D) assets of Parent;

unless the economic equivalent on a per share basis of such rights, options, securities, shares, evidences of indebtedness or other assets is issued or distributed simultaneously to holders of the Class A Shares.

     (b) Pursuant to the Arrangement and Support Agreement, Parent will not without the prior approval of IntelCom and the prior approval of the holders of the Class A Shares given as specified in section 8.3 of these share provisions:

     (i) subdivide, redivide or change the then outstanding shares of Parent Common Stock into a greater number of shares of Parent Common Stock; or

     (ii) reduce, combine or consolidate or change the then outstanding shares of Parent Common Stock into a lesser number of shares of Parent Common Stock; or

     (iii) reclassify or otherwise change the shares of Parent Common Stock or effect an amalgamation, merger, reorganization or other transaction affecting the shares of Parent Common Stock;

unless the same or an economically equivalent change shall simultaneously be made to, or in the rights of the holders of, the Class A Shares.

          The Arrangement and Support Agreement shall not be changed without the approval of the holders of the Class A Shares given as specified in section 8.3 of these share provisions.

9.2 Pursuant to the Arrangement and Support Agreement, the holders of Class A Shares (other than Parent, its subsidiaries and Affiliates) are given certain rights to exchange their Class A Shares for shares of Parent Common Stock.


                                   ARTICLE 10

          ACTIONS BY INTELCOM UNDER ARRANGEMENT AND SUPPORT AGREEMENT

10.1 IntelCom will take all such actions and do all such things as shall be necessary or advisable to perform and comply with and to ensure performance and compliance by Parent with all provisions of the Arrangement and Support Agreement applicable to IntelCom and Parent, respectively, in accordance with the respective terms thereof including, without limitation, taking all such actions and doing all such things as shall be necessary or advisable to enforce to the fullest extent possible for the direct benefit of IntelCom and the holders of Class A Shares all rights and benefits in favor of IntelCom and such holders under or pursuant to such agreements.

10.2 IntelCom shall not propose, agree to or otherwise give effect to any amendment to, or waiver or forgiveness of its rights or obligations under, the Arrangement and Support Agreement without the approval of the holders of the Class A Shares given as specified in section 8.3 of these share provisions, other than such amendments, waivers and/or forgiveness as may be necessary or advisable for the purposes of:

     (a) adding to the covenants of the other party or parties to such agreement for the protection of IntelCom or the holders of Class A Shares thereunder or

     (b) making such provisions or modifications not inconsistent with such agreement as may be necessary or desirable with respect to matters or questions arising thereunder which, in the opinion of the Board of Directors, it may be expedient to make, provided that the Board of Directors shall be of the opinion, after consultation with counsel, that such provisions and modifications will not be prejudicial to the interests of the holders of the Class A Shares other than Parent or any of its Affiliates; or

     (c) making such changes in or corrections to such agreement which, on the advice of counsel to IntelCom, are required for the purpose of curing or correcting any ambiguity or defect or inconsistent provision or clerical omission or mistake or manifest error contained therein, provided that the Board of Directors shall be of the opinion, after consultation with counsel, that such changes or corrections will not be prejudicial to the interests of the holders of the Class A Shares other than Parent or any of its Affiliates.


                                   ARTICLE 11

                                     LEGEND

11.1 The certificates evidencing the Class A Shares shall contain or have affixed thereto a legend, in form and on terms approved by the Board of Directors, with respect to the provisions of the Arrangement and Support Agreement relating to the "Exchange Right" (as such term is defined in the Arrangement and Support Agreement) and the provisions of the Plan of Arrangement and these share provisions relating to the Automatic Redemption Date and the Redemption Call Right.

                                  ARTICLE 12

                                    NOTICES

12.1 Any notice, request or other communication to be given to IntelCom by a holder of Class A Shares shall be in writing and shall be valid and effective if given by mail (postage prepaid) or by telecopy or by delivery to the registered office of IntelCom and addressed to the attention of the President. Any such notice, request or other communication, if given by mail, telecopy or delivery, shall only be deemed to have been given and received upon actual receipt thereof by IntelCom.

12.2 Any presentation and surrender by a holder of Class A Shares to IntelCom or the Transfer Agent of certificates representing Class A Shares in connection with the liquidation, dissolution or winding up of IntelCom or the retraction or redemption of Class A Shares shall be made by registered mail (postage prepaid) or by delivery to the registered office of IntelCom or to such office of the Transfer Agent as may be specified by IntelCom, in each case addressed to the attention of the President of IntelCom. Any such presentation and surrender of certificates shall only be deemed to have been made and to be effective upon actual receipt thereof by IntelCom or the Transfer Agent, as the case may be. Any such presentation and surrender of certificates made by registered mail shall be at the sole risk of the holder mailing the same.

12.3 Any notice, request or other communication to be given to a holder of Class A Shares by or on behalf of IntelCom shall be in writing and shall be valid and effective if given by mail (postage prepaid) or by delivery to the address of the holder recorded in the securities register of IntelCom or, in the event of the address of any such holder not being so recorded, then at the last known address of such holder. Any such notice, request or other communication, if given by mail, shall be deemed to have been given and received on the third Business Day following the date of mailing and, if given by delivery, shall be deemed to have been given and received on the date of delivery. Accidental failure or omission to give any notice, request or other communication to one or more holders of Class A Shares shall not invalidate or otherwise alter or affect any action or proceeding to be taken by IntelCom pursuant thereto.

                                   APPENDIX F

                      SEE "INDEX TO FINANCIAL STATEMENTS"

                                   APPENDIX G

                 NOTICE OF APPLICATION TO COURT FOR FINAL ORDER
                                                               Court file no.  .

                            ONTARIO COURT OF JUSTICE
                               (GENERAL DIVISION)

                                COMMERCIAL LIST

      IN THE MATTER OF THE CANADA BUSINESS CORPORATIONS ACT, R.S.C. 1985,
                      CHAPTER-37, AS AMENDED, SECTION 192

                                      and

               IN THE MATTER OF A PROPOSED ARRANGEMENT INVOLVING
                  INTELCOM GROUP INC. AND ITS SHAREHOLDERS AND
                            ICG COMMUNICATIONS, INC.

                             NOTICE OF APPLICATION

  TO:  ALL HOLDERS OF COMMON SHARES OF INTELCOM GROUP INC.


    THIS APPLICATION will come on for a hearing before a judge presiding over the Commercial List on August ., 1996 at 10:00 a.m. or as soon after that time as the Application may be heard at 145 Queen Street West, Toronto, Ontario.

    IF YOU WISH TO OPPOSE THIS APPLICATION, you or an Ontario lawyer acting for you must forthwith prepare a notice of appearance in Form 38A prescribed by the Rules of Civil Procedure, serve it on the applicants' lawyers and file it, with proof of service, in this court office, and you and your lawyers must appear at the hearing.

    IF YOU WISH TO PRESENT AFFIDAVIT OR OTHER DOCUMENTARY EVIDENCE TO THE COURT OR TO EXAMINE OR CROSS-EXAMINE WITNESSES ON THE APPLICATION, you or your lawyer(s) must, in addition to serving your notice of appearance, serve a copy of the evidence on the applicants' lawyer and file it, with proof of service, in the court office where the application is to be heard as soon as possible, but not later than 2:00 p.m. on the day before the hearing.

    IF YOU FAIL TO APPEAR AT THIS HEARING, JUDGMENT MAY BE GIVEN IN YOUR ABSENCE AND WITHOUT FURTHER NOTICE TO YOU.



    If you wish to oppose this Application but are unable to pay legal fees, legal aid may be available to you by contacting a local Legal Aid Office.



  Date:  June ., 1996                 Issued by ______________________
                                              .
                                              Local registrar

                                      Address of court office:
                                      145 Queen Street West
                                      Toronto, Ontario M5H 2N9

                                  APPLICATION


  1. THE APPLICANTS INTELCOM GROUP INC. AND ICG COMMUNICATIONS, INC. SEEK:

    (a) an interim order for directions pursuant to s. 192(4) of the Canada Business Corporations Act, as amended, in the terms of the draft interim order attached hereto as Schedule "A"; and

    (b) an order approving the Plan of Arrangement ("Arrangement") involving IntelCom Group Inc. and ICG Communications, Inc.

  2. THE GROUNDS FOR THE APPLICATION ARE:

    (a) all statutory requirements under the Canada Business Corporations Act have been fulfilled;

    (b) the Arrangement is fair and reasonable and put forth in good faith;

    (c) the provisions of s. 192 of the Canada Business Corporations Act, as amended;

    (d) Rule 14.05(2) of the Rules of Procedure; and

    (e) if made, the order will constitute the basis for an exemption under the United States Securities Act of 1933, as amended, with respect to securities to be issued under the Arrangement by IntelCom Group Inc.

  3.  THE FOLLOWING DOCUMENTARY EVIDENCE WILL BE USED AT THE HEARING OF THE
  APPLICATION:


    (a) the Affidavit of John D. Field, sworn June ., 1996, the exhibits thereto, and other materials referred to therein; and

    (b) such further and other material as counsel may advise and this Honourable Court may permit.


  Date of issue: June ., 1996            STIKEMAN, ELLIOTT
                                         Barristers and Solicitors
                                         P.O. Box 85, Suite 5400
                                         Commerce Court West
                                         Toronto, Ontario M5L 1B9


                                         Sean F. Dunphy
                                         Phone: (416) 869-5662
                                         Fax: (416) 947-0866

                                         Solicitors for the Applicants
                                         IntelCom Group Inc. and ICG
                                         Communications, Inc.

                                   APPENDIX H

                            SECTION 190 OF THE CBCA


  190. (1) RIGHT TO DISSENT. Subject to sections 191 and 241, a holder of shares of any class of a corporation may dissent if the corporation is subject to an order under paragraph 192(4)(d) that affects the holder or if the corporation resolves to

    (a) amend its articles under section 173 or 174 to add, change or remove any provisions restricting or constraining the issue, transfer or ownership of shares of that class;

    (b) amend its articles under section 173 to add, change or remove any restriction on the business or businesses that the corporation may carry on;

    (c) amalgamate otherwise than under section 184;

    (d) be continued under section 188; or

    (e) sell, lease or exchange all or substantially all its property under subsection 189(3).

       (2) FURTHER RIGHT. A holder of shares of any class or series of shares entitled to vote under section 176 may dissent if the corporation resolves to amend its articles in a manner described in that section.

       (3) PAYMENT FOR SHARES. In addition to any other right he may have, but subject to subsection (26), a shareholder who complies with this section is entitled, when the action approved by the resolution from which he dissents or an order made under subsection 192(4) becomes effective, to be paid by the corporation the fair value of the shares held by him in respect of which he dissents, determined as of the close of business on the day before the resolution was adopted or the order was made.

       (4) NO PARTIAL DISSENT. A dissenting shareholder may only claim under this section with respect to all the shares of a class held by him on behalf of any one beneficial owner and registered in the name of the dissenting shareholder.

       (5) OBJECTION. A dissenting shareholder shall send to the corporation, at or before any meeting of shareholders at which a resolution referred to in subsection (1) or (2) is to be voted on, a written objection to the resolution, unless the corporation did not give notice to the shareholder of the purpose of the meeting and of his right to dissent.

       (6) NOTICE OF RESOLUTION. The corporation shall, within ten days after the shareholders adopt the resolution, send to each shareholder who has filed the objection referred to in subsection (5) notice that the resolution has been adopted, but such notice is not required to be sent to any shareholder who voted for the resolution or who has withdrawn his objection.

       (7) DEMAND FOR PAYMENT. A dissenting shareholder shall, within twenty days after he receives a notice under subsection (6) or, if he does not receive such notice, within twenty days after he learns that the resolution has been adopted, send to the corporation a written notice containing

       (a)  his name and address;

       (b) the number and class of shares in respect of which he dissents; and

       (c) a demand for payment of the fair value of such shares.

       (8) SHARE CERTIFICATE. A dissenting shareholder shall, within thirty days after sending a notice under subsection (7), send the certificates representing the shares in respect of which he dissents to the corporation or its transfer agent.

       (9) FORFEITURE. A dissenting shareholder who fails to comply with subsection (8) has no right to make a claim under this section.

       (10) ENDORSING CERTIFICATE. A corporation or its transfer agent shall endorse on any share certificate received under subsection (8) a notice that the holder is a dissenting shareholder under this section and shall forthwith return the share certificates to the dissenting shareholder.

       (11) SUSPENSION OF RIGHTS. On sending a notice under subsection (7), a dissenting shareholder ceases to have any rights as a shareholder other than the right to be paid the fair value of his shares as determined under this section except where

       (a) the dissenting shareholder withdraws his notice before the corporation makes an offer under subsection (12);

       (b) the corporation fails to make an offer in accordance with subsection
           (12) and the dissenting shareholder withdraws his notice, or

       (c) the directors revoke a resolution to amend the articles under subsection 173(2) or 174(5), terminate an amalgamation agreement under subsection 183(6) or an application for continuance under subsection 188(6), or abandon a sale, lease or exchange under subsection 189(9), in which case his rights as a shareholder are reinstated as of the date he sent the notice referred to in subsection (7).

       (12) OFFER TO PAY. A corporation shall, not later than seven days after the later of the day on which the action approved by the resolution is effective or the day the corporation received the notice referred to in subsection (7), send to each dissenting shareholder who has sent such notice

       (a) a written offer to pay for his shares in an amount considered by the directors of the corporation to be the fair value thereof, accompanied by a statement showing how the fair value was determined; or

       (b) if subsection (26) applies, a notification that it is unable lawfully to pay dissenting shareholders for their shares.

       (13) SAME TERMS. Every offer made under subsection (12) for shares of the same class or series shall be on the same terms.

       (14) PAYMENT. Subject to subsection (26), a corporation shall pay for the shares of a dissenting shareholder within ten days after an offer made under subsection (12) has been accepted, but any such offer lapses if the corporation does not receive an acceptance thereof within thirty days after the offer has been made.

       (15) CORPORATION MAY APPLY TO COURT. Where a corporation fails to make an offer under subsection (12), or if a dissenting shareholder fails to accept an offer, the corporation may, within fifty days after the action approved by the resolution is effective or within such further period as a court may allow, apply to a court to fix a fair value for the shares of any dissenting shareholder.

       (16) SHAREHOLDER APPLICATION TO COURT. If a corporation fails to apply to a court under subsection (15), a dissenting shareholder may apply to a court for the same purpose within a further period of twenty days or within such further period as a court may allow.

       (17) VENUE. An application under subsection (15) or (16) shall be made to a court having jurisdiction in the place where the corporation has its registered office or in the province where the dissenting shareholder resides if the corporation carries on business in that province.

       (18) NO SECURITY FOR COSTS. A dissenting shareholder is not required to give security for costs in an application made under subsection (15) or (16).

       (19) PARTIES.  On an application to a court under subsection (15) or
  (16),

       (a) all dissenting shareholders whose shares have not been purchased by the corporation shall be joined as parties and are bound by the decision of the court; and

       (b) the corporation shall notify each affected dissenting shareholder of the date, place and consequences of the application and of his right to appear and be heard in person or by counsel.

       (20) POWERS OF COURT. On an application to a court under subsection (15) or (16), the court may determine whether any other person is a dissenting shareholder who should be joined as a party, and the court shall then fix a fair value for the shares of all dissenting shareholders.

       (21) APPRAISERS. A court may in its discretion appoint one or more appraisers to assist the court to fix a fair value for the shares of the dissenting shareholders.

       (22) FINAL ORDER. The final order of a court shall be rendered against the corporation in favor of each dissenting shareholder and for the amount of his shares as fixed by the court.

       (23) INTEREST. A court may in its discretion allow a reasonable rate of interest on the amount payable to each dissenting shareholder from the date the action approved by the resolution is effective until the date of payment.

       (24) NOTICE THAT SUBSECTION (26) APPLIES. If subsection (26) applies, the corporation shall, within ten days after the pronouncement of an order under subsection (22), notify each dissenting shareholder that it is unable lawfully to pay dissenting shareholders for their shares.

       (25) EFFECT WHERE SUBSECTION (26) APPLIES. If subsection (26) applies, a dissenting shareholder, by written notice delivered to the corporation within thirty days after receiving a notice under subsection (24), may

       (a) withdraw his notice of dissent, in which case the corporation is deemed to consent to the withdrawal and the shareholder is reinstated to his full rights as a shareholder; or

       (b) retain a status as a claimant against the corporation, to be paid as soon as the corporation is lawfully able to do so or, in a liquidation, to be ranked subordinate to the rights of creditors of the corporation but in priority to its shareholders.

       (26) LIMITATION. A corporation shall not make a payment to a dissenting shareholder under this section if there are reasonable grounds for believing that

       (a) the corporation is or would after the payment be unable to pay its liabilities as they become due; or

       (b) the realizable value of the corporation's assets would thereby be less than the aggregate of its liabilities.

                                   APPENDIX I

                 RESOLUTION WITH RESPECT TO CHANGING THE NAME OF
             INTELCOM TO ICG COMMUNICATIONS, INC. FOR CONSIDERATION
       AT THE ANNUAL AND SPECIAL MEETING OF THE SHAREHOLDERS OF INTELCOM


    BE IT RESOLVED THAT:

          The Articles of Continuance of the Corporation be amended to change the name of the Corporation to:

              ICG COMMUNICATIONS, INC.

          THAT any one of the directors or officers of the Corporation be and is hereby authorized to execute articles of amendment and to do all acts and things and to execute such other deeds, instruments and documents, whether under the corporate seal of the Corporation or otherwise, that may be necessary or desirable to give effect to this special resolution.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


  ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

    As permitted by Section 7-3-101.5 of the Colorado Corporation Code, ICG's Articles of Incorporation provide that ICG shall indemnify any and all officers, directors, or employees against expenses incurred by them, in connection with the defense of any legal proceedings or threatened legal proceedings to which such persons are made a party because of such positions if:

    (I) He conducted himself in good faith;

   (II) He reasonably believed:

        (A) In the case of conduct in his official capacity with the corporation, that his conduct was in the corporation's best interest; or

        (B) In all other cases, that his conduct was at least not opposed to the corporation's best interests; and

  (III) In the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful.

    See Item 22 of this Registration Statement regarding the position of the Securities and Exchange Commission on indemnification for liabilities arising under the Act.

  ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a)  2.1    Form of Plan of Arrangement of IntelCom Group Inc. under Section
              192 of the Canada Business Corporations Act.


       3.1    Certificate of Incorporation of ICG Communications, Inc.*

       3.2    By-Laws of ICG Communications, Inc.*
                                              =

       4.1    Articles of Continuance of IntelCom Group Inc.*

       4.2 Note Purchase Agreement dated September 16, 1993 [Incorporated by reference to the Annual Report on Form 20-F of IntelCom Group Inc. for the fiscal year ended September 30, 1993].

       4.3 Note Purchase Agreement dated October 27, 1993 [Incorporated by reference to the Annual Report on Form 20-F of IntelCom Group Inc. for the fiscal year ended September 30, 1993].

       4.4 Form of Indenture between IntelCom Group Inc. and Bankers Trust Company for 7% Convertible Subordinated Redeemable Notes due 1998 [Incorporated by reference to Exhibit 4.3 to the Registration Statement on Form S-1 of IntelCom Group Inc., File No. 33-75636].

       4.5 Form of Indenture between IntelCom Group Inc. and Bankers Trust Company for 7% Simple Interest Convertible Subordinated Redeemable Notes due 1998 [Incorporated by reference to Exhibit 4.4 to the Registration Statement on Form S-1 of IntelCom Group Inc., File No. 33-75636].

       4.6 Warrant Agreement dated July 14, 1995 among IntelCom Group Inc., the Committed Purchasers, and IntelCom Group (U.S.A.), Inc., as Warrant Agent [Incorporated by reference to Exhibit 4.2 to the Current Report on Form 8-K of IntelCom Group Inc. dated July 18, 1995].


        5    Opinion of Reid & Priest LLP.


        8.1  Tax Opinion of Stikeman, Elliott.


        8.2  Tax Opinion of Reid & Priest LLP.

       10.1 Employment Agreement between Teleport Denver, Inc. and William J. Maxwell [Incorporated by reference to Exhibit 3.38 to the Annual Report on Form 20-F of IntelCom Group Inc. for the fiscal year ended September 30, 1993].

       10.2  Incentive Stock Option Plan #2 [Incorporated by reference to
             Exhibit 4.1 to the Registration Statement on Form S-8 of IntelCom Group Inc., File No. 33-86346].

       10.3 Form of Stock Option Agreement for Incentive Stock Option Plan #2 [Incorporated by reference to Exhibit 4.2 to the Registration Statement on Form S-8 of IntelCom Group Inc., File No. 33-86346].

       10.4  Incentive Stock Option Plan #3 [Incorporated by reference to
             Exhibit 4.3 to the Registration Statement on Form S-8 of IntelCom Group Inc., File No. 33-86346].

       10.5 Form of Stock Option Agreement for Incentive Stock Option Plan #3 [Incorporated by reference to Exhibit 4.4 to the Registration Statement on Form S-8 of IntelCom Group Inc., File No. 33-86346].

       10.6  1994 Employee Stock Option Plan [Incorporated by reference to
             Exhibit 4.5 to the Registration Statement on Form S-8 of IntelCom Group Inc., File No. 33-86346].

       10.7 Form of Stock Option Agreement for 1994 Employee Stock Option Plan [Incorporated by reference to Exhibit 4.6 to the Registration Statement on Form S-8 of IntelCom Group Inc., File No. 33-86346].

       10.8 PEDTS Acquisition Note 1991 dated April 29, 1994 by Pacific & Eastern Digital Transmission Services, Inc. ("PEDTS") to IntelCom Group (U.S.A.), Inc., in the amount of $2,928,591 [Incorporated by reference to Exhibit 10.27 to the Annual Report on Form 10-K of IntelCom Group Inc. for the fiscal year ended September 30, 1994].

       10.9 PEDTS Acquisition Note 1994-2 dated April 29, 1994 by PEDTS to [IntelCom Group (U.S.A.), Inc.], in the amount of $1,230,475 [Incorporated by reference to Exhibit 10.28 to the Annual Report on Form 10-K of IntelCom Group Inc. for the fiscal year ended September 30,1994].

       10.10 Agreement and Assignment dated July 24, 1995 by Teleport Transmission Holdings, Inc., IntelCom Group (U.S.A.), Inc., William
             W. Becker, Michael L. Glaser, William J. Laggett, Jay E. Ricks and Gary Bryson [Incorporated by reference to Exhibit 10.26 to the Annual Report on Form 10-K, as amended, of IntelCom Group Inc. for the fiscal year ended September 30, 1995].

       10.11 Employment Agreement dated as of May 30, 1995 between IntelCom Group Inc. and J. Shelby Bryan [Incorporated by reference to
             Exhibit 10.5 to the Current Report on Form 8-K of IntelCom Group Inc. as filed on August 2, 1995].

       10.12 Stock Option Agreement dated as of May 30, 1995 between IntelCom Group Inc. and J. Shelby Bryan [Incorporated by reference to
             Exhibit 10.6 to the Current Report on Form 8-K of IntelCom Group Inc. as filed on August 2, 1995].

       10.13 Indemnification Agreement dated as of May 30, 1995 between IntelCom Group Inc. and J. Shelby Bryan [Incorporated by reference to
             Exhibit 10.7 to the Current Report on Form 8-K of IntelCom Group Inc. as filed on August 2, 1995].

       10.14 Employment Agreement dated November 1, 1995 between IntelCom Group Inc. and James D. Grenfell [Incorporated by reference to Exhibit
             10.38 to the Annual Report on Form 10-K, as amended, of IntelCom Group Inc. for the fiscal year ended September 30, 1995].

       10.15 Purchase and Sale Agreement dated as of October 19, 1995 by and among ICG Wireless Services, Inc., IntelCom Group (U.S.A.), Inc., UpSouth Corporation and Vyvx, Inc. [Incorporated by reference to
             Exhibit 10.40 to the Annual Report on Form 10-K, as amended, of IntelCom Group Inc. for the fiscal year ended September 30, 1995].

       10.16 Restated and Amended 1995 Stock Option Plan [Incorporated by reference to Exhibit 4 to the Quarterly Report on Form 10-Q, as amended, of IntelCom Group Inc. for the quarter ended December 31, 1995].

       10.17 Form of Employee Incentive Stock Option Agreement [Incorporated by reference to Exhibit 4 to the Quarterly Report on Form 10-Q, as amended, of IntelCom Group Inc. for the quarter ended December 31, 1995].

       10.18 Form of Non-Qualified Director Option Agreement for the first quarter of fiscal year 1996 [Incorporated by reference to Exhibit 4 to the Quarterly Report on Form 10-Q, as amended, of IntelCom Group Inc. for the quarter ended December 31, 1995].

       10.19 Form of Non-Qualified Director Option Agreement for the second, third and fourth quarter of fiscal year 1996 [Incorporated by reference to Exhibit 4 to the Quarterly Report on Form 10-Q, as amended, of IntelCom Group Inc. for the quarter ended December 31, 1995].

       10.20 Form of Non-Qualified Director Option Agreement for fiscal year 1997 [Incorporated by reference to Exhibit 4 to the Quarterly Report on Form 10-Q, as amended, of IntelCom Group Inc. for the quarter ended December 31, 1995].


       10.21 Form of Arrangement and Support Agreement by and between ICG Communications, Inc. and IntelCom Group Inc.*

       23    Consent of KPMG Peat Marwick LLP.


    24   Power of Attorney.*


  (b) Schedule II - Valuation and Qualifying Accounts.*


  (c) Fairness Opinion of Morgan Stanley & Co. Incorporated dated April 25,
  1996.

- ---------------------------------

  * Previously filed.

  ITEM 22.  UNDERTAKINGS

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Parent of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of their respective counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes:

    (1) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request;

    (2) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective;

    (3) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

        (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    (4) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (5) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

    (6) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to
        Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on June 17, 1996.


                                ICG COMMUNICATIONS, INC.


                                By: /s/ *
                                    ------------------------------------------
                                    J. Shelby Bryan
                                    President, Chief Executive Officer and
                                    Director




    Pursuant to the requirements of the Securities Act of 1933, this Amendment to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.




Signature                                  Title                        Date
- ------------------------  ---------------------------------------  ---------------
                          President, Chief Executive Officer and
/s/  *                    Director (Principal Executive Officer)     June 17, 1996
- ------------------------
J. Shelby Bryan

                                 Executive Vice President,
/s/ John D. Field                 Secretary and Director             June 17, 1996
- ------------------------
John D. Field
                                 Executive Vice President,
                          Chief Financial Officer, Treasurer and
/s/  *                    Director (Principal Financial Officer)     June 17, 1996
- ------------------------
James D. Grenfell

                           Vice President - Corporate Controller
/s/  *                        (Principal Accounting Officer)        June 17, 1996
- ------------------------
Richard Bambach


/*/By:/s/John D. Field
- -------------------------
John D. Field
as Attorney-in-Fact

                               INDEX TO EXHIBITS
                               -----------------



    EXHIBIT                                                                          PAGE
    NUMBER                                                                          NUMBER
    ------                                                                          ------

  Item 21(a)
  ----------
  2.1       Form of Plan of Arrangement of IntelCom Group Inc. under Section 192 of the Canada Business Corporations Act.

  5         Opinion of Reid & Priest LLP.

  8.1       Tax Opinion of Stikeman, Elliott.

  8.2       Tax Opinion of Reid & Priest LLP.

 23         Consent of KPMG Peat Marwick LLP.
   Item 21(c)
  ----------
  A         Fairness Opinion of Morgan Stanley & Co.  Incorporated
            dated April 25, 1996.